    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 2001

                                                     REGISTRATION NO. 333-[    ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               ATRIUM CORPORATION
             (Exact Name of Registrant as Specified in its Charter)
                         ------------------------------

           DELAWARE                        3442                    75-2814598
 (State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
     of Incorporation or                Industrial           Identification Number)
        Organization)           Classification Code Number)

                     1341 W. MOCKINGBIRD LANE, SUITE 1200W
                              DALLAS, TEXAS 75247
                                 (214) 630-5757
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                  JEFF L. HULL
                                  ERIC W. LONG
                               ATRIUM CORPORATION
                     1341 W. MOCKINGBIRD LANE, SUITE 1200W
                              DALLAS, TEXAS 75247
                                 (214) 630-5757
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   COPIES TO:

                              JOEL M. SIMON, ESQ.
                             MARIE CENSOPLANO, ESQ.
                          JEFFREY J. PELLEGRINO, ESQ.
                     PAUL, HASTINGS, JANOFSKY & WALKER LLP
                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 318-6000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                     CALCULATION OF REGISTRATION FEE CHART

                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED          REGISTERED            PER NOTE             PRICE (1)        REGISTRATION FEE
15% Senior Pay-In-Kind Notes
  due 2010.........................      $36,500,000             100%              $36,500,000            $9,125

(1) Calculated pursuant to Rule 457(f).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION DATED JANUARY 22, 2001

PRELIMINARY PROSPECTUS

                                     [LOGO]

                               OFFER TO EXCHANGE

                            ANY AND ALL OUTSTANDING
                15% SENIOR PAY-IN-KIND NOTES DUE 2010, SERIES A
                                      FOR
                15% SENIOR PAY-IN-KIND NOTES DUE 2010, SERIES B
                                       OF

                               ATRIUM CORPORATION

                            TERMS OF EXCHANGE OFFER

    - Expires 5:00 p.m., New York City time, [            ], 2001, unless
      extended.

    - We will not receive any proceeds from the exchange offer.

    - No public market exists for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system.

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE [ ] FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this prospectus is January 22, 2001.

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for our 15% senior pay-in-kind notes due 2010 or outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading
activities. We have agreed that, starting on             , 2001 and ending on
the close of business            , 2001, we will make this prospectus available
to any broker dealer for use in connection with any such resale.

                               TABLE OF CONTENTS

                                                                      PAGE
                                                              ---------------------
Prospectus Summary..........................................                      1
Risk Factors................................................                     13
Forward-looking Statements..................................                     17
Use of Proceeds.............................................                     18
The Exchange Offer..........................................                     18
Capitalization..............................................                     29
Selected Consolidated Historical Financial Data of Atrium
  Corporation...............................................                     30
Unaudited Pro Forma Consolidated Financial Statements.......                     32
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................                     40
Business....................................................                     51
Management..................................................                     63
Certain Relationships and Related Transactions..............                     72
Beneficial Ownership........................................                     75
Description of Certain Indebtedness.........................                     77
Description of the Exchange Notes...........................                     80
Certain United States Federal Income Tax Considerations.....                    126
Plan of Distribution........................................                    133
Legal Matters...............................................                    134
Experts.....................................................                    134
Available Information.......................................                    134
Index to Financial Statements...............................                    F-1

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS EXCHANGE OFFER. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU IN MAKING A DECISION TO EXCHANGE THE OUTSTANDING NOTES. FOR A MORE COMPLETE UNDERSTANDING OF THIS EXCHANGE OFFER, WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT.

    UNLESS STATED OTHERWISE, THE DISCUSSION OF THE COMPANY IN THIS PROSPECTUS INCLUDES ATRIUM CORPORATION (FORMERLY D AND W HOLDINGS, INC.), THE SURVIVING ENTITY OF THE MERGER OF ATRIUM CORPORATION WITH AND INTO D AND
W HOLDINGS, INC., AND ITS DIRECT AND INDIRECT SUBSIDIARIES, WHEREAS THE TERM ATRIUM CORP. REFERS TO ATRIUM CORPORATION, THE NON-SURVIVING ENTITY OF THE MERGER. THE TERM "ATRIUM COMPANIES" OR "ATRIUM" REFERS TO ATRIUM COMPANIES, INC., OUR WHOLLY-OWNED SUBSIDIARY.

                               THE EXCHANGE OFFER

    On October 25, 2000, we completed a private offering of $36,500,000 aggregate principal amount of our 15% senior pay-in-kind notes due 2010, series A, or the outstanding notes. On the same day, we entered into a registration rights agreement with the purchasers of the outstanding notes agreeing, among other things, to deliver to you this prospectus and to use our best efforts to complete this exchange offer within 180 days of the issuance of the outstanding notes. You should read the discussion under the headings "--Summary Description of the Exchange Notes" and "Description of the Exchange Notes" for further information regarding the registered notes.

                                  THE COMPANY

    We were founded in 1948 and believe we are one of the largest manufacturers and distributors of residential non-wood windows and patio doors in the United States based on our pro forma net sales for the year ended December 31, 1999 and the nine months ended September 30, 2000. We offer a complete product line of aluminum and vinyl windows and patio doors to our customers, which include leading national homebuilders and home center retailers. We have grown rapidly through a combination of internal growth and complementary acquisitions. Our Ellison acquisition, described in "The Ellison Acquisition, the Mezzanine Financing and the Merger," is a continuation of our strategy to become the largest nationwide manufacturer and distributor of residential non-wood windows and patio doors. The Ellison acquisition strengthens our vinyl product offering and enhances our nationwide presence. On a pro forma basis, considering the transactions described in "Unaudited Pro Forma Consolidated Financial Statements", we would have had net sales and EBITDA of $373.4 million and $51.6 million, respectively, for the nine months ended September 30, 2000.

    Our portfolio of products includes some of the industry's most recognized brand names including ATRIUM-Registered Trademark-. Our full product line of aluminum and vinyl windows and patio doors enables us to differentiate ourselves from our competition, leverage our multi-channel distribution system and be well positioned to benefit from shifts in product preferences. Regional product preferences exist for aluminum and vinyl windows and patio doors, and a full product line is important to serve our national customer base effectively. We pride ourselves on our ability to provide to our nationwide customers the most suitable material based on varying regional product preferences.

    We have 53 manufacturing facilities and distribution centers strategically located in 24 states to service customers on a nationwide basis. We distribute through multiple channels including direct distribution to large homebuilders and independent contractors, one-step distribution through home centers and lumberyards and two-step distribution to wholesalers and dealers who subsequently resell to lumberyards, contractors and retailers. We believe that our multi-channel distribution network allows us to reach the greatest number of end customers and provide nationwide service to those customers.

COMPETITIVE STRENGTHS

    We believe that we have a competitive advantage in our markets due to our following competitive strengths:

    - OUR LEADING MARKET POSITIONS;

    - OUR STRONG BRAND NAME RECOGNITION;

    - OUR COMPLETE, HIGH-QUALITY PRODUCT OFFERING;

    - OUR MULTI-CHANNEL DISTRIBUTION NETWORK;

    - OUR ESTABLISHED AND DIVERSIFIED CUSTOMER BASE; AND

    - OUR LOW COST, VERTICALLY INTEGRATED MANUFACTURING OPERATIONS.

BUSINESS STRATEGY

    Our goal is to increase revenue growth and profitability and to strengthen our leadership position in the residential non-wood window and patio door industry through the following initiatives:

    - enhance our nationwide presence;

    - extend and cross-sell our product offerings;

    - capitalize on the ATRIUM-Registered Trademark- brand name;

    - continue to pursue operational efficiencies;

    - refine product offering to maximize profitability; and

    - make selective strategic acquisitions.

        THE ELLISON ACQUISITION, THE MEZZANINE FINANCING AND THE MERGER

    On October 25, 2000, we acquired all of the capital stock of VES, Inc., or Ellison Extrusion Systems, Inc., and substantially all of the assets of the Windows and Doors Division of The Ellison Company, Inc., or Ellision Windows and Doors, for approximately $125.0 million, excluding transaction expenses of approximately $9.6 million. The sources of funds included approximately
$38.0 million of new debt financing under our credit facility, of which $14.7 million was used to repay other borrowings under our revolving credit facility, $24.0 million from the Wing sale and the Wood sale (each described in "Other 2000 Transactions"), $36.5 million from mezzanine financing, $21.0 million from the issuance of our common stock pursuant to the subscription agreements with GE Investment Private Placement Partners II, a Limited Partnership, or GEIPPPII, which was formed by GE Investment Management Incorporated, a wholly-owned subsidiary of General Electric, Ardshiel, Inc., a private equity firm, and Atrium Co-Capital Partners LLC. In addition, as a part of our payment of a portion of the purchase price, we issued 20,983,665 shares of our common stock in the aggregrate value of approximately $27.3 million to The Ellison
Company, Inc. and certain members of management of Ellison Windows and Doors and Ellison Extrusion Systems, Inc. The mezzanine funds for the Ellison acquisition came from the sale of our 15% senior pay-in-kind notes due 2010 to three separate investors. These notes were sold in amounts of $21.5 million, $10.0 million and $5.0 million, respectively, for an aggregate purchase price of $36.5 million. In addition, we issued to these investors 16,461,153 shares of our common stock, or 8.4% on a fully diluted basis. This equity was issued pro rata to the investors in accordance with the aggregate amount of notes each investor purchased. On October 25, 2000, we merged with and into Atrium Corp., with us as the surviving corporation of the merger. Subsequent to the merger we changed our name from D and W Holdings, Inc. to Atrium Corporation. The Ellison acquisition, the mezzanine financing and the merger are referred to in this prospectus as the "Ellison transactions."

                            OTHER 2000 TRANSACTIONS

    On July 31, 2000, GEIPPPII and an affiliate of Ardshiel, Inc. transferred their discount debentures issued by Atrium Corp., with accreted values of $30,490,481 and $307,985, respectively, to us in exchange for 23,691,128 shares of our common stock. On August 15, 2000, we contributed to Atrium Corp.
$5.0 million from a sale of 3,846,153 shares of our common stock to GEIPPPII, and Atrium Corp., in turn, issued an interest-free intercompany note for the same amount to Atrium Companies. The proceeds from the loan were used by Atrium Companies to repay loans outstanding under its revolving credit facility. On October 25, 2000, in connection with the Ellison transactions, Atrium Corp. cancelled the intercompany note by contributing it to Atrium Companies as additional paid-in capital. On August 25, 2000, Wing Industries, Inc., or Wing, sold substantially all of its assets to Premdor Corporation and this sale is referred to in this prospectus as "Wing sale." On August 30, 2000, Atrium Companies sold substantially all of the assets of its Wood Patio Doors Division, or Wood, to Woodgrain Millwork, Inc. and this sale is referred to in this prospectus as "Wood sale." The exchange of the discount debentures, the issuance and contribution of the intercompany note, the Wing sale and the Wood sale are referred to in this prospectus as the "Other 2000 transactions." The Ellison transactions and Other 2000 transactions are referred to in this prospectus as the "Transactions."

                            THE ATRIUM TRANSACTIONS

    On May 17, 1999, we acquired Heat, Inc. and its subsidiaries, or Heat, for approximately $85.0 million, including approximately $0.7 million of assumed indebtedness and excluding approximately $2.9 million of fees and expenses associated with the transaction. Additionally, a post closing adjustment of $4.1 million was paid on May 17, 1999, related to working capital delivered in excess of the target defined in the Heat stock purchase agreement. We also acquired Champagne Industries, Inc., or Champagne, for approximately
$3.6 million, excluding $0.5 million to be paid upon the achievement of certain operational targets and approximately $0.3 million in fees and expenses associated with the transaction. On March 27, 1998, we purchased substantially all of the assets of Masterview Window Company, LLC. On January 27, 1999, we purchased substantially all of the assets of Delta Millwork, Inc., or Delta. The Heat and Champagne acquisitions, the transactions described in "--The 1998 Recapitalization," the Delta and Masterview acquisitions, the issuance of the Atrium Companies notes described in "--Atrium Companies Senior Subordinated Notes," and the application of the net proceeds from the issuance of the Atrium Companies notes are referred to in this prospectus as the "Atrium transactions."

                   ATRIUM COMPANIES SENIOR SUBORDINATED NOTES

    On May 17, 1999, Atrium Companies issued $175.0 million principal amount of 10 1/2% senior subordinated notes due 2009, referred to in this prospectus as "Atrium Companies notes." The net proceeds of approximately $172.4 million, were used to finance the acquisitions of Heat and Champagne, repay certain borrowings under our credit facility, retire the remaining senior subordinated notes of Atrium Companies and fund a repurchase of a portion of the discount debentures then held by GEIPPPII and an affiliate of Ardshiel.

                           THE 1998 RECAPITALIZATION

    On October 2, 1998, GEIPPPII and Ardshiel, Inc. and certain of its affiliates, acquired Atrium Corp. in a transaction valued at $225.0 million. In connection with the Atrium Corp. acquisition, GEIPPPII and an affiliate of Ardshiel recapitalized Wing and Darby and combined them with Atrium Companies. As part of the recapitalization, GEIPPPII and Ardshiel contributed to Atrium Corp. $50.0 million from the sale of common stock of Atrium Corp., Atrium Companies' parent, and approximately $52.0 million in the implied value of the Wing and Darby businesses. In addition, a portion of the proceeds from the issuance of $45.0 million of discount debentures of Atrium Corp. to GEIPPPII and an affiliate of Ardshiel were used to fund in part the acquisition of Atrium Companies. The remaining sources of funds included a $205.0 million senior secured credit facility. The transactions described in this paragraph are referred to in this prospectus as the "1998 recapitalization."

                                EXPLANATORY NOTE

    The term "Ellison" refers to Ellison Windows and Doors and Ellison Extrusion Systems, Inc. as a combined entity. The term "Wing" refers to Wing
Industries, Inc. and its direct parent, Wing Industries Holdings, Inc., as a combined entity and the term "Darby" refers to R.G. Darby Company, Inc., R.G. Darby Company, Inc.-South, Total Trim, Inc., Total Trim, Inc.-South and their direct parent, Door Holdings, Inc., as a combined entity which entities were either contributed to Atrium Companies and became our subsidiaries in connection with the 1998 recapitalization or were formed subsequent to the 1998 recapitalization.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

THE EXCHANGE OFFER.....................  We are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of
                                         outstanding notes. Outstanding notes may only be exchanged in $1,000 principal amount increments. In order to be
                                         exchanged, an outstanding note must be properly tendered
                                         and accepted. All outstanding notes that are validly
                                         tendered and not validly withdrawn will be exchanged.

RESALES................................  We believe that you may resell or otherwise transfer exchange notes issued pursuant to the exchange offer
                                         without compliance with the registration and prospectus
                                         delivery provisions of the Securities Act, however, there
                                         are exceptions to this general statement. You may not
                                         freely transfer the exchange notes if:

                                         - you are an "affiliate" of ours within the meaning of
                                         Rule 405 under the Securities Act;

                                         - you are a broker-dealer who acquired the outstanding
                                         notes directly from us without compliance with the
                                           registration and prospectus delivery provisions of the
                                           Securities Act;

                                         - you did not acquire the exchange notes in the ordinary
                                         course of your business; or

                                         - you have engaged in, intend to engage in, or have an
                                           arrangement or understanding with any person to
                                           participate in the distribution of the exchange notes.

                                         By tendering your notes you will be making representations to this effect.

                                         Any recipient of exchange notes that is subject to any of
                                         the exceptions above and each participating broker-dealer
                                         that receives exchange notes for its own account pursuant
                                         to the exchange offer in exchange for outstanding notes
                                         that were acquired as a result of market-making, must
                                         comply with the registration and prospectus delivery
                                         requirements of the Securities Act in connection with the
                                         resale of the exchange notes.

                                         You may incur liability under the Securities Act if our
                                         belief is incorrect and you transfer any exchange note
                                         issued to you in the exchange offer without delivering a
                                         prospectus meeting the requirements of the Securities Act
                                         or without an exemption from registration of your exchange notes from such requirements. We do not assume or
                                         indemnify you against any such liability.

EXPIRATION OF EXCHANGE OFFER...........  5:00 p.m., New York City time, on [      ], 2001, unless
                                         we extend the exchange offer, in which case the term
                                         "expiration date" means the latest date and time to which
                                         the exchange offer is extended.

INTEREST ON THE EXCHANGE NOTES AND THE
  OUTSTANDING NOTES....................  Each exchange note will bear interest from October 25,
                                         2000. If your outstanding notes are accepted for exchange, you will not receive accrued interest on the outstanding
                                         notes, and will be deemed to have waived the right to
                                         receive any interest on the outstanding notes from and
                                         after October 25, 2000.

CONDITIONS TO THE EXCHANGE OFFER.......  The exchange offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

PROCEDURES FOR TENDERING...............  If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of
                                         transmittal in accordance with its instructions and
                                         deliver the letter of transmittal, together with the
                                         outstanding notes and any other required documentation, to the exchange agent at the address set forth in the letter
                                         of transmittal.

                                         If you hold outstanding notes through The Depository Trust
                                         Company and wish to accept the exchange offer, you must do so pursuant to The Depository Trust Company's Automated
                                         Tender Offer Program, by which you will agree to be bound
                                         by the letter of transmittal.

SPECIAL PROCEDURES FOR BENEFICIAL
  OWNERS...............................  If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial
                                         bank, trust company or other nominee and you wish to
                                         tender in the exchange offer, you should contact the
                                         person in whose name your outstanding notes are registered promptly and instruct the person to tender on your behalf.
                                         If you wish to tender in the exchange offer on your own
                                         behalf, you must, prior to completing and executing the
                                         letter of transmittal and delivering your outstanding
                                         notes, either make appropriate arrangements to register
                                         ownership of the outstanding notes in your name or obtain
                                         a properly completed bond power from the person in whose
                                         name your outstanding notes are registered. The transfer
                                         of registered ownership may take considerable time.

GUARANTEED DELIVERY PROCEDURES.........  If you wish to tender your outstanding notes in the exchange offer and your outstanding notes are not
                                         immediately available or you cannot deliver your
                                         outstanding notes, the letter of transmittal or any other
                                         required documents or you cannot comply with the
                                         procedures for book-entry transfer prior to the expiration date, you may tender your outstanding notes according to
                                         the guaranteed delivery procedures.

WITHDRAWAL RIGHTS......................  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                                         New York City time, on the expiration date.

ACCEPTANCE OF OUTSTANDING NOTES AND
  DELIVERY OF EXCHANGE NOTES...........  We will accept for exchange any and all outstanding notes that are properly tendered in the exchange offer prior to
                                         the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after the
                                         expiration date.

CERTAIN U.S. FEDERAL INCOME TAX
  CONSEQUENCES.........................  We believe with respect to the exchange of outstanding notes for exchange notes:

                                         - the exchange will not constitute a taxable exchange for
                                         U.S. federal income tax purposes;

                                         - you will not recognize gain or loss upon receipt of the
                                         exchange notes; and

                                         - you must include interest on the exchange notes in gross income to the same extent as the outstanding notes.

REGISTRATION RIGHTS AGREEMENT..........  You have the right to exchange the outstanding notes that you now hold for exchange notes with substantially
                                         identical terms. This exchange offer is intended to
                                         satisfy that right. If you do not tender your outstanding
                                         notes in the exchange offer, you will not have any further exchange or registration rights with respect to your
                                         outstanding notes. All untendered outstanding notes will
                                         continue to be subject to restrictions on transfer under
                                         the Securities Act.

EXCHANGE AGENT.........................  State Street Bank and Trust Company is serving as our exchange agent in connection with the exchange offer.

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

    The form and terms of the exchange notes will be substantially the same as the form and terms of the outstanding notes except that:

        (1) the exchange notes have been registered under the Securities Act and will not bear legends restricting the transfer of the exchange notes; and

        (2) the holders of the exchange notes, except for limited instances, will not be entitled to further registration rights under the registration rights agreement.

    The exchange notes will evidence the same debt as the outstanding notes and
will be entitled to the benefits of the indenture, dated as of        , 2001,
between us and State Street Bank and Trust Company, as trustee.

EXCHANGE NOTES OFFERED.................  $36.5 million aggregate principal amount of 15% senior pay-in-kind notes due 2010, series B.

MATURITY DATE..........................  The exchange notes will mature on October 25, 2010.

INTEREST...............................  We will pay interest on the exchange notes at the rate of
                                         15% per year on April 25 and October 25 of each year,
                                         beginning on April 25, 2001 until October 25, 2005.
                                         Interest is payable to holders of the exchange notes in
                                         the form of additional exchange notes. The interest rate
                                         on the exchange notes is subject to increase if we do not
                                         meet certain financial tests.

RANKING................................  The exchange notes are senior unsecured obligations of
                                         Atrium Corporation which rank senior in right of payment
                                         to all subordinated indebtedness of Atrium Corporation and on parity in right of payment with all senior indebtedness of Atrium Corporation. The exchange notes are effectively
                                         junior to secured obligations of Atrium Corporation to the extent of the collateral securing those obligations,
                                         including our guarantee of borrowings under the credit
                                         facility and any borrowings under future credit
                                         facilities, if any. The exchange notes are also
                                         structurally subordinated to all indebtedness and other
                                         liabilities issued or guaranteed by our subsidiaries.
                                         Assuming that the Ellison transactions occurred on
                                         September 30, 2000, we would have had approximately,
                                         $182.1 million of senior indebtedness outstanding,
                                         exclusive of unused commitments under our revolving credit facility, and the guarantors would have had approximately
                                         $0.3 million of senior indebtedness outstanding, exclusive of their guarantee of approximately $181.8 million of our
                                         senior indebtedness.

SINKING FUND...........................  None.

OPTIONAL REDEMPTION....................  The exchange notes will be redeemable at our option, in whole or in part (in a minimum principal amount of
                                         $1,000,000), at any time, at the redemption prices,
                                         expressed as percentages of the principal amount set forth below, plus accrued and unpaid interest thereon, if any,
                                         to the date of redemption, if redeemed during the 12-month period beginning on October 25 of the years indicated:

                                                                                      REDEMPTION
                                                     YEAR                               PRICE
                                                     ----                               -----
                                                     2000...........................   108.000%
                                                     2001...........................   107.000%
                                                     2002...........................   106.000%
                                                     2003...........................   105.000%
                                                     2004...........................   104.000%
                                                     2005...........................   103.000%
                                                     2006...........................   102.000%
                                                     2007...........................   101.000%
                                                     2008 and thereafter............   100.000%

AHYDO REDEMPTION.......................  On dates which we pay interest on the exchange notes after
                                         April 25, 2006, we will redeem a principal amount of the
                                         exchange notes on a pro rata basis, at a redemption price
                                         of 100% of the principal amount of the exchange notes to
                                         be redeemed, such that the amount paid in order to redeem
                                         such exchange notes equals an AHYDO Amount determined in
                                         conjunction with the Internal Revenue Code.

CHANGE OF CONTROL......................  If we experience certain change of control events, you will have the right to require us to repurchase all or a
                                         portion of your exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid
                                         interest, if any, to the date of repurchase.

CERTAIN COVENANTS......................  The indenture governing the exchange notes will limit our ability and the ability of certain of our subsidiaries to, among other things,

                                         - incur additional indebtedness or liens,

                                         - pay dividends on, redeem or repurchase our capital
                                           stock,

                                         - make investments,

                                         - sell assets,

                                         - engage in transactions with affiliates, and

                                         - consolidate, merge or transfer all or substantially all
                                         of our assets or the assets of our subsidiaries on a
                                           consolidated basis.

                                         In addition, the purchase agreement related to the
                                         outstanding notes contains certain covenants to provide
                                         information to holders of the exchange notes.

                                         These covenants are subject to important exceptions and
                                         qualifications.

EXCHANGE OFFER; REGISTRATION RIGHTS....  To remove the transferability restrictions on the outstanding notes, we and the guarantors have agreed:

                                         - to file the registration statement of which this
                                         prospectus is a part with the Commission to exchange the
                                           outstanding notes for the exchange notes within 90 days
                                           after the original issue date of the outstanding notes;

                                         - to use our best efforts to cause the registration
                                         statement to be declared effective by the Commission
                                           within 150 days after the original issue date of the
                                           outstanding notes;

                                         - to use our best efforts to keep the exchange offer open
                                         for at least 20 business days after the date that notice
                                           of the exchange offer is mailed to the holders of
                                           outstanding notes;

                                         - to use our best efforts to commence the exchange offer
                                         and cause such exchange offer to be consummated within 180 days after the original issue date of the outstanding
                                           notes; and

                                         - to use our best efforts to file a shelf registration
                                         statement for the resale of the outstanding notes if we
                                           cannot effect an exchange offer within the time periods
                                           listed above and in certain other circumstances.

                                         The interest rate on the outstanding notes will increase
                                         if we do not comply with our obligations under the
                                         registration rights agreement.

USE OF PROCEEDS........................  We will not receive any cash proceeds from the exchange offer.

                                  RISK FACTORS

    You should carefully consider all of the information in this prospectus before deciding whether to invest in the exchange notes. In particular, you should evaluate the specific risk factors under "Risk Factors."

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

    The summary consolidated historical income statement and other data set forth below for the year ended December 31, 1995, the periods ended October 25, 1996 and December 31, 1996 and the years ended December 31, 1997 1998 and 1999, and the summary consolidated historical balance sheet data at December 31, 1995, 1996, 1997, 1998 and 1999 and October 25, 1996, were derived from our audited consolidated financial statements. The summary consolidated historical financial data as of and for the nine months ended September 30, 1999 and 2000, were derived from our unaudited consolidated financial statements, which in the opinion of management reflect all adjustments necessary for a fair presentation of results for such periods. The summary consolidated historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, related notes and other financial information included elsewhere in this prospectus.

    On October 2, 1998, pursuant to the 1998 recapitalization, the stock of Wing and Darby was contributed to Atrium Corp. As Wing was determined to be the accounting acquiror in a "reverse acquisition," our consolidated historical financial statements, prior to October 3, 1998, were replaced with the consolidated historical financial statements of Wing. As a result, the summary consolidated historical income statement and other data for 1998 include the operations of Wing from January 1 through December 31 and our operations from October 3 through December 31. Wing was acquired by its present controlling shareholders on October 25, 1996. The summary consolidated historical income statement and other data for the years ended December 31, 1995 and 1997, and the periods ended October 25, 1996 and December 31, 1996 only include the operations and accounts of Wing and its predecessor. The December 31, 1998 and 1999 and the September 30, 1999 and 2000 summary consolidated historical financial data include all accounts of the company and the accounts of Wing and Wood until their divestiture in August 2000.

                                 PREDECESSOR
                         ---------------------------                      YEAR ENDED DECEMBER 31,
                          YEAR ENDED    PERIOD ENDED   PERIOD ENDED   --------------------------------
                         DECEMBER 31,   OCTOBER 25,    DECEMBER 31,
                             1995           1996           1996         1997       1998        1999
                         ------------   ------------   ------------   --------   ---------   ---------
                                                    (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales..............    $68,481        $62,880        $13,200      $99,059    $ 211,059   $ 498,456
Gross profit...........     15,461         15,569          3,273       20,789       51,919     157,547
Selling, delivery,
  general and
  administrative
  expenses.............     13,931         13,271          2,242       16,445       45,738     116,625
Interest expense.......      1,039            509            374        2,953       10,431      32,514
Income (loss) before
  income taxes.........        491          1,789            532        1,391       (3,679)      6,805
Net income (loss)......        279          1,119            303          696       (3,656)       (136)
BALANCE SHEET DATA
  (END OF PERIOD):
Total assets...........    $18,515        $19,966        $36,404      $55,383    $ 360,381   $ 484,740
Total debt.............      8,522          8,154         20,489       32,238      225,577     345,551
OTHER DATA:
EBITDA(1)..............    $ 2,374        $ 3,014        $ 1,166      $ 5,836    $  14,761   $  55,394
Depreciation and
  amortization.........        844            716            260        1,492        4,158      14,061
CASH FLOWS PROVIDED BY
  (USED IN):
  Operating
    activities.........    $ 3,409        $   664        $ 1,112      $ 1,148    $ (10,253)  $   8,835
  Investing
    activities.........     (1,667)          (934)       (29,265)     (11,763)    (125,184)   (108,480)
  Financing
    activities.........     (1,876)            69         28,193       10,609      135,403     100,939


                               NINE MONTHS ENDED
                         -----------------------------
                         SEPTEMBER 30,   SEPTEMBER 30,
                             1999            2000
                         -------------   -------------
                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales..............    $ 366,184       $ 383,395
Gross profit...........      113,350          91,434
Selling, delivery,
  general and
  administrative
  expenses.............       84,523         102,712
Interest expense.......       22,940          28,904
Income (loss) before
  income taxes.........        4,904         (64,449)
Net income (loss)......         (239)        (48,335)
BALANCE SHEET DATA
  (END OF PERIOD):
Total assets...........    $ 486,747       $ 467,148
Total debt.............      333,111         331,368
OTHER DATA:
EBITDA(1)..............    $  40,485       $   1,579
Depreciation and
  amortization.........       10,792          11,416
CASH FLOWS PROVIDED BY
  (USED IN):
  Operating
    activities.........    $  23,366       $   6,148
  Investing
    activities.........     (110,411)        (28,492)
  Financing
    activities.........       87,045          24,441

------------------------------

(1) EBITDA represents income before interest, income taxes, extraordinary charge, depreciation and amortization, special charges and stock option compensation expense. While we do not intend for EBITDA to represent cash flow from operations as defined by GAAP and we do not suggest that you consider it as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, we include it herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." We believe EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare our historical results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, as EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry.

            UNAUDITED SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

    We present below our unaudited summary pro forma consolidated financial data. The unaudited summary pro forma consolidated financial data are derived from the audited and unaudited historical financial statements listed in the Index to Financial Statements on page F-1 and certain audited and unaudited historical financial statements of other acquired businesses. The unaudited summary pro forma consolidated statement of operations and other data for the year ended December 31, 1999, give effect to the acquisitions of Heat, Champagne and Delta, Other 2000 transactions and the Ellison transactions as if they had occurred on January 1, 1999. The unaudited summary pro forma consolidated statement of operations and other data for the nine months ended September 30, 2000, gives effect to the Other 2000 transactions and the Ellison transactions as if they occurred on January 1, 2000. The unaudited pro forma consolidated balance sheet data gives effect to the Ellison transactions as if they had occurred on September 30, 2000.

    The unaudited summary pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the noted transactions had been consummated on the dates indicated nor are they necessarily indicative of the results that may be expected or achieved in the future. See also "Risk Factors--Substantial Leverage and Debt Service," "Unaudited Pro Forma Consolidated Financial Statements," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements, related notes and other financial information included elsewhere in this prospectus.

                                                             NINE MONTHS ENDED       YEAR ENDED
                                                             SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                             ------------------   -----------------
                                                                     (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales..................................................        $373,402           $447,998
Gross profit...............................................         123,674            160,963
Selling, delivery, general and administrative expenses.....          90,074            112,194
Income from operations.....................................          30,757             46,883
Income (loss) before income taxes..........................          (3,069)             3,261

OTHER DATA:
EBITDA(1)..................................................        $ 51,563           $ 70,866
LIFO reserve expense (benefit).............................           1,881               (872)
EBITDA(2) without LIFO reserve expense (benefit)...........          53,444             69,994
Depreciation and amortization..............................          16,108             20,993
Stock option compensation expense..........................              --                128
Deferred compensation expense..............................             576                739
Cash interest expense......................................          35,105             43,859
Capital expenditures.......................................          14,175             23,453
Ratio of EBITDA without LIFO to cash interest expense......             1.5x               1.6x
Ratio of total debt to EBITDA without LIFO.................             N/A                5.2

                                                                 AS OF SEPTEMBER 30, 2000
                                                             --------------------------------
                                                                 ACTUAL          PRO FORMA
                                                             ---------------   --------------
                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital(2).........................................     $ 48,814          $ 58,445
Total assets...............................................      467,148           583,776
Total debt.................................................      331,368           375,610
Common stock subject to mandatory redemption...............           --            15,608
Stockholders' equity.......................................       71,122           118,895

------------------------

(1) EBITDA represents income before interest, income taxes, extraordinary charge, depreciation and amortization, special charges, deferred compensation and stock option compensation expense. While we do not intend for EBITDA to represent cash flow from operations as defined by GAAP and we do not suggest that you consider it as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, we include it herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." We believe EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare our results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, as EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry. LIFO reserve is presented due to the non-cash nature of the expense (benefit), since the company uses consumer price indices to determine the adjustment, as opposed to actual prices paid.

(2) Computed as current assets less current liabilities, excluding current portion of notes payable.

                                  RISK FACTORS

    AN INVESTMENT IN THE EXCHANGE NOTES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE EXCHANGE NOTES.

OUR SUBSTANTIAL LEVERAGE AND DEBT SERVICE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

    We have a significant amount of debt. On a pro forma basis, after giving effect to the Ellison transactions, at September 30, 2000, we would have had approximately $375.6 million of consolidated debt outstanding, of which approximately $182.1 million would have been senior indebtedness (exclusive of unused commitments under our credit facility), which includes approximately $0.3 million of senior indebtedness of our subsidiaries (exclusive of their guarantee of approximately $181.8 million of our senior indebtedness) and our total consolidated debt, as a percentage of capitalization, would have been approximately 73.6%.

    Our high level of indebtedness could have important consequences to you. For example, it could:

    - limit our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

    - limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments;

    - increase our vulnerability to interest fluctuations because, on a pro forma basis, after giving effect to the Ellison transactions, approximately $41.8 million of our debt would have been at variable interest rates as of September 30, 2000;

    - limit our ability to compete with others who are not as highly leveraged as we are; and

    - limit our ability to react to changing market conditions, changes in our industry and economic downturns.

    Our ability to meet our debt service obligations and to satisfy our other obligations will depend upon our future operating performance. If in the future we cannot generate sufficient cash from operations to make scheduled payments on the exchange notes or to meet our other obligations, we will need to refinance our debt, obtain additional debt or equity financing or sell assets. To the extent we need to sell significant assets to make scheduled payments on the exchange notes or meet our other obligations, such sales would have a material adverse effect on our business, operating results or financial condition.

OUR EXISTING DEBT AGREEMENTS IMPOSE SIGNIFICANT RESTRICTIONS ON US.

    The operating and financial restrictions and covenants in our existing debt agreements, including the indenture governing the exchange notes, the purchase agreement governing the outstanding notes and the exchange notes, the indenture governing Atrium Companies notes and our credit facility, and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of these restrictions or covenants could cause a default under our debt, including the exchange notes. Such a default may trigger defaults under our other debt instruments that contain cross-acceleration or cross-default provisions. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the exchange notes.

ATRIUM CORPORATION IS A HOLDING COMPANY WHICH HAS NO OPERATIONS AND DEPENDS ON ITS OPERATING SUBSIDIARIES FOR CASH. OUR SUBSIDIARIES MAY BE LIMITED IN THEIR ABILITY TO MAKE FUNDS AVAILABLE FOR THE PAYMENT OF THE OUTSTANDING NOTES, THE EXCHANGE NOTES, AND OUR OTHER OBLIGATIONS.

    As a holding company, Atrium Corporation will depend entirely on its operating subsidiaries for the cash necessary to satisfy its obligations to the holders of the outstanding notes and the exchange notes. These operating subsidiaries may not be able to make funds available to Atrium Corporation.

    Atrium Corporation does not hold any significant assets other than its direct and indirect interests in its subsidiaries which conduct all of the operations. Atrium Corporation's cash flow depends upon the cash flow of its operating subsidiaries and the payment of funds by these operating subsidiaries to Atrium Corporation. This may adversely affect Atrium Corporation's ability to meet its obligations to the holders of the outstanding notes and the exchange notes.

    Our operating subsidiaries are not obligated to make funds available for payment of these obligations in the form of loans, distributions or otherwise. In addition, our operating subsidiaries' ability to make any such loans, distributions or other payments to Atrium Corporation depends on their earnings, business and tax considerations and legal restrictions.

WE MAY NOT BE ABLE TO INTEGRATE SUCCESSFULLY THE ELLISON BUSINESS AND OTHER BUSINESSES THAT WE MAY ACQUIRE IN THE FUTURE.

    Our future performance will depend heavily on our ability to integrate the Ellison business and other businesses that we may acquire in the future. To integrate the newly acquired businesses into our business, we must integrate manufacturing facilities, extend our financial and management controls and operating, administrative and information systems in a timely manner and on satisfactory terms and conditions. We cannot assure you that we will be able to integrate the Ellison business or other businesses that we may acquire in the future or that we will be able to realize projected cost savings and synergies in connection with such acquisitions on the timetable contemplated or at all.

    Furthermore, the costs of the Ellison acquisition and of acquisitions of other businesses that we may consummate in the future could have an adverse effect on short-term operating results. Such costs could include:

    - restructuring charges associated with the acquisitions; and

    - other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs.

    The integration of the acquired Ellison business or other newly acquired companies may also lead to diversion of management attention from other ongoing business concerns. In addition, we may need to recruit additional managers to supplement the incumbent management of newly acquired companies but we may not have the ability to recruit additional managers with the skills necessary to enhance the management of the acquired companies.

WE MAY BE UNABLE TO PASS ON TO CUSTOMERS FLUCTUATIONS IN RAW MATERIAL COSTS AND SUPPLY, AND INTERRUPTIONS OF OPERATIONS AT ANY OF OUR MANUFACTURING FACILITIES OR SUPPLIERS' DELAYS MAY ADVERSELY AFFECT OUR BUSINESS.

    We purchase aluminum, vinyl, wood, glass and other raw materials from various suppliers. While all of these materials are available from numerous independent suppliers, commodity raw materials are subject to fluctuations in price. We cannot assure you that severe shortages of such materials will not occur in the future, which could increase the cost of, or delay the shipment of, our products and have a material adverse effect on our operating results. In addition, we may be unable to pass on to customers gradual increases in raw material prices. Moreover, sharp increases in raw material prices are more difficult to pass through to the customer in a short period of time and may negatively impact our short-term financial performance.

    In addition, loss of or interruptions of operations at any of our manufacturing facilities or suppliers experiencing delays or generating higher costs could have an adverse effect on our business, operating results or financial condition.

WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT.

    We compete with other national and regional manufacturers in our markets, including Reliant Building Products, Inc., Nortek Inc., Andersen Corporation, American Architectural Products Company and Pella Corporation in the window market. Certain of our principal competitors may be less highly-leveraged than we are and have greater financial resources than we do. Accordingly, such competitors may be better able to withstand changes in conditions within the industries in which we operate and may have significantly greater operating and financial flexibility than we do.

    As a result of the competitive environment in the markets in which we operate, we face and will continue to face pressure on sales prices of our products from competitors, as well as from large customers. As a result of such pricing pressures, we may in the future experience reductions in the profit margins on sales, or may be unable to pass future raw material price or labor cost increases on to our customers which would also reduce profit margins. We cannot assure you that we will not encounter increased competition in the future which could have a material adverse effect on our business, operating results or financial condition.

WE HAVE BEEN, AND MAY IN THE FUTURE BE, SUBJECT TO CLAIMS AND LIABILITIES UNDER ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS.

    Our past and present operations and assets are subject to extensive federal, state and local environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposal of wastes, including solid and hazardous wastes, or otherwise relating to health, safety and protection of the environment. We do not expect to make any expenditures with respect to ongoing compliance with or remediation under these environmental laws and regulations that would have a material adverse effect on our business, operating results or financial condition. However, the applicable requirements under the laws may change at any time.

    The nature of our past and present operations and assets expose us to the risk of claims under these environmental, health and safety laws and regulations. We cannot assure you that material costs or liabilities will not be incurred in connection with such claims. We have been subject to such claims in the course of our operations, and have made expenditures to address these known conditions in a manner consistent with applicable laws and regulations. Based on our experience to date, we do not believe that these existing claims will have any further material adverse effect on our business, operating results or financial condition. We cannot assure you, however, that the discovery of presently unknown environmental conditions, changes in environmental, health, and safety laws and regulations or other unanticipated events will not give rise to claims that may involve material expenditures or liabilities.

TRENDS IN THE HOUSING SECTOR AND IN GENERAL ECONOMIC CONDITIONS DIRECTLY IMPACT OUR FINANCIAL PERFORMANCE.

    Demand in the window and door manufacturing and distribution industry is influenced by new home construction activity. For the year ended December 31, 1999, we estimate that approximately 55% of our pro forma net sales were related to new home construction. Trends in the housing sector directly impact our financial performance. Accordingly, the strength of the U.S. economy, the age of existing home stock, job growth, interest rates, consumer confidence and the availability of consumer credit, as well as demographic factors such as migration into the United States and migration of the population within the

United States have a direct impact on our business. Cyclical declines in new housing starts may have a material adverse effect on our business, operating results or financial condition.

OUR BUSINESS IS SUBJECT TO SEASONALITY.

    Markets for our building-related products are seasonal. Historically, our window business has experienced increased sales in the second and third quarters of the year due to increased construction during those periods. We cannot assure you that these seasonal trends will not have a material adverse effect on our business, operating results or financial condition.

THE LOSS OF CERTAIN KEY OFFICERS OR EMPLOYEES COULD ADVERSELY EFFECT US.

    The success of our business is materially dependent upon the continued services of certain of our key officers and employees. The loss of such key personnel could have a material adverse effect on our business, operating results or financial condition. While we have non-competition agreements with certain key officers and employees, we cannot assure you that a court will find such agreements enforceable under applicable state law.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY POTENTIAL LABOR DISPUTES.

    Approximately 32% of our hourly employees are covered by three-year collective bargaining agreements which expire in 2001. We cannot assure you that we will not experience work stoppages or slowdowns in the future. In addition, we cannot assure you that our non-union facilities will not become subject to labor union organizing efforts or that labor costs will not materially increase.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS OR REGISTER OUR SIGNIFICANT MARKS.

    We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality and non-disclosure agreements and other contractual provisions to protect our proprietary rights, measures that provide only limited protection. We cannot assure you that our means of protecting our proprietary rights will be adequate or that competitors will not independently develop similar technologies.

    We have applied to register certain of our trademarks. We cannot assure you that we will obtain registrations of principal marks in key markets. Failure to obtain registrations could compromise our ability to protect our trademarks and brands and could increase the risk of challenge from third parties to our use of our trademarks and brands. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary intellectual property could have a material adverse effect on our business, operating results or financial condition.

WE MAY NOT HAVE SUFFICIENT FUNDS TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY OUR INDENTURES OR OTHER AMOUNTS PAYABLE UPON A CHANGE OF CONTROL.

    Upon the occurrence of a change of control, we will be required to offer to purchase all of the outstanding exchange notes and Atrium Companies notes. Furthermore, a change of control will result in an event of default under our credit facility, permitting the lenders to accelerate all unpaid amounts, in which case such indebtedness would be required to be repaid in full before repurchase of the exchange notes. We cannot assure you we will have funds available to pay the accelerated amounts and to repurchase the exchange notes and Atrium Companies notes.

GEIPPPII AND ARDSHIEL AND ITS AFFILIATES, OUR CONTROLLING STOCKHOLDERS, HAVE A SIGNIFICANT INFLUENCE OVER OUR MANAGEMENT AND POLICIES AND THEIR INTERESTS MAY DIFFER FROM THE INTERESTS OF HOLDERS OF THE EXCHANGE NOTES.

    GEIPPPII and Ardshiel and its affiliates own approximately 75.1% of our outstanding shares of common stock. As a result of this ownership and the provisions of the stockholders agreement executed by our stockholders, GEIPPPII and Ardshiel are able to direct the election of 8 of the 11 members of our board of directors and therefore direct our management and policies. The interests of GEIPPPII and Ardshiel and its affiliates may differ from the interests of holders of the exchange notes. The stockholders agreement also provides that we cannot take certain actions without obtaining the prior written consent of GEIPPPII.

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE EXCHANGE NOTES CAUSING DIFFICULTIES FOR YOU IF YOU TRY TO RESELL THE EXCHANGE NOTES.

    There is no established trading market for the exchange notes or the outstanding notes. Although the initial purchaser of the outstanding notes has informed us that it intends to make a market in the outstanding notes and the exchange notes, it has no obligation to do so and may discontinue making a market at any time without notice. Furthermore, we do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

    The liquidity of and trading market for the exchange notes depends upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes, and other factors. As a result, we cannot assure you as to the development of a liquid trading market for the exchange notes.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. We caution you that forward-looking statements are not guarantees of future performance. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:

    - our anticipated growth strategies;

    - our ability to integrate acquired businesses, including, but not limited to, the Ellison acquisitions;

    - our intention to introduce new products;

    - anticipated trends in our businesses and the economy, including trends in the markets for windows and doors, the availability of consumer credit, interest rates, employment, levels of consumer confidence, consumer preferences, new housing starts, raw material costs and pricing pressures;

    - our future capital expenditures; and

    - our ability to continue to control costs and maintain quality.

    Many of these factors are beyond our control, and our actual results could differ materially from those discussed in these statements. In light of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or the reasons why actual results may differ, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement entered into in connection with the offering of the outstanding notes. We will not receive any cash proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive outstanding notes in like principal amount. We will cancel all outstanding notes surrendered in exchange for the exchange notes. Accordingly, issuance of the exchange notes will not result in any change in our indebtedness. We used the $36.5 million of proceeds from the offering of the outstanding notes to finance the Ellison acquisition.

                               THE EXCHANGE OFFER

    The following discussion summarizes the material terms of the exchange offer, including those set forth in the letter of transmittal distributed with this prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the exchange offer, including the indenture and the registration rights agreement governing the exchange notes, which are exhibits to the exchange offer registration statement of which this prospectus is a part.

GENERAL

    In connection with the sale of the outstanding notes to the purchasers, we entered into a registration rights agreement, dated October 25, 2000, with the purchasers named therein.

    The registration rights agreement requires among other things that we:

    - file with the Securities and Exchange Commission, or the Commission, within 90 days after the original issue date of the outstanding notes a registration statement under the Securities Act in connection with the issue of the exchange notes;

    - use our best efforts to cause the registration statement relating to such registered exchange offer to become effective under the Securities Act within 150 days after the original issue date of the outstanding notes;

    - use our best efforts to have the registration statement relating to the exchange offer to remain effective until the closing of the exchange offer;

    - use our best efforts to commence the exchange offer and cause such exchange offer to be consummated within 180 days after the original issue date of the outstanding notes; and

    - upon the effectiveness of the exchange offer registration statement, commence the exchange offer and keep the exchange offer open for not less than 20 business days, or longer if required by applicable law.

    If we consummate this exchange offer within the required time periods, we will satisfy certain of our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of the outstanding notes known to us.

    In addition, we agreed under the registration rights agreement, if requested by holders of a majority of the outstanding notes, to file a shelf registration statement pursuant to Rule 415 under the Securities Act, if:

    - applicable law or the Commission's policy do not permit us to effect the exchange offer;

    - the exchange offer is not commenced within 150 days after the original issue date;

    - for any other reason the exchange offer is not consummated within 180 days after the original issuance date of the outstanding notes;

    - any holder of outstanding notes notifies us by an opinion of such holder's counsel to the effect that such holder did not receive exchange notes on the date of exchange that may be sold without restriction under federal securities laws;

    - any holder is our affiliate; or

    - the holders of any private exchange notes so request after the consummation of a private exchange.

    We have agreed to use our best efforts to cause such shelf registration statement to become effective under the Securities Act as soon as practicable but in no event later than 150 days after the filing of the shelf registration statement. In addition, we agreed to use our best efforts to keep such shelf registration statement continually effective, supplemented and amended for a period of at least two years following the effective date of the shelf registration statement, or such shorter period as will terminate when all outstanding notes covered by such shelf registration statement have been sold.

    Except as we have described, this prospectus may not be used for any resale, offer to resell or other transfer of exchange notes.

    Except as described above, after consummation of the exchange offer, holders of outstanding notes will have no registration or exchange rights under the registration rights agreement.

REGISTRATION DEFAULTS; LIQUIDATED DAMAGES

    If either of the following registration defaults occur, we have agreed to pay liquidated damages to each affected holder of outstanding notes:

    - the registration statement related to the exchange offer or shelf registration statement is not timely filed or declared effective or ceases to be effective or fails to be usable for its intended purpose without being succeeded immediately by an additional registration statement covering all outstanding notes that is filed and is declared effective, or

    - the exchange offer has not been consummated on or prior to the 180th day after the original issuance date of the outstanding notes.

    Liquidated damages will accrue and become payable on the outstanding notes as follows:

    - with respect to the first 90-day period while a registration default is continuing immediately following the occurrence of such registration default, in an amount equal to 0.50% per annum of the principal amount of the outstanding notes; and

    - the amount of liquidated damages will increase by an additional 0.25% per annum of the principal amount of the outstanding notes for each subsequent 90-day period while a registration default is continuing until all registration defaults have been cured, up to an aggregate maximum amount of 2.00% per annum of the principal amount of the outstanding notes.

    Liquidated damages shall be computed based on the actual number of days elapsed during which any such registration default exists. Following the cure of a registration default, the accrual of liquidated damages with respect to such registration default will cease.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The expiration date shall mean 5:00 p.m., New York City time, on
[            ], 2001, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended.

    To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In no event will the expiration date be extended to a date more than 30 days after effectiveness of the registration statement.

    We reserve the right, in our reasonable judgment:

        (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions described below have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

        (2) to amend the terms of the exchange offer in any manner.

    Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders of the outstanding notes may tender some or all of their outstanding notes pursuant to the exchange offer.

    The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture. The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that:

    - the exchange notes have been registered under the Securities Act and thus will not bear legends restricting their transfer; and

    - holders of the exchange notes generally will not be entitled to certain rights under the registration rights agreement or liquidated damages, which rights generally will terminate after consummation of the exchange offer.

    Holders of outstanding notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act, as amended and the rules and regulations of the Commission thereunder, including Rule 14e-1.

    We shall be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders pursuant to the exchange agent agreement for the purpose of receiving the exchange notes from us.

    If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, the certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

    Holders who tender their outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes in connection with the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Fees and Expenses."

INTEREST ON EXCHANGE NOTES

    Each exchange note will bear interest from October 25, 2000. Holders of the outstanding notes whose outstanding notes are accepted for exchange will not receive:

    - accrued interest on such outstanding notes for any period from and after the last interest payment date to which interest has been paid for on such outstanding notes prior to the original issue date of the exchange notes, or

    - if no such interest has been paid, will not receive any accrued interest on such outstanding notes, and will be deemed to have waived the right to receive any interest on such outstanding notes accrued from and after such interest payment date, or if no such interest has been paid or duly provided for, from and after October 25, 2000.

    Interest on the exchange notes will be payable semi-annually on April 25 and October 25 of each year, commencing April 25, 2001.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

    Only holders of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

    - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal,

    - have the signatures guaranteed if required by the letter of transmittal, and

    - mail or otherwise deliver such letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent so as to be received by the exchange agent at the address set forth below prior to 5:00 p.m., New York City time, on the expiration date.

    Delivery of the outstanding notes may be made by book-entry transfer of such outstanding notes into the exchange agent's account at The Depository Trust Company in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

    By executing the letter of transmittal, each holder will make to us the representation described below in the first paragraph under the heading "--Resale of Exchange Notes."

    The tender by a holder and our acceptance will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

    The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions on their behalf.

    Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

    Signatures on the letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible institution", which is defined below, unless the outstanding notes tendered:

    - are signed by the registered holder, unless such holder has completed the box entitled "Special Exchange Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

    - are tendered for the account of an eligible institution.

    In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act. Any of the entities described in the prior sentence is an eligible institution.

    If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in that letter, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such outstanding notes, with the signature guaranteed by an eligible institution.

    If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

    All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

    Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we nor the exchange agent or any other person shall incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

BOOK-ENTRY DELIVERY PROCEDURES

    Promptly after the date of this prospectus, the exchange agent will establish accounts with respect to the outstanding notes at The Depository Trust Company, which will be the book-entry transfer facility for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of the outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for the transfer. Timely book-entry delivery of outstanding notes pursuant to the exchange offer, however, requires receipt of a confirmation of a book-entry transfer prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile of the letter of transmittal, together with any required signature guarantees and any other required documents, or an agent's message, which is defined below, in connection with a book-entry transfer, must be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

TENDER OF OUTSTANDING NOTES HELD THROUGH THE DEPOSITORY TRUST COMPANY

    The exchange agent and The Depository Trust Company have confirmed that the exchange offer is eligible for The Depository Trust Company's Automated Tender Offer Program. Accordingly, participants in The Depository Trust Company's Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing The Depository Trust Company to transfer outstanding notes to the exchange agent in accordance with The Depository Trust Company's Automated Tender Offer Program procedures for transfer. The Depository Trust Company will then send an agent's message (described below) to the exchange agent.

    The term agent's message means a message transmitted by The Depository Trust Company, received by the exchange agent and forming part of the book-entry confirmation, which states that The Depository Trust Company has received an expressed acknowledgment from a participant in The Depository Trust Company's Automated Tender Offer Program that is tendering outstanding notes which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that we may enforce that agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their outstanding notes and:

        (1) whose outstanding notes are not immediately available;

        (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent; or

        (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

           (a) the tender is made through an eligible institution;

           (b) prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made and guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile of the letter of transmittal, together with the certificate(s) representing the outstanding notes or a book-entry confirmation transfer of the outstanding notes into the exchange agent's account at The Depository Trust Company and all other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

           (c) a properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation transfer of the outstanding notes into the exchange agent's account at The Depository Trust Company and all other documents required by the letter of transmittal, are received by the exchange agent within three (3) New York Stock Exchange trading days after the expiration date.

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. A notice of withdrawal must:

    - specify the name of the person having deposited the outstanding notes to be withdrawn;

    - identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of such outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

    - specify the name in which any the outstanding notes are to be registered, if different from that of the depositor.

    We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to such holder without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above at any time prior to the expiration date.

CONDITIONS

    Despite any other term of the exchange offer, we shall not be required to accept for exchange any outstanding notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such outstanding notes, if:

        (a) in the reasonable opinion of our counsel, the exchange offer or any of its parts violates any applicable law or any applicable policy of the Commission;

        (b) any action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any such action or proceeding with respect to us;

        (c) any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer as contemplated hereby; or

        (d) none of the outstanding notes have been duly tendered in accordance with the terms of the exchange offer.

EXCHANGE AGENT

    State Street Bank and Trust Company will act as exchange agent for the exchange offer with respect to the outstanding notes.

    Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal for the outstanding notes and requests for copies of the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

       By registered or certified mail or overnight courier:

           State Street Bank and Trust Company
           Corporate Trust Division
           P.O. Box 778
           Boston, MA 02102-0078
           Attn: Ralph Torres

           By facsimile (for eligible institutions only): (617) 662-1452

           Confirm by telephone: (617) 662-1548

FEES AND EXPENSES

    We will pay the expenses of soliciting outstanding notes for exchange. The principal solicitation is being made by mail by the exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

    We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

    We will pay all transfer taxes applicable to the exchange of the outstanding notes pursuant to the exchange offer. If, however, certificates representing the exchange notes or the outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the outstanding notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

ACCOUNTING TREATMENT

    The exchange notes will be recorded by us at the same carrying value as the outstanding notes, which is the aggregate principal amount or accrued value, as applicable, of the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us in connection with the exchange offer. The expenses of the outstanding notes offering and the exchange offer will be amortized over the term of the exchange notes.

RESALE OF EXCHANGE NOTES

    Based on no-action letters issued by the staff of the Commission, we believe that holders of the exchange notes issued pursuant to this exchange offer in exchange for outstanding notes may offer for resale, resell and otherwise transfer the exchange notes, other than a holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act. This is true as long as the exchange notes are acquired in the ordinary course of the holder's business and that the holder is not participating, and has no arrangement or understanding with any person to participate in a distribution within the meaning of the Securities Act of those exchange notes. Despite the above, any holder of outstanding notes may be subject to separate restrictions if it:

    - is our "affiliate" within the meaning of Rule 405 under the Securities
      Act;

    - does not acquire the exchange notes in the ordinary course of its business;

    - intends to participate in the exchange offer for the purpose of distributing exchange notes; or

    - is a broker-dealer who purchased outstanding notes directly from us.

    Holders of outstanding notes falling into any of the categories above:

    - will not be able to rely on the no-action letters of the staff of the Commission referred to above;

    - will not be permitted or entitled to tender the outstanding notes in the exchange offer; and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of the outstanding notes unless the sale or other transfer is made pursuant to an exemption from the requirements.

    Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this prospectus. Under the registration rights agreement, we are required during the period required by the Securities Act to allow broker-dealers and other persons with similar prospectus delivery requirements to use this prospectus in connection with the resale of exchange notes.

    In addition, as described below, if any broker-dealer holds outstanding notes acquired for its own account, then the broker-dealer may be deemed a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of exchange notes.

    Each holder of outstanding notes who is required to deliver a prospectus in connection with sales or market making activities, by acquiring outstanding notes, agrees that, upon receipt of a notice from us that:

        (1) the issuance by the Commission of any stop order suspending the effectiveness of the exchange offer registration statement under the Securities Act or of the suspension by any state securities commission of the qualification of the outstanding notes from offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes, or

        (2) the existence of any fact or the happening of any event that makes any statement of a material fact made in the registration statement or this prospectus, or any amendment or supplement to it or any document incorporated by reference herein untrue, or that requires the making of any additions or changes in the registration statement or this prospectus in order to make the statements in this prospectus, in light of the circumstances under which they were made, not misleading, such holder or person shall discontinue disposition of the outstanding notes pursuant to this prospectus until that holder or person has received copies of the supplemented or amended prospectus or that holder or person is advised in writing by us that use of the prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus.

    In addition, each holder or person will be deemed to have agreed that it will either:

        (1) destroy any prospectuses, other than permanent file copies, then in that holder's or person's possession which have been replaced by us with more recently dated prospectuses; or

        (2) deliver to us, at our expense, all copies, other than permanent file copies, then in that holder's or person's possession of the prospectus covering outstanding notes that was current at the time of receipt of the suspension notice regarding the happening of any event described in part (2) of the prior paragraph.

    We shall extend the time period regarding the effectiveness of the registration statement by a number of days equal to the number of days in the period from and including the date of delivery of the suspension notice regarding the happening of any event described in part (2) of the prior paragraph to the date of delivery of the supplement or amendment.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Any outstanding notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of outstanding notes. Following the consummation of the exchange offer, holders who do not tender their outstanding notes generally will not have any further registration rights under the registration rights agreement, and those outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for those outstanding notes could be adversely affected.

    The outstanding notes are currently eligible for sale pursuant to Rule 144A. Because we anticipate that most holders will elect to exchange their outstanding notes for exchange notes in the exchange offer due to the absence of restrictions on the resale of exchange notes, except for applicable restrictions on any holder of exchange notes who is our affiliate or is a broker-dealer who acquired the outstanding notes directly from us, under the Securities Act, we anticipate that the liquidity of the market for any outstanding notes remaining after the consummation of the exchange offer may be substantially limited.

    As a result of the making of this exchange offer, we will have fulfilled certain of our obligations under the registration rights agreement, and holders who do not tender their outstanding notes, with certain exceptions, will not have any rights to receive liquidated damages for failure to register. Accordingly, any holder who does not exchange its outstanding notes for exchange notes will continue to hold the untendered outstanding notes and will be entitled to all the rights and subject to all the applicable limitations under the indenture.

    The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities within the meaning of the Securities Act. Accordingly, those outstanding notes may be resold only:

    - to us or any of our subsidiaries;

    - inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;

    - inside the United States to an institutional "accredited investor", which term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, an "accredited investor" that, prior to such transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing certain representations and agreements relating to the restrictions on transfer, the form of which letter can be obtained from the trustee;

    - outside the United States in compliance with Rule 904 under the Securities Act;

    - pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available; or

    - pursuant to an effective registration statement under the Securities Act.

OTHER

    Participation in the exchange offer is voluntary and holders of outstanding notes should carefully consider whether to accept the offer to exchange their outstanding notes. Holders of outstanding notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer. We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                                 CAPITALIZATION

    The following table sets forth our consolidated capitalization as of September 30, 2000 on an actual and on a pro forma basis after giving effect to the Ellison transactions. You should refer to our unaudited pro forma consolidated financial statements and the financial statements, related notes and other financial information included elsewhere in this prospectus.

                                                                SEPTEMBER 30, 2000
                                                              ----------------------
                                                               ACTUAL     PRO FORMA
                                                              ---------   ----------
                                                              (DOLLARS IN THOUSANDS)
Current portion of long-term debt...........................  $  2,296     $  6,258
                                                              --------     --------
Long-term debt, excluding current maturities:
Revolving credit facility...................................    31,500       16,848
Term loans..................................................   124,930      158,970
Atrium Companies notes (net of unamortized debt discount of
  $2,414)...................................................   172,586      172,586
Outstanding notes (net of unamortized debt discount of
  $15,608)..................................................        --       20,892
Other.......................................................        56           56
                                                              --------     --------
Total long-term debt........................................   329,072      369,352
                                                              --------     --------
Total debt..................................................   331,368      375,610
                                                              --------     --------
Common stock subject to mandatory redemption (Class A common stock; 13,168,923 shares--Class B common stock;
  3,292,230 shares).........................................        --       15,608
                                                              --------     --------
Stockholders' equity:
Common stock, par value $.01 per share; 200,000,000 shares
  authorized; 125,629,042 shares issued and outstanding.....     1,256           --
Class A Common stock, par value $.01 per share: 245,000,000
  shares authorized; 162,766,555 shares issued and
  outstanding...............................................        --        1,627
Additional paid-in capital..................................   120,994      168,396
Accumulated deficit.........................................   (51,128)     (51,128)
                                                              --------     --------
Total stockholders' equity..................................    71,122      118,895
                                                              --------     --------
Total capitalization........................................  $402,490     $510,113
                                                              ========     ========

     SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ATRIUM CORPORATION

    The selected consolidated historical income statement and other data set forth below for the year ended December 31, 1995, the periods ended October 25, 1996 and December 31, 1996 and the years ended December 31, 1997, 1998 and 1999 and the selected consolidated historical balance sheet data at December 31, 1995, 1996, 1997, 1998 and 1999 and October 25, 1996, were derived from the audited consolidated financial statements described below. The selected consolidated historical financial data as of and for the nine months ended September 30, 1999 and 2000, were derived from our unaudited consolidated financial statements, which in the opinion of management reflect all adjustments necessary for a fair presentation of results for such periods. The selected consolidated historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, related notes and other financial information included elsewhere in this prospectus.

    On October 2, 1998, pursuant to the 1998 recapitalization, the stock of Wing and Darby were contributed to Atrium Corp. As Wing was determined to be the accounting acquiror in a "reverse acquisition," our consolidated historical financial statements, prior to October 3, 1998, were replaced with the consolidated historical financial statements of Wing. As a result, the selected consolidated historical income statement and other data for 1998 includes the operations of Wing from January 1 through December 31 and our operations from October 3 through December 31. Wing was acquired by its present controlling shareholders on October 25, 1996. The selected consolidated historical income statement and other data for the years ended December 31, 1995 and 1997, and the periods ended October 25, 1996, and December 31, 1996 only include the operations and accounts of Wing and its predecessor. The December 31, 1998 and 1999 and the September 30, 1999 and 2000 selected consolidated historical financial data include all accounts of the company and the accounts of Wing and Wood until their sale in August 2000.

    The references in the selected consolidated historical financial data to the periods ended December 31, 1996 and October 25, 1996, refer to the periods October 26, 1996 through December 31, 1996 and January 1, 1996 through
October 25, 1996, respectively.

                              PREDECESSOR
                      ---------------------------                       YEAR ENDED DECEMBER 31,
                       YEAR ENDED    PERIOD ENDED   PERIOD ENDED    --------------------------------
                      DECEMBER 31,   OCTOBER 25,    DECEMBER 31,
                          1995           1996           1996          1997       1998        1999
                      ------------   ------------   -------------   --------   ---------   ---------
                                                  (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales............   $68,481        $62,880        $ 13,200      $99,059    $ 211,059   $ 498,456
Gross profit.........    15,461         15,569           3,273       20,789       51,919     157,547
Selling, delivery,
  general and
  administrative
  expenses...........    13,931         13,271           2,242       16,445       45,738     116,625
Interest expense.....     1,039            509             374        2,953       10,431      32,514
Income (loss) before
  income taxes.......       491          1,789             532        1,391       (3,679)      6,805
Net income (loss)....       279          1,119             303          696       (3,656)       (136)
BALANCE SHEET DATA
  (END OF PERIOD):
Total assets.........   $18,515        $19,966        $ 36,404      $55,383    $ 360,381   $ 484,740
Total debt...........     8,522          8,154          20,489       32,238      225,577     345,551
OTHER DATA:
EBITDA(1)............   $ 2,374        $ 3,014        $  1,166      $ 5,836    $  14,761   $  55,394
Depreciation and
  amortization.......       844            716             260        1,492        4,158      14,061
Ratio of earnings to
  fixed
  charges(2)(3)......     1.37x          3.42x           2.23x        1.42x           --       1.19x
CASH FLOWS PROVIDED
  BY (USED IN):
  Operating
    activities.......   $ 3,409        $   664        $  1,112      $ 1,148    $ (10,253)  $   8,835
  Investing
    activities.......    (1,667)          (934)        (29,265)     (11,763)    (125,184)   (108,480)
  Financing
    activities.......    (1,876)            69          28,193       10,609      135,403     100,939


                             NINE MONTHS ENDED
                       ------------------------------
                       SEPTEMBER 30,   SEPTEMBER 30,
                           1999             2000
                       -------------   --------------
                           (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA
Net sales............    $ 366,184        $383,395
Gross profit.........      113,350          91,434
Selling, delivery,
  general and
  administrative
  expenses...........       84,523         102,712
Interest expense.....       22,940          28,904
Income (loss) before
  income taxes.......        4,904         (64,449)
Net income (loss)....         (239)        (48,335)
BALANCE SHEET DATA
  (END OF PERIOD):
Total assets.........    $ 486,747        $467,148
Total debt...........      333,111         331,368
OTHER DATA:
EBITDA(1)............    $  40,485        $  1,579
Depreciation and
  amortization.......       10,792          11,416
Ratio of earnings to
  fixed
  charges(2)(3)......          N/A              --
CASH FLOWS PROVIDED
  BY (USED IN):
  Operating
    activities.......    $  23,366        $  6,148
  Investing
    activities.......     (110,411)        (28,492)
  Financing
    activities.......       87,045          24,441

------------------------------

(1) EBITDA represents income before interest, income taxes, extraordinary charge, depreciation and amortization, special charges and stock option compensation expense. While we do not intend for EBITDA to represent cash flow from operations as defined by GAAP and we do not suggest that you consider it as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, we include it herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." We believe EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare our historical results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, as EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry.

(2) For the purpose of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, extraordinary charge and fixed charges. Fixed charges consist of (1) interest expense;
    (2) amortization of debt expense and discount relating to any indebtedness, whether expensed or capitalized; and (3) that portion of rental expense considered to represent interest cost (assumed to be one-third). For the year ended December 31, 1998, earnings were insufficient to cover fixed charges by $3,679, which includes the effects of $3,851 of non-cash stock option compensation expense.

(3) For the period ended September 30, 2000, earnings were insufficient to cover fixed charges by $64,449.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    Our unaudited pro forma consolidated financial statements are derived from the audited and unaudited historical financial statements listed in the Index to Financial Statements on page F-1 and certain unaudited financial statements of other acquired businesses.

    On October 25, 2000, we acquired the stock of Ellison Extrusion Systems, Inc. and the assets of Ellison Windows and Doors for approximately
$125.0 million. The transaction, as described in "The Ellison Acquisition, the Mezzanine Financing and the Merger," was accounted for using the purchase method of accounting. Additionally during 2000, we divested the assets of Wing and the stock of Wood, on August 25, 2000, and August 30, 2000, respectively. The sales of Wing and Wood are described in "Other 2000 Transactions." As described in "The Atrium Transactions," we completed several transactions during 1999, including the acquisitions of Heat and Champagne Industries on May 17, 1999, and the acquisition Delta Millwork on January 27, 1999. These transactions, and the financing impacts as described in the sections noted above, are reflected in the following pro forma financial statements for the note periods.

    Our unaudited pro forma consolidated balance sheet as of September 30, 2000, has been prepared to give effect to the Ellison transactions as if they occurred on September 30, 2000. The assets and liabilities acquired have been recorded at their estimated fair market values. Our unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 gives effect to the acquisitions of Heat, Champagne and Delta, the Ellison transactions and Other 2000 transactions as if they occurred on January 1, 1999. The unaudited summary pro forma consolidated statement of operations for the nine months ended September 30, 2000, gives effect to the Transactions as if they occurred on January 1, 2000.

    The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. Our unaudited pro forma consolidated financial statements and the accompanying notes should be read in conjunction with the historical financial statements listed in the Index to Financial Statements on page F-1 and other financial information contained in "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our unaudited pro forma consolidated financial statements are not indicative of either future results of operations or the results that might have occurred if the noted transactions had been consummated on the indicated dates.

                               ATRIUM CORPORATION
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000
                             (DOLLARS IN THOUSANDS)

                                                     HISTORICAL                  PRO FORMA
                                                 -------------------   -----------------------------
                                                   THE
                                                 COMPANY    ELLISON    ADJUSTMENTS      CONSOLIDATED
                                                 --------   --------   -----------      ------------
Current assets:
Cash and cash equivalents......................  $  3,391   $   396      $     --         $  3,787
Assets held for sale...........................       460        --            --              460
Accounts receivable, net.......................    57,037    11,427            --           68,464
Inventories....................................    41,934     6,470           343 (b)       48,747
Prepaid expenses and other current assets......     4,784        --            --            4,784
Deferred tax asset.............................     3,118        --            --            3,118
                                                 --------   -------      --------         --------
Total current assets...........................   110,724    18,293           343          129,360
Restricted cash................................    23,930        --       (23,930)(a)           --
Property, plant and equipment, net.............    32,816    17,233         2,905 (c)       52,954
Goodwill, net..................................   261,986     3,179        93,971 (d)      359,136
Deferred financing costs, net..................    16,338        --         4,197 (e)       20,535
Deferred tax asset.............................    14,793        --          (732)(f)       14,061
Other assets...................................     6,561     1,169            --            7,730
                                                 --------   -------      --------         --------
Total assets...................................  $467,148   $39,874      $ 76,754         $583,776
                                                 ========   =======      ========         ========
Current liabilities:
Current portion of notes payable...............  $  2,296   $   502      $   (500)(g)     $  6,258
                                                                            3,960 (n)
Accounts payable...............................    31,216     5,101            --           36,317
Accrued liabilities............................    30,694     4,863          (959)(h)       34,598
Due to parent, non-interest bearing............        --     3,904        (3,904)(i)           --
Deferred compensation..........................        --     3,137        (3,137)(i)           --
                                                 --------   -------      --------         --------
Total current liabilities......................    64,206    17,507        (4,540)          77,173
                                                 --------   -------      --------         --------
Long-term liabilities:
Notes payable..................................   329,072        --        44,240 (j)      369,352
                                                                           (3,960)(n)
Deferred tax liability.........................        --       732          (732)(f)           --
Other liabilities..............................     2,748        --            --            2,748
                                                 --------   -------      --------         --------
Total long-term liabilities....................   331,820       732        39,548          372,100
                                                 --------   -------      --------         --------
Total liabilities..............................   396,026    18,239        35,008          449,273
                                                 --------   -------      --------         --------
Common stock subject to mandatory redemption...        --        --        15,608 (o)       15,608
                                                 --------   -------      --------         --------
Stockholders' equity:
Common stock...................................     1,256       188          (188)(k)        1,627
                                                                              371 (l)
Paid-in-capital................................   120,994        --        47,402 (l)      168,396
Retained earnings (accumulated deficit)........   (51,128)   21,447       (21,447)(m)      (51,128)
                                                 --------   -------      --------         --------
Total stockholders' equity.....................    71,122    21,635        26,138          118,895
                                                 --------   -------      --------         --------
Total liabilities and stockholders' equity.....  $467,148   $39,874      $ 76,754         $583,776
                                                 ========   =======      ========         ========

                               ATRIUM CORPORATION
            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000
                             (DOLLARS IN THOUSANDS)

    (a) Represents the use of restricted cash of $23,930 to acquire Ellison. The following is a summary of the sources and uses for this transaction:

Sources:
Cash of Ellison maintained by The Ellison Company, Inc. at
  closing...................................................  $  3,000
Restricted cash.............................................    23,930
Net increase in debt........................................    44,240
Proceeds from the issuance of our common stock..............    63,381
                                                              --------
Total sources...............................................  $134,551
                                                              ========
Uses:
Purchase price of Ellison...................................  $125,466
Transaction expenses capitalized as acquisition related
  costs.....................................................     4,888
Deferred financing costs....................................     4,197
                                                              --------
Total uses..................................................  $134,551
                                                              ========

    (b) Represents the adjustment required to write up the finished goods of Ellison to net realizable value.

    (c) Represents the adjustment required to write up the property, plant and equipment of Ellison to fair market value.

    (d) Represents the excess of cost over the fair value of the net assets in the acquisition of Ellison:

Purchase price for Ellison acquisition, net of cash acquired of $3,000.................................................  $122,466
Book value of the net assets of Ellison.....................   (21,635)
Fair value adjustment to inventory and property, plant and
  equipment.................................................    (3,248)
Elimination of liabilities not assumed (see notes (g), (h)
  and (i))..................................................    (8,500)
                                                              --------
Excess of cost over fair value of the net assets acquired...    89,083
Fees and expenses related to Ellison acquisition............     4,888
                                                              --------
Net increase to goodwill....................................  $ 93,971
                                                              ========

    (e) Represents the deferred financing costs related to the financing of the Ellison transactions.

    (f) Represents the reclassification of the non-current deferred tax liability of Ellison to non-current deferred tax asset.

    (g) Represents the elimination of a note payable, as we did not assume this liability.

    (h) Represents the elimination of dividends payable included in accrued liabilities, as we did not assume this liability.

    (i) Represents the elimination of this entire liability, as we did not assume it.

    (j) Represents the increase in notes payable as follows:

Issuance of $36,500 of outstanding notes, net of discount of
  $15,608...................................................  $ 20,892
Issuance of new tranche A term loan.........................    14,000
Issuance of additional tranche B term loan..................    12,000
Issuance of additional tranche C term loan..................    12,000
Repayment of revolving credit facility......................   (14,652)
                                                              --------
Net increase in notes payable...............................  $ 44,240
                                                              ========

    (k) Represents the elimination of the historical common stock of Ellison Windows and Doors.

    (l) Represents the proceeds from the issuance of 37,137,510 shares of our class A common stock.

    (m) Represents the elimination of the historical retained earnings of Ellison.

    (n) Represents the reclassification of $3,960 from long-term to current portion of the note payable as scheduled principal payments on the term loans has increased from $2,000 to $5,960.

    (o) Represents 16,461,153 shares of common stock issued to investors of the outstanding notes. The investors have the put right with respect to the shares of our common stock they hold, providing that if an initial public offering representing certain proceeds to us does not occur after October 25, 2006, and prior to October 25, 2010, any of such investors may require us to repurchase their shares of our common stock. The put price will equal the greater of the fair market value of the common stock at the time of notice of the put is given or a multiple of adjusted cash flow as determined pursuant to the provisions of the registration rights agreement relating to the common stock issued to the investors.

                               ATRIUM CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)

                            THE            HEAT        CHAMPAGNE                        HEAT,          PRO FORMA
                          COMPANY      JAN. 1, 1999   JAN. 1, 1999       DELTA        CHAMPAGNE       PRIOR TO THE       WING
                         YEAR ENDED         TO             TO        JAN. 1, 1999     AND DELTA         WING AND      YEAR ENDED
                        DECEMBER 31,     MAY 17,        MAY 17,           TO          PRO FORMA        WOOD SALE     DECEMBER 31,
                            1999           1999           1999       JAN. 27, 1999   ADJUSTMENTS      AND ELLISON        1999
                        ------------   ------------   ------------   -------------   -----------      ------------   ------------
Net sales.............    $498,456       $24,286         $3,681          $508               --          $526,931       $151,901
Cost of goods sold....     340,909        14,789          2,883           417               --           358,998        120,827
                          --------       -------         ------          ----          -------          --------       --------
Gross profit..........     157,547         9,497            798            91                            167,933         31,074
Operating expenses:
Selling, delivery,
  general and
  administrative
  expenses............     107,780         8,761            823           118               --           117,482         28,047
  Amortization
    expense...........       8,717           275              2            --              524(a)          9,518            609
  Non cash stock
    option
    compensation
    expense...........         128         3,406             --            --           (3,406)(b)           128             --
                          --------       -------         ------          ----          -------          --------       --------
                           116,625        12,442            825           118           (2,882)          127,128         28,656
Special charges.......       1,886            --             --            --               --             1,886             --
                          --------       -------         ------          ----          -------          --------       --------
                           118,511        12,442            825           118           (2,882)          129,014         28,656
                          --------       -------         ------          ----          -------          --------       --------
Income (loss) from
  operations..........      39,036        (2,945)           (27)          (27)           2,882            38,919          2,418
Interest expense......      32,514           812             42            12            3,671(c)         37,051             --
Other income
  (expense), net......         283            39             26            --               --               348             69
                          --------       -------         ------          ----          -------          --------       --------
Income (loss) before
  income taxes........       6,805        (3,718)           (43)          (39)            (789)            2,216          2,487
Provision (benefit)
  for income taxes....       5,005        (1,171)           (17)          (16)            (106)(d)         3,695          1,150
                          --------       -------         ------          ----          -------          --------       --------
Net income (loss)
  before extraordinary
  charge..............    $  1,800       $(2,547)        $  (26)         $(23)         $  (683)         $ (1,479)      $  1,337
                          ========       =======         ======          ====          =======          ========       ========


                            WOOD        PRO FORMA       ELLISON                           THE
                         YEAR ENDED      PRIOR TO      YEAR ENDED      ELLISON          COMPANY
                        DECEMBER 31,     ELLISON      DECEMBER 31,    PRO FORMA        AFTER THE
                            1999       ACQUISITION        1999       ADJUSTMENTS      TRANSACTIONS
                        ------------   ------------   ------------   -----------      ------------
Net sales.............    $16,680        $358,350       $89,648        $    --          $447,998
Cost of goods sold....     13,255         224,916        62,119                          287,035
                          -------        --------       -------        -------          --------
Gross profit..........      3,425         133,434        27,529                          160,963
Operating expenses:
Selling, delivery,
  general and
  administrative
  expenses............      5,121          84,314        15,738         (1,801)(e)        98,251
  Amortization
    expense...........         --           8,909           207          4,699(f)         13,815
  Non cash stock
    option
    compensation
    expense...........         --             128            --             --               128
                          -------        --------       -------        -------          --------
                            5,121          93,351        15,945          2,898           112,194
Special charges.......         --           1,886            --             --             1,886
                          -------        --------       -------        -------          --------
                            5,121          95,237        15,945          2,898           114,080
                          -------        --------       -------        -------          --------
Income (loss) from
  operations..........     (1,696)         38,197        11,584         (2,898)           46,883
Interest expense......         --          37,051            18          6,316(g)         43,859
                                                                           474(h)
Other income
  (expense), net......          7             272           (35)            --               237
                          -------        --------       -------        -------          --------
Income (loss) before
  income taxes........     (1,689)          1,418        11,531         (9,688)            3,261
Provision (benefit)
  for income taxes....       (625)          3,170         1,596            (70)(i)         4,696
                          -------        --------       -------        -------          --------
Net income (loss)
  before extraordinary
  charge..............    $(1,064)       $ (1,752)      $ 9,935        $(9,618)         $ (1,435)
                          =======        ========       =======        =======          ========

                               ATRIUM CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                             (DOLLARS IN THOUSANDS)

                                                                                                             THE
                                                             THE COMPANY                                   COMPANY
                                                                LESS                      PRO FORMA       AFTER THE
                        THE COMPANY     WING       WOOD     WING AND WOOD   ELLISON      ADJUSTMENTS     TRANSACTIONS
                        -----------   --------   --------   -------------   --------     -----------     ------------
Net sales.............   $383,395     $ 83,937   $ 8,153      $291,305      $82,097        $    --         $373,402
Cost of goods sold....    291,961       89,737    10,145       192,079       57,649             --          249,728
                         --------     --------   -------      --------      -------        -------         --------
Gross profit..........     91,434       (5,800)   (1,992)       99,226       24,448             --          123,674
Operating expenses:
Selling, delivery,
  general and
  administrative
  expenses............     96,025       25,692     2,975        67,358       14,114         (1,648)(e)       79,824
  Amortization
    expense...........      6,687          286        --         6,401          325          3,524(f)        10,250
                         --------     --------   -------      --------      -------        -------         --------
                          102,712       25,978     2,975        73,759       14,439          1,876           90,074

Special charges.......     25,708       24,473     1,235            --        2,843*                          2,843
                         --------     --------   -------      --------      -------        -------         --------
                          128,420       50,451     4,210        73,759       17,282          1,876           92,917
Income (loss) from
  operations..........    (36,986)     (56,251)   (6,202)       25,467        7,166         (1,876)          30,757
Interest expense......     28,904           --        --        28,904           --          5,846(g)        35,105
                                                                                               355(h)
Other income
  (expense), net......      1,441          171         1         1,269           10             --            1,279
                         --------     --------   -------      --------      -------        -------         --------
Income (loss) before
  income taxes........    (64,449)     (56,080)   (6,201)       (2,168)       7,176         (8,077)          (3,069)
Provision (benefit)
  for income taxes....    (16,114)     (14,977)   (2,301)        1,164        1,589         (1,358)(i)        1,395
                         --------     --------   -------      --------      -------        -------         --------
Net income (loss).....   $(48,335)    $(41,103)  $(3,900)     $ (3,332)     $ 5,587        $(6,719)        $ (4,464)
                         ========     ========   =======      ========      =======        =======         ========

------------------------

* Amount represents a write-off of an intangible asset and a bad debt pertaining to a supply agreement with a significant customer. These assets were excluded from the Ellison transactions. See footnote 13 to the combined financial statements of Ellison Windows and Doors and Ellison Extrusion Systems, Inc. for further discussion.

                               ATRIUM CORPORATION
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                             (DOLLARS IN THOUSANDS)

    (a) Represents the increase in amortization expense (net of eliminated historical goodwill at Heat) on goodwill associated with the acquisitions of Delta, Heat and Champagne.

    (b) Represents the elimination of Heat's stock option compensation expense solely attributable to the change in control provision resulting from the acquisition.

    (c) Represents the adjustments to interest expense had the company's capital structure been in place as of January 1, 1999.

Interest expense resulting from the borrowing of $175,000 at
  10.5% on the outstanding notes............................  $ 6,891
Deferred financing costs on new senior subordinated notes...      304
Atrium Companies' term loan B of $15,000 at 8.085%..........     (455)
Payoff of existing senior subordinated notes of $29,070 at
  10.5%.....................................................   (1,145)
Paydown on revolving credit facility of $5,000 at 8.438%....     (158)
Paydown on discount debentures of $20,000 at 12.0%..........     (900)
Elimination of historical interest expense of Delta, Heat
  and Champagne.............................................     (866)
                                                              -------
Net increase in interest expense as a result of the
  Transactions and the Atrium transactions..................  $ 3,671
                                                              =======

    (d) Represents the income tax effect of the pro forma adjustments above, assuming a statutory income tax rate of 40%, adjusting for the portion of the new goodwill which is not deductible for tax purposes.

    (e) Represents elimination of corporate service charge at Ellison as a result of the acquisition.

    (f) Represents increase in amortization expense on goodwill associated with the acquisition of Ellison. Goodwill is being amortized over 20 years.

    (g) Represents the adjustments to interest expense had the company's capital structure been in place as of January 1, 1999.

                                                                      NINE MONTHS
                                                       YEAR ENDED        ENDED
                                                      DECEMBER 31,   SEPTEMBER 30,
                                                          1999           2000
                                                      ------------   -------------
Interest expense resulting from the borrowing of
  $14,000 at 9.73% on Atrium Companies' term loan
  A.................................................     $ 1,362        $ 1,022
Interest expense resulting from the borrowing of
  $12,000 at 9.98% on Atrium Companies' term loan
  B.................................................       1,198            898
Interest expense resulting from the borrowing of
  $12,000 at 10.23% on Atrium Companies' term loan
  C.................................................       1,228            921
Paydown on revolving credit facility of $14,652 at
  9.73%.............................................      (1,426)        (1,069)
                                                         -------        -------
                                                           2,362          1,772
Elimination of interest on $80,562 discount notes
  held by GEIPPPII and Ardshiel.....................      (3,090)        (1,958)
Interest expense on $36,500 outstanding notes.......       7,044          6,032
                                                         -------        -------
Net increase in interest expense as a result of
  Ellison acquisition...............................     $ 6,316        $ 5,846
                                                         =======        =======

    (h) Represents increase in amortization of deferred finance costs associated with the Ellison acquisition.

    (i) Represents the income tax effect of the pro forma adjustments reflected above assuming a statutory income tax rate of 40%, adjusting for the portion of the new goodwill which is not deductible for tax purposes and the adjustment necessary to provide for income taxes on the portion of taxable income generated by Ellison Windows and Doors, prior to the Ellison acquisition, as it was a division of The Ellison Company Inc., a subchapter S corporation, and thus, did not provide for income taxes in the financial statements presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

    The following discussion and analysis should be read in conjunction with our consolidated financial statements which appear elsewhere in this prospectus.

OVERVIEW

GENERAL

    Our results are generally impacted by the level of activity in the residential new construction and repair and remodeling market segments throughout the United States. This activity is influenced by regional and national economic trends, such as availability of consumer credit, interest rates, job formation, age of housing stock, inter/intra U.S. migration and consumer confidence.

BACKGROUND

    We were formed through a series of transactions and acquisitions. The following summary should be considered in conjunction with reading the information presented below:

    September 1, 1996--We purchased certain assets of Keller Aluminum Products of Texas, a division of Keller Building Products, which was owned by Keller Industries, Inc. The assets were recorded at cost.

    September 30, 1996--We acquired Atrium Door and Window Company of the Northeast, formerly known as Bishop Manufacturing Company, Incorporated, a manufacturer of vinyl replacement windows and doors for the residential market in the northeast region of the United States. We contributed the capital stock of Atrium Door and Window Company of the Northeast to Atrium. The transaction was recorded under the purchase method of accounting.

    October 25, 1996--Wing Industries Holdings, Inc. acquired 100% of the outstanding common stock of Wing Industries, Inc. and Wing Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Wing Industries Holdings, was merged with and into Wing Industries, Inc. with Wing Industries, Inc. being the surviving corporation. Wing Industries Holdings did not have any significant activity prior to the acquisition of Wing. Wing Industries, Inc. was founded in 1924 and incorporated in 1941. The acquisition was accounted for under the purchase method of accounting.

    November 27, 1996--We were effectively recapitalized in a transaction in which affiliates of Hicks Muse Tate & Furst Incorporated purchased approximately 82% of Atrium Corp.'s newly issued common stock and redeemed the equity interests of selling security holders of us. The redemption payments were funded through the issuance of the existing senior subordinated notes and the other outstanding debt of Atrium was refinanced. The transaction was accounted for as a recapitalization.

    July 1, 1997--We purchased the assets of the Western Window Division of Gentek Building Products, Inc. Gentek, located in Anaheim, California, engaged in the manufacture and sale of vinyl replacement windows to independent remodelers and contractors. The acquisition was accounted for under the purchase method of accounting.

    November 10, 1997--Wing Industries Holdings purchased certain assets of the Door Division of Super Millwork, Inc. in a transaction accounted for under the purchase method of accounting. The Door Division of Super Millwork, located in Melville, New York, is engaged in the distribution, manufacture and sale of doors and other millwork.

    January 8, 1998--Door Holdings, Inc. acquired all of the outstanding common stock of R.G. Darby Company, Inc. in a transaction accounted for under the purchase method of accounting.

    March 27, 1998--We purchased substantially all of the assets of Masterview, a privately held window and door company located in Phoenix, Arizona in a transaction accounted for under the purchase method of accounting.

    October 2, 1998--GEIPPPII, which was formed by GE Investment Management Incorporated, a wholly-owned subsidiary of General Electric Company, and Ardshiel, a private equity firm, and certain of its affiliates, acquired Atrium Corp. in a transaction valued at $225,000. In connection with the Atrium Corp. acquisition, GEIPPPII and an affiliate of Ardshiel recapitalized Wing and Darby and combined them with Atrium Companies.

    Prior to October 2, 1998, our historical financial statements as filed with the Securities and Exchange Commission included the operations of Wing and Darby. On October 2, 1998, pursuant to the 1998 recapitalization, the stock of Wing and Darby were contributed to Atrium Companies.

    As Wing was determined to be the accounting acquiror in a "reverse acquisition," the historical financial statements of Atrium Companies, prior to October 3, 1998, were replaced with the historical financial statements of Wing. As a result, the statement of operations for 1998 includes the operations of Wing from January 1 through December 31 and the operations of Atrium and Darby from October 3 through December 31. The statements of operations for the years ended December 31, 1994, 1995 and 1997 and the periods ended October 25, 1996 and December 31, 1996 only include the operations and accounts of Wing and its predecessor. Wing was acquired by its present controlling shareholders on October 25, 1996.

    January 27, 1999--We acquired certain assets of Delta, a privately held door manufacturing and installation business located in Orlando, Florida. The acquisition was accounted for under the purchase method of accounting.

    May 17, 1999--We acquired Heat for approximately $85,000, including $700 of assumed indebtedness and excluding approximately $2,900 of fees and expenses associated with the transaction. Additionally, a post closing adjustment of $4,100 was paid on May 17, 1999 related to working capital delivered in excess of the target defined in the Heat stock purchase agreement. Champagne was acquired for approximately $3,600, excluding $500 to be paid upon the achievement of certain operational results and approximately $300 of fees and expenses associated with the transaction. The acquisitions were accounted for under the purchase method of accounting.

    August 25, 2000--We divested the assets of Wing, its wood interior and exterior door manufacturing unit for approximately $20,570.

    August 30, 2000--We divested Wood, its wood patio door manufacturing unit for approximately $3,785.

    October 25, 2000--We acquired the stock of Ellison Extrusion Systems, Inc. and substantially all the operating assets of The Ellison Company, Inc.'s Window and Door Division. The transaction was valued at approximately $125,000 and was accounted for under the purchase method of accounting.

INFLATION AND RAW MATERIALS

    During the past several years, the rate of general inflation has been relatively low and has not had a significant impact on our results of operations. We purchase raw materials, including aluminum, glass and vinyl, that are subject to fluctuations in price that may not reflect the rate of general inflation. These materials fluctuate in price based on supply and demand. Historically, there have been periods of significant and rapid aluminum and vinyl price changes, both upward and downward, with a concurrent short-term impact on our operating margins. We historically mitigated the effects of these fluctuations over the long term by passing through price increases to our customers and through other means. For example, we enter into forward commitments for aluminum billet to hedge against price changes. See the footnotes to our consolidated financial statements for the year ended December 31, 1999. The primary raw materials used in the production of our windows and doors are readily available and are procured from numerous suppliers. See "Risk Factors--Fluctuations in Raw Materials Costs and Supply; Reliance on Manufacturing Facilities and Suppliers."

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated, information derived from our consolidated statements of operations expressed as a percentage of net sales.

                                                 NINE MONTHS ENDED
                                           -----------------------------       YEAR ENDED DECEMBER 31
                                           SEPTEMBER 30,   SEPTEMBER 30,   ------------------------------
                                               2000            1999          1999       1998       1997
                                           -------------   -------------   --------   --------   --------
Net sales................................      100.0%          100.0%        100.0%     100.0%     100.0%
Cost of goods sold.......................       76.2            69.0          68.4       75.4       79.0
                                              ------          ------        ------     ------     ------
Gross profit.............................       23.8            31.0          31.6       24.6       21.0
Selling, delivery, general and
  administrative expenses................       25.0            21.4          21.6       18.8       15.8
Amortization expense.....................        1.7             1.7           1.7        1.0        0.8
Stock option compensation expense........         --              --            --        1.8         --
                                              ------          ------        ------     ------     ------
                                                26.7            23.1          23.3       21.6       16.6
Special charges..........................        6.7             0.5           0.4         --         --
                                              ------          ------        ------     ------     ------
Income from operations...................       (9.6)            7.4           7.8        3.0        4.4
Interest expense.........................        7.5             6.3           6.5        4.9        3.0
Other income, net........................        0.4             0.2           0.1        0.3         --
                                              ------          ------        ------     ------     ------
Income (loss) before income taxes and
  extraordinary charge...................      (16.7)            1.3           1.5       (1.6)       1.4
Provision (benefit) for income taxes.....       (4.2)            0.9           1.0       (0.3)       0.7
                                              ------          ------        ------     ------     ------
Income (loss) before extraordinary
  charge.................................      (12.5)            0.4           0.5       (1.3)       0.7
Extraordinary charge, net of income tax
  benefit................................         --            (0.5)         (0.4)      (0.3)        --
                                              ------          ------        ------     ------     ------
Net income (loss)........................      (12.5)%          (0.1)%         0.1%      (1.6)%      0.7%
                                              ======          ======        ======     ======     ======

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1999

    NET SALES. Net sales increased by $17,211 from $366,184 during the first nine months of 1999 to $383,395 during the first nine months of 2000. The increase for the first nine months of 2000 was primarily due to a combined increase in net sales of $34,953 from the acquisitions of Heat and Champagne, which were acquired during the second quarter of 1999. The aluminum window operations increased $16,910, or an 11.6% growth rate, for the first nine months of 2000 and the vinyl window operations increased $9,031, or a 9.1% growth rate, for the first nine months of 2000. These year-to-date increases were partially offset by declines at Wing, Wood and Darby of $27,751 (or 24.9%), $6,913 (or 46.5%) and $2,032 (or 8.8%), respectively, during the first nine months of 2000.

    COST OF GOODS SOLD. Cost of goods sold increased during the first nine months of 1999 to 76.2% of net sales during the first nine months of 2000. The increase as a percentage of net sales was due largely to the Wing and Wood operations. Wing experienced increases in material costs, up from 58.8% of net sales during the first nine months of 1999 to 80.7% of net sales during the first nine months of 2000, primarily the result of a $5,338 write-down of inventory that was recorded during the second and third quarters of 2000 relating to its divestiture and $12,609 of price concessions made to move remaining inventories.

Material cost at Wood increased from 52.7% of net sales during the first nine months of 1999 to 89.7% of net sales during the first nine months of 2000. The increase at Wood was primarily due to material costs relating to the $1,868 write-down of inventory which was recorded during the second and third quarters of 2000 relating to its divestiture and $1,277 of price concessions made to move remaining inventories. The aluminum divisions had costs of goods sold of 73.0% of net sales for the nine-month period ended 2000 compared to 71.2% of net sales for the first nine month period ended 1999. The increase at the aluminum divisions were the result of higher insurance and lease costs at new facilities. These increases were partially offset by the vinyl window divisions which had favorable costs of goods sold of 65.2% of net sales for the first nine month period ended 2000 compared to 66.9% of net sales for the first nine month period ended 1999. The LIFO reserve expense during the first nine months of 2000 was $1,189 and the LIFO reserve benefit was $770 through the first nine months of 1999. Overall, changes in the cost of goods sold as a percentage of net sales for one period as compared to another period may reflect a number of factors, including changes in the relative mix of products sold and, the effects of changes in sales prices, material costs and changes in productivity levels.

    SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, delivery, general and administrative expenses increased $17,826 from $78,199 (21.4% of net sales during the first nine months of 1999) to $96,025 (25.0% of net sales during the first nine months of 2000). Wing's selling, delivery, general and administrative expenses were up from 21.4% of net sales during the first nine months of 1999 to 32.9% of net sales during the first nine months of 2000, due to increased labor, freight expense and shut down expenses surrounding the divestiture during the third quarter. The remaining increase is also largely due to the inclusion of selling, delivery, general and administrative expenses at Heat and Champagne for the full year, which have higher selling expenses as a percentage of net sales. The combined Heat and Champagne selling, delivery, general and administrative expenses were $23,293 (29.7% of net sales) during the first nine months of 2000, an increase of $11,951 over the first nine months of 1999 (26.3% of net sales). If the acquisitions had been included for the entire first nine months of 1999, selling, delivery, general and administrative expenses would have been 22.3% in 1999. Excluding the acquisitions during 1999, the aluminum windows operations improved from 17.4% of net sales during the first nine months of 1999 to 16.9% of net sales during the first nine months of 2000 and the selling, delivery, general and administrative expenses of the vinyl window operations improved from 24.0% of net sales during the first nine months of 1999 to 23.4% of net sales during the first nine months of 2000. Additionally, delivery and selling expenses increased due to increased fuel costs and the increase in sales.

    AMORTIZATION EXPENSE. Amortization expense increased $363 from $6,324 during the first nine months of 1999 to $6,687 during the first nine months of 2000. The year to date increase was largely due to the amortization of goodwill recorded in connection with the acquisitions of Heat and Champagne in 1999.

    SPECIAL CHARGES. During the second and third quarters of 2000, we recorded a one-time charge of $25,708, of which $24,473 related to the write-off of certain intangible assets and the write-down of certain assets related to the sale of Wing and $1,235 related to the writedown of certain assets and charges for idle facilities at Wood. During the first quarter of 1999, we recorded a one-time charge of $1,762 for severance benefits incurred in connection with the separation agreement entered into by us and the former President and Chief Executive Officer.

    INTEREST EXPENSE. Interest expense increased $5,964 from $22,940 during the first nine months of 1999 to $28,904 during the first nine months of 2000. The increase in interest expense was due primarily to the $175,000 Atrium Companies notes issued on May 17, 1999. The Atrium Companies notes were issued in connection with the acquisitions of Heat and Champagne and are due May 1, 2009. In addition, the increase in interest expense includes the amortization of deferred financing costs and accretion of the discount recorded in connection with the issuance of Atrium Companies notes. The interest expense was partially offset from gains of $245 for the nine months ended September 30, 2000 from interest rate collars.

    INCOME TAXES. Our effective tax rate was 25.0% during the first nine months of 2000 due largely to non-deductible goodwill amortization expense of approximately $4,316, and the write-off of non-deductible goodwill of $13,060 in the nine month period, related to the sale of Wing. Excluding the effects of non-deductible expenses, our effective tax rate would have been approximately 34.2% during the first nine months of 2000.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    NET SALES. Net sales increased by $287,397 from $211,059 in 1998 to $498,456 in 1999, or approximately 136.2%. Net sales in 1999, increased principally as a result of the 1998 recapitalization and the acquisitions of Delta, Heat and Champagne, as well as higher sales volume. The 1998 recapitalization contributed an increase of $204,296 from the Company's and Darby due to increased sales volumes and inclusion for the entire year of 1999, as opposed to the inclusion since the 1998 recapitalization on October 2, 1998. Our sales volume grew approximately $13,622, or 5.8%. This increase included approximately $18,374 from its aluminum and vinyl window operations, or an 8.7% growth rate, offset by a decline of $4,752, or 22.7% from its wood patio door operations due to our efforts to eliminate less-profitable sales territories. Darby grew $1,782, or 8.4% in 1999. Additionally, the acquisitions of Delta, Heat and Champagne increased net sales by $77,628 during 1999. These acquisitions grew $13,021 or 14.1% in 1999. Net sales at Wing increased 3.7% over prior year due to increased sales to the large home center retail chains. Excluding the loss of sales of $4,680 from the bankruptcy of a significant customer (Hechinger), sales would have increased $10,118, or 7.4%.

    COST OF GOODS SOLD. Cost of goods sold decreased from 75.4% of net sales during 1998 to 68.4% of net sales during 1999. The decrease was largely due to the addition of Atrium Companies' and Darby, which operate at higher margins than Wing, since they were included in operations from October 2, 1998. Additionally, the Atrium transactions improved the percentage as these divisions had a combined cost of goods sold as a percent of net sales of 60.7% and 60.8% in 1999 and 1998, respectively. If Atrium Companies, Darby and the 1999 acquisitions were included for the entire years of 1999 and 1998, cost of goods sold would have been 68.1% and 68.7%, respectively. This improvement was primarily the result of favorable aluminum prices from forward commitments partially offset by slightly higher vinyl and wood prices. In the year 2000, the rising cost of vinyl resin and aluminum prices are expected to adversely impact cost of sales percentages. This situation should be mitigated as price increases are implemented over the next several quarters. Had year-end inventory values been stated on a FIFO basis, year-end inventory would have been approximately $37 lower in 1999, $112 lower in 1998 and $97 higher in 1997. Overall, changes in the cost of products sold as a percentage of net sales for one period as compared to another period may reflect a number of factors, including changes in the relative mix of products sold and, the effects of changes in sales prices, material costs and productivity levels.

    SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, delivery, general and administrative expenses increased $68,026 from $39,754 (18.8% of net sales during 1998) to $107,780 (21.6% of net sales during 1999). The increase was primarily due to the inclusion of the Company, Darby, Darby-South, Heat and Champagne for a full year during 1999, and an increase in sales volume. If Atrium Companies, Darby and the 1999 acquisitions were included for the entire years of 1999 and 1998, selling, delivery, general and administrative expenses would have been 22.3% of net sales during 1999 and 21.3% of net sales during 1998, with the increase being primarily contributed to Wing.

    Selling expenses increased from 4.4% of net sales during 1998 to 6.2% of net sales during 1999. The increase was primarily due to a 0.8% increase at Wing and the acquisitions of Heat and Champagne, which have higher selling expenses. The increase was partially offset by a 0.3% decrease in our selling expenses as a percent of net sales due to various cost saving measures which were implemented during 1999. If Atrium Companies, Darby and the Atrium acquisitions were included for the entire years of 1999 and 1998, selling expenses would have been 7.0% and 6.7% of net sales, respectively. The increase over prior year is primarily attributable to increases in salaries of the new merchandising managers at Wing and cooperative advertising allowances at Atrium Wood which are fixed at the beginning of the year and do not vary with sales levels. Due to the elimination of certain sales territories, sales volume declined and a corresponding increase as a percent of sales occurred.

    General and administrative expenses increased from 5.6% of net sales during 1998 to 7.9% of net sales during 1999. The increase was primarily due to a 2.4% increase at Wing and the Atrium transactions, which have higher general and administrative expenses than the Company. The increase was partially offset by a 0.6% decrease in general and administrative expenses as a percent of net sales at the Company due to sales volume increases without any incremental fixed costs. If the Company, Darby and the 1999 acquisitions were included for the entire years of 1999 and 1998, general and administrative expenses would have been 8.1% and 7.4% of net sales, respectively. This increase was primarily attributable to a $750 charge to bad debt expense at Wing related to the bankruptcy of a significant customer (Hechinger).

    Delivery expenses decreased from 8.8% of net sales during 1998 to 7.5% of net sales during 1999. The decrease was primarily due to a 0.8% decrease at the Company and the acquisitions Delta, Heat and Champagne, which have significantly lower delivery expenses than the Company and Wing. If the Company, Darby and the 1999 acquisitions were included for the entire years of 1999 and 1998, delivery expenses would have increased slightly to 7.3% of net sales during 1999, primarily due to increases in fuel cost, and 7.2% of net sales during 1998.

    AMORTIZATION EXPENSE. Amortization expense increased $6,584 from $2,133 during 1998 to $8,717 during 1999. The increase was primarily due to the continued amortization of the goodwill recorded in connection with the 1998 recapitalization and amortization of the new goodwill related to the acquisitions of Delta, Heat and Champagne, which was $1,151 during 1999.

    NON CASH STOCK OPTION COMPENSATION EXPENSE. Non cash stock option compensation expense decreased $3,723 from $3,851 in 1998 to $128 in 1999. In 1998, compensation expense was recorded for the options issued in connection with the 1998 recapitalization. In 1999, we recorded expense related to our variable options, under which expense is recorded as the value of the options appreciate.

    SPECIAL CHARGE. We recorded a one-time charge of $1,886 for severance benefits and related expenses incurred in connection with the separation agreement entered into by us and the former President and Chief Executive Officer.

    INTEREST EXPENSE. Interest expense increased $22,083 from $10,431 during 1998 to $32,514 during 1999. The increase in interest expense was due primarily to an increase in the average outstanding debt related to the discount debentures, the $175 million 10 1/2% senior subordinated notes due 2009 of Atrium Companies issued during the year. Additionally, interest expense included the amortization of the deferred financing costs recorded in connection with Atrium Companies notes.

    EXTRAORDINARY CHARGE. Extraordinary charge increased from $639 during 1998 to $1,936 during 1999. Extraordinary charge in 1999 consisted of the write-off of deferred financing costs of $896 and the payment of a tender premium of $2,182 in connection with the issuance of Atrium Companies notes, the paydown of Term Loan B under our credit facility and the retirement of the 10 1/2% senior subordinated notes due 2006 of Atrium Companies. This amount is net of income tax benefit of $1,142.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    NET SALES. Net sales increased by $112,000 from $99,059 in 1997 to $211,059 in 1998. The increase was due primarily to a combined increase in net sales of $87,909 from the addition of Atrium Companies and Darby in connection with the 1998 recapitalization in October 1998 and the acquisition of Super Millwork in November 1997. Additionally, net sales at Wing increased 24.3% due to an increase in sales to the large home center retail chains.

    COST OF GOODS SOLD. Cost of goods sold decreased from 79.0% of net sales during 1997 to 75.4% of net sales during 1998. The decrease was due largely to the addition of Atrium Companies and Darby in the fourth quarter of 1998, as these divisions operate at higher margins than Wing. Excluding the effects of the change in the LIFO reserve, cost of goods sold would have been 75.5% of net sales in 1998 and 78.9% in 1997.

    SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, delivery, general and administrative expenses increased $24,083 from $15,671 (15.8% of net sales during 1997) to $39,754 (18.8% of net sales during 1998). The increase was primarily due to the inclusion of selling, delivery, general and administrative expenses of Super Millwork for twelve months and Atrium Companies and Darby for three months. Additionally, selling and delivery expenses increased due to the increase in net sales. The increase in selling, delivery, general and administrative expenses as a percentage of net sales is due largely to the addition of Atrium Companies and Darby, as these expenses represent a greater percentage of net sales at the Company and Darby than Wing.

    AMORTIZATION EXPENSE. Amortization expense increased $1,359 from $774 during 1997 to $2,133 during 1998. The increase was largely due to the amortization of goodwill recorded in connection with the 1998 recapitalization.

    NON CASH STOCK OPTION COMPENSATION EXPENSE. Stock option compensation expense increased $3,851 from $0 during 1997 to $3,851 during 1998. Stock option compensation expense consisted of $2,813 representing the difference between the fair market value of common stock of the Company and the exercise price associated with a warrant granted to an executive of the Company in connection with the 1998 recapitalization, charges associated with previously issued stock options at exercise prices below the fair value of the underlying common stock and charges associated with certain variable options.

    INTEREST EXPENSE. Interest expense increased $7,478 from $2,953 during 1997 to $10,431 during 1998. The increase in interest expense was due primarily to an increase in average outstanding debt related to the loans issued and senior subordinated notes due 2006 of Atrium Companies assumed in connection with the 1998 recapitalization. In addition, interest expense included the amortization of deferred financing costs recorded in connection with the 1998 recapitalization.

    EXTRAORDINARY CHARGE. Extraordinary charge increased $639 from $0 during 1997 to $639 during 1998. Extraordinary charge represents the write-off of certain deferred financing costs incurred in the placement of Wing's debt, which was repaid in connection with the 1998 recapitalization. This amount is net of income tax benefit of $392.

LIQUIDITY AND CAPITAL RESOURCES

    Cash generated from operations and availability under the revolving facility are our principal sources of liquidity. During 1999, cash was primarily used in connection with the Atrium transactions and for capital expenditures. Net cash provided by operating activities was $8,835 during 1999 compared to cash used in operations of $10,253 during 1998. The increase in cash provided by operations was primarily attributable to an increase in net income and a decrease in inventories. Cash used for investing activities decreased from $125,184 in 1998 to $108,480 in 1999. This decrease was primarily the result of a decrease in acquisition activity. Cash flows from financing activities decreased from cash provided of $135,403 during 1998 to $100,939 during 1999. The decrease was due primarily to a decrease in financing requirements resulting from reduced acquisition levels.

    During the first three quarters of 2000, cash was primarily used for increases in working capital, capital expenditures and scheduled principal payments. Net cash provided by operating activities was $6,148 during first three quarters of 2000 compared to $23,366 during the first three quarters of 1999. The decrease in cash provided by operating activities is largely due to a decrease in income before depreciation and amortization. Net cash used in investing activities during the first three quarters of 2000 was $28,492 compared to $110,411 during the first three quarters of 1999. The decrease in cash used in investing activities was due primarily to the decrease in acquisition activity. Cash provided by financing activities during the first three quarters of 2000 was $24,411 compared to $87,045 during the first three quarters of 1999, primarily due to increased borrowings under the revolving credit facility.

OTHER CAPITAL RESOURCES

    The Revolving Credit Facility, which was increased to $40,000 in June of 1999, has a maturity date of September 30, 2004. At September 30, 2000, the Company had $4,190 of availability under the Revolving Credit Facility, net of borrowings of $31,500 and outstanding letters of credit totaling $4,310, relating to workers' compensation benefits and utility deposits. On October 24, 2000, at the close of the Ellison acquisition, the Company amended and restated its Credit Agreement. As part of the amendment, the Revolving Credit Facility was increased to $47,000. In connection with the divestitures of Wing and Atrium Wood and the acquisition of Ellison, the Company paid down $14,652 of its Revolving Credit Facility.

CAPITAL EXPENDITURES

    We had cash capital expenditures, exclusive of the acquisitions of Heat, Champagne and Delta, of $16,996 during 1999, compared to $2,221 and $1,355 during 1998 and 1997, respectively. The increase is largely due to the addition of expenditures at Heat, Champagne and Delta. We expect capital expenditures, exclusive of acquisitions, in 2001 to be approximately $15,000, however, actual capital requirements may change, particularly as a result of acquisitions we may make. Capital expenditures exclude costs related to the implementation of our new management information system, which include internally capitalized costs.

    We had cash capital expenditures of $10,924 during the three quarters of 2000 compared to $11,368 during the first three quarters of 1999. The decrease is largely due to a reduction in acquisition activity. Actual capital expenditures during the first quarter of 1999 exclude $158 in capitalized costs related to the implementation of our new management information system.

    Our ability to meet our debt service and working capital obligations and capital expenditure requirements is dependent, however, upon our and our subsidiaries' future performance which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond our control. As of September 30, 2000, we had $12,190 available for borrowings under the revolving facility, net of borrowings of $3,500 and outstanding and undrawn letters of credit totaling $4,310.

AFTER THE ELLISON TRANSACTIONS

    Historically, we have utilized internally generated funds and borrowings under credit facilities to meet ongoing working capital and capital expenditure requirements. In connection with the Ellison transactions, we incurred new indebtedness aggregating $59,850. The net proceeds of such indebtedness were used to finance the acquisitions of Ellison, repay certain of our borrowings under our credit facility (including accrued interest through date of payment) and pay transaction fees and expenses.

    As a result of the Ellison transactions, we have significantly increased cash requirements for debt service. We will rely on internally generated funds and, to the extent necessary, on borrowings under our revolving credit facility to meet our liquidity needs.

    Management believes that based on the current level of operations and anticipated internal growth, cash flow from operations, together with availability under our revolving credit facility, will be adequate to make required payments of principal and interest on our indebtedness and to fund anticipated capital expenditures and working capital requirements. However, actual capital requirements may change. We may in the future seek additional financing through the issuance of debt or equity. We cannot assure you that additional financing, if needed, will be available to us on favorable terms, if at all. Our ability to meet our debt service obligations and reduce our total debt will be dependent on our future performance, which in turn, will be subject to general economic conditions and to financial, business, and other factors, including factors beyond our control. A portion of our debt bears interest at floating rates; therefore, our financial condition is and will continue to be affected by changes in prevailing interest rates. See "Risk Factors--Substantial Leverage and Debt Service."

MARKET RISK

    We are exposed to market risks related to changes in interest rates and commodity pricing. We use derivative financial instruments on a limited basis to hedge economic exposures. We do not enter into derivative financial instruments or other financial instruments for speculative trading purposes.

INTEREST RATE RISK

    We are exposed to market risk from changes in interest rates primarily through its investing and borrowing activities. In addition, our ability to finance future acquisition transactions may be impacted if we are unable to obtain appropriate financing at acceptable interest rates. We manage our borrowing exposure to changes in interest rates by utilizing a combination of fixed and variable rate debt instruments. In addition, as of December 31, 1999, we hedged its exposure on a portion of its variable rate debt by entering into interest rate swap agreements to lock in a fixed rate. At December 31, 1999, approximately 56% of the carrying values of our long-term debt were either at fixed interest rates or covered by interest rate swap agreements that fixed the interest rates.

    The following table presents principal cash flows of variable rate debt by maturity date and the related average interest rate. The table also presents the notional amount of the swaps and their expected future interest rates. The notional amount is used to calculate the contractual payments to be exchanged. The interest rates are weighted between the various loans based on debt outstanding and are estimated based on implied forward rates using a yield curve at December 31, 1999.

                              EXPECTED MATURITIES
                             (DOLLARS IN THOUSANDS)

                                   2000       2001       2002       2003       2004     THEREAFTER    TOTAL     FAIR VALUE
                                 --------   --------   --------   --------   --------   ----------   --------   ----------
LIABILITIES
Variable-rate debt.............  $17,270     $2,000     $2,000     $2,000     $2,000     $118,430    $143,700    $143,700
Average interest rate..........   10.45%     10.74%     10.76%     10.85%     10.95%       11.14%          --          --
INTEREST RATE DERIVATIVES
Notional amount................  $   563     $   --     $   --     $   --     $   --     $     --    $    563    $    563
Average pay rate...............    6.50%         --         --         --         --           --          --          --
Average receive rate...........    7.06%         --         --         --         --           --          --          --
Notional amount................  $    --     $   --     $   --     $2,498     $   --     $     --    $  2,498    $  2,524
Average pay rate...............    6.25%      6.25%      6.25%      6.25%         --           --          --          --
Average receive rate...........    7.06%      7.35%      7.38%      7.47%         --           --          --          --

    On November 1, 2000, Atrium Companies entered into a $100,000 interest rate swap agreement to limit the effect of changes in interest rates on long-term borrowings. Under the agreement, Atrium Companies pays interest at a fixed rate of 6.66% on the notional amount and receives interest therein at the three-month LIBOR on a quarterly basis.

    On December 8, 2000, Atrium Companies entered into a $40,000 interest rate swap agreement to limit the effect of changes in interest rates on long-term borrowings. Under the agreement, Atrium

Companies pays interest at a fixed rate of 6.15% on the notional amount and receives interest therein at the three-month LIBOR on a quarterly basis.

    At December 31, 1998, long-term debt included variable-rate debt of $149,548, which approximated its fair value, with an average interest rate of 10.6%. The Company also had two interest rate swaps outstanding as follows:

                                                            SWAP #1    SWAP #2
                                                            --------   --------
Notional amount...........................................   $ 563      $2,498
Fair value................................................     563       2,524
Average pay rate..........................................   6.50%       6.25%
Average receive rate......................................   7.06%       7.31%

COMMODITY PRICING RISK

    We are subject to significant market risk with respect to the pricing of its principal raw materials, which include, among others, plastics, resins, glass, wood and aluminum. If prices of these raw materials were to increase dramatically, we may not be able to pass such increases onto its customers and, as a result, gross margins could decline significantly. We manage our exposure to commodity pricing risk through purchasing aluminum forward commitments. The following is information related to aluminum forward commitments at December 31, 1999:


FORWARD COMMITMENTS, EXPECTED TO MATURE DURING 2000
Contract volumes:
  Fixed prices...........................................  12,800,000 pounds
  Floating prices........................................  62,013,000 pounds
Contract amount..........................................  $          10,321
Fair value...............................................  $          11,281

YEAR 2000

    We did not experience significant disruptions in our operations as a result of the Year 2000 issue.

FINANCIAL ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" amended by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FAS No. 133--Amendment of FAS No. 133" (combined
"SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of operations, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

    SFAS 133 is effective for fiscal years beginning after June 15, 2000 and earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 2000. SFAS 133 cannot be applied retroactively. SFAS 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at our election, before January 1, 1998).

    We are in the process of quantifying the impact of adopting SFAS 133 on its financial statements and have not determined the timing of or method of adoption of SFAS 133.

    In December 1999, the Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") which provides guidance on revenue recognition issues. In June 2000, the Commission issued Staff Accounting Bulletin No. 101B, "Second Amendment: Revenue Recognition in Financial Statements" which delayed the implementation of SAB 101 until the fourth fiscal quarter of fiscal years beginning after December 15, 1999. We do not believe the implementation of SAB 101 will have a material effect on our financial position or results of operations.

                                    BUSINESS

THE COMPANY

    We were founded in 1948 and believe we are one of the largest manufacturers and distributors of residential non-wood windows and patio doors in the United States based on our pro forma net sales for the year ended December 31, 1999 and the nine months ended September 30, 2000. We offer a complete product line of aluminum and vinyl windows and patio doors to our customers, which include leading national homebuilders and home center retailers such as Del Webb, Centex, The Home Depot and Lowe's. We have grown rapidly through a combination of internal growth and complementary acquisitions. On a pro forma basis, considering the transactions described in "Unaudited Pro Forma Consolidated Financial Statements," we would have had net sales and EBITDA of $373.4 million and $51.6 million, respectively, for the nine months ended September 30, 2000.

    The Ellison acquisition is a continuation of our strategy to become the largest nationwide manufacturer and distributor of residential aluminum and vinyl windows and patio doors. Ellison Windows and Doors is a leading regional manufacturer of vinyl doors and windows and Ellison Extrusion Systems, Inc. is a leading regional extruder of vinyl, with a strong presence in North Carolina. The Ellison acquisition strengthens our vinyl products offering and enhances our nationwide presence.

    We have a balanced business mix, as measured by management's estimates of the percentage of pro forma net sales derived from the market segments we serve and the material types we use in our products:

                                                                 PRO FORMA NET SALES
                                                   ------------------------------------------------
                                                        NINE MONTHS
                                                    ENDED SEPTEMBER 30,           YEAR ENDED
                                                           2000               DECEMBER 31, 1999
                                                   ---------------------   ------------------------
                                                                    (IN THOUSANDS)
MARKET SEGMENT
Repair and remodeling............................   $170,180       46%      $201,402          45%
New construction.................................    203,222       54        246,596          55
                                                    --------      ---       --------        ----
                                                    $373,402      100%      $447,998         100%
                                                    ========      ===       ========        ====

MATERIAL TYPE
Vinyl............................................    194,190       52%      $228,281          51
Aluminum.........................................    159,773       43        191,981          43%
Wood related products and services...............     19,439        5         27,736           6
                                                    --------      ---       --------        ----
                                                    $373,402      100%      $447,998         100%
                                                    ========      ===       ========        ====

    Our balance between the repair and remodeling and new construction market segments is particularly important as we estimate that sales to the repair and remodeling market segment represented approximately 69% of window and patio door industry unit sales in 1999.

    Our portfolio of products includes some of the industry's most recognized brand names, including ATRIUM-Registered Trademark-. Our full product line of aluminum and vinyl windows and patio doors enables us to differentiate ourselves from our competition, leverage our multi-channel distribution system and be well positioned to benefit from shifts in product preferences. Regional product preferences exist for aluminum and vinyl windows and patio doors, and a full product line is important to serve our national customer base effectively. We pride ourselves on our ability to provide to our nationwide customers the most suitable material based on varying regional product preferences.

    We have 53 manufacturing facilities and distribution centers strategically located in 24 states to service customers on a nationwide basis. We distribute through multiple channels including direct distribution to large homebuilders and independent contractors, one-step distribution through home centers and lumberyards and two-step distribution to wholesalers and dealers who subsequently resell to lumberyards, contractors and retailers. We believe that our multi-channel distribution network allows us to reach the greatest number of end customers and provide nationwide service to those customers.

    Our company is vertically integrated with operations that include:

    - The extrusion of aluminum and vinyl, which is utilized internally in our fabrication operations, or sold to third parties;

    - The manufacture and assembly of window and patio door units and the pre-hanging of doors, and the sale of such units to wholesalers, lumberyards, dealers, home centers and homebuilders;

    - A turn-key installation program for builders in which we supply and install many of our products, including windows and patio doors; and

    - The sale of finished products to homebuilders, remodelers and contractors through company-owned distribution centers located across the United States.

    Our organic pro forma growth has exceeded growth rates for the window and patio door industry by more than twice the market rate over the last three years in large part as a result of our strategic positioning in such high growth markets as the southern and western United States and our significant presence in the fast-growing home center category. We have completed nine acquisitions since 1996 and we believe that we are well-positioned to be a leader in the consolidation of the residential window and patio door industry because of our size, rapid organic growth and our ability to integrate acquisitions successfully.

WING AND WOOD DIVESTITURE

    In May 2000, The Home Depot, one of the largest home center retailers and our significant customer, announced its plan to shift its interior door business to two integrated full-lime door manufacturers by forming an alliance with these manufacturers. As a result, the Home Depot significantly reduced its purchases of wood doors from us and several other manufacturers.

    In August 2000, consistent with our strategy to continually refine our product offering to maximize profitability and in connection with the alliance of The Home Depot, we made a strategic decision to exit the wood interior door and wood patio door manufacturing business by selling Wing and Wood. The decision was also predicated on our desire to focus our efforts on manufacturing vinyl and aluminum window and patio door products, which are our fastest growing and highest margin operating segments. We believe that the wood door business is an inherently low margin commodity type business with exposure to high materials cost volatility. We have developed a profitable core competency in both extrusion and fabrication of vinyl and aluminum products and we believe that these markets will provide us with higher levels of growth than the wood door market.

COMPETITIVE STRENGTHS

    We believe that we have a competitive advantage in our markets due to our following competitive strengths:

    - LEADING MARKET POSITIONS. We are one of the largest suppliers of non-wood windows and patio doors in the United States with a domestic market share of approximately 5.7%. We believe that we have a leading market position in the following key products based on management estimates:

                                                                    1999 ATRIUM
                                                                     PRO FORMA        NATIONAL
        PRODUCT                                                      NET SALES      MARKET SHARE
        -------                                                    --------------   ------------
                                                                   (IN THOUSANDS)
        Non-wood windows.........................................     $362,007          5.6%
        Patio doors..............................................       63,852          6.7%

    - STRONG BRAND NAME RECOGNITION. Our brands are well recognized in the building trade and are a distinguishing factor in customer selection. The ATRIUM-Registered Trademark- brand of windows and patio doors has been in existence for over 20 years and is recognized for its quality and value. In addition, we believe ATRIUM-Registered Trademark- is among the most-recognized brand names in the aluminum and vinyl window market segments. We believe there are significant opportunities to leverage our existing brands by targeting cross-selling opportunities and by re-branding certain products.

    - COMPLETE, HIGH-QUALITY PRODUCT OFFERING. We are one of the few suppliers with a complete line of non-wood residential windows and patio doors in the United States. The ability to source windows and patio doors from a single supplier is a cost-saving opportunity for national homebuilders and home centers. This distribution flexibility and nationwide presence distinguishes us as a "one-stop" solution for customers' window and patio door needs.

    - MULTI-CHANNEL DISTRIBUTION NETWORK. We have a multi-channel distribution network that includes direct, one-step and two-step distribution as well as 34 company-owned distribution centers. Our distribution strategy maximizes our market penetration and reduces reliance upon any one distribution channel for the sale of our products. Furthermore, as a manufacturer and distributor of windows and doors for more than four decades, Atrium has developed long-standing relationships with key distributors in its markets. In each instance, we seek to secure a leading distributor in each of our markets. If we cannot secure a top-tier distributor in a desired geographic market, we will consider the acquisition or start up of our own distribution center in that market.

    - ESTABLISHED AND DIVERSIFIED CUSTOMER BASE. We have developed strong relationships with our current customer base, which includes over 5,000 active accounts. We have strong relationships with some of the leading companies in home and multi-family building, including J.P.I., D.R. Horton, Del Webb and Centex, and home center retailing, including The Home Depot and Lowe's. Our customers are geographically diversified and our sales are balanced between the repair and remodeling (approximately 45%) and new construction (approximately 55%) market segments, which provides increased stability to our business.

    - LOW COST, VERTICALLY INTEGRATED MANUFACTURER. We believe that we are one of the industry's lowest cost providers based on our strong operating margins relative to our competitors. Our vertically integrated structure enables us to control all facets of the production and sale of windows and patio doors, eliminating incremental outsourcing costs. For our window and patio door products, our integrated operations, including extrusion, fabrication and distribution enable us to reduce inventory, improve production scheduling and optimize quality control.

BUSINESS STRATEGY

    Our goal is to increase revenue growth and profitability and to strengthen our leadership position in the residential window and patio door industry through the following initiatives:

    - ENHANCE NATIONWIDE PRESENCE. We will continue to focus our core efforts on maintaining and developing our nationwide market share, including enhancing our strong presence in our existing high growth markets such as the southern and western United States. Our recent acquisitions have helped to further our geographic coverage and, we believe, combined with the implementation of cross-selling initiatives, will continue to facilitate our growth. We will also seek to enhance our nationwide capabilities by selectively starting or acquiring operations that complement our geographic coverage and product offerings.

    - EXTEND AND CROSS-SELL PRODUCT OFFERINGS. We plan to take advantage of cross-selling opportunities by marketing patio doors to our traditional window customers and windows to our traditional patio door customers and adding additional styles and designs to address specific regional product preferences. In addition, we believe that there continue to be significant opportunities to cross-sell products, such as our expanded vinyl offerings, through our existing aluminum distribution channels. We also maintain training and incentive programs to ensure that our divisional sales forces market our complete product line of windows and patio doors.

    - CAPITALIZE ON ATRIUM-REGISTERED TRADEMARK- BRAND NAME. We will seek to continue to leverage the strength of our nationally recognized ATRIUM-Registered Trademark- brand name that has been in existence for over 20 years. We believe that leveraging the ATRIUM-Registered Trademark-name across our products and on a nationwide scale will enhance our brand name recognition. For example, we see a significant opportunity in transferring the ATRIUM-Registered Trademark- brand to recently acquired product lines. Further, we will continue trade advertising initiatives to maintain Atrium's high brand awareness in the industry.

    - CONTINUE TO PURSUE OPERATIONAL EFFICIENCIES. Our team of highly experienced managers seeks to achieve improvements by closely scrutinizing our operations and applying best practices and continuous improvement programs across all of our divisions. We have been successful in improving the efficiency and productivity of our operations by automating manufacturing processes, improving logistics, implementing a company-wide information system, successfully integrating acquisitions and leveraging working capital requirements. We continue to analyze additional opportunities to improve operational efficiencies, including consolidating and expanding our aluminum extrusion operations, increasing capacity utilization at all our manufacturing facilities and leveraging our size to realize purchasing savings.

    - REFINE PRODUCT OFFERING TO MAXIMIZE PROFITABILITY. We plan to continually evaluate our product offering in terms of both customer needs and overall profitability. The result will be an offering that is diverse enough to satisfy varied regional product preferences while at the same time providing maximum profitability to us. For example, we made a decision during 2000 to divest Wing, our wood door manufacturing unit, and Wood, our wood patio door manufacturing unit. The divestitures resulted in an exit from the low margin commodity based business of wood doors, reduced our exposure to the sometimes volatile wood materials market and should lead to an overall increase in profitability for the company.

    - MAKE SELECTIVE STRATEGIC ACQUISITIONS. We have successfully consummated and integrated nine acquisitions since 1996, in each case lowering operating costs. We intend to take advantage of the fragmented market for window and patio door manufacturers by acquiring companies that present identifiable cost savings opportunities and add to our existing product lines, market share and geographic coverage. As we continue our acquisition program, we believe we can leverage our proven expertise in integrating acquisitions and maximizing cost savings and productivity enhancements. Additionally, we believe our size and national presence will be attractive to companies looking to combine with an industry leader.

INDUSTRY OVERVIEW

    In 1999, new construction spending in the United States totaled over $592 billion. Of the total new construction spending amount, residential and commercial spending totaled approximately $348 billion and $214 billion, respectively. Within the residential construction market, new construction spending and remodeling and replacement spending totaled approximately
$249 billion and approximately $99 billion, respectively. In 1999, new housing starts in the United States totalled approximately 1.7 million of which approximately 1.3 million were single-family homes and approximately
0.4 million were multi-family homes. Historical residential repair and remodeling expenditures have demonstrated consistent growth dynamics increasing from approximately $15 billion to approximately $143 billion during the period from 1970 to 1999 and averaging a compound annual growth rate of 7.8%.

                                    [GRAPH]

    We believe that, in 1999, United States residential window and patio door expenditures were approximately $7.5 billion, of which we estimate new construction and remodel and replacement expenditures represented approximately $2.2 billion and $5.3 billion, respectively. The individual market segments for windows and patio doors are as follows:

    1999 NATIONAL NON-WOOD WINDOW MARKET              1999 NATIONAL PATIO DOOR MARKET
           $6.5 BILLION MARKET(1)                         $1.0 BILLION MARKET(1)

                   [GRAPH]                                        [GRAPH]

------------------------

(1) Based on management estimates.

    WINDOWS.  The domestic window market has grown to approximately
57.7 million in unit sales in 1999, and has outpaced the growth in the domestic building materials industry generally. The residential window industry can be divided into two end-use segments: new construction, an estimated 17.9 million windows sold in 1999, and repair and remodeling, approximately 39.8 million windows sold in 1999. We believe that the repair and remodeling segment will continue to experience strong growth due to the strength of sales of existing homes and the increase in the average age of homes from 23 years to 28 years in the last decade.

    PATIO DOORS. We believe that the residential patio door market has grown more than approximately 3.7% in sales over the last three years. The residential patio door industry can be divided into three principal market segments: new residential construction, repair and remodeling and commercial construction. We estimate that patio doors sold to the repair and remodeling segment constitute 65% of all patio door units sold in the United States in 1999. We believe that the repair and remodeling segment, which has grown at an annual rate of 6.9% since 1995, will continue to experience strong growth.

    The door and window industry has experienced significant consolidation in the last few years. We believe this consolidation trend favors companies like ours, with nationwide capabilities to service large home centers and home builders, strong brand names, the ability to provide a complete product line and economies of scale in manufacturing, distributing and marketing. In addition to opportunities presented by consolidation of the industry, industry growth has been driven by the growth in the home center retailer category. The home center industry is one of the fastest growing retail sectors in the United States. According to National Home Center News, the U.S. retail home improvement market is expected to grow to approximately $170.0 billion by the year 2002.

PRODUCTS

    We are one of a few window and patio door manufacturers that offer a complete product line that consists of a full range of aluminum and vinyl windows and patio doors. Our complete product line allows us to differentiate ourselves from our competition, leverage our multi-channel distribution system and be well-positioned to benefit from shifts in product preference. As significant regional product preferences exist among aluminum and vinyl, a full product line is important to serve a national customer base effectively. We estimate that our product mix, as a percentage of pro forma net sales is as follows:

                                                                  NINE MONTHS
                                                                     ENDED              YEAR ENDED
                                                              SEPTEMBER 30, 2000    DECEMBER 31, 1999
                                                              -------------------   ------------------
Windows.....................................................          81.9%                 80.9%
Patio Doors.................................................          13.1                  14.3
Other products and services.................................           5.0                   4.8
                                                                     -----                 -----
                                                                     100.0%                100.0%
                                                                     =====                 =====

    WINDOWS. We had $362.5 million in pro forma net sales from the sale of windows in 1999, representing approximately 5.6% of the total U.S. window market. We estimate that our pro forma net sales from the sales of windows in 1999 were comprised of approximately 44.0% from the sale of aluminum products, approximately 55.9% from vinyl products and approximately 0.1% from wood products. Comparatively, for the nine months ended September 30, 2000, we estimate that pro forma net sales were comprised of approximately 43.2% from aluminum products, 56.6% for vinyl products and 0.2% from wood products. Our window products include sliders, double hung, and casement products and are sold under the ATRIUM-REGISTERED TRADEMARK-, HR WINDOWS-TM-, THERMAL, BEST BUILT and KEL-STAR brand names. We sell our windows primarily to building contractors and lumberyards through direct and one-step distribution, as well as national home center chains.

       [GRAPH]                [GRAPH]                [GRAPH]                [GRAPH]

    The demand for our aluminum and vinyl products vary by region:

    - ALUMINUM--Aluminum windows are the product of choice in the southern United States due to the region's warmer weather and more value-conscious customers. Aluminum is the most appropriate fenestration material for the region because thermal efficiency is less important and the product is sold at a lower cost than either vinyl or wood.

    - VINYL--Demand for vinyl windows, particularly in colder climates, has significantly increased over the last ten years as vinyl windows have gained acceptance as a substitute for wood windows. This trend has been strengthened as prices for vinyl windows have become more competitive with wood products and durability and energy efficiency have improved. We entered the vinyl window market in mid-1995 and have increased sales of vinyl windows by leveraging the ATRIUM-REGISTERED TRADEMARK- brand name, leveraging our distribution channels and through acquisitions. The Heat and Champagne acquisitions in 1999 and the Ellison acquisition in 2000 increased our presence in the vinyl window business from approximately 33.7% to 45.2% and 35.3% to 46.4% of our pro forma net sales for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

    PATIO DOORS. We had $63.9 million in pro forma net sales from the sale of patio doors in 1999, representing approximately 6.7% of the total U.S. patio door market. We estimate that our pro forma net sales of patio doors for the nine months ended September 30, 2000 were $49.0 million. Our door products are sold under the ATRIUM, BEST BUILT, HR AND ELLISON brand names. We sell our patio doors to home center retailers, direct to builders and through one-step distribution.

    OTHER PRODUCTS AND SERVICES.  We had approximately $21.6 million and
$18.5 million in pro forma net sales from the sale of other products and services for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. Our other products include deck and dock products, patio enclosures and extruded aluminum profiles for a variety of industries. The deck and dock products are made of vinyl and serve as an alternative to the more traditional wood counterpart. The enclosures are custom built to any size and are made from aluminum and vinyl product.

    We also offer a turn-key total installation program for builders in which we supply and install exterior, interior and patio doors, mouldings, locks, hardware, wire shelving, bath accessories, plate glass mirrors, toilet partitions and other products. This concept allows a developer to transfer the risk associated with retaining reliable work crews and provides protection from cost overruns. We believe that developers view this as a value added service and are willing to pay a premium price for it.

SALES, MARKETING AND DISTRIBUTION

    One of the key components of our marketing strategy is to capitalize on the complementary nature of our distribution channels. Historically, the majority of revenues of our window business has been derived from sales to remodelers, homebuilders, lumberyards and wholesalers, while through our patio door business we have targeted principally home center retailers. We plan to continue our strategy of broadening our product offerings principally by marketing patio doors to our traditional window customers and windows to our traditional patio door customers.

    We have a multi-channel distribution network that includes direct, one-step and two-step distribution as well as 30 company-owned distribution centers. Our distribution strategy maximizes our market penetration and reduces reliance upon any one distribution channel for the sale of our products. Furthermore, as a manufacturer and distributor of windows and doors for more than four decades, we have developed long-standing relationships with key distributors in each of our markets. In each instance, we seek to secure the leading distributors in each market. If we cannot secure a top-tier distributor in a desired geographic market, we will consider the acquisition or start up of our own distribution center in that market.

    We also sell to major home center retailers and smaller regional-based retail centers. Although home centers have become more important to us because they target the repair and remodeling market segment, they still accounted for less than 10% of our total pro forma net sales in 1999 and for the nine months ended September 30, 2000. One of our goals is to continue to increase our window business' market share in the repair and remodeling market.

    We utilize the following distribution channels:

    - DIRECT DISTRIBUTION (38% OF OUR PRO FORMA NET SALES FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000). We sell our windows and patio doors directly to contractors, remodelers and other homebuilders without the use of an intermediary. By selling directly to builders, we are able to increase our gross profits while at the same time offering builders more favorable pricing.

    - ONE-STEP DISTRIBUTION, INCLUDING HOME CENTER SALES (58% OF OUR PRO FORMA NET SALES FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000). We sell our finished windows to lumberyards, building products distributors, home centers, and company-owned distribution centers, which will then sell to contractors, homebuilders or remodelers. While it is not required that lumberyards or building products distributors carry our products on an exclusive basis, it is not unusual for them to do so. In addition, they generally purchase based on orders, keeping little or no inventory. One-step distribution tends to be used most often in metropolitan areas.

    We maintain company-owned distribution facilities in key markets where available independent distributors are weak or where we have been unable to make adequate arrangements with existing distributors. Company-owned distribution centers essentially act as one-step distributors.

    - TWO-STEP DISTRIBUTION (4% OF OUR PRO FORMA NET SALES FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000). Two-step distribution is the selling of completed windows and patio doors to a wholesaler or distributor who then sells the products to lumberyards, building products retailers and home centers. These intermediaries will in turn sell the windows and patio doors to the homebuilders, homeowners or remodelers. The wholesalers and distributors tend to maintain product inventory in order to service the needs of their client base for small quantities. Essentially, these middlemen are more common in rural areas where customers generally do not represent sufficient volume to purchase from us directly. Two-step distribution is more common in rural areas since urban areas are serviced by home centers and large lumberyards.

    To enhance our market coverage and leverage our brand equity, we currently market our windows and patio doors under primarily six brand names, ATRIUM-REGISTERED TRADEMARK-, KEL-STAR-REGISTERED TRADEMARK-, BEST BUILT, ELLISON, THERMAL-REGISTERED TRADEMARK- and H-R WINDOWS. Due to the fact that we enjoy such significant national name recognition at both the building trade and consumer levels, we have chosen to consolidate a significant portion of our product line under the ATRIUM-REGISTERED TRADEMARK- name. We are currently in the process of rolling our BEST BUILT-REGISTERED TRADEMARK- brand product lines into the ATRIUM-REGISTERED TRADEMARK- brand. We have completed a transition of our SKOTTY, BISHOP, CHAMPAGNE, MASTERVIEW and GENTEK brands into the ATRIUM-REGISTERED TRADEMARK- brand. We expect to extend the ATRIUM-REGISTERED TRADEMARK- brand to other products, as well as to appropriate product lines acquired in the future.

    Our promotional efforts to our window and patio door customers are focused on cooperative advertising programs which are offered to certain of our major customers. This gives us exposure in our customers' local media, including newspaper, radio and television, in order to generate sales at individual locations. We also invest in in-store displays, hold product knowledge classes for employees and use award winning packaging and in-store signage to further general awareness within the stores.

    We market our window and patio door products through a sales force consisting of approximately 125 company salaried and commissioned sales representatives and approximately 150 independent commissioned sales representatives. Each of our divisions is supported by a sales manager, direct sales representatives and independent representatives. The sales managers coordinate marketing activities among both company and independent representatives. Our sales representatives focus primarily on direct sales to homebuilders, remodelers and contractors, while independent sales representatives sell to home centers, lumberyards and wholesalers. In general, independent sales representatives carry our window and patio door products on an exclusive basis, although they may carry other building products from other manufacturers.

    Our full product line has also been an asset to our sales force, especially when we are exploring a new distribution channel opportunity. Distributors have come to recognize that we have a complete line of vinyl and aluminum windows and patio doors. The distributors frequently do not buy the whole range of products since regional tastes vary and distributors tend to work according to regions. However, these distributors value our ability to provide these products should they ever demand them.

    We believe that customer service plays a key role in the marketing process. On-time delivery of products, order fill rate, consistency of service and flexibility in meeting changing customer requirements have made it possible for us to build a large and loyal customer base that includes companies such as Centex Homes, one of the nation's largest home-builders and Lowe's, one of the nations largest home center retailers.

    Our pricing and product offering strategy focuses on offering the end consumer lower price points without us sacrificing profit margins. We have executed this strategy in two steps. First, we have consolidated our product offerings to simplify the overall offering and reduce inventory levels. Second, we offer the market good, better and best options within our product offering that provide customers a price point and product that meets their needs. Certain of the products in the offering have been redesigned (with particular emphasis on taking costs out of the products) in order to have an offering with three distinct price points. This promotes more "trading up" to our higher quality products by the customer and displays a complete product line.

OPERATIONS

    We manufacture and sell our windows through a vertically integrated process that includes extrusion, fabrication and distribution. We realize many operational and cost benefits from our vertically integrated window operations. By extruding aluminum and vinyl components in-house, we are able to secure a low-cost, reliable source of extrusions, control product quality and reduce inventory levels. The integration of extrusion and fabrication operations gives us significantly more control over our manufacturing costs. We continually work to achieve cost savings through increased capacity utilization at our efficient facilities, adoption and best practices, reduction of cost of materials, rationalization of product lines and reduction of inventory.

    We continue to build on what we believe is our position as one of the industry's lowest cost manufacturers. Because of the scale of our operations, we are able to negotiate price concessions for our raw materials, including glass and vinyl. This is an important consideration because, historically, total cost of new materials typically comprises approximately 40% to 45% of our net revenue.

    We have been manufacturing products in Texas since 1953 and today have six primary manufacturing facilities in the state. While solidifying our national presence, we have strategically established fifteen manufacturing operations nationwide.

COMPETITION

    The residential window and patio door industry is highly fragmented. With few exceptions, competitors are privately-owned, regional companies with sales under $100.0 million. On a national basis we compete with a few national companies in different regions, products, distribution channels and price points, but do not compete against any single company across all of these areas. We compete with various other companies in specific regions within each market.

    Our major competitors for the sale of aluminum windows and patio doors are Reliant Building Products, Inc. and MI Home Products, Inc. The market for vinyl windows and patio doors is comprised primarily of local and regional manufacturers, as no dominant manufacturer operates on a national basis. Historically, demand for vinyl windows and patio doors has been concentrated in the colder regions of the United States. Our major competitors for the sale of vinyl windows and patio doors are SilverLine Building Products and Nortek, Inc. in the Northeast, Simonton Windows in the Mid-Atlantic and Southeast and Milgard Manufacturing Inc. in the Pacific Northwest. In addition, we compete with a number of regional manufacturers that sell directly to repair and remodeling contractors.

INFLATION AND RAW MATERIALS

    During the past several years, the rate of general inflation has been relatively low and has not had a significant impact on our results of operations. We purchase raw materials, including aluminum, glass and vinyl, that are subject to fluctuations in price that may not reflect the rate of general inflation. These materials fluctuate in price based on supply and demand. Historically, there have been periods of significant and rapid aluminum price changes, both upward and downward, with a concurrent short-term impact on our operating margins. We historically mitigated the effects of these fluctuations over the long-term by passing through price increases to our customers and through other means. The primary raw materials used in the production of our windows and patio doors are readily available and are procured from numerous suppliers.

SEASONALITY

    The new home construction market and the market for external repairs and remodeling in northern climates are seasonal, with increased related product sales in the second and third quarters. Although this results in seasonal fluctuations in the sales of certain of our products, the overall impact of these fluctuations is minimal as our balanced national presence reduces our dependency on a single geographic area.

CYCLICALITY

    Demand in the window and patio door manufacturing and distribution industry is influenced by new home construction activity. For the nine months ended September 30, 2000, we estimate that approximately 55% of our pro forma net sales were related to new home construction. Trends in the housing sector directly impact our financial performance. Accordingly, the strength of the U.S. economy, the age of existing home stock, job growth, interest rates, consumer confidence and the availability of consumer credit, as well as demographic factors, such as the migration of the population within the United States, have a direct impact on our business. Cyclical declines in new housing starts may adversely impact our business and we cannot assure you that any such adverse effects would not be material.

EMPLOYEES

    We employ approximately 4,282 people, of whom approximately 4,202 are employed at our manufacturing facilities and distribution centers and approximately 80 are employed at corporate headquarters. Approximately 1,372 of our hourly employees are covered by collective bargaining agreements. We entered into collective bargaining agreements in 1998 with the United Needle and Industrial Trade Employee

Union, SWRJB, ACTWU, AFL-CIO-CLC, covering certain employees at the Atrium Aluminum, Atrium Vinyl, H-R Windows and Extruders manufacturing facilities. All of these collective bargaining agreements expire in May, 2001. In addition, we have a collective bargaining agreement with The Sheet Metal International Association Local Union No. 54, due to expire on September 30, 2001, for our Kel-Star operations. There are no union affiliations in connection with any of our other divisions or subsidiaries. We believe that our relationship with our employees is good.

PROPERTIES

    Our operations are conducted at the owned or leased facilities described below:

                                                                                  CAPACITY
LOCATION                      PRINCIPAL USE                                     (SQUARE) FEET   OWN/LEASE
--------                      -------------                                     -------------   ---------
Dallas, Texas...............  Fabrication of aluminum windows                      200,000        Lease
                              Fabrication of vinyl windows                         342,000        Lease
Irving, Texas...............  Fabrication of aluminum windows                      147,218        Lease
                              Extrusion die manufacturing                            1,400        Lease
                              Fabrication of aluminum patio doors                   98,000        Lease
Wylie, Texas................  Extrusion of aluminum                                205,000        Lease
Carrollton, Texas...........  Extrusion of vinyl                                    25,200        Lease
Las Vegas, Nevada...........  Distribution of aluminum windows                      30,400        Lease
Phoenix, Arizona............  Fabrication of aluminum windows                      220,000        Lease
Woodville, Texas............  Fabrication of aluminum windows                      180,000        Lease
Anaheim, California.........  Fabrication of vinyl windows                          80,000        Lease
Union City, California......  Distribution of vinyl windows                         10,000        Lease
Portland, Oregon............  Distribution of vinyl windows                         10,000        Lease
Clinton, Massachusetts......  Fabrication of vinyl windows                          31,000          Own
Bridgeport, Connecticut.....  Fabrication of vinyl windows                          75,000        Lease
Greenville, Texas...........  Idle Facility                                        180,000        Lease
Greenville, Texas...........  Leased Facility                                       30,000          Own
Greenville, Texas...........  Sublet Facility                                      300,000        Lease
Allentown, Pennsylvania.....  Idle Facility                                        105,000        Lease
Orlando, Florida............  Door pre-hanging, warehouse                           50,000        Lease
Denver, Colorado............  Fabrication of vinyl windows                         108,000        Lease
Florence, Alabama...........  Door pre-hanging; warehouse                           60,000        Lease
Murrysville, Pennsylvania...  Fabrication of vinyl windows                         166,000          Own
Pittsburgh, Pennsylvania....  Extrusion of vinyl                                    68,000        Lease
                              Fabrication of deck/deck and patio enclosures         82,100        Lease
Yakima, Washington..........  Fabrication of vinyl windows                          58,000        Lease

    Additionally, we lease 27 distribution warehouses in 17 states for vinyl and aluminum window distribution with sites averaging 8,000 square feet.

    We maintain our corporate headquarters in Dallas, Texas. The facilities provide approximately 17,500 square feet and are leased for a seven-year term expiring in 2004.

    We believe that our manufacturing plants are generally in good operating condition and are adequate to meet future anticipated requirements.

BACKLOG

    We have no material long-term contracts. Orders are generally filled within 7 to 14 days of receipt. Our backlog is subject to fluctuation due to various factors, including the size and timing of orders for our products and is not necessarily indicative of the level of future sales.

TRADEMARKS AND PATENTS

    We have registered and non-registered trade names and trademarks covering the principal brand names and product lines under which our products are marketed.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

    Our past and present operations and our assets are subject to extensive federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposal of wastes, including solid and hazardous wastes, or otherwise relating to health, safety and protection of the environment. We do not expect to make any expenditures with respect to ongoing compliance with these environmental laws and regulations that would have a material adverse effect on our capital expenditures, results of operations, or competitive position. However, the applicable requirements under the law could change at any time.

    The nature of our operations and assets expose us to the risk of claims under environmental, health and safety laws and regulations. We cannot assure you that material costs or liabilities will not be incurred in connection with such claims. We have been subject to such claims in the course of our operations, and have made expenditures to address these known conditions in a manner consistent with applicable laws and regulations. Based on our experience to date, we do not believe that these existing claims will have any further material adverse effect on our capital expenditures, earnings or competitive position. We cannot assure you that the discovery of presently unknown environmental conditions, changes in environmental claims that may involve material health and safety laws and regulations or other unanticipated events will not give rise to expenditures or liabilities.

LEGAL PROCEEDINGS

    We are involved from time to time in litigation arising in the ordinary course of our business, none of which is expected, individually or in the aggregate, to have a material adverse effect on us.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table provides information concerning our directors, executive officers and certain key employees.

NAME                                       AGE                            POSITION
----                                     --------                         --------
Jeff L. Hull...........................     35      President, Chief Executive Officer and Director
Eric W. Long...........................     32      Chief Financial Officer, Treasurer and Secretary
Robert E. Burns........................     35      Chief Operating Officer of Aluminum Operations of
                                                    Atrium Companies
C. Douglas Cross.......................     45      Chief Operating Officer of Vinyl Operations of
                                                    Atrium Companies
Louis W. Simi, Jr......................     60      Executive Vice President of Operations of Atrium
                                                    Companies
Cliff Darby............................     36      President of R.G. Darby Company, Inc., Total Trim,
                                                    Inc. and Total Trim, Inc.--South
Daniel T. Morley.......................     48      Chairman of the Board of Directors
James G. Turner........................     31      Director
Roger A. Knight........................     41      Director
Andreas Hildebrand.....................     32      Director
John Deterding.........................     69      Director
Nimrod Natan...........................     37      Director
John Ellison, Jr.......................     54      Director
Dennis M. McCormick....................     48      Director

    JEFF L. HULL has served as Chief Executive Officer of Atrium Corporation and Atrium Companies since December 31, 2000, President of Atrium Corporation and Atrium Companies since August 1999, and as a Director of Atrium Corporation and Atrium Companies since April 1999. Prior to December 31, 2000, Mr. Hull was the Chief Financial Officer of Atrium Corporation from October 1998 and the Chief Financial Officer of Atrium Companies from April 1996. Mr. Hull also served as Executive Vice President of Atrium Corporation and Atrium Companies from
October 2, 1998 to August 1999, Secretary of Atrium Corporation from
October 1998 to June 2000, Secretary of Atrium Companies from December 1996 to June 2000 and Treasurer of Atrium Corporation from October 1998 to December 31, 2000 and of Atrium Companies from 1996 to December 31, 2000. Prior to joining us, Mr. Hull managed the asset/liability department of AmVestors Financial Corporation (NYSE:AMV) from June 1995. From 1990 to 1995, he was an audit manager with the accounting firm of Deloitte & Touche. Mr. Hull is a certified public accountant.

    ERIC W. LONG has served as Chief Financial Officer and Treasurer of Atrium Corporation and Atrium Companies since December 31, 2000, as well as Secretary of Atrium Corporation and Atrium Companies since June 2000. Mr. Long has also served as Corporate Controller of Atrium Corporation since April 1999 and of Atrium Companies from April 1996. Prior to June 2000, Mr. Long served as Assistant Secretary of Atrium Corporation from April 1999 and of Atrium Companies from April 1996 and Vice President of Finance of Atrium Corporation and Atrium Companies since April 1999. From April 1995 to April 1996, Mr. Long was a financial analyst with Applebee's International, Inc. Prior to that, he was with the accounting firm of Deloitte & Touche L.L.P. from 1991. Mr. Long is a certified public accountant.

    ROBERT E. BURNS has served as Chief Operating Officer of Aluminum Operations of Atrium Companies since December 31, 2000. Mr. Burns joined Atrium Companies in January 2000 as Senior Vice President of Operations in which capacity he served until December 31, 2000. Prior to that, Mr. Burns was Vice

President of Operations of Baldwin Hardware, a division of Masco Corp. from March 1996. Prior to joining Masco, Mr. Burns was a management consultant with Universal Scheduling Company from 1990.

    C. DOUGLAS CROSS has served as Chief Operating Officer of Vinyl Operations of Atrium Companies since October 25, 2000. Prior to joining Atrium Companies in October 2000, Mr. Cross has been President and Chief Operating Officer of Ellison Windows and Doors since 1988. Mr. Cross had been with Ellison Windows and Doors since 1985. Prior to that, he was a commercial loan officer with First Union Bank

    LOUIS W. SIMI, JR. has served as Executive Vice President of Atrium Companies since 1993, and prior to that, he served as the General Manager of the Atrium Aluminum division. Mr. Simi also was Director of Atrium from July 1995 to November 1996. He has served Atrium Companies in other capacities since 1966.

    CLIFF DARBY has served as President of R.G. Darby, Inc. and Total Trim, Inc. since 1997 and Total Trim, Inc.--South since March 1999. Mr. Darby has worked for Darby since 1985, holding numerous roles, including managerial, sales and administrative positions.

    DANIEL T. MORLEY has served as Chairman of the Board of Directors of Atrium Corporation and Atrium Companies since October 1998. Mr. Morley has also been a Managing Partner of Ardshiel since 1994. Mr. Morley has served as Co-President of Ardshiel since 1997, as well as Chairman of Wing since 1996 and Door since January 1998. Mr. Morley also serves as Chairman of Astro Textiles, Inc. and a Director of Protein Genetics, Inc. and Avanti Petroleum, Inc., and holds positions with several other privately held companies.

    JAMES G. TURNER has served as a Director of Atrium Corporation and Atrium Companies since October 1998. Mr. Turner has been a principal of Ardshiel since June 1997. Mr. Turner also served as Vice President of Atrium Corporation and Atrium Companies from October 1998 to October 2000 and Assistant Secretary of Atrium Corporation and Atrium Companies from October 1998 to April 2000.
Mr. Turner has also served as a Director of Wing since October 1997 and Door since December 1997. From March 1994 until June 1997, Mr. Turner worked as an associate for Ardshiel. Prior to joining Ardshiel, Mr. Turner worked as an associate for Chemical Banking Corp. from 1991 to March 1994. Mr. Turner is also a Director of Avanti Petroleum, Inc. and Protein Genetics, Inc., and serves as a director of several other privately held companies.

    ROGER A. KNIGHT has served as a Director of Atrium Corporation and Atrium Companies since October 1998. Mr. Knight has been a principal of Ardshiel since May 1998. Prior to joining Ardshiel, he was Managing Director and a member of the Management Committee of Coopers & Lybrand Securities, Inc., the wholly-owned investment banking subsidiary of Coopers & Lybrand L.L.P. (now known as PricewaterhouseCoopers LLP).

    ANDREAS HILDEBRAND has served as a Director of Atrium Corporation and Atrium Companies since October 1998. Mr. Hildebrand is Vice President of GE Investments. Mr. Hildebrand also served as a Director of Wing since
October 1997 and of Door since January 1998. He has served in other capacities with GE Investments during the past five years. Mr. Hildebrand is also a Director of Eagle Family Foods Holdings, Inc. and several other privately held companies.

    JOHN C. DETERDING has served as a Director of Atrium Corporation and Atrium Companies since November 1998. Mr. Deterding has been the owner of Deterding Associates, a real estate consulting company, since June 1993. From 1975 until June 1993, he served as Senior Vice President and General Manager of the Commercial Real Estate division of General Electric Capital Corporation. From November 1989 to June 1993, Mr. Deterding served as Chairman of the General Electric Real Estate Investment Company, a privately held REIT. He served as Director of GECC Financial Corporation from 1986 to 1993. Mr. Deterding is also a Director of Patriot American Hospitality, BlackRock Asset Investors and AMRESCO Capital Trust and a former member and trustee of the Urban Land Institute.

    NIMROD NATAN has served as a Director of Atrium Corporation and Atrium Companies since October 1998. Mr. Natan has been a principal of Ardshiel since 1997. Mr. Natan also serves as a director of Wing, Astro Holdings, Inc. and Protein Genetics, Inc., privately held companies. Prior to joining Ardshiel in 1997, Mr. Natan was a management consultant with Gemini Consulting for four years.

    JOHN ELLISON, JR. has served as a Director of Atrium Corporation and Atrium Companies since October 25, 2000. He has also held the position of President and Chief Executive Officer of the Ellison Company, Inc. since 1972. Mr. Ellison is also a director of First Union National Bank of Greensboro and of Carolina Tractor, Inc..

    DENNIS MCCORMICK has served as a Director of Atrium Corporation and Atrium Companies since November 2000. In addition, Mr. McCormick has served as Co-President of Ardshiel since 1994. Mr. McCormick has also served as Chairman of the Board of Directors of Protein Genetics, Inc. and Avanti Petroleum, Inc. since 1994. Mr. McCormick was Chairman of the Board of Directors of Cellu Tissue Corporation from 1995 to 1997.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

    COMPENSATION OF NAMED EXECUTIVE OFFICERS. The following table provides certain summary information for each of the years ended December 31, 1998, 1999 and 2000, concerning compensation paid or accrued by us to or on behalf of our Chief Executive Officer and the four other most highly compensated persons, or the named executive officers, functioning effectively as our executive officers whose individual combined salary and bonus exceeded $100,000 during such period:

                              ANNUAL COMPENSATION

                                                                       OTHER ANNUAL    LONG-TERM COMPENSATION
                                                                       COMPENSATION     SECURITIES UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION(1)        YEAR     SALARY($)   BONUS($)       ($)(1)             OPTIONS(#)          COMPENSATION($)
------------------------------      --------   ---------   --------   --------------   -----------------------   ----------------
Jeff L. Hull......................    2000      300,000    300,000          --                1,750,000                   --
  President, Chief Executive          1999      250,000    150,000          --                  425,000                   --
  Officer                             1998      155,000    175,000          --                1,308,842(2)                --
  and Director

Eric W. Long......................    2000      130,000     50,000          --                       --                   --
  Chief Financial Officer,            1999      120,000     50,000          --                       --               20,000(3)
  Treasurer, and Secretary            1998      100,000     25,000          --                  145,000(2)                --

Robert E. Burns **................    2000      160,000    100,000          --                  200,000               30,000(4)
  Chief Operating Officer of          1999           --         --          --                       --                   --
  Aluminum Operations                 1998           --         --          --                       --                   --

Louis W. Simi, Jr.................    2000      170,000     50,000          --                       --                   --
  Executive Vice President of         1999      170,000    110,000          --                       --              125,000(3)
  Operations                          1998      170,000    185,000          --                  500,000(2)                --

Cliff Darby.......................    2000      186,000    100,000          --                       --                   --
  President, R.G. Darby Company,      1999      156,000    135,000          --                       --                   --
  Inc., Total Trim, Inc. and Total    1998      150,000     76,000          --                1,298,415                   --
  Trim, Inc.--South

*Frank E. Sheeder.................    2000      243,750    195,000          --                       --                   --
  Chief Executive Officer             1999           --         --          --                       --                   --
                                      1998           --         --          --                       --                   --

------------------------------

* Mr. Sheeder resigned effective as of December 31, 2000. As Mr. Sheeder joined us as Chief Executive Officer effective March 28, 2000, no compensation was paid to him in 1998 and 1999. See "Termination Agreements".

** Mr. Burns joined us on January 24, 2000. Accordingly, no compensation was paid to Mr. Burns in 1998 and 1999.

(1) Perquisites related to automobile and expense allowances are excluded since the aggregated amounts are the lesser of $50,000 or 10% of the total annual salary.

(2) Securities underlying options to purchase our common stock, Messrs. Hull's, Long's and Simi's amounts include 125,000, 25,000 and 250,000 options, respectively, issued under the D and W Holdings Replacement Stock Option Plan.

(3) Amount represents stay-on bonus paid for completing one year of service after the 1998 recapitalization.

(4) Amount represents expenses reimbursed for moving costs, grossed-up for applicable taxes.

    MANAGEMENT CHANGE. We entered into an agreement and release with Frank Sheeder, our Chief Executive Officer and Director, pursuant to which he resigned, effective as of December 31, 2000. Jeff L. Hull was appointed new Chief Executive Officer of the company and our subsidiaries pursuant to an employment agreement entered with Mr. Hull effective as of December 31, 2000.

    OPTION GRANTS DURING 2000. The following table sets forth option grants to the named executive officers during the year ended December 31, 2000.

                                                                                                  POTENTIAL REALIZABLE
                                                                                                        VALUE AT
                                                        INDIVIDUAL GRANTS(2)                         ASSUMED ANNUAL
                                                  --------------------------------                RATES OF STOCK PRICE
                                 NUMBER OF        % OF TOTAL OPTIONS                                APPRECIATION FOR
                                 SECURITIES           GRANTED TO       EXERCISE OR                   OPTION TERM(3)
                             UNDERLYING OPTIONS      EMPLOYEES IN      BASE PRICE    EXPIRATION   --------------------
NAME                           GRANTED(#)(1)         FISCAL YEAR         ($/SH)         DATE       5%($)      10%($)
----                         ------------------   ------------------   -----------   ----------   --------   ---------
Jeff L. Hull...............         500,000               8.6%            $1.50       12/31/10    $310,000   $ 935,000
                                    500,000               8.6              1.75       12/31/10     185,000     810,000
                                    750,000              12.9              2.00       12/31/10      90,000   1,027,500
Eric W. Long...............              --                --                --             --          --          --
Robert E. Burns............         200,000               3.4              1.25        1/24/10     174,000     424,000
Louis W. Simi, Jr..........              --                --                --             --          --          --
Cliff Darby................              --                --                --             --          --          --
Frank E. Sheeder...........       1,500,000(4)           25.9              1.50        3/28/10     930,000   2,805,000
                                  1,000,000(4)           17.2              1.20        3/28/10     920,000   2,170,000

------------------------

(1) All options are for the common stock of Atrium Corporation.

(2) Options vest ratably over the life of the respective employment contract, except for Mr. Hull, whose options vest at the end of his employment agreement or upon a change of control.

(3) The assumed rates are compounded annually for the full terms of the options.

(4) These options were cancelled on December 31, 2000.

    AGGREGATED OPTION EXERCISES AND FISCAL-YEAR-END OPTION VALUES. The following table sets forth option exercises by the named executive officers and value of in-the-money unexercised options held at December 31, 2000.

                                                              NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                            OPTIONS AT FY-END (#)(1)              OPTIONS AT FY-END
                           SHARES ACQUIRED      VALUE      ---------------------------   -----------------------------------
NAME                       ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE (2)   UNEXERCISABLE (2)
----                       ---------------   -----------   -----------   -------------   ---------------   -----------------
Jeff L. Hull.............         --            $ --        1,130,156       2,353,686        $506,357           $154,295
Eric W. Long.............         --              --           83,000          87,000          49,650             26,100
Robert E. Burns..........         --              --               --         200,000              --             10,000
Louis W. Simi, Jr........         --              --          375,000         125,000         360,000             37,500
Cliff Darby..............         --              --          741,316         557,099          92,934            102,394
Frank E. Sheeder.........         --              --               --              --              --                 --

------------------------

(1) Represents options held by the named individual to purchase common stock of Atrium Corporation.

(2) Based on the fair market value of the option shares at fiscal year end of $1.30 per share less the exercise price per share payable for such shares.

1998 STOCK OPTION PLAN

    The D and W Holdings, Inc. 1998 Stock Option Plan, as amended, or the 1998 plan, which provides for the grant of options to purchase our common stock to our subsidiaries' key employees and eligible non-employees, was adopted in connection with the 1998 recapitalization. The 1998 plan provides for the grant of options to purchase up to 14,991,142 shares of our common stock. In connection with the 1998 recapitalization, we granted options to purchase 3,582,353 shares of our common stock to management of Darby and Wing in exchange for outstanding options to purchase Darby and Wing stock. Options to purchase an additional 8,153,588 shares of our common stock were granted to our and our subsidiaries' management contemporaneously with the 1998 recapitalization. In connection with the consummation of the Heat and Champagne acquisitions, options to purchase 1,790,000 shares of common stock were issued. In addition, options to purchase 1,000,000 shares of our common stock were issued in connection with the Ellison acquisition. As of December 31, 2000, a total of 10,376,644 options to purchase shares of common stock were outstanding under the 1998 plan.

    All options granted thus far are non-qualified options, which do not qualify for favored tax treatment under Section 422 of the Internal Revenue Code. Options granted under the 1998 plan generally have a term of ten years from the date of grant and vest in equal installments annually over three to five years dependent on continued employment. No option is exercisable until it has vested. Options granted upon consummation of the 1998 recapitalization in exchange for outstanding options of Darby and Wing continue to vest on the schedule applicable to the exchanged options. Of the options granted in connection with the 1998 recapitalization, options to purchase 993,115 shares of our common stock will vest only in connection with a value event, which is defined in the 1998 plan.

    Options are not transferable other than in accordance with the laws of descent and distribution. Upon termination for cause or voluntary termination by the optionee without good reason all vested options automatically expire. Upon termination of employment for any other reason, the optionee has the right to exercise the vested portion of any option. Also, upon termination of an optionee's employment for any reason, we have the right to purchase outstanding options and any shares of our common stock held by the optionee as a result of the exercise of an option.

REPLACEMENT STOCK OPTION PLAN

    In addition to the 1998 plan, we adopted the D and W Holdings, Inc. Replacement Stock Option Plan, or replacement plan, relating to certain options to purchase our common stock which were granted in replacement of outstanding options of Atrium Corp. in connection with the 1998 recapitalization. Under the replacement plan, options to purchase an aggregate of 1,575,000 shares of our common stock were granted in exchange for outstanding options of Atrium Corp. which were not cashed out in the 1998 recapitalization. These options vest ratably over a period of five years on each anniversary date of the grant and have an exercise price of $0.01 per share. The replacement plan was amended in connection with the consummation of the Heat and Champagne acquisitions to increase the number of shares of our common stock issuable upon the exercise of options under the replacement plan by up to an additional 1,000,000 shares. Options to purchase 675,531 shares of our common stock were issued under the replacement plan in exchange for outstanding options of Heat which were not cashed out. As of December 31, 2000, a total of 2,167,868 options to purchase shares of common stock were outstanding under the replacement plan.

    Upon termination of an optionee's employment, we have the right to repurchase all or any portion of the replacement options held by the optionee. Upon exercise of any vested portion of a replacement option, we may require the optionee to execute a buy-sell agreement containing provisions similar to the repurchase provisions described above, as a condition to the option exercise of that option.

    The replacement plan provides that all options granted are in the form of nonqualified options, which are options that do not qualify for favored tax treatment under Section 422 of the Internal Revenue Code. The replacement options have a term of 20 years from the date of grant subject to early termination in connection with termination of employment. No option is exercisable until it is vested. Replacement options are not transferable other than in accordance with the laws of descent and distribution by an optionee, except that options may be transferred to an optionee's family members or personal representative.

BONUS PLAN

    We maintain a bonus plan providing for annual cash bonus awards to certain key employees. Bonus amounts are based on Atrium Companies and its divisions meeting certain performance goals established by our board of directors.

OTHER BENEFIT PROGRAMS

    Our executive officers also participate in other employee benefit programs including health insurance, group life insurance, and a savings and supplemental retirement plan or the 401(k) Plan on the same basis as our other employees.

EMPLOYMENT AND CONSULTING AGREEMENTS

MR. HULL

    Mr. Hull has entered into an employment agreement with us and Atrium Companies, Inc. pursuant to which he serves as Chief Executive Officer and President. Mr. Hull's employment agreement has a three-year term, which commenced December 31, 2000. The term is renewable for a series of three year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Hull's employment agreement, he is entitled to receive an annual base salary, as follows: during the period beginning on December 31, 2000 and ending on December 31, 2001, $300,000, during the period beginning on December 31, 2001 and ending on December 31, 2002, $325,000, and during the period beginning on December 31, 2002 and ending on December 31, 2003, $350,000. Mr. Hull's salary is subject to increase at the discretion of the Board of Directors. The agreement provides that Mr. Hull may receive an annual target bonus of $350,000, 50% of which will be payable contingent on achievement of our EBITDA plan, 35% of which will be payable contingent on achievement of certain other performance targets set by the board of directors, and 15% of which will be payable contingent on achievement of management's objectives set by the board of directors. The annual target bonus is subject to increase at the discretion of the board of directors.

    Under the agreement, Mr. Hull has received additional options to purchase 1,750,000 shares of our common stock, 500,000 of which are exercisable at a price of $1.50 per share, 500,000 of which are exercisable at a price of $1.75 per share and 750,000 of which are exercisable at a price of $2.00 per share. The options will vest upon the earlier of a change of control event or the end of the term of the employment agreement. The agreement also provides that we will make certain payments to Mr. Hull in the event if

    - Mr. Hull is terminated by us without cause,

    - of a change of control, or

    - Mr. Hull terminates his employment for good reason.

    Pursuant to the agreement, Mr. Hull has agreed not to compete with us and our subsidiaries for certain specified periods.

MR. LONG

    Mr. Long entered into an employment and non-competition agreement with Atrium Corporation pursuant to which he serves as Chief Financial Officer of Atrium Corporation. Mr. Long's employment agreement has a three-year term, which commenced on January 1, 2001. Under the terms of Mr. Long's employment agreement, he is entitled to receive an annual base salary of $175,000 which is subject to increase at the discretion of the board of directors. The agreement provides that Mr. Long is eligible to receive an annual incentive bonus of $75,000, 50% of which will be payable contingent on the achievement of Atrium Companies' EBITDA plan 35% of which will be payable if Atrium Corporation meets the performance targets set by the Board of Directors of Atrium Corporation with respect to bad debt/ collections, accounts receivables, month end closing and various other performance targets to be determined by the board of directors. The remaining 15% of the bonus shall be based on achievement of management objectives to beset annually by the senior officers of Atrium Companies and the board of directors.

    The agreement also provides that we will make certain payments to Mr. Long in the event

    - Mr. Long is terminated by us without cause,

    - of a change of control, or

    - Mr. Long terminates his employment for good reason.

    Pursuant to the agreement, Mr. Long agreed not to compete with us and our subsidiaries for certain specified periods.

MR. BURNS

    Mr. Burns entered into an employment and non-competition agreement with Atrium Companies pursuant to which he serves as Chief Operating Officer of Aluminum Operations of Atrium Companies, Inc. (prior to December 31, 2000, the title of Mr. Burns' position was Senior Vice President of Operations of Atrium Companies, Inc.) Mr. Burns' employment agreement has a three year term, which commenced on January 24, 2000. Under the terms of Mr. Burns' employment agreement, he is entitled to receive an annual base salary of $160,000, which is subject to increase at the discretion of the board of directors. We adjusted
Mr. Burns' annual salary for the year ended December 31, 2000 to $200,000. The agreement provides that Mr. Burns is eligible to receive an annual incentive bonus of $100,000, 75% of which will be payable contingent on the achievement of Atrium Companies' EBITDA plan and 25% of which will be payable contingent on achievement of management's objectives to be set each fiscal year by the senior officers of Atrium Companies and the board of directors.

    Under the agreement, Mr. Burns received options to purchase 200,000 shares of our common stock pursuant to the 1998 Plan. The options are exercisable at a price of $1.50 per share. The options will vest annually in equal installments over five years from the date of grant according to the vesting schedule set forth in the agreement. The agreement also provides that we will make certain payments to Mr. Burns in the event

    - Mr. Burns is terminated by us without cause,

    - of a change of control, or

    - Mr. Burns terminates his employment for good reason.

    Pursuant to the agreement, Mr. Burns agreed not to compete with us and our subsidiaries for certain specified periods.

MR. CROSS

    Mr. Cross entered into an employment and non-competition agreement with us pursuant to which he serves as Chief Operating Officer of Vinyl Operations of Atrium Companies, Inc. Mr. Cross' employment agreement has a three year term, which commenced on October 25, 2000. Under the terms of Mr. Cross' employment agreement, he is entitled to receive an annual base salary of $180,000, which is subject to increase at the discretion of the board of directors. We adjusted Mr. Cross' annual salary for the year ended December 31, 2000 to $200,000. The agreement provides that Mr. Cross is eligible to receive an annual incentive bonus of $100,000, 75% of which will be payable contingent on the achievement of the vinyl operations of Atrium Companies, Inc.'s EBITDA plan and 25% of which will be payable contingent on achievement of management's objectives to be set each fiscal year by the senior officers of Atrium Companies, Inc. and the board of directors.

    Under the agreement, Mr. Cross received options to purchase 500,000 shares of our common stock pursuant to the 1998 plan. The options are exercisable at a price of $1.50 per share. The options will vest annually in equal installments over five years from the date of grant according to the vesting schedule set forth in the agreement. The agreement also provides that we will make certain payments to Mr. Cross in the event

    - Mr. Cross is terminated by us without cause,

    - of a change of control, or

    - Mr. Cross terminates his employment for good reason.

    Pursuant to the agreement, Mr. Cross agreed not to compete with us and our subsidiaries for certain specified periods.

MR. DARBY

    On January 9, 1998, Mr. Cliff Darby entered into an employment agreement with Darby for a term which commenced in January, 1998. Mr. Darby's employment agreement terminates on December 31, 2001. Under the terms of Mr. Darby's employment agreement, he is entitled to receive an annual base salary of $150,000, subject to increase at the discretion of the board of directors of Darby. In 1999 and 2000, Mr. Darby's annual salary was adjusted to $156,000 and $186,000, respectively. Mr. Darby is entitled to an annual performance bonus payable upon the acheivement of Darby's EBITDA plan. The agreement also provides that Darby will make certain payments to Mr. Darby in the event Mr. Darby is terminated without cause.

    Under the agreement, Mr. Darby has agreed not to compete with the business of Darby for a period of five years from the date of the agreement. The non-competition covenant will apply for one year following termination without cause by Mr. Darby regardless of the date of termination.

Upon consummation of the 1998 recapitalization, Mr. Darby received options to purchase 466,101 shares of our common stock. Such options vest over a five year period from the date of grant.

CONSULTING AGREEMENT

MR. ELLISON

    Atrium Companies entered into a consulting, non-competition and non-solicitation agreement with Mr. Ellison. The term of the agreement commenced on October 25, 2000 and will continue through October 15, 2007. Under this agreement, Mr. Ellison provides us with consulting services with respect to the matters or transactions of the Windows and Doors Division of The Ellison Company and VES, Inc., as well as various strategies for expanding our customer base and increasing our sales. During the term of his agreement, Mr. Ellison will receive payments in the aggregate amount of $2,100,000, payable in 168 installments of $12,500 each, on the fifteenth and last day of each month.

    Under the agreement, Mr. Ellison has agreed not to engage in the making, marketing, assembling, selling or distributing of the products of the Windows and Doors Division of the Ellison Company and Ves or any other windows or doors for sale in the United States for the term of the agreement. Mr. Ellison has also agreed not to solicit any of our employees to work for any other person or solicit any of our present or future customers during the term of the agreement.

TERMINATION AGREEMENTS

MR. SHEEDER'S AGREEMENT AND RELEASE

    We entered into an agreement and release with Frank Sheeder, Chief Executive Officer and Director of Atrium Corporation and Atrium Companies, Inc., whereby he resigned as our and our subsidiaries' officer and director effective as of December 31, 2000. Pursuant to the agreement and release, we agreed to make certain severance benefits payments to Mr. Sheeder in connection with his resignation, including (i) $12,500, representing Mr. Sheeder's annual base salary accrued and unpaid through the termination date (ii) $1,170,000 payable in twenty-four monthly installments beginning January 1, 2001, (iii) any accrued investments arising from Mr. Sheeder's benefits to be received pursuant to our investment plans, (iv) Mr. Sheeder's incentive bonus earned in 2000 through the termination date payable on or before March 30, 2001, and (v) the premium relating to Mr. Sheeder's medical benefits in the amount of $1,200 per month for a period of 24 months commencing January 1, 2001. In addition, Mr. Sheeder is entitled to receive $100,000 for options to purchase our common stock held by him that we repurchased. Mr. Sheeder agreed not to compete with us or any of our subsidiaries for a period of two years from the termination date.

BOARD OF DIRECTORS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Daniel T. Morley and Andreas Hildebrand serve as our compensation committee.

AUDIT COMMITTEE

    James G. Turner and Roger A. Knight serve as our audit committee.

EXECUTIVE COMMITTEE

    James G. Turner, Roger A. Knight, Andreas Hildebrand and Jeff L. Hull serve as our executive committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

    Any member of our board of directors who is not an officer or employee does not receive compensation for serving on our board of directors. We anticipate compensating non-employee directors not affiliated with GEIPPPII or Ardshiel in the future for their service on our board.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE STOCKHOLDERS AGREEMENT

    We entered into an amended and restated stockholders agreement, dated as of October 25, 2000, with GEIPPPII, Ardshiel, and certain of our major stockholders, referred to in this prospectus as the "stockholders' agreement", which affects their relative rights as stockholders.

    Under the stockholders agreement, the stockholders have agreed that the authorized number of directors should consist of up to eleven directors. GEIPPPII has the right to designate one director in the event there are less then seven directors, and two directors in the event the board of directors consists of seven or more members. In addition, (1) the Chief Executive Officer of the company and (2) John Ellison, Jr., as long as The Ellison Company is a stockholder, each have the right to be nominated for election as a director. Ardshiel and its affiliates, are entitled to designate up to six directors.

    Subject to certain exceptions, each of our major stockholders, except for GEIPPPII, has agreed not to sell, transfer or otherwise dispose of its equity securities in the Company. In the event that GEIPPPII intends to transfer its equity securities, each of the other major stockholders will be entitled to purchase a pro rata portion, based on their ownership of equity securities, of the equity securities being transferred by GEIPPPII. However, in the event such sale, transfer or disposition by GEIPPPII occurs prior to October 2, 2002, the other major stockholders will be obligated to sell all of their equity securities to the proposed transferee.

    Subject to certain conditions, Ardshiel and its affiliates may require that GEIPPPII (1) sell or otherwise dispose of its equity securities in the Company to any person who is not an affiliate of Ardshiel or (2) purchase all of the other major stockholders' equity securities in the Company. In addition, subject to certain exceptions, we and/or GEIPPPII have the right to purchase from any selling major stockholder any or all of our equity securities proposed to be sold to a third party by the selling major stockholder.

    Pursuant to the terms of the stockholders agreement, we have granted the major stockholders certain registration rights relating to the shares of our common stock held by those stockholders.

    The stockholders agreement provides that the prior written consent of GEIPPPII is required for us to take certain actions.

MANAGEMENT AGREEMENT

    We are party to a management agreement dated October 2, 1998, which was amended on May 17, 1999, with Ardshiel. Under the management agreement, Ardshiel provides advisory services to us and our subsidiaries with respect to business strategy, operations and budgeting and financial controls in exchange for an annual fee of $1.9 million plus expenses. Additionally, the management agreement provides that we or our subsidiaries must offer Ardshiel the opportunity to perform investment banking services in connection with a sale or purchase of a business or any financing prior to engaging another financial advisor. Ardshiel has the right to receive a closing fee for its services in an amount not be greater than 2% of the total purchase or sale price for such business. The consent of GEIPPPII is required prior to the payment by us or any of our subsidiaries of any closing fees to Ardshiel where we or any of our subsidiaries are paying similar fees to other entities for similar services. Amounts paid under the management agreement in 2000 and 1999 were $2.1 million and $1.9 million, respectively.

    We paid a closing fee of approximately $1.4 million in connection with the Heat and Champagne acquisitions and approximately $1.9 million in fees, of which approximately $0.9 million was in cash and approximately $1 million in our common stock, in connection with the Ellison acquisition. The management agreement will remain in effect until October 2, 2008. The agreement will be automatically renewed for one-year periods thereafter unless either party gives a written termination notice prior to the expiration of the initial or any extended term.

BUY-SELL AGREEMENTS

    We entered into buy-sell agreements with certain members of our management under which we may repurchase from those persons all or any portion of their shares of our common stock for a purchase price specified in these agreements after the termination of their employment. Each agreement also provides for certain restrictions on transfer.

    In addition, the buy-sell agreement entered into with Mr. Cliff Darby provides that he will have the right to require us to repurchase his shares if they are terminated for any reason other than for cause and we do not exercise our right to purchase the shares.

THE DISCOUNT DEBENTURES

    In 1998, we issued $80.6 million aggregate principal amount at maturity of its discount debentures to GEIPPPII and an affiliate of Ardshiel to fund a portion of the 1998 recapitalization. The issuance represented $45.0 million in gross proceeds to us. A portion of the discount debentures, including accreted discount, was repurchased by us from GEIPPPII and an affiliate of Ardshiel with $20.6 million of proceeds of the offering of 10 1/2% senior subordinated notes of Atrium Companies in May 1999. The remainder of the outstanding discount debentures, including accreted discount, were exchanged by GEIPPPII and an affiliate of Ardshiel for shares of common stock of Atrium Corporation in July 2000 in connection with the exchange of the discount debentures transaction.

THE INTER COMPANY LOAN

    On August 15, 2000, we contributed to Atrium Corp. $5.0 million from a sale of 3,846,153 shares of our common stock to GEIPPPII, and Atrium Corp., in turn, issued an interest-free promissory note for the same amount to Atrium Companies. The proceeds from this loan were used by Atrium Companies to repay loans outstanding under the credit facility. On October 25, 2000, in connection with the Ellison transactions, Atrium Corp. cancelled the intercompany note by contributing it to Atrium Companies as additional paid in capital.

INDEMNIFICATION AGREEMENTS

    We entered into indemnification agreements with Jeff L. Hull, Louis W. Simi, Jr., Robert E. Burns, Cliff Darby, Eric W. Long, Daniel T. Morley, James G. Turner, Roger A. Knight, Andreas Hildebrand, John Deterding, Nimrod Natan, John Ellison, Jr., C. Douglas Cross and Dennis McCormick under which we agreed to indemnify them, if any of them becomes a party to or other participant in any threatened, pending or completed action, suit or proceeding relating to the fact that the person is or was our director, officer, employee, agent or fiduciary.

RESTRICTED STOCK AGREEMENT

    We entered into a restricted stock agreement, dated as of October 25, 2000, with Ardshiel under which we issued to Ardshiel 769,230 shares of our common stock qualified as "restricted stock" as a part of our payment of the fees owed and to be owed to Ardshiel for ongoing management services in connection with the Ellison acquisition.

FACILITY LEASES

    VES is party to a facility lease agreement with Mr. Ellison, dated May 3, 1994. Pursuant to the terms of the lease, VES pays to Mr. Ellison $15,860 minimum monthly rent. The term of the lease is ten years with three extension terms of five years each. The amounts paid under this lease totaled approximately $155,000 and $143,000 in 1999 and 2000, respectively. In addition, in connection with the Ellison acquisition, Atrium Companies assumed the obligations of The Ellison Company under a facility lease agreement with Mr. Ellison dated May 3, 1994. Under this lease, The Ellison Company pays to Mr. Ellison $113,176 minimum monthly rent. The term of the lease is ten years with three extension terms of five years each. The amounts paid under this lease totaled approximately $1,251,000 and $976,000 in 1999 and 2000, respectively.

    Darby is party to a facilities lease agreement with Mr. R.G. Darby, a former stockholder of Darby and the father of Mr. Cliff Darby, President of Darby. Pursuant to the terms of the lease, Darby pays rent to Mr. R.G. Darby of approximately $16,904 per month, adjusted annually for inflation. The term of the lease is fifteen years with three extension terms of five years each. Rent expense paid to Mr. R.G. Darby was approximately $186,344 and $152,136 in 1999 and 2000, respectively.

                              BENEFICIAL OWNERSHIP

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 30, 2000, by each person who beneficially owns more than 5% of our outstanding common stock and by our directors and certain of our executive officers. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to our shares of common stock.

                                                               NUMBER OF
NAME                                                            SHARES          PERCENTAGE
----                                                          -----------       ----------
GE Investment Private Placement Partners II, a Limited        131,809,391(7)       73.5%
  Partnership...............................................
  3003 Summer Street
  Stamford, CT 06984-7900
Ardshiel, Inc...............................................    3,865,923(1)(7)     2.1%
  230 Park Avenue, Suite 2527
  New York, NY 10169
Merrill Lynch Capital Corporation...........................    9,696,296(6)(7)     5.4%
  230 Vesey Street
  New York, NY
The Ellison Company, Inc....................................   17,137,513(4)(7)     9.6%
  706 Green Valley Road
  Suite 406
  Greensboro, North Carolina 27408
John Ellison, Jr............................................   17,137,513(4)(7)     9.6%
Jeff L. Hull................................................    1,130,156(5)(7)       *
Eric W. Long................................................       83,000(5)(7)       *
Robert E. Burns.............................................           --            --
C. Douglas Cross............................................    1,480,769(7)          *
Cliff Darby.................................................    1,800,469(5)        1.2%
Louis W. Simi, Jr...........................................      375,000(5)(7)       *
Dennis M. McCormick.........................................    3,865,923(2)(7)     2.1%
Daniel T. Morley............................................    3,865,923(2)(7)     2.1%
James G. Turner.............................................           --            --
Roger A. Knight.............................................           --            --
Andreas Hildebrand..........................................           --            --
John Deterding..............................................           --            --
Nimrod Natan................................................           --            --
All directors and executive officers as a group (13           174,619,307(7)       97.4%
  persons)(3)...............................................

------------------------

*   Less than 1%.

(1) Includes (1) 1,040,748 shares of our common stock issuable upon exercise of warrants that are currently exercisable; (2) 2,825,175 shares of our common stock held by Ardatrium L.L.C., Arddoor L.L.C., Ardwing L.L.C. and Wing Partners, L.P. which are under common control with Ardshiel, and excludes 30,957,161 shares of our common stock held by certain of our other stockholders who have granted proxies to Ardshiel or its affiliates to vote their shares.

(2) Represents shares beneficially owned by Ardshiel and its affiliates.
    Mr. Morley is the Co-President and a stockholder of Ardshiel and a managing member of Arddoor L.L.C., Ardatrium L.L.C. and Ardwing L.L.C., the general partner of Wing Partners, L.P. Mr. McCormick is the Co-President and a stockholder of Ardshiel and a member of Arddoor L.L.C., Ardatrium L.L.C. and Ardwing L.L.C. and a limited partner of Wing Partners, L.P. Accordingly, Messrs. Morley and McCormick may be deemed to be the beneficial owner of these shares. Messrs. Morley and McCormick disclaim beneficial ownership of these shares.

(3) The business address for these individuals is 1341 West Mockingbird Lane, Suite 1200W, Dallas, Texas 75247.

(4) Represents 17,137,513 shares beneficially owned by The Ellison
    Company, Inc. Mr. Ellison is the President and Chief Executive Officer of The Ellison Company, Inc. Mr. Ellison may be deemed to be the beneficial owner of these shares.

(5) Includes 1,130,156, 83,000, 741,316 and 375,000 shares of our common stock issuable upon exercise of options granted to Messrs. Hull, Long, Darby and Simi, respectively.

(6) Includes 1,939,259 shares of our Class B common stock.

(7) Represents shares of our Class A common stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

AMENDED AND RESTATED CREDIT FACILITY

    The following is a description of the general terms of the credit facility that are included in the credit agreement, dated as of October 2, 1998, as amended and restated as of October 25, 2000, among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger and syndication agent, Bank One, Texas, N.A., as documentation agent, and Fleet National Bank, as administrative agent, Atrium Corporation, as guarantor, Atrium Companies, as borrower, the lenders, Atrium Corporation and the subsidiaries of Atrium Companies, as guarantors. The following description does not purport to be complete and is subject to the credit agreement and the other documents entered into in connection with the credit agreement.

    The credit agreement provides for four separate facilities consisting of three term loans referred to as term loan A, term loan B and term loan C, and a revolving credit facility with a letter of credit sub-facility. The revolving credit facility together with the term loans are referred to in this prospectus as the credit facility. Term loan A, term loan B and term loan C are in the amount of $14.0 million, $70.25 million and $81.18 million, respectively, and have maturity dates of June 30, 2004, June 30, 2005 and June 30, 2006, respectively. Principal payments of the term loans amortize on a quarterly basis, beginning in December 2000. The revolving credit facility is in the amount of $47.0 million, of which $10.0 million is available under a letter of credit sub-facility. The revolving credit facility has a maturity date of June 30, 2004 and is available for working capital purposes and permitted acquisitions.

    The loans bear interest at either (a) a "base rate" equal to the higher of
(i) the federal funds rate plus 0.50% per annum or (ii) the administrative agent's prime rate, plus (A) in the case of the term loan B, 2.25%, (B) in the case of the term loan C, 2.50% and (C) in the case of the term loan A and the revolving credit facility 2.00%, or (b) LIBOR, plus (A) in the case of the term loan B, 3.250%, (B) in the case of the term loan C, 3.50% and (C) in the case of the term loan A and the revolving credit facility, 3.00%. Beginning June 30, 2001, the term loan and the revolving credit facility bear interest at a variable leverage-based rate ranging from the "base rate" plus 1.20% to 2.00% or LIBOR plus 2.20% to 3.00%.

    Atrium Companies pays a per annum commitment fee on the available unused commitment under the revolving credit facility. The commitment fee is calculated at a variable leveraged-based rate ranging from 0.25% to 0.50%. Such fees are payable quarterly in arrears and upon termination of the revolving credit facility.

    All amounts outstanding under the credit facility are secured by (1) a pledge of all of Atrium Companies' and its subsidiaries' capital stock and intercompany notes and (2) a security interest in substantially all of our, Atrium Companies' and its subsidiaries' properties and assets. We and each of Atrium Companies' subsidiaries have unconditionally guaranteed all of Atrium Companies' obligations under the credit agreement.

    Atrium Companies is required to make a mandatory prepayment of the credit facility in an amount equal to 75% of annual excess cash flow, which percentage may, under certain circumstances, be reduced to 50%. In addition, subject to certain exceptions, Atrium Companies is required to make a mandatory prepayment of the credit facility in an amount equal to (1) 100% of the net proceeds of asset sales and other asset dispositions, (2) 100% of the net proceeds of the issuance or incurrence of debt or of any sale and leaseback for proceeds in excess of a certain amount, and (3) 50% of the net proceeds from any issuance of equity securities in any public offering or private placement or from any capital contribution. Atrium Companies is also required to make a mandatory prepayment of outstanding amounts under the revolving credit facility when outstanding amounts exceed the commitment for the revolving credit facility. Atrium Companies is permitted to make voluntary prepayments of all or any portion of the credit facility in accordance with the terms of the credit agreement, without penalty or premium. In addition, Atrium

Companies may reduce the unutilized portion of the commitments under the revolving credit facility in accordance with the terms of the credit agreement, without penalty or premium.

    The credit agreement requires Atrium Companies to comply with certain covenants, which include limitations on indebtedness, liens and further negative pledges, investments, contingent obligations, dividends, redemptions and repurchases of equity interests, mergers, acquisitions and asset sales, capital expenditures, sale-leaseback transactions, transactions with affiliates, dividend and other payment restrictions affecting subsidiaries, changes in business, amendment of documents relating to other indebtedness and other material documents, creation of subsidiaries, designation of designated senior indebtedness in respect of the Atrium Companies notes, and prepayment or repurchase of other indebtedness. The credit agreement requires us to meet certain financial tests pertaining to interest coverage, fixed charge coverage and leverage.

ATRIUM COMPANIES NOTES

    The following is a description of the general terms of $175,000,000 aggregate principal amount of 10 1/2% senior subordinated notes due 2009 of Atrium Companies, issued under an indenture, dated as of May 17, 1999, as supplemented, among Atrium Companies, as the issuer, the guarantors parties thereto and State Street Bank and Trust Company, as trustee. Atrium Companies exchanged these notes in August 1999 for exchange notes with substantially similar terms, except that these exchange notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer.

    The Atrium Companies notes are general unsecured, senior subordinated obligations of Atrium Companies and are subordinated to all existing and future senior indebtedness of Atrium Companies. The Atrium Companies notes rank equally with all Atrium Companies' other existing and future senior indebtedness and rank senior to all Atrium Companies subordinated obligations. The guarantees of the Atrium Companies notes are unsecured senior subordinated obligations of the guarantors, and are subordinated to all existing and future senior indebtedness of the guarantors. The guarantees rank equally with all of the guarantors' other existing and future senior subordinated indebtedness and rank senior to all of the guarantors' subordinated obligations. The Atrium Companies notes mature on May 1, 2009, and as of September 30, 2000, there was $175.0 million in total principal amount outstanding.

    Each Atrium Companies note bears interest at a rate of 10 1/2% per annum from May 17, 1999, payable semiannually on May 1 and November 1 of each year. Interest payments on the Atrium Companies notes commenced on November 1, 1999.

    On or after May 1, 2002, Atrium Companies may redeem the Atrium Companies notes, in whole or in part, at a specified redemption price. The optional redemption price declines to 100% of the principal amount of Atrium Companies notes redeemed, plus accrued and unpaid interest, if any, for redemptions on or after May 1, 2007.

    On or before May 1, 2002, Atrium Companies may redeem up to 35% of the Atrium Companies notes at a specified redemption price with the proceeds of certain offerings of equity securities. In the event of certain specified change of control events, Atrium Companies is required to offer to repurchase all or any part of each holder's Atrium Companies notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to date of the repurchase. Before May 1, 2004, Atrium Companies may redeem the Atrium Companies notes as a whole, but not in part, upon the occurrence of certain change of control events, at a redemption price equal to 100% of the principal amount plus a premium and accrued and unpaid interest, if any, as of and to the date of redemption.

    Among other restrictions, the indenture governing the Atrium Companies notes contains certain covenants that restrict the ability of Atrium Companies and certain of its subsidiaries to, among other things,

    - incur additional indebtedness,

    - pay dividends on, redeem or repurchase capital stock,

    - make investments,

    - sell assets,

    - in the case of certain of Atrium Companies' subsidiaries, guarantee indebtedness, without guaranteeing the Atrium Companies notes,

    - engage in transactions with affiliates and

    - consolidate, merge or transfer all or substantially all of Atrium Companies' assets or the assets of its subsidiaries on a consolidated basis.

    Under the Atrium Companies indenture, if an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Atrium Companies notes by notice to Atrium Companies may declare the principal of and accrued and unpaid interest, if any, on all the Atrium Companies notes to be immediately due and payable.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

    The exchange notes will be issued under an indenture, dated as of [      ],
2001, among the Company and State Street Bank and Trust Company, as trustee. Upon the issuance of the exchange notes, the indenture will be governed by the Trust indenture Act of 1939, as amended.

    The exchange notes are also subject to certain provisions of the purchase agreement, dated as of October 25, 2000, among the Company and the Purchasers named therein.

    The following summary of certain provisions of the indenture, the purchase agreement and the exchange notes is not complete and is subject to all the provisions of the indenture, the purchase agreement and the exchange notes.

    You can find the definition of certain terms used in the following summary under the subheadings "--Certain Definitions" and "--Certain Definitions--Credit Facility."

    In this description of the exchange notes, references to the Company refer to Atrium Corporation and not to any of its subsidiaries. References to Atrium refer to Atrium Companies, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

    Principal, premium, and interest on the exchange notes will be payable, and the exchange notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York, which initially shall be the corporate trust office of the Trustee in New York, New York. Payment of interest may be made by check. Initially, the Trustee will act as paying agent and registrar for the exchange notes. The exchange notes may be presented for registration of transfer and exchange at the offices of the registrar.

    The exchange notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of exchange notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with such transfer or exchange.

TERMS OF EXCHANGE NOTES

    The exchange notes will be unsecured, senior pay-in-kind obligations of the Company, which are limited to $36,500,000 aggregate principal amount and such additional principal amount of exchange notes as may be paid as interest in accordance with the terms of the exchange notes. The exchange notes will mature on October 25, 2010.

    Interest on the exchange notes will accrue at the rate of 15% per annum through maturity; PROVIDED, that, during any time while a Default or Event of Default has occurred and remains uncured, the interest rate shall increase to the greater of (i) the interest rate then in effect plus 1% per annum and
(ii) the Prime Rate then in effect. If the Ratio (as derived from financial statements prepared on or prior to May 15, 2002) as of March 31, 2002 is not equal to or less than 3.75x, the interest rate on the exchange notes as of March 31, 2002 shall increase to 17% per annum; PROVIDED, that the interest rate on the exchange notes will return to 15% per annum at such time and only for such time as the Ratio is equal to or less than 3.75x; PROVIDED, HOWEVER, that if the Ratio is greater than 3.75x at any time thereafter, the interest rate will return to 17% per annum, as of the last date of the period for which the Ratio was calculated, until such time as the Ratio is equal to or less than 3.75x; PROVIDED, FURTHER, that any calculation of the Ratio delivered to the Trustee shall be accompanied by a certified Officers' Certificate executed by two officers of the Company, one of whom shall be the Chief Financial Officer of the Company. Interest on the exchange notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable semiannually on April 25 and October 25 of each year, commencing on April 25, 2001. Cash interest will begin to accrue on the exchange notes on the issuance date; PROVIDED that with respect to any Interest Payment Date on or prior to October 25, 2005, the Company will pay interest on such Interest Payment Date through the issuance of additional exchange notes (valued at 100% of the principal amount thereof) in an aggregate amount equal to the interest otherwise payable on such Interest Payment Date; PROVIDED, HOWEVER, that if, at any time, an Event of Default has occurred and payment on the exchange notes has been accelerated, then accrued and unpaid interest shall be payable in cash only.

    The exchange notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

OPTIONAL REDEMPTION

    The exchange notes will be redeemable at the option of the Company, in whole or in part (in a minimum principal amount of $1,000,000), at any time, at the redemption prices, expressed as percentages of the principal amount set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning on October 25 of the years indicated:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2000........................................................   108.000%
2001........................................................   107.000%
2002........................................................   106.000%
2003........................................................   105.000%
2004........................................................   104.000%
2005........................................................   103.000%
2006........................................................   102.000%
2007........................................................   101.000%
2008 and thereafter.........................................   100.000%

AHYDO REDEMPTION

    On April 25, 2006 and each Interest Payment Date thereafter, excluding the Interest Payment Date that falls on the Stated Maturity Date, the Company shall redeem a principal amount of the exchange notes on such date on a PRO RATA basis at a redemption price of 100% of the principal amount of the exchange notes so redeemed (the amount paid in order to redeem such exchange notes, the "PIK Redemption Amount"), such that the sum of the PIK Redemption Amount plus interest to be paid on such date with respect to all exchange notes equals the AHYDO Amount. The AHYDO Amount will equal the excess of (i) the aggregate amount includible in gross income with respect to the exchange notes (I.E., the amount of interest, including original issue discount accrued with respect to the exchange notes) from the date of issuance of the exchange notes through and including each accrual period of the exchange notes ending after the fifth year of the issuance of the exchange notes (each, an "Accrual Period"), determined as set forth in Section 163(i)(2)(A) of the Code, over (ii) the sum of (A) the product of the issue price of the exchange notes and their annual yield to maturity (calculated as twice the semiannual yield to maturity), determined as set forth in Section 163(i)(2)(B)(ii) of the Code, plus (B) the aggregate amount of interest payments paid on the exchange notes before the close of each such Accrual Period (excluding the PIK Redemption Amount and current interest payable in such Accrual Period), determined as set forth in Section 163(i)(2)(B)(i) of the Code.

SELECTION AND NOTICE.

    Except as set forth in the immediately preceding paragraph, in the event that less than all of the exchange notes are to be redeemed, selection of exchange notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange on which the exchange notes are listed; or if the exchange notes are not listed, on a national securities exchange, selection will be made on a pro rata basis or by such method as the Trustee will deem fair and appropriate.

    Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of exchange notes to be redeemed at its registered address.

    If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note will state the portion of the principal amount to be redeemed. A new exchange note in a principal amount equal to the unredeemed portion of the original exchange note will be issued in the name of the Holder thereof upon cancellation of their original exchange note. On and after the redemption date, interest will cease to accrue on exchange notes or portions called for redemption.

RANKING

    The exchange notes are senior unsecured obligations of the Company which rank senior in right of payment to all subordinated indebtedness of the Company and on parity in right of payment with all senior indebtedness of the Company.

    The exchange notes are effectively junior to secured obligations of the Company to the extent of the collateral securing those obligations, including our guarantee of borrowings under the Credit Facility and any borrowings under our future credit facilities, if any. The exchange notes are also structurally subordinated to all indebtedness and other liabilities issued or guaranteed by our Subsidiaries.

    Assuming that the Ellison transaction occurred on September 30, 2000, we would have had approximately, $182.1 million of senior indebtedness outstanding, exclusive of unused commitments under the revolving credit facility, and the guarantors would have had approximately $0.5 million of senior indebtedness outstanding, exclusive of their guarantee of approximately $181.8 million of our senior indebtedness.

CERTAIN COVENANTS--INDENTURE

    The indenture contains, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS. The Company will not, directly or indirectly, Incur any Indebtedness (including any Acquired Indebtedness) or issue Disqualified Stock or Preferred Stock, except that the Company may Incur each and all of the following:

        (1) Indebtedness of the Company evidenced by the Initial Notes, the exchange notes and the indenture;

        (2) Indebtedness represented by a guarantee of (1) Atrium's obligations under the Credit Facility in an aggregate principal amount not exceeding $215,000,000; (2) Atrium's obligations under the Atrium Notes in an aggregate principal amount not exceeding $175,000,000; and (3) Indebtedness of a Restricted Subsidiary of the Company Incurred under clause (b) below or clause (4) of the definition of "Permitted Indebtedness," and any refinancing thereof under clause (3) of such definition; and

        (3) Indebtedness of the Company the proceeds of which are used solely to refinance Indebtedness Incurred under clause (1) above; PROVIDED that
    (A) the principal amount of Indebtedness incurred pursuant to this clause (3) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the total aggregate principal amount of the exchange notes refinanced, plus (y) the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus (z) the amount of expenses in connection therewith, (B) the new Indebtedness refinancing such Indebtedness shall have a Weighted Average Life to Stated Maturity that is equal to or greater than the remaining Weighted Average Life to Stated Maturity of such

    Indebtedness and shall have no scheduled principal payment prior to the 91st day after the Stated Maturity for the final scheduled principal payment of such Indebtedness, and (C) in the case of any partial refinancing of the exchange notes, such new Indebtedness shall be unsecured.

    The Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness or issue Disqualified Stock or Preferred Stock other than to (and so long as it is held by) the Company or a Wholly-Owned Subsidiary of the Company; PROVIDED, HOWEVER, that Atrium and the other Restricted Subsidiaries of the Company may Incur Indebtedness and Atrium may issue Disqualified Stock, if (i) on the date thereof and immediately after giving PRO FORMA effect thereto and the use of the proceeds thereof (in accordance with the definition of "Consolidated Coverage Ratio"), the Consolidated Coverage Ratio is at least equal to 2.00:1.00 and (ii) no Default (including, without limitation, a Default under the provisions of the covenants described under "--Certain Covenants--Indenture--Maximum Total Leverage Ratio" and "--Certain Covenants--Indenture--Minimum Interest Coverage Ratio" below) shall have occurred and be continuing.

    Notwithstanding the foregoing paragraph, each and all of the following will be permitted:

        (a) Indebtedness Incurred by Atrium or any Restricted Subsidiary of the Company pursuant to the Credit Facility (including, without limitation, any renewal, extension, refunding, restructuring, replacement or refinancing thereof referred to in the definition thereof); PROVIDED, HOWEVER, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (a) does not exceed $175,000,000 at any time outstanding, less the aggregate principal amount thereof required to be repaid with the net proceeds of Asset Dispositions (to the extent, in the case of a repayment of revolving credit Indebtedness, the commitment to advance the loans repaid has been terminated);

        (b) Indebtedness Incurred by Atrium or any Restricted Subsidiary of the Company represented by Capitalized Lease Obligations, mortgage financing or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a Related Business or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; PROVIDED, HOWEVER, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (b) shall not exceed $5.0 million at any time outstanding;

        (c) Permitted Indebtedness; and

        (d) Indebtedness Incurred by Atrium or any Restricted Subsidiary of the Company (other than Indebtedness described in clauses (a)-(c) above) in a principal amount outstanding which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (d) and then outstanding, will not exceed $5.0 million (it being understood that any Indebtedness Incurred under this clause (d) shall cease to be deemed Incurred or outstanding for purposes of this clause (d) but shall be deemed to be Incurred for purposes of the foregoing paragraph from and after the first date on which Atrium or such Restricted Subsidiary could have Incurred such Indebtedness under the foregoing paragraph without reliance upon this clause (d)).

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types and such item of Indebtedness may be divided and classified in more than one of such types.

    The Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness other than Non-Recourse Debt.

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (other than Disqualified Stock), except

           (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, and

           (B) dividends or distributions by a Restricted Subsidiary of the Company paid (i) to the Company or a Restricted Subsidiary of the Company and (ii) if such Restricted Subsidiary paying the dividend or making the distribution is not a Wholly-Owned Subsidiary of the Company, to its other Holders of Capital Stock on a PRO RATA basis; or

        (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than a Restricted Subsidiary of the Company or any Capital Stock of a Restricted Subsidiary of the Company held by Persons other than the Company or another Restricted Subsidiary of the Company (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock); or

        (3) make any Investment (other than a Permitted Investment) in any Person;

(any of the foregoing actions described in clauses (1) through (3), other than the exclusions therefrom, are collectively referred to as, "Restricted Payments").

    Notwithstanding the foregoing paragraph above, such foregoing provisions will not prohibit the following actions:

        (a) dividends paid within 30 days after the date of declaration if at such date of declaration such dividend would have complied with this covenant;

        (b) any payment made or transaction entered into pursuant to the Ellison Acquisition Agreement;

        (c) so long as no Default is continuing or would result therefrom, payments

           (i) in amounts and at the times necessary to permit the Company to purchase, redeem, acquire, cancel or otherwise retire for value Capital Stock of the Company or stock purchases or similar rights in respect of its Capital Stock, in each case held by officers, directors or employees of the Company or of any of its Subsidiaries, upon, in connection with or following death, disability, retirement, severance or termination of employment or service or pursuant to any agreement under which such Capital Stock was issued, or

           (ii) to enable the Company to make cash payments to Holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

        PROVIDED, HOWEVER, that the amount of the payments made pursuant to subclauses (i) and (ii) of this clause (c) after the Issue Date does not exceed $7.5 million.

        (d) so long as no Default has occurred and is continuing or would result therefrom, the redemption by the Company of the Series B Shares in accordance with the provisions of the Company's Amended and Restated Charter; and

        (e) so long as no Default has occurred and is continuing or would result therefrom, the redemption of the Shares in accordance with the provisions of Sections 6 and 7 of the Registration Rights and Stockholders Agreement.

    CHANGE OF CONTROL. Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part of such Holder's exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, such repurchase to be made in accordance with the following paragraphs.

    A Change of Control will result in an event of default under the Credit Facility, permitting the lenders to accelerate all unpaid amounts, in which case such indebtedness would be required to be repaid in full before repurchase of the exchange notes. We cannot assure you we will have funds available to pay the accelerated amounts and to repurchase the exchange notes.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Company or of a Restricted Subsidiary of the Company (an "Affiliate Transaction") unless

        (1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, than those that could be obtained in arm's-length dealings with a Person who is not such an Affiliate,

        (2) in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, the terms of such transaction have been approved by at least a majority of the members of the Board of Directors of the Company,

        (3) in the event such Affiliate Transaction or series of related Affiliate Transactions involves an aggregate amount in excess of $10.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary from a financial point of view.

        The requirements of this covenant shall not apply to

           (a) any Restricted Payment or other payment or Investment permitted to be made pursuant to the covenant described under "--Certain Covenants--Indenture--Limitation on Restricted Payments,"

           (b) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company,

           (c) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries,

           (d) any transaction between or among the Company and any Restricted Subsidiary of the Company or between or among its Restricted Subsidiaries, so long as no Person, other than a Restricted Subsidiary of the Company, that is an Affiliate of the Company has any direct or indirect interest in such Restricted Subsidiary,

           (e) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business,

           (f) transactions pursuant to agreements as in existence on the Issue Date,

           (g) any employment, noncompetition or confidentiality agreements entered into by the Company or any of the Restricted Subsidiaries with its employees in the ordinary course of business,

           (h) the issuance of Capital Stock of the Company or Atrium,

           (i) any obligations of the Company or Atrium in respect of management fees payable to Ardshiel pursuant to agreements as in effect on the Issue Date;

           PROVIDED, HOWEVER, (A) so long as any Default described in clause (3) of "--Events of Default," below, arising by virtue of a default in the performance of any obligation described under "--Certain Covenants--Indenture--Maximum Total Leverage Ratio" and "--Certain Covenants--Indenture--Minimum Interest Coverage Ratio," below, has not been cured or waived and the Company shall not subsequently be in compliance therewith in each case within 90 days after the occurrence thereof, payments pursuant to the agreements described in clause (i) of this covenant shall only be permitted in an amount equal to 50% of the amount then due (other than any accrued and unpaid portion); and (B) so long as an Event of Default described in clause (1) or (2) of "--Events of Default," below, has occurred and is continuing, no payments shall be made pursuant to the agreements described in clause (i) of this covenant.

    LIMITATION ON SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES OF THE COMPANY. The Company will not permit any of its Restricted Subsidiaries to issue any Capital Stock to any Person (other than to the Company or a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Capital Stock of a Restricted Subsidiary of the Company, if in either case as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that this covenant shall not prohibit (x) the Company or any of its Restricted Subsidiaries from selling, transferring or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary of the Company or (y) the designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary of the Company in compliance with the indenture.

    LIMITATION ON LIENS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind, other than Permitted Liens, against any of their respective properties or assets now owned or hereafter acquired, or any proceeds, income or profits therefrom, except for (1) Liens securing the Company's guarantee under the Credit Facility or any guarantee of the Credit Facility by any Restricted Subsidiary and (2) Liens on any property or assets of any Restricted Subsidiary of the Company to the extent securing Indebtedness Incurred by such Restricted Subsidiary of the Company.

    LIMITATION ON SALE OF ASSETS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Asset Disposition, unless (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Company's Board of Directors, of the assets sold or otherwise disposed of and
(2) at least 75% of such consideration consists of cash or Cash Equivalents.

    If all or a portion of the Net Available Cash of any Asset Disposition is not required to be applied to repay permanently any Indebtedness of Atrium or its Restricted Subsidiaries outstanding as required by the terms thereof, or the Company determines not to apply such Net Available Cash to the permanent repayment of the Indebtedness of Atrium or its Restricted Subsidiaries that is required to be prepaid, or if no Indebtedness of Atrium is outstanding, then the Company or such Restricted Subsidiary may apply such Net Available Cash to acquire Additional Assets within 360 days after the receipt thereof.

    To the extent all or part of the Net Available Cash in respect of any Asset Disposition is not applied within 360 days of the applicable Asset Disposition as described in the immediately preceding paragraph of this covenant (such Net Available Cash, the "Unutilized Net Available Cash"), the Company shall, within 20 days after the date that is 360 days from the receipt of such Net Available Cash, make an offer to purchase (the "Net Available Cash Offer") all outstanding exchange notes up to a maximum principal amount of exchange notes equal to the Unutilized Net Available Cash, at a purchase price in cash equal to 100% thereof, plus accrued and unpaid interest thereon, if any, to the purchase date; PROVIDED, HOWEVER, that the Net Available Cash Offer may be deferred until there is aggregate Unutilized Net Available Cash equal to or in excess of $10 million, at which time the entire amount of such Unutilized Net Available Cash, and not just the amount in excess of $10 million, shall be applied as required pursuant to this paragraph.

    For purposes of this covenant, "Notes Portion of Unutilized Net Available Cash" in respect of a Net Available Cash Offer means (a) if no Other Indebtedness is concurrently being offered to be purchased, the amount of the Unutilized Net Available Cash in respect of such Net Available Cash Offer and
(b) if Other Indebtedness is concurrently being offered to be purchased, an amount equal to the product of (x) the Unutilized Net Available Cash in respect of such Net Available Cash Offer and (y) a fraction the numerator of which is the principal amount of all exchange notes tendered pursuant to the Net Available Cash Offer related to such Unutilized Net Available Cash (the "Notes Amount") and the denominator of which is the sum of the Notes Amount and the lesser of the aggregate principal face amount or accreted value as of the relevant purchase date of all Other Indebtedness tendered pursuant to a concurrent offer to purchase such Other Indebtedness made at the time of such Net Available Cash Offer.

    With respect to any Net Available Cash Offer effected pursuant to this covenant, to the extent that the principal amount of the exchange notes tendered pursuant to such Net Available Cash Offer exceeds the exchange Notes Portion of Unutilized Net Available Cash with respect thereto, the exchange notes shall be purchased PRO RATA based on the principal amount of the exchange notes tendered by each Holder. Holders whose exchange notes are purchased only in part will be issued new exchange notes equal in principal amount to the unpurchased portion of the exchange notes surrendered.

    To the extent the Unutilized Net Available Cash available for any Net Available Cash Offer effected pursuant to this covenant exceeds the aggregate purchase price for the exchange notes validly tendered and purchased by the Company pursuant thereto, such excess shall no longer be deemed Unutilized Net Available Cash and shall be available to the Company and its Restricted Subsidiaries for any purpose not prohibited under the indenture.

    For the purposes of this covenant, the following will be deemed to be cash (but not Net Available Cash): (x) the assumption by the transferee of Indebtedness of the Company or any of its Restricted Subsidiaries and the release of the Company or any of its Restricted Subsidiaries from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with the second paragraph under this covenant) and (y) securities received by the Company or any of its Restricted Subsidiaries from the transferee that are promptly converted (but in no event later than 30 days after the relevant Asset Disposition) by the Company or such Restricted Subsidiary into cash.

    The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES OF THE COMPANY. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock to the Company or any other Restricted Subsidiary of the Company or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company,
(ii) make any loans or advances to the Company or to any other Restricted Subsidiary of the Company which directly or indirectly owns the Capital Stock of such Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or to any other Restricted Subsidiary of the Company which directly or indirectly owns the Capital Stock of such Restricted Subsidiary, except for:

        (1) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company or Atrium, and outstanding on such date (A) in anticipation of such acquisition, or (B) other than Indebtedness issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company or Atrium as the case may be;

        (2) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Restricted Subsidiary; PROVIDED that (A) such restrictions do not prohibit payments, transfers, loans, advances or distributions either on or after the fifth anniversary of the Closing Time or otherwise necessary for the Company to make scheduled payments of principal, interest and premium on Indebtedness of the Company absent a payment default or event of default in respect of the Indebtedness of the Company absent a payment default or event of default in respect of the Indebtedness of such Restricted Subsidiary, and
    (B) the chief financial officer of the Company determines in good faith that any such restrictions are commercially reasonable for a borrower engaged in a business comparable to the Company that has substantially comparable Indebtedness, and any such restrictions shall not materially affect the Company's ability to make scheduled payments of principal, premium or interest payments on the exchange notes;

        (3) in the case of clause (iii) in the opening paragraph of this covenant, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
    (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture, (C) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Subsidiaries in any manner material to the Company or any such Restricted Subsidiary;

        (4) in the case of clause (iii) in the opening paragraph of this covenant, above, restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; PROVIDED, that such Indebtedness and such Lien is permitted by the indenture;

        (5) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

        (6) encumbrances or restrictions arising or existing by reason of applicable law.

    PROVISION OF FINANCIAL STATEMENTS. For so long as the exchange notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall, to the extent permitted by SEC practice and applicable law and regulations, file with the SEC the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such
Section 13(a) or 15(d), or any successor provision thereto, if the Company was so subject, such documents to be filed with the SEC on or prior to the date (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company was so subject. The Company shall also in any event within 15 days of each Required Filing Date, whether or not permitted or required to be filed with the SEC, (i) transmit or cause to be transmitted by mail to all holders of exchange notes, as their names and addresses appear in the security register, without cost to such holders and
(ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, if the Company were subject to either of such sections.

    In addition, for so long as any exchange notes remain outstanding, the Company shall furnish to the holders of exchange notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial Holder of exchange notes known to the Company, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such Holder.

    CONSOLIDATION, MERGER, SALE OF ASSETS, ETC. The Company will not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all its assets to, any Person or permit any of its Restricted Subsidiaries to enter into any such transaction if such transaction would result in the sale, conveyance, transfer or lease of all or substantially all of the assets of the Company and its Restricted Subsidiaries on a consolidated basis, unless:

        (1) the Surviving Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Surviving Person shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the exchange notes and the indenture and the Exchange and Registration Rights Agreement;

        (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Surviving Person as a result of such transaction as having been Incurred by the Surviving Person or any such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

        (3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Surviving Person as a result of such transaction as having been Incurred by the Surviving Person or any such Restricted Subsidiary at the time of such transaction), the Surviving Person would be able to Incur an additional $1.00 of Indebtedness pursuant to the second paragraph under the covenant described under "--Certain Covenants--Indenture--Limitation on Indebtedness."

Notwithstanding clauses (2) and (3) above:

        (a) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Wholly Owned Subsidiary of the Company; and

        (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

    In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements of the indenture.

    Upon any consolidation or merger of the Company or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company in accordance with this covenant in which the Company is not the Surviving Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under the indenture, the exchange notes and the Exchange and Registration Rights Agreement with the same effect as if such successor corporation had been named as the Company and, thereafter, except in the case of (a) a lease or (b) any sale, assignment, conveyance, transfer or other disposition to a Restricted Subsidiary of the Company, the Company shall be discharged from all obligations and covenants under indenture, the exchange notes and the Exchange and Registration Rights Agreement.

    For all purposes of the indenture and the exchange notes, Subsidiaries of any Surviving Person shall upon such transaction or series of related transactions become Restricted Subsidiaries unless designated as Unrestricted Subsidiaries pursuant to and in accordance with the terms of the indenture. All Indebtedness and all Liens on property or assets of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

    OWNERSHIP OF ATRIUM AND ELLISON. The Company will at all times be the legal and record owner of 100% of the Capital Stock of Atrium and Atrium will at all times be the legal and record owner of 100% of the Capital Stock of Ellison.

    MAXIMUM TOTAL LEVERAGE RATIO. The Total Leverage Ratio shall not, as of any Test Date at any period set forth in the table below, exceed the ratio set forth opposite such period in the table below:

PERIOD                                                         RATIO
------                                                        --------
From the Issue Date until 12/30/01..........................   5.75:1
12/31/01 - 12/30/02.........................................   5.50:1
12/31/02 - 12/30/03.........................................   5.00:1
12/31/03 - 12/30/04.........................................   4.50:1
12/31/04 - 12/30/05.........................................   4.25:1
12/31/05 and thereafter.....................................   4.00:1

    Capitalized terms in the first sentence of this covenant have the meanings ascribed to them in the Credit Facility and are included in this summary under the subheading "--Certain Definitions--Credit Facility"; PROVIDED, that the Indebtedness represented by the exchange notes and all Preferred Stock (valued at the greater of (x) the aggregate liquidation value thereof or (y) the aggregate mandatory redemptions payable with respect thereto) of the Company or any of its Subsidiaries shall be included in Total Debt, interest paid on the exchange notes in cash only and any mandatory Dividend Payments with respect to any Preferred Stock of the Company or any of its Subsidiaries shall be included in consolidated EBITDA.

    MINIMUM INTEREST COVERAGE RATIO. The Interest Coverage Ratio shall not, as of any Test Date during any period set forth in the table below, be less than the ratio set forth opposite such period in the table below:

PERIOD                                                         RATIO
------                                                        --------
From the Issue Date until 12/30/01..........................    1.40x
12/31/01 - 12/30/02.........................................    1.65x
12/31/02 - 12/30/03.........................................    1.90x
12/31/03 - 12/30/04.........................................    2.15x
12/31/04 and thereafter.....................................    2.40x

    Capitalized terms in the first sentence of this covenant have the meanings ascribed to them in the Credit Facility and are included in this summary under the subheading "--Certain Definitions- Credit Facility"; PROVIDED, that interest paid on the exchange notes in cash only and any mandatory Dividend Payments with respect to any Preferred Stock of the Company or any of its Subsidiaries shall be included in the calculations made pursuant to such definitions.

    LIMITATION ON LINES OF BUSINESS. The Company will not engage in any business other than owning 100% of the Capital Stock of Atrium and will not permit any Restricted Subsidiary of the Company to engage in any business other than a Related Business.

CERTAIN COVENANTS--PURCHASE AGREEMENT

    The Purchase Agreement contains, among other, the following covenants:

    COVENANT TO PROVIDE INFORMATION. The Company shall deliver to each Holder of exchange notes, to the extent requested by such holders:

    (A) MONTHLY AND QUARTERLY STATEMENTS. As soon as available, but in any event within 30 days after the end of each month (unless such month is also the end of a fiscal quarter, in which case within 45 days (or, if SEC Form 12b-25 is filed in respect of the fiscal quarter then ended, 50 days)) and within 45 days (or, if SEC Form 12b-25 is filed in respect of such fiscal quarter, 50 days) after the end of each quarter, duplicate copies of:

        (1) consolidated balance sheets of the Company and its Subsidiaries as at the end of such month or quarter,

        (2) consolidated statements of income of the Company and its Subsidiaries for such month or quarter and for the portion of the fiscal year ending with such month or quarter as applicable, and

        (3) consolidated statements of stockholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and for the portion of the fiscal year ending with such quarter,

in each case setting forth in comparative form the figures for the corresponding periods in the prior fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to periodic financial statements generally, and fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, subject to changes resulting from normal year-end adjustments that will not be material in amount or effect, and accompanied by a certificate of the chief financial officer of the Company to the foregoing effect.

    (B) ANNUAL STATEMENTS. As soon as available, but in any event within 90 days (or, if SEC Form 12b-25 is filed in respect of such fiscal year, 105 days) after the end of each fiscal year of the Company, duplicate copies of:

        (1) consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such year, and

        (2) consolidated and consolidating statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such year,

in each case setting forth in comparative form the figures for the prior fiscal year, all in reasonable detail, prepared in accordance with GAAP, fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, and accompanied by:

           (i) an opinion thereon of PricewaterhouseCoopers LLP or other comparable independent certified public accountants of recognized national standing, which opinion shall state that such financial statements (other than consolidating statements) present fairly, in all material respects, the financial position of the Persons being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements (other than consolidating statements) has been made in accordance with GAAP, and that such examination provides a reasonable basis for such opinion in the circumstances, and

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           (ii) a certificate of the chief financial officer of the Company stating that such financial statements have been prepared in accordance with GAAP applicable to periodic financial statements generally and fairly present, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows;

PROVIDED, HOWEVER, that if the Company is then subject to the reporting requirements under Section 13 or Section 15(d) of the Exchange Act, the delivery by the Company of an Annual Report on Form 10-K or any successor form within the time periods above described shall satisfy the requirements of this paragraph (2). The consolidating balance sheet and statements of income, stockholders' equity and cash flows required by this paragraph may be in the form contained in the notes to the financial statements included in a Form 10-K.

    (C)  COMPLIANCE CERTIFICATE.

        (1) concurrently with the delivery of financial statements referred to in paragraph (B), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default relating to the covenants described under "Description of Exchange Notes--Certain Covenants--Maximum Total Leverage Ratio" and "Description of Exchange Notes--Certain Covenants--Minimum Interest Coverage Ratio," above, except as specified in such certificate; and

        (2) at the time it furnishes each set of financial statements pursuant to paragraph (A) or (B) above, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that Company has taken and proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary (to the extent applicable) to determine whether the Company is in compliance with certain other covenants under the Purchase Agreement and the covenants incorporated from the indenture as of the end of the respective quarterly fiscal period or fiscal year.

           (D) OTHER INFORMATION. Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent to any of its security holders in their capacity as such or made available generally by the Company or any of its Subsidiaries and all regular and periodic reports and all registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the SEC or any governmental authority succeeding to any of its functions.

           (E) NOTICE OF DEFAULT. Promptly, but in any event within 3 Business Days, after any officer of the Company becomes aware of a Default or Event of Default with respect to the Initial Notes or that any Person has given any notice or taken any other action with respect to a claimed Default or Event of Default, a written notice thereof to the holders specifying the nature and existence thereof and what action the Company is taking or proposes to take with respect thereto.

           (F) ADDITIONAL INFORMATION TO HOLDERS OF OTHER INDEBTEDNESS. Simultaneously with the furnishing of such information to any other Holder of Debt Securities of the Company or any of its Restricted Subsidiaries, (i) copies of all other financial statements, reports or projections with respect to the Company or its Subsidiaries which are broader in scope or on a more frequent basis than the Company is otherwise required to provide under the Purchase Agreement and
       (ii) copies of all studies, reviews, reports or assessments relating to environmental matters that reveal circumstances, events or other matters that would reasonably be likely to have a Material Adverse Effect.

           (G) CREDIT FACILITY. Promptly after the occurrence thereof, copies of any amendment, waiver or other modification of the terms of the Credit Facility.

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           (H) ANNUAL BUDGETS. As soon as practicable and in any event within
       60 days after the beginning of each fiscal year of the Company, a consolidated plan and financial forecast for such fiscal year, including without limitation (1) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, together with an officer's certificate demonstrating pro forma compliance for such fiscal year with the provisions described under "--Certain Covenants--Indenture--Maximum Total Leverage Ratio" and "--Certain Covenants--Indenture--Minimum Interest Coverage Ratio," above, and an explanation of the assumptions on which such forecasts are based, and
       (2) forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for each month of each such fiscal year, together with an explanation of the assumptions on which such forecasts are based.

    COMPLIANCE WITH LAW. The Company will, and will cause each of its Subsidiaries to, comply with all requirements of Law and shall obtain and maintain, and shall cause each of its Subsidiaries to obtain and maintain, all Permits necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that any such noncompliance with any requirements of Law or any failure to obtain or maintain such Permits, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

    MANDATORY AHYDO REDEMPTION. The Company agrees and covenants the AHYDO Amount shall be calculated in accordance with the methodology set forth in the Code, which is represented above under "--Redemption--AHYDO Redemption". The Company agrees and covenants that based upon the formula referred to in the immediately preceding sentence the AHYDO Amount payable on April 25, 2006 shall be the amount required by the Code to be paid in order to avoid the disallowance of an interest deduction to the Company.

    INSPECTION RIGHTS. So long as any of the exchange notes or Shares remain outstanding (but only if the requesting Holder owns exchange notes or at least 50% of the Series A Shares originally purchased by such Holder pursuant to the Purchase Agreement), the Company shall permit the representatives of each such Holder that is an Institutional Investor to, and upon reasonable prior notice to the Company:

        (1) if no Default or Event of Default then exists, at the expense of such Holder, visit the principal executive office of the Company to discuss the affairs, finances and accounts of the Company and the Subsidiaries with the Company's officers, all at such reasonable times and as often as may be reasonably requested in writing; and

        (2) if a Default or Event of Default then exists, at the expense of the Company, visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent chartered accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and the Subsidiaries), all at such reasonable times, with reasonable notice so as to afford the Company adequate opportunity to have an executive officer of the Company present at any such examination, visitation, inspection or discussion, and as often as may be requested.

    Anything in this covenant to the contrary notwithstanding, the Company shall not be required to disclose, discuss or permit the inspection or examination of any information (i) which is subject to a bona fide confidentiality agreement entered into in good faith with a customer, supplier, joint venture affiliate or other Person in the ordinary course of business, or (ii) with respect to which Paul, Hastings, Janofsky & Walker LLP or other recognized independent counsel for the Company has, within five Business Days after an Institutional Investor Holder's request hereunder, affirmatively stated to the Company that disclosure of such information to such Holder is prohibited by law.

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    RESALE OFFERING ASSISTANCE.  At any time following 24 months after the
Closing Time (provided that the Company (or its equivalent from a financial reporting standpoint), is not then reporting on filings made with the SEC in accordance with the requirements of Section 13 or 15(d) of the Exchange Act) (the "Assistance Period"), the Company will, if reasonably requested by a Holder that is an original Purchaser under the Purchase Agreement, assist the holders of Securities in completing any private or public resale of any portion thereof (including any such resales of the Securities pursuant to any Private Offering) in accordance with the Holders' intended method of distribution. Such assistance may, in each case, include the following:

        (i) direct contact between the Company's senior management and advisors and prospective purchasers and hosting of one or more meetings of prospective purchasers; and

        (ii) responding to reasonable inquiries of, and providing answers to, each prospective purchaser who so requests concerning the Company and its Subsidiaries (to the extent such information is available or can be acquired and made available to prospective purchasers without unreasonable effort or expense and to the extent the provision thereof is not prohibited by any Law or applicable confidentiality restrictions) and the terms and conditions of the applicable distribution; provided that the Company shall not be required to disclose any confidential information to any party that the Company reasonably and in good faith believes will use such information in a manner that is materially adverse to the Company.

EVENTS OF DEFAULT

    "Event of Default" under the indenture means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (1) default in any payment of interest on any exchange note when the same becomes due and payable, and such default continues for a period of 5 days; or

        (2) default in the payment of the principal of and premium, if any, on the exchange notes when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise (including, without limitation, the PIK Redemption Amount); or

        (3) The Company or any Subsidiary fails to comply with any of its obligations in "--Certain Covenants--Indenture--Consolidation, Merger, Sale of Assets, Etc.," paragraph (E) of "--Certain Covenants--Purchase Agreement--Covenants to Provide Information," "--Certain Covenants-- Purchase Agreement--Inspection Rights," and "--Maximum Total Leverage Ratio" and "--Minimum Interest Coverage Ratio," all described above, under the "--Certain Covenants--Indenture" subheading; or

        (4) the Company fails to comply with any of its obligations described under "Certain Covenants--Purchase Agreement--Covenants to Provide Information" (other than paragraph (E)), certain other covenants under the indenture (including those described in "--Provision of Financial Information," "--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Change of Control," "--Limitation on Transactions with Affiliates," "--Limitation on Sale of Assets," "--Limitation on Liens," "--Limitation on Sale of Capital Stock of Restricted Subsidiaries of the Company," "--Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries of the Company," "--Ownership of Atrium and Ellison" and "--Limitation on Lines of Business" described above under the subheading "--Certain Covenants--Indenture") (in each case other than a failure to repurchase exchange notes when required pursuant to the provisions described

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    in the paragraph "--Certain Covenants--Indenture--Change of Control," or
    "--Certain Covenants--Indenture--Limitation on Sale of Assets," which failure shall constitute an Event of Default under clause (2) above) and such failure continues for 30 days (other than a failure to deliver documents required by "Certain Covenants--Indenture--Provision of Financial Information," which failure shall constitute an Event of Default if such failure continues for 3 days) after the earlier of (a) a responsible officer obtaining actual knowledge of such failure and (b) written notice of such failure requiring the Company to remedy the same shall have been given
    (i) to the Company by the Trustee or (ii) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding exchange notes; or

        (5) the Company fails to comply with any of its obligations in the exchange notes or the indenture (other than those referred to in clause (1), (2), (3) or (4) above) and such failure continues for 60 days after the earlier of (a) a responsible officer obtaining actual knowledge of such failure and (b) written notice of such failure requiring the Company to remedy the same shall have been given (i) to the Company by the Trustee or
    (ii) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding exchange notes; or

        (6) there is a default under any Indebtedness in principal amount in excess of $5 million of the Company or any Restricted Subsidiary, whether or not such Indebtedness has been accelerated, and such default shall not have been cured or waived within the grace period provided for by the terms of such Indebtedness; or

        (7) one or more judgments or decrees for the payment of money in excess of $5 million in the aggregate (to the extent not covered by insurance maintained with an independent insurer that has acknowledged its liability in writing) is entered against the Company or any Significant Subsidiary and such judgment or decree remains undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable; or

        (8) the Company or any Significant Subsidiary of the Company pursuant to or under or within the meaning of any Bankruptcy Law:

           (i) commences a voluntary case or proceeding;

           (ii) consents to the making of a Bankruptcy Order in an involuntary case or proceeding or the commencement of any case against it;

          (iii) consents to the appointment of a Custodian of it or for any substantial part of its property;

           (iv) makes a general assignment for the benefit of its creditors;

           (v) files an answer or consent seeking reorganization or relief;

           (vi) shall admit in writing its inability to pay its debts generally; or

          (vii) consents to the filing of a petition in bankruptcy.

        (9) a court of competent jurisdiction in any involuntary case or proceeding enters a Bankruptcy Order against the Company or any Significant Subsidiary, and such Bankruptcy Order remains unstayed and in effect for 60 consecutive days

        (10) a Custodian shall be appointed out of court with respect to the Company or any Significant Subsidiary or with respect to all or any substantial part of the assets or properties of the Company or any Significant Subsidiary; or

        (11) any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Company or by any Officer of the Company in respect of any statement or certificate at any time given by or on behalf of the Company or by any Officer of the Company in

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
    writing pursuant hereto or in connection herewith or therewith shall be false on the date as of which made and such falsity shall have or could reasonably be expected to have a Material Adverse Effect.

    If an Event of Default (other than as specified in clauses (8), (9) or (10) above with respect to the Company) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the exchange notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding exchange notes due and payable immediately, upon which declaration all such amounts payable in respect of the exchange notes will become and be immediately due and payable. If an Event of Default specified in clauses (8), (9) or (10) with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding exchange notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of exchange notes.

    Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the exchange notes because an Event of Default specified in clause (6) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or paid or such Event of Default shall have been cured or waived by the holders of such Indebtedness and written notice of such discharge, cure or waiver, as the case may be, shall have been given to the holders of such exchange notes by the Company or by the requisite holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the exchange notes, and no other Event of Default shall have occurred that has not been cured or waived during such 30-day period.

    At any time after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of more than 75% in aggregate principal amount of the outstanding exchange notes, by written notice to the Company and the Trustee, may rescind such declaration if all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the exchange notes that has become due solely by such declaration of acceleration, have been cured or waived.

    If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the indenture or the exchange notes unless

        (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

        (2) holders of at least 25% in principal amount of the outstanding exchange notes have requested the Trustee to pursue the remedy,

        (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

        (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

        (5) the holders of a majority in principal amount of the outstanding exchange notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

    The holders of more than 75% in aggregate principal amount of the outstanding exchange notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is

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unduly prejudicial to the rights of any other Holder or that would involve the
Trustee in personal liability. Prior to taking any action under the indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as its Board of Directors, a committee of its Board of Directors or a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of exchange notes. In addition, the Company is required to deliver to the Trustee, written notice of any events which would constitute certain Defaults within 30 days after the occurrence of such events.

AMENDMENTS AND WAIVERS

    Amendments and modifications of the Indenture or the exchange notes may be made by the Company and the Trustee with the consent of the holders of more than 75% of the principal amount of the outstanding exchange notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each outstanding exchange note affected thereby:

        (1) reduce the amount of exchange notes whose holders must consent to an amendment;

        (2) reduce the stated rate of or extend the stated time for payment of interest on any exchange note;

        (3) reduce the principal of or change the stated maturity of any exchange note;

        (4) reduce the premium payable upon the redemption or repurchase of any exchange note or change the time at which any exchange note may be redeemed;

        (5) make any exchange note payable in money other than that stated in the note;

        (6) impair the right of any Holder to receive payment of principal of and interest on such Holder's exchange notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's exchange notes;

        (7) modify the ranking or priority of any exchange note in any adverse manner;

        (8) following the occurrence of a Change of Control or an Asset Disposition, modify in a manner materially adverse to the holders of exchange notes affected thereby the provisions of any covenant in the indenture requiring the Company to make and consummate an offer to purchase with respect to such Change of Control or a Net Available Cash Offer with respect to such Asset Disposition;

        (9) make any change in the amendment or waiver provisions which require each affected Holder's consent.

    The Holders of more than 75% in aggregate principal amount of the outstanding exchange notes may on behalf of the Holders of all the exchange notes waive any past Default hereunder and its consequences, except a Default:

        (1) in the payment of the principal of, premium, if any, or interest on any exchange note or

        (2) in respect of a covenant or provision thereof which under Article Nine of the indenture cannot be modified or amended without the consent of the Holder of each outstanding exchange note affected thereby.

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    Upon any such waiver, such Default shall cease to exist, and any Event of
Default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

    Without the consent of any Holders, the Company, when authorized by a board resolution of the Board of Directors of the Company, and the Trustee, at any time and from time to time, may amend, waive, modify or supplement the indenture or the exchange notes for any of the following purposes:

        (1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the exchange notes in accordance with the provision described in "Certain Covenants--Consolidation, Merger, Sale of Assets, Etc.," above;

        (2) to add to the covenants of the Company for the benefit of the holders, or to surrender any right or power herein conferred upon the Company as applicable, herein, in the exchange notes;

        (3) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, in the exchange notes;

        (4) to comply with the requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act;

        (5) to secure the exchange notes pursuant to the requirements of "Certain Covenants--Limitation on Liens" above or otherwise;

        (6) to evidence and provide the acceptance of the appointment of a successor Trustee hereunder; or

        (7) to make any other provisions with respect to matters or questions arising under the indenture or the exchange notes;

        PROVIDED, that, in any case, such provisions shall not materially adversely affect the interests or rights of any of the holders of the exchange notes and the Company shall have delivered to the Trustee an Opinion of Counsel to such effect.

    The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders or any defect therein will not impair or affect the validity of the amendment.

DEFEASANCE

    The Company at any time may terminate all its obligations under the exchange notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the exchange notes, to replace mutilated, destroyed, lost or stolen exchange notes and to maintain a registrar and paying agent in respect of the exchange notes. The Company at any time may terminate its obligations under covenants described under "Certain Covenants--Indenture" (other than clause (1) of the first paragraph and the entire second paragraph under "Certain Covenants--Indenture--Consolidation, Merger, Sale of Assets, etc."), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Events of Default" ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default with respect thereto. If the

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Company exercises its covenant defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default specified in clause (4),
(6), (7), (8), (9) or (10) (with respect only to Significant Subsidiaries in the case of (8), (9) or (10)) under "--Events of Default" above or because of the failure of the Company to comply with clause (2) or (3) in the first paragraph under "Certain Covenants--Indenture--Consolidation, Merger, Sale of Assets, etc." above.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the exchange notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the exchange notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

    State Street Bank and Trust Company is to be the Trustee under the indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the exchange notes.

    The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign.

    The holders of more than 75% in aggregate principal amount of the then outstanding exchange notes issued under the indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that in case an Event of Default shall occur (which shall not be cured) the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the exchange notes issued thereunder, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

GOVERNING LAW

    The indenture provides that it and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "ADDITIONAL ASSETS" means (1) any property or assets, other than Indebtedness and Capital Stock, in a Related Business; (2) the Capital Stock of a Person that becomes a Restricted Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; or (4) Permitted Investments described in clause (8) of the definition thereof; PROVIDED, HOWEVER, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

    "AFFILIATE TRANSACTION" has the meaning set forth under subheading "--Certain Covenants--Indenture--Limitation on Transactions with Affiliates."

    "ARDSHIEL" means Ardshiel, Inc., a Delaware Corporation.

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    "ASSET ACQUISITION" means (1) an Investment by the Company or any of its
Restricted Subsidiaries in any other Person pursuant to which such Person will become a Restricted Subsidiary of Atrium or will be merged or consolidated with or into the Company or any Restricted Subsidiary or (2) the acquisition by the Company or any of its Restricted Subsidiaries of the assets of any Person which constitute substantially all of the assets of such Person or any division or line of business of such Person.

    "ASSET DISPOSITION" means any sale, lease, transfer, issuance or other disposition of shares of Capital Stock of, or other equity interests in, a Restricted Subsidiary of a Person, other than directors' qualifying shares, or of any other property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries other than

        (1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

        (2) a disposition of inventory in the ordinary course of business,

        (3) a disposition of obsolete or worn out equipment or equipment that is no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business,

        (4) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (4) that were consummated since the beginning of the fiscal year in which such disposition is consummated, do not exceed $1 million, and

        (5) transactions permitted by the covenant described under subheading "--Certain Covenants--Indenture--Consolidation, Merger, Sale of Assets, Etc." and the creation of any Lien not prohibited by the covenant described under "--Certain Covenants--Indenture--Limitation on Liens."

    A Restricted Payment or other payment or Investment made in compliance with the covenant described under subheading "--Certain
Covenants--Indenture--Limitation on Restricted Payments" shall not constitute an Asset Disposition except for purposes of determination of the Consolidated Coverage Ratio.

    "ATRIUM" means Atrium Companies, Inc., a Delaware corporation.

    "ATRIUM INDENTURE" means the Indenture dated as of May 17, 1999 by and among Atrium, the Guarantors and State Street Bank and Trust Company, as trustees relating to the Atrium Notes.

    "ATRIUM NOTES" means the 10 1/2% Senior Subordinated Notes due 2009 of Atrium issued pursuant to the Atrium Indenture.

    "ATTRIBUTABLE INDEBTEDNESS" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value, discounted at the interest rate borne by the exchange notes, compounded annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction, including any period for which such lease has been extended.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing

        (1) the sum of (a) the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption multiplied by (b) the amount of such payment by

        (2) the sum of all such payments.

    "BANKRUPTCY LAW" means Title 11, United States Code or any similar federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or the law

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of any other jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

    "BANKRUPTCY ORDER" means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, receivership, winding-up, dissolution, "concordate" or reorganization, or appointing a Custodian of a debtor or of all or any substantial part of a debtor's property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

    "BOARD OF DIRECTORS" means the Board of Directors of the Company or Atrium (as the context indicates) or any duly authorized committee of such board.

    "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York or a place of payment are authorized or obligated by law, regulation or executive order to close.

    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "CAPITALIZED LEASE OBLIGATIONS" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

    "CASH EQUIVALENTS" means any of the following:

        (1) any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

        (2) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital surplus and undivided profits aggregating in excess of $250 million, or the foreign currency equivalent thereof, and whose long-term debt, or whose parent holding company's long term debt, is rated "A", or such similar equivalent rating, or higher by at least one nationally recognized statistical rating organization, as defined in Rule 436 under the Securities Act,

        (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

        (4) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation, other than an Affiliate of the Company, organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1", or higher, according to Moody's Investors Service, Inc. or "A-1", or higher, according to Standard and Poor's Ratings Group,

        (5) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A-2" by Standard & Poor's Ratings Group or "A" by Moody's Investors
    Service, Inc., and

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        (6) Investments in mutual funds whose investment guidelines restrict such funds' investments to those satisfying the provisions of any or all of clauses (1) through (5) above.

    "CHANGE OF CONTROL" means any transaction or event (including, without limitation, an issuance, sale or exchange of Equity Interests, a merger or consolidation, or a dissolution or liquidation) occurring on or after the Issue Date (whether or not approved by the Board of Directors of the Company) as a direct or indirect result of which

        (a) if such transaction or event occurs prior to the consummation of an Initial Public Offering, the Permitted Holders fail to collectively beneficially own, directly or indirectly, Equity Interests of the Company representing at least a majority (on a fully diluted basis) of the aggregate voting power of the Equity Interests of the Company at the time outstanding or fail to have the ability to appoint at least a majority of the Board of Directors of the Company;

        (b) if such transaction or event is an Initial Public Offering or occurs after the consummation of an Initial Public Offering, (i) any Person or any group other than the Permitted Holders shall (A) (directly or indirectly) beneficially own in the aggregate Equity Interests of the Company representing 35% or more (on a fully diluted basis) of the aggregate voting power of the Equity Interests of the Company at the time outstanding; or
    (B) have the right or power to appoint, directly or indirectly, a majority or more of the Board of Directors of the Company or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the shareholders of the Company was approved by a vote of at least a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

        (c) if such transaction or event occurs at any time, whether before or after the consummation of an Initial Public Offering, any event or circumstance constituting a "change of control" under the Credit Facility shall occur which results in an obligation of Atrium or any of its Subsidiaries to prepay, purchase, offer to purchase, redeem or defease all or a portion of the Indebtedness outstanding under the Credit Facility.

For purposes of this definition, (x) the terms "beneficially own" and "group" shall have the respective meanings ascribed to them pursuant to Section 13(d) of the United States Securities Exchange Act of 1934, except that a Person or group shall be deemed to "beneficially own" all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and (y) any Person or group shall be deemed to beneficially own any Equity Interests beneficially owned by any other Person (the "parent entity") so long as such Person or group beneficially owns, directly or indirectly, at least a majority of the voting power of the then outstanding Equity Interests of the parent entity and no other Person or group has the right to designate or appoint a majority or more of the directors of such parent entity.

    "CLOSING TIME" shall mean the purchase and sale of securities pursuant to the Purchase Agreement.

    "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder, as amended from time to time.

    "COMMODITY AGREEMENT" means any commodity future contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary of the Company that is designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in the price of commodities used by the Company or a Restricted Subsidiary as raw materials in the ordinary course of business.

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    "CONSOLIDATED CASH FLOW" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

        (1) income tax expense,

        (2) Consolidated Interest Expense,

        (3) depreciation expense,

        (4) amortization expense,

        (5) exchange or translation losses on foreign currencies, and

        (6) all other noncash items reducing Consolidated Net Income, excluding any noncash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period prior to the Stated Maturity of the exchange notes, and less, to the extent added in calculating Consolidated Net Income, (x) exchange or translation gains on foreign currencies, (y) noncash items, excluding such noncash items to the extent they represent an accrual for cash receipts reasonably expected to be received prior to the Stated Maturity of the exchange notes, and
    (z) dividends or distributions paid pursuant to clause (d) under the second paragraph in the covenant described under "--Certain Covenants--Indenture--Limitation on Restricted Payments," in each case for such period.

    Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Subsidiary of any Person shall be included in Consolidated Cash Flow only to the extent, and in the same proportion, that the net income of such Subsidiary was included in calculating Consolidated Net Income.

    "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow of Atrium for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to
(ii) Consolidated Interest Expense of Atrium for such four fiscal quarters; PROVIDED, HOWEVER, that

        (1) if Atrium or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period through the date of determination of the Consolidated Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated Cash Flow of Atrium and Consolidated Interest Expense of Atrium for such period shall be calculated after giving effect on a PRO FORMA basis to

           (A) such Indebtedness, other than Indebtedness incurred pursuant to the second paragraph under the covenant described under subheading "--Certain Covenants--Indenture--Limitation on Indebtedness" on the date of determination, as if such Indebtedness had been Incurred on the first day of such period, PROVIDED that, if such Indebtedness is Incurred under a revolving credit facility or similar arrangement or under any predecessor revolving credit or similar arrangement, only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness shall be deemed outstanding for purposes of this calculation, and

           (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

        (2) if since the beginning of such period any Indebtedness of Atrium or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged, other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced, Consolidated Interest Expense of Atrium for such

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    period shall be calculated after giving PRO FORMA effect thereto as if such
    Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period,

        (3) if since the beginning of such period Atrium or any of its Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate such ratio is an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow, if positive, attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow, if negative, attributable thereto for such period, and Consolidated Interest Expense of Atrium for such period shall be

           (A) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of Atrium or any of the Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to Atrium and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period or, if the Capital Stock of any Restricted Subsidiary of Atrium is sold, transferred or otherwise disposed of, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Atrium and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale, transfer or other disposition, and

           (B) increased by interest income attributable to the assets which are the subject of such Asset Disposition for such period,

        (4) if since the beginning of such period Atrium or any of its Restricted Subsidiaries shall have made an Asset Acquisition, Consolidated Cash Flow of Atrium and Consolidated Interest Expense of Atrium for such period shall be calculated after giving pro forma effect thereto, including the incurrence of any Indebtedness, as if such Asset Acquisition occurred on the first day of such period, and

        (5) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary of Atrium or was merged with or into Atrium or any Restricted Subsidiary of Atrium since the beginning of such period shall have made any Asset Disposition or Asset Acquisition that would have required an adjustment pursuant to clause (3) or (4) above if made by Atrium or a Restricted Subsidiary of Atrium during such period, Consolidated Cash Flow of Atrium and Consolidated Interest Expense of Atrium for such period shall be calculated after giving PRO FORMA effect thereto as if such Asset Disposition or Asset Acquisition occurred on the first day of such period.

    For purposes of this definition, whenever PRO FORMA effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense of Atrium associated with any Indebtedness Incurred in connection therewith, the PRO FORMA calculations shall be determined in accordance with GAAP and Regulation S-X under the Securities Act, to the extent applicable, in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given PRO FORMA effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term that extends at least until the end of such period.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of any Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such interest expense,

        (1) interest expense attributable to capital leases,

        (2) amortization of debt discount,

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        (3) capitalized interest,

        (4) noncash interest expense,

        (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing,

        (6) interest actually paid by such Person or any such Restricted Subsidiary under any guarantee of Indebtedness or other obligation of any other Person,

        (7) net payments pursuant to Interest Rate Agreements, and

        (8) the product of (x) all cash and Disqualified Stock dividends in respect of all Preferred Stock of Subsidiaries and Disqualified Stock of such Person held by Persons other than such Person or a Wholly-Owned Subsidiary times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal, and less, to the extent included in such interest expense, the amortization of capitalized debt issuance costs.

    "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of a Person and its consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income:

        (1) any net income (loss) of any person acquired by such Person or any of its Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition,

        (2) any net income of any Restricted Subsidiary of such Person to the extent that the payment of dividends or the making of distributions by such Restricted Subsidiary is prohibited, directly or indirectly, by contract, operation of law or otherwise,

        (3) any gain or loss realized upon the sale or other disposition of any assets of such Person or its consolidated Restricted Subsidiaries which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person,

        (4) any extraordinary gain or loss, including non-recurring expenses related to the Company transactions,

        (5) the cumulative effect of a change in accounting principles,

        (6) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the lesser of (A) dividends or distributions paid to the party for whom the calculation is being made or any of its Restricted Subsidiaries, unless and to the extent such Restricted Subsidiary is subject to clause (2) above, by such Person and (B) the net income of such Person, but in no event less than zero, and the net loss of such Person, other than an Unrestricted Subsidiary, the net income and net loss of which will not be included, shall be included only to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person, and

        (7) any noncash expenses attributable to grants or exercises of employee stock options.

    "CONTINUING DIRECTOR" means, as of the date of determination, any Person who

        (1) was a member of the Board of Directors of such Person on the date of the indenture,

        (2) was nominated for election or elected to the Board of Directors of such Person with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or

        (3) is a representative of a Permitted Holder.

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    "COVENANT DEFEASANCE" has the meaning set forth under "--Defeasance."

    "CREDIT FACILITY" means the amended and restated credit agreement, dated as of October 24, 2000, as amended, among the Company, Atrium, the guarantors named therein, Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger, syndication agent and documentation agent, and Fleet National Bank, as administrative agent, together with the related documents thereto, in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, increasing the total commitment of, or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "CURRENCY AGREEMENT" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

    "CUSTODIAN" means any receiver, interim receiver, receiver and manager, receiver-manager, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law or any other law respecting secured creditors and the enforcement of their security or any other Person with like powers whether appointed judicially or out of court and whether pursuant to an interim or final appointment.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DEFEASANCE" has the meaning set forth under "--Defeasance."

    "DISQUALIFIED STOCK" means any Capital Stock which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event,

        (1) matures, excluding any maturity as the result of an optional redemption by the issuer thereof, or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise or is redeemable at the option of the Holder thereof, except upon the occurrence of a Change of Control or Asset Disposition if such Capital Stock requires that the Change of Control Offer or Net Available Cash Offer, with respect to the exchange notes be completed prior to any similar offer being made with respect to such Capital Stock, in whole or in part, on or prior to the final stated maturity of the exchange notes, or

        (2) is convertible into or exchangeable, unless at the sole option of the issuer thereof, for (a) debt securities or (b) any Capital Stock referred to in (1) above, in each case at any time prior to the final stated maturity of the exchange notes.

    "DIVIDEND PAYMENT" shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Equity Interests or Equity Rights of any Company, but excluding dividends paid through the issuance of additional shares of Qualified Capital Stock and any redemption or exchange of any Qualified Capital Stock of such Company through the issuance of Qualified Capital Stock of such Company.

    "ELLISON" means VES, Inc., a Delaware corporation, doing business in North Carolina as Ellison Extrusion Systems, Inc.

    "ELLISON ACQUISITION AGREEMENT" means the amended and restated purchase agreement dated as of October 25, 2000 by and between The Ellison Company, Inc. and the Company pursuant to which the Company will acquire all of the outstanding capital stock of Ellison and substantially all of the assets of Ellison's Window and Doors Division.

    "EQUITY INTERESTS" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of

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capital of such Person, including, if such Person is a partnership, partner-ship interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on or after the Issue Date.

    "EVENT OF DEFAULT" has the meaning set forth under "--Events of Default."

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

    "EXCHANGE AND REGISTRATION RIGHTS AGREEMENT" means the Exchange and Registration Rights Agreement by and among the Company and the Purchasers named therein dated as of October 25, 2000.

    "EXCHANGE NOTES AMOUNT" has the meaning set forth under "--Certain Covenants--Indenture--Limitation on Sale of Assets."

    "EXCHANGE NOTES PORTION OF UNUTILIZED NET AVAILABLE CASH" has the meaning set forth under subheading "--Certain Covenants--Indenture--Limitation on Sale of Assets."

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be determined by the Board of Directors of the Company acting in good faith evidenced by a board resolution thereof delivered to the Trustee.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date hereof, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the indenture shall be computed in conformity with GAAP.

    "GOVERNMENTAL AUTHORITY" shall mean any government or political subdivision of the United States or any other country or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person

        (1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

        (2) entered into for purposes of assuring in any other manner the obligee to such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part;

PROVIDED, HOWEVER, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

    "GUARANTOR" means each guarantor of the Atrium Notes, including any Person that executes or is required after the date of the indenture to execute a guarantee of the Atrium Notes pursuant to the terms of the Atrium Indenture, until a successor replaces such party pursuant to the applicable provisions of the Atrium Indenture and, thereafter, shall mean such successor.

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    "HOLDER" means a Person in whose name an Initial Note, exchange note or
Share is registered on the Note Register.

    "INCUR" means issue, assume, guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

    "INDEBTEDNESS" means, with respect to any Person on any date of determination,

        (1) the principal of and premium, if any, in respect of indebtedness of such Person for borrowed money,

        (2) the principal of and premium, if any, in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

        (3) all obligations of such Person in respect of letters of credit or other similar instruments, including reimbursement obligations with respect thereto, other than obligations with respect to letters of credit securing obligations, entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit,

        (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business payable in accordance with industry practices,

        (5) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person,

        (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED, HOWEVER, that the amount of such Indebtedness shall be the lesser of the fair market value of such asset at such date of determination and the amount of such Indebtedness of such other Person,

        (7) all Indebtedness of other Persons to the extent guaranteed by such Person,

        (8) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of the Company, any Preferred Stock of such Restricted Subsidiary to the extent such obligation arises on or before the Stated Maturity of the exchange notes, but excluding any accrued dividends, and

        (9) to the extent not otherwise included in this definition, net obligations under Currency Agreements, Interest Rate Agreements and Commodity Agreements.

    "INITIAL NOTES" means the 15% Senior Pay-In-Kind Notes due 2010, Series A, of the Company.

    "INITIAL PUBLIC OFFERING" means a primary underwritten public offering of the common stock of the Company or any other direct or indirect holding company thereof having an aggregate offering price of at least $25,000,000, other than any public offering or sale pursuant to a registration statement on Form S-8 or a comparable form.

    "INSTITUTIONAL INVESTOR" means any Holder that (a) is an original purchaser of the Initial Notes or an Affiliate of such an original purchaser, (b) holds more than 5% of the aggregate principal amount of the outstanding Initial Notes, or (c) is a bank, trust company, savings and loan association or other financial institution, a pension plan, an investment company, an insurance company, a broker dealer, or another other similar financial institution or entity, regardless of legal form.

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    "INTEREST PAYMENT DATE" means, when used with respect to any exchange note, the Stated Maturity of an installment of interest on such exchange note, as set forth in such exchange note.

    "INTEREST RATE AGREEMENT" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

    "INVESTMENT" in any Person means any direct or indirect advance, loan, other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person, or other extension of credit, including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit, or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the covenant described under subheading "--Certain Covenants--Indenture--Limitation on Restricted Payments,"

        (1) "Investment" shall include the portion, proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary, of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the portion, proportionate to the Company's equity interest in an Unrestricted Subsidiary to be redesignated as a Restricted Subsidiary, of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary,

        (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, and

        (3) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

    "ISSUE DATE" means the original issue date of the Initial Notes under the Purchase Agreement.

    "LAW" means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

    "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof.

    "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, management, operations, condition (financial or otherwise), prospects or assets of the Issuer and its Subsidiaries taken as a whole, (b) the ability of the Company or any Subsidiary to perform any of its material obligations under any of the Transaction Documents, or (c) the validity or enforceability of any Transaction Document, other than, in the case of clause (a), any effect arising from any matter disclosed in writing to the Purchasers on or prior to the date hereof.

    "NET AVAILABLE CASH" from an Asset Disposition means cash payments received, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets subject to such Asset Disposition, therefrom, in each case net of

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        (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

        (2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition,

        (3) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition,

        (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition; PROVIDED, HOWEVER, that upon any reduction in such reserves, other than to the extent resulting from payments of the respective reserved liabilities, Net Available Cash shall be increased by the amount of such reduction to reserves and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition, and

        (5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition; PROVIDED, HOWEVER, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

    "NET AVAILABLE CASH OFFER" has the meaning set forth under "--Certain Covenants--Indenture--Limitation on Sale of Assets."

    "NON-RECOURSE DEBT" means Indebtedness as to which neither the Company nor any Restricted Subsidiary

        (a) provides any guarantee or credit support of any kind, including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness, other than a non-recourse pledge of the Capital Stock of an Unrestricted Subsidiary securing Indebtedness of such Unrestricted Subsidiary or

        (b) is directly or indirectly liable as a guarantor or otherwise.

    "OFFICER" means, with respect to the Company, the Chief Executive Officer, the President, an Executive Vice President, a Vice President, the Secretary, an Assistant Secretary, the Treasurer, an Assistant Treasurer, or the Chief Financial Officer.

    "OFFICERS' CERTIFICATE" means a certificate signed by the Chief Executive Officer, the President, the Chief Financial Officer, an Executive Vice President, or a Vice President, and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of the Company and delivered to the Trustee.

    "OPINION OF COUNSEL" means a written opinion of counsel who may be counsel for the Company or the Trustee, and who shall be reasonably acceptable to the Trustee.

    "OTHER INDEBTEDNESS" has the meaning set forth under subheading "Certain Covenants--Indenture--Limitation on Sale of Assets."

    "PERMITS" means all licenses, permits, certificates of need, approvals and authorizations from all Governmental Authorities required to lawfully conduct a business as presently conducted.

    "PERMITTED HOLDERS" means (1) GE Investment Private Placement Partners II, a Limited Partnership, (2) Ardshiel, or (3) any of their Affiliates.

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    "PERMITTED INDEBTEDNESS" means

        (1) (A) Indebtedness of a Restricted Subsidiary of Atrium owing to and held by Atrium or any of its Restricted Subsidiaries PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness, except to Atrium or any of its Restricted Subsidiaries, shall be deemed, in each case to constitute the Incurrence of such Indebtedness by the issuer thereof;

        (2) Indebtedness represented by (x) the Atrium Notes, (y) any Indebtedness, other than the Indebtedness described in subclauses (1),
    (2) and (4) of the second paragraph under subheading "--Certain Covenants--Indenture--Limitation on Indebtedness" (and other than Indebtedness Incurred pursuant to clause (1) above or clauses (4), (5),
    (6) or (7) below) outstanding on the Issue Date and described on
    Schedule 3D of the Credit Facility and (z) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (2) or Incurred as described in the first paragraph under subheading "--Certain Covenants--Indenture--Limitation on Indebtedness";

        (3) (A) Indebtedness of a Restricted Subsidiary of the Company Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by Atrium, other than Indebtedness Incurred in anticipation of such acquisition or as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by Atrium; PROVIDED, HOWEVER, that at the time such Restricted Subsidiary is acquired by Atrium, Atrium would have been able to Incur $1.00 of additional Indebtedness as described in the first paragraph under subheading "--Certain Covenants--Indenture--Limitation on Indebtedness" after giving effect to the Incurrence of such Indebtedness pursuant to this clause (3) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (3);

        (4) Indebtedness of any Restricted Subsidiary of the Company

           (a) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by any of the Company's Restricted Subsidiaries to their customers in the ordinary course of their business and not for money borrowed,

           (a) in respect of performance bonds or similar obligations of any of the Company's Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business and not for money borrowed in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations,

           (c) arising from guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations, other than Indebtedness, incurred in the ordinary course of business and not for money borrowed, and

           (d) under Currency Agreements, Interest Rate Agreements and Commodity Agreements;

        PROVIDED, HOWEVER, that in the case of subclause (d), such agreements are entered into for bona fide hedging purposes of the Company's Restricted Subsidiaries and, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company's Restricted Subsidiaries Incurred without violation of the indenture or the business transactions of such Restricted Subsidiaries on customary terms entered into in the ordinary course of business and otherwise in compliance with the indenture, as applicable;

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        (5) Indebtedness of any Restricted Subsidiary of the Company arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company, other than guarantees of Indebtedness or other obligations Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition, in a principal amount not to exceed the gross proceeds actually received by the Company or any of the Restricted Subsidiaries in connection with such disposition;

        (6) Indebtedness consisting of guarantees by any Restricted Subsidiary of the Company of Indebtedness Incurred by a Restricted Subsidiary of the Company without violation of the indenture, and

        (7) Indebtedness of any Restricted Subsidiary of the Company arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; PROVIDED that such Indebtedness is extinguished within two Business Days of its incurrence.

    "PERMITTED INVESTMENT" means an Investment by the Company or any of its Restricted Subsidiaries in:

        (1) the Company or a Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business;

        (2) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary of the Company or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that in each case such Person's primary business is a Related Business, and PROVIDED, FURTHER that each such Investment shall satisfy the following conditions;

           (a) no Default exists at the time such Investment is made or would result therefrom;

           (b) after giving pro forma effect in accordance with GAAP to such Investment, (1) the Company shall be in compliance with the covenants described under "Certain Covenants--Indenture--Maximum Total Leverage Ratio" and "Certain Covenants--Indenture--Minimum Interest Coverage Ratio" immediately prior to the completion thereof (assuming, for purposes of such covenants, that such Investment, and all other Investments completed since the first day of the relevant measurement period for each of such covenants, had occurred on the first day of such relevant measurement period), and the Trustee and Holders shall have been provided reasonably detailed calculations of such compliance and reasonable supporting data and information with respect thereto, and
       (2) as reasonably determined in good faith by the Company at such time based on available information then known by the Company, the Company and the Subsidiaries can reasonably be expected to remain in compliance with such covenants through the Maturity Date and to have sufficient cash liquidity to conduct their respective business and pay their respective debts and other liabilities as they come due;

           (c) with respect to any Investment involving more than $5 million, the Company shall have provided not fewer than 30 days prior to the proposed closing thereof the Trustee and each Holder with (1) written notice thereof and a brief description of the material terms thereof and a brief description of the business or Person to receive such Investment,
       (2) historical financial statements for the last three fiscal years (or, if less, for the period of such Person's existence) of the Person or business to receive such Investment (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (3) reasonably detailed projections for the succeeding five years (or, if earlier, through the year in which the Maturity Date occurs) pertaining to the Person or business to receive such

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       Investment, (4) copies of all material documentation pertaining to such
       Investment, and (5) all such other information and data relating to such Investment or the Person or business to receive such Investment as may be reasonably requested by the Trustee or a Holder;

           (d) the Company shall have delivered to the Trustee and each Holder
       (x) an Officers' Certificate at least ten days prior to the date of consummation of such Investment certifying that (1) such Investment complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (2) such Investment is not reasonably likely to have a Material Adverse Effect and (y) financial statements referred to in clause (ii)(b) of this definition for the most recently ended fiscal period if the latest financial statements previously delivered pursuant to clause (ii)(b) cover a period ending more than 135 days before the date of consummation of such Investment; and

           (e) the total amount of the Investment, together with the aggregate amount of all Investments effected pursuant to this definition since the Issue Date, shall not exceed $10 million.

        (3) Cash Equivalents;

        (4) receivables owing to the Company or any of its Restricted Subsidiaries, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

        (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

        (6)

           (a) loans or advances by the Company or a Restricted Subsidiary of the Company to employees of the Company or any Subsidiary of the Company for purposes of purchasing the Company common stock in an aggregate amount outstanding at any one time not to exceed $5.0 million, and

           (b) other loans and advances by the Company or a Restricted Subsidiary of the Company to employees of the Company or any Subsidiary of the Company made in the ordinary course of business of the Company or such Restricted Subsidiary;

        (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims;

        (8) an Investment in a Person engaged in a Related Business PROVIDED, HOWEVER, that no Permitted Investments may be made pursuant to this clause (8) to the extent the amount thereof would, when taken together with all other Permitted Investments made pursuant to this clause (8), exceed $5.0 million in the aggregate, plus, to the extent not previously reinvested, any return of capital realized on Permitted Investments made pursuant to this clause (8), or any release or other cancellation of any guarantee constituting such Permitted Investment;

        (9) Persons to the extent such Investment is received by the Company or any Restricted Subsidiary of the Company as consideration for asset dispositions effected in compliance with the covenant described under subheading "--Certain Covenants--Indenture--Limitation on Sale of Assets";

        (10) prepayments and other credits to suppliers made in the ordinary course of business of the Company and its Restricted Subsidiaries; and

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        (11) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business and not for money borrowed in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations.

    "PERMITTED LIENS" means

        (a) Liens on property or shares of Capital Stock of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary of the Company other than the property or assets subject to the Liens prior to such merger or consolidation;

        (b) Liens on a property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided, that such Liens were not created, incurred or assumed in connection with such acquisition;

        (c) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not yet delinquent or which are being contested in good faith and by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

        (d) Liens existing on the Issue Date and described on Schedule 9.07 to the Credit Facility;

        (e) Liens securing only the exchange notes;

        (f) Liens in favor of the Company or any Restricted Subsidiary of the Company so long as held by the Company or any Restricted Subsidiary of the Company;

        (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; PROVIDED, HOWEVER, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

        (h) Licenses, easements, reservations of rights of way, and other similar encumbrances and/or restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

        (i) Liens resulting from the deposit of cash or notes in connection with contracts, leases, licenses, tenders or expropriation proceedings, or other obligations of a like nature or to secure workers' compensation, unemployment insurance and other types of social security, surety or appeal bonds, performance bonds, liability to insurance carriers, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business;

        (j) Leases or subleases granted to third Persons not interfering with the ordinary course of business of the Company;

        (k) Liens to secure Interest Rate Agreements and Currency Agreements with respect to Indebtedness of the Restricted Subsidiaries of the Company permitted to be incurred under the indenture;

        (l) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured

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    by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); and
    (m) Liens securing letters of credit or surety bonds entered into in the ordinary course of business and consistent with past business practice.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PREFERRED STOCK", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "PRIME RATE" means the rate of interest from time to time announced by Citibank, N.A. at its principal office as its prime commercial lending rate.

    "PRIVATE OFFERING" means any offering by any of the Purchasers of some or all of the Securities without registration under the Securities Act. "PROPERTY" shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person.

    "PURCHASE AGREEMENT" means the Purchase Agreement dated as of October 25, 2000, by and among the Company and the Purchasers parties thereto.

    "QUALIFIED CAPITAL STOCK" of any Person shall mean any Capital Stock of such Person which is not Disqualified Stock.

    "RATIO" as of any date of determination means the ratio of (i) the total consolidated Indebtedness of the Company as of such date to (ii) Consolidated Cash Flow of Atrium for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available as derived from the Company's quarterly or annual financial statements which have been delivered pursuant to the terms hereof; PROVIDED, HOWEVER, that (1) if during such period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, (2) if during such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Asset Acquisition, Consolidated Cash Flow of Atrium for such period shall be calculated after giving PRO FORMA effect thereto as if such Asset Acquisition occurred on the first day of such period and (3) if during such period any Person that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any of its Restricted Subsidiaries during such period shall have made any Asset Disposition or Asset Acquisition that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or any of its Restricted Subsidiaries during such period, Consolidated Cash Flow of Atrium for such period shall be calculated after giving PRO FORMA effect thereto as if such Asset Disposition or Asset Acquisition occurred on the first day of such period. For purposes of this definition, whenever PRO FORMA effect is to be given to an Asset Acquisition, the PRO FORMA calculations shall be determined in accordance with GAAP and Regulation S-X under the Securities Act, to the extent applicable, in good faith by a responsible financial or accounting officer of the Company.

    "REFINANCING INDEBTEDNESS" means Indebtedness, including Disqualified Stock, that refunds, refinances, replaces, renews, repays or extends, including pursuant to any defeasance or discharge mechanism, (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the indenture or Incurred in compliance with the indenture, including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted

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Subsidiary that refinances Indebtedness of another Restricted Subsidiary, including Indebtedness that refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that

        (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (A) the Stated Maturity of the exchange notes and (B) the Stated Maturity of the Indebtedness being refinanced,

        (2) the Refinancing Indebtedness has an average life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the lesser of (A) the average life of the exchange notes and (B) the average life of the Indebtedness being refinanced, and

        (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the sum of the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding of the Indebtedness being refinanced, plus the amount of any accrued or unpaid interest thereon, plus the amount of any stated or reasonably determined prepayment premium paid in connection with such refinancing, plus the amount of expenses of the Company or a Restricted Subsidiary incurred in connection with such refinancing.

    "REGISTRATION RIGHTS AND STOCKHOLDERS AGREEMENT" means the Registration Rights and Stockholders Agreement made and entered into as of October 25, 2000, the Company, GE Investment Private Placement Partners II, a Limited Partnership and the purchasers thereto.

    "RELATED BUSINESS" means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date, as reasonably determined by the Company's Board of Directors.

    "RESTRICTED PAYMENTS" has the meaning set forth under subheading "--Certain Covenants--Indenture--Limitation on Restricted Payments."

    "RESTRICTED SUBSIDIARY" means any Subsidiary of a Person other than an Unrestricted Subsidiary.

    "SALE/LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

    "SECURITIES ACT" mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

    "SERIES A SHARES" shares of the Series A common stock of the Company, par value $0.01 per share, issued in connection with the Purchase Agreement.

    "SERIES B SHARES" shares of the Series B common stock of the Company, par value $0.01 per share, issued in connection with the Purchase Agreement.

    "SHARES" the Series A Shares and the Series B Shares, collectively.

    "SIGNIFICANT SUBSIDIARY" means

        (1) any Restricted Subsidiary that, together with its Restricted Subsidiaries, would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, and

        (2) for purposes of "--Events of Default," any other Restricted Subsidiary that when aggregated with all other Restricted Subsidiaries that are not Significant Subsidiaries as to which an event described under clauses (8) or (9) under "Events of Default" has occurred, together with their Restricted Subsidiaries, would constitute a Significant Subsidiary pursuant to clause (1) above.

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    "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

    "SUBSIDIARY" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests, including partnership interests, entitled to vote in the election of directors, managers or Trustees thereof is at the time owned or controlled, directly or indirectly, by

        (1) such Person,

        (2) such Person and one or more Subsidiaries of such Person or

        (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

    "SURVIVING PERSON" means, with respect to any Person involved in any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of its properties and assets as an entirety, the Person formed by or surviving such merger or consolidation or the Person to which such sale, assignment, conveyance, transfer or lease is made.

    "TRUST INDENTURE ACT" or "TIA" means the Trust Indenture Act of 1939, as amended.

    "UNRESTRICTED SUBSIDIARY" means

        (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

        (2) any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either

        (A) the Subsidiary to be so designated has consolidated total assets of $10,000 or less, or

        (B) if such Subsidiary has consolidated total assets greater than $10,000, then such designation would be permitted under the covenant described under subheading "--Certain Covenants--Indenture--Limitation on Restricted Payments."

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that

        (x) immediately after giving effect to such designation no Default shall have occurred and be continuing and

        (y) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation, if incurred at such time, would have been permitted to be incurred for all purposes of the indenture.

    Any such designation by the Board of Directors shall be evidenced to the holders of the exchange notes by promptly delivering to the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "UNUTILIZED NET AVAILABLE CASH" has the meaning set forth under subheading "--Certain Covenants--Indenture--Limitation on Sale of Assets."

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    "U.S. GOVERNMENT OBLIGATIONS" means direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "VOTING STOCK" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

    "WHOLLY-OWNED SUBSIDIARY" means a Restricted Subsidiary of a Person, at least 99% of the Capital Stock of which, other than directors' qualifying shares, is owned by the Company or another Wholly-Owned Subsidiary.

CERTAIN DEFINITIONS--CREDIT FACILITY

    "ADJUSTED NET INCOME" shall mean, for any period, the consolidated net income (loss) for such period, of Borrower and its Consolidated Subsidiaries calculated on a consolidated basis in accordance with GAAP, adjusted by excluding (to the extent taken into account in the calculation of such consolidated net income (loss)) the effect of (a) gains or losses for such period from Dispositions not in the ordinary course of business and Excluded Dispositions not in the ordinary course of business, and the tax consequences thereof, (b) any non-recurring or extraordinary items of income or expense for such period and the tax consequences thereof (including expenses related to the Transactions), (c) the portion of net income (loss) of any Person (other than a Subsidiary) in which Borrower or any Subsidiary has an ownership interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to Borrower or (subject to clause (e) below) any Subsidiary during such period to the extent not in excess of Borrower's or such Subsidiary's proportionate interest in such Person's consolidated net income for such period,
(d) the net income (loss) of any Person combined with Borrower or any Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination, and (e) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distribution by such Subsidiary was not for the relevant period permitted (without giving effect to any non-permanent waiver), directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders.

    "ADMINISTRATIVE AGENT" shall mean Fleet National Bank, as administrative agent, acting in such capacity under the Original Credit Agreement and the Credit Facility.

    "AMENDED AND RESTATED TRANSACTIONS" shall mean the Ellison Acquisition, the Mezzanine Financing, the Wing Asset Sale, the Atrium Wood Asset Sale and the borrowings hereunder and the other transactions contemplated hereby to occur on the Amendment and Restatement Date.

    "AMENDMENT AND RESTATEMENT DATE" shall mean the date on which, pursuant to the terms of the Credit Facility, the Original Credit Agreement shall have been amended and restated by the Credit Facility.

    "ATRIUM WOOD ASSET SALE" shall mean the disposition by Borrower (d/b/a Atrium Wood Patio Doors) of certain assets related to Borrower's wood patio door business pursuant to an Asset Purchase Agreement (the "Atrium Wood Purchase Agreement") dated August 30, 2000 by and between Borrower and Woodgrain Millwork, Inc., an Oregon corporation.

    "BORROWER" shall mean Atrium Companies, Inc.

    "CAPITAL EXPENDITURES" shall mean, for any period, any direct or indirect expenditures of Borrower and the Subsidiaries which should be capitalized on the consolidated balance sheet of Borrower and the Subsidiaries in accordance with GAAP in respect of the purchase or other acquisition of fixed or capital assets (including, without limitation, securities), excluding (i) normal replacement and maintenance programs properly charged to current operations, (ii) any expenditure made with the Net Available Proceeds of any Disposition to the extent such Net Available Proceeds are not required to be applied to the prepayment of the Loans in accordance with Section 2.10(a)(iv) of the Credit Facility, (iii) any

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expenditure made with the proceeds of any Excluded Disposition,
(iv) expenditures in an amount not to exceed the sum of (x) the Net Available Proceeds of any Casualty Event to the extent such Net Available Proceeds are not required to be applied to the prepayment of the Loans in accordance with
Section 2.10(a)(i) of the Credit Facility and (y) the amount of any applicable insurance deductibles with respect to such Casualty Event to the extent such amount is applied as set forth in clause (x) of Section 2.10(a)(i) of the Credit Facility within the period specified therein, (v) expenditures to effect Permitted Acquisitions, (vi) the purchase price of equipment to the extent that the consideration therefor consists of used or surplus equipment being traded in at such time or the proceeds of a concurrent sale of such used or surplus equipment, in each case in the ordinary course of business, (vii) the payment of the purchase price of the Greenville Acquisition and the Greenville Expenditure,
(viii) the payment of the purchase price of the Mt. Pleasant Acquisition/Wing II Acquisition, (ix) any deposits required to be made in connection with the purchase or other acquisition of fixed or capital assets; PROVIDED, HOWEVER, that such a deposit shall no longer be excluded from Capital Expenditures if used to purchase or acquire fixed or capital assets, (x) expenditures in an amount not to exceed $3.0 million in the aggregate since the Amendment and Restatement Date so long as Borrower has a bona fide side plan to expand capacities and capture synergies with such expenditures and (xi) option exercise costs to acquire Property and the costs of improvements to such Property so long as such Property is sold within the same fiscal year.

    "CAPITAL LEASE," as applied to any Person, shall mean any lease of any Property by that Person as lessee which, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person.

    "CAPITAL LEASE OBLIGATIONS" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of the Credit Facility, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

    "CASUALTY EVENT" shall mean, with respect to any Property (including Real Property) of any Person, any loss of title with respect to Real Property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such Property (including Real Property) for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation; PROVIDED, HOWEVER, no such event shall constitute a Casualty Event if (x) such proceeds or other compensation in respect thereof is less than $1.0 million and (y) all such proceeds and other compensation in respect of all such events since the Original Closing Date are less than $5.0 million. "Casualty Event" shall include but not be limited to any taking of any Mortgaged Real Property or Real Property of any Company or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the requisition (other than for temporary purposes) of the use or occupancy of any Mortgaged Real Property or Real Property of any Company or any part thereof, by any Governmental Authority, civil or military.

    "CONSOLIDATED EBITDA" shall mean, for any Measurement Period, the remainder of (A) the sum (without duplication) of the amounts for such period of
(i) Adjusted Net Income, (ii) income tax expense to the extent deducted in determining Adjusted Net Income for such period, (iii) all interest expense to the extent deducted in determining Adjusted Net Income for such period,
(iv) depreciation expenses and amortization expense to the extent deducted in determining Adjusted Net Income for such period, (v) the non-cash component of any item of expense to the extent deducted in determining Adjusted Net Income for such period, other than to the extent requiring an accrual or reserve for future cash expenses, all as determined on a consolidated basis for Borrower and its Consolidated Subsidiaries in accordance with GAAP; and (vi) an amount not to exceed $3.5 million resulting from the write-off in connection with the Ellison Acquisition of the accounts receivable of Ellison Company owing from Reynolds Building Products, minus (B) the sum of (i) cash dividends and other distributions paid by Borrower pursuant to Section 9.10(b)(i) and (ii) of the Credit Facility solely for purposes of calculating Consolidated EBITDA for purposes of the Interest Coverage Ratio and the Fixed Charge Coverage Ratio, interest income from

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Permitted Investments. Prior to the first anniversary of the Amendment and
Restatement Date, Consolidated EBITDA shall be calculated on a pro forma basis as if the Amended and Restated Transactions had occurred on the first day of the relevant Measurement Period and prior to June 30, 2002, the following amounts of pro forma expense and cost reductions relating to the Ellison Acquisition and the Wing Asset Sale and the Atrium Wood Asset Sale shall be added to Consolidated EBITDA calculated at the Amendment and Restatement Date and at each of the following Measurement Dates (i) $4.2 million at the Amendment and Restatement Date and at December 31, 2000, (ii) $3.5 million at March 31, 2001,
(iii) $2.8 million at June 30, 2001, (iv) $2.1 million at September 30, 2001;
(v) $1.4 million at December 31, 2001; and (vi) $700,000 at March 31, 2002.

    "CONSOLIDATED INTEREST EXPENSE" shall mean, for any Measurement Period, the sum of (A) all cash interest expense (including commitment fees, letter of credit fees and the interest component of Capital Leases) of Borrower and its Consolidated Subsidiaries for such Measurement Period including the net amounts payable or receivable under all Interest Rate Protection Agreements less interest income from Permitted Investments, plus (B) all Dividend Payments made during such Measurement Period pursuant to Section 9.10(c) and (d) of the Credit Facility.

    "CONSOLIDATED SUBSIDIARY" shall mean, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

    "CONTINGENT OBLIGATION" shall mean, as to any Person, any direct or indirect liability of such Person, whether or not contingent, with or without recourse,
(a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "Primary Obligations") of another Person (the "Primary Obligor"), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each of (i)-(iv), a "Guaranty Obligation"); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract; PROVIDED, HOWEVER, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business. The amount of any Contingent Obligation shall (x) in the case of a Guaranty Obligation, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (y) in the case of other Contingent Obligations, be equal to the maximum reasonably anticipated liability in respect thereof.

    "CREDIT DOCUMENTS" shall mean the Amended and Restated Credit Documents and the Original Credit Documents.

    "DEBT ISSUANCE" shall mean the incurrence by any Obligor of any Indebtedness after the Amendment and Restatement Date (other than as permitted by Section 9.08 of the Credit Facility).

    "DEBT SECURITIES" means any debt securities issued by the Company or any Subsidiary or Affiliate of the Company in a public offering or a private placement.

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    "DISPOSITION" shall mean (i) any conveyance, sale, lease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale-leaseback transaction) of any Property (including receivables and Equity Interests of any Person owned by any Company other than Borrower) (whether now owned or hereafter acquired) by any Company to any Person other than Borrower or any Qualified Subsidiary, (ii) any issuance or sale by any Subsidiary of its Equity Interests to any Person other than Borrower or any Subsidiary, and (iii) any liquidating or other non-ordinary course dividend or distribution or return of Investment received by any Company in respect of any joint venture or similar enterprise, excluding, however, in each case, any Excluded Disposition.

    "DISQUALIFIED CAPITAL STOCK" shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (other than solely for Qualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date which is 90 days after the Final Maturity Date.

    "ELLISON ACQUISITION" shall mean the transaction contemplated by the Ellison Acquisition Agreement.

    "ELLISON COMPANY" shall mean The Ellison Company, Inc.

    "EQUITY INTERESTS" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on or after the Amendment and Restatement Date.

    "EQUITY RIGHTS" shall mean, with respect to any Person, any outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person.

    "EXCLUDED DISPOSITIONS" shall mean (i) Dispositions for fair market value resulting in no more than $2.0 million in aggregate proceeds in any fiscal year;
(ii) an exchange of equipment or inventory for other equipment or inventory, provided that the Company effecting such exchange receives at least substantially equivalent value in such exchange for the Property disposed of;
(iii) any transaction permitted by Section 9.06 of the Credit Facility (other than clauses (g) and (h) thereof), any Lien permitted by Section 9.07 of the Credit Facility and any Investment permitted by Section 9.09 of the Credit Facility; (iv) any issuance of Equity Interests by any Subsidiary to directors or nominees if required by applicable law if resulting in DE MINIMIS proceeds;
(v) the sale of inventory in the ordinary course of business; and (vi) the Greenville Sale-Leaseback.

    "FINAL MATURITY DATE" shall mean June 30, 2006.

    "FIXED CHARGES" shall mean, for any Measurement Period, the sum of
(i) Consolidated Interest Expense for such period, (ii) the sum of all scheduled principal payments on any Indebtedness of Borrower and its Consolidated Subsidiaries (including, without duplication, any lease payments in respect of Capital Leases attributable to the principal component thereof for such period), and (iii) Capital Expenditures during such period.

    "FIXED CHARGE COVERAGE RATIO" shall mean, for any Test Date, the ratio of
(x) Consolidated EBITDA for the Measurement Period ending on or immediately prior to such Test Date to (y) Fixed Charges for

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such Measurement Period; PROVIDED, HOWEVER, that prior to the first anniversary of the Amendment and Restatement Date, (i) Consolidated Interest Expense included in Fixed Charges shall be calculated on a pro forma basis as if the Amended and Restated Transactions had occurred on the first day of such Measurement Period and (ii) Capital Expenditures included in Fixed Charges shall be deemed to be $3 million for each of the fiscal quarters ending on each of the following dates: December 31, 1999, March 31, 2000, June 30, 2000 and
September 30, 2000.

    "GREENVILLE ACQUISITION" shall mean the acquisition by Borrower of the property (the "Greenville Property") located at 1001 Ed Rutherford Road, Greenville, Texas and described in a Purchase and Sale Agreement dated February 24, 1999 by and between DowBrands, Inc. and Borrower for a purchase price of $2.9 million.

    "GREENVILLE EXPENDITURES" shall mean expenditures by Borrower to effect improvements of the Greenville Property in an amount not to exceed
$2.0 million.

    "GREENVILLE SALE-LEASEBACK" shall mean the sale by Borrower of the Greenville Property for a price not less than $4.9 million and contemporaneous leasing of the Greenville Property to Borrower by the purchaser.

    "GUARANTY OBLIGATION" see the definition of "Contingent Obligation."

    "INDEBTEDNESS" shall mean, for any Person, without duplication, (a) all indebtedness for borrowed money of such Person; (b) all non-contingent (but only so long as non-contingent) obligations issued, undertaken or assumed by such Person as the deferred purchase price of Property or services (other than trade payables and accrued expenses paid on customary terms and not more than 60 days past due and incurred in the ordinary course of business on ordinary terms);
(c) all non-contingent reimbursement or payment obligations of such Person with respect to Surety Instruments (such as, for example, unpaid reimbursement obligations in respect of a drawing under a letter of credit); (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), the amount of such indebtedness to be deemed the fair market value of such Property; (f) all Capital Lease Obligations of such Person;
(g) all net obligations of such Person with respect to Swap Contracts (such obligations to be equal at anytime to the aggregate net amount that would have been payable or receivable by such Person at the most recent fiscal quarter end in connection with the termination of such Swap Contracts at such fiscal quarter end); (h) all amounts required to be paid by such Person as a guaranteed payment to partners, including any mandatory redemption of shares or interests; (i) all indebtedness of other Persons referred to in clauses (a) through (h) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, the amount of such indebtedness to be deemed to be the fair market value of such Property; and (j) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses
(a) through (h) above. Indebtedness shall not include accounts extended by suppliers in the ordinary course of business on normal trade terms in connection with the purchase of goods and services. The Indebtedness of any Person shall include any Indebtedness of any partnership in which such Person is the general partner.

    "INTEREST COVERAGE RATIO" shall mean, for any Test Date, the ratio of
(x) Consolidated EBITDA for the Measurement Period ending on or immediately prior to such Test Date to (y) Consolidated Interest Expense for such Measurement Period; PROVIDED, HOWEVER, that prior to the first anniversary of the Amendment and Restatement Date, Consolidated Interest Expense shall be calculated on a pro forma

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basis as if the Amended and Restated Transactions had occurred on the first day of such Measurement Period.

    "INTEREST RATE PROTECTION AGREEMENT" shall mean, for any Person, an interest rate swap, cap, floor or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

    "INVESTMENT" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures or other securities of any other Person; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); (c) any capital contribution to (by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others) any other Person; (d) the entering into, or direct or indirect incurrence, of any Guaranty Obligation with respect to Indebtedness or other liability of any other Person; (e) the entering into of any Swap Contract; or (f) any agreement to make any Investment (including any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering in to such sale).

    "LEAD ARRANGER" shall mean Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger and syndication agent, acting in such capacity under the Original Credit Agreement and the Credit Facility.

    "LENDERS" shall mean those signatories to the Original Credit Agreement and the Credit Facility in such capacity as Lender.

    "LIEN" shall mean, with respect to any Property, any mortgage, lien, pledge, claim, charge, security interest or encumbrance of any kind, any other type of preferential arrangement in respect of such Property having the effect of a security interest or any filing consented to by any Company of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority consented to by any Company, including any easement, right-of-way or other encumbrance on title to Real Property, and any agreement to give any of the foregoing. For purposes of the Credit Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

    "LOANS" shall mean the Revolving Credit Loans and the Term Loans.

    "MEASUREMENT PERIOD" shall mean the most recent trailing four fiscal quarters of Borrower for which financial statements have been, or should have been, provided pursuant to Section 9.01(a) or (b) of the Credit Facility.

    "MEZZANINE FINANCING" shall mean the sale of $36.5 million of senior PIK notes and common stock, par value $.01 per share, (the "Mezzanine Securities") of the Company sufficient to generate gross proceeds to the Company.

    "MORTGAGE" shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Real Property, which shall be substantially in the form of EXHIBIT D-1 to the Credit Facility, with such schedules and including such provisions as shall be necessary to conform such document to applicable or local law or as shall be customary under local law, as the same may at any time be amended in accordance with the terms thereof and hereof.

    "MORTGAGED REAL PROPERTY" shall mean each Real Property set forth on
SCHEDULE 7.02(XV) which shall be subject to a Mortgage delivered on the Original Closing Date, the Amendment and Restatement Date or thereafter (if any) pursuant to Sections 7.02(xv) and 9.12 of the Credit Facility.

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    "MT. PLEASANT ACQUISITION/WING II ACQUISITION" shall mean (i) the acquisition by Borrower of the property (the "Mt. Pleasant Property") previously leased by Wing Industries, Inc. from Metal Industries, Inc. for a purchase price of approximately $454,000 and (ii) the acquisition of the property (the "Wing II Property") leased by Wing Industries, Inc. from the Greenville Economic Development Corporation for a purchase price of approximately $299,000.

    "NET AVAILABLE PROCEEDS" shall mean:

        (i) in the case of any Disposition Event, the amount of Net Cash Payments received by any Company in connection with such Disposition Event less deductions for amounts applied to (x) Indebtedness (other than Indebtedness hereunder) secured by Liens permitted hereunder on the assets sold, (y) taxes and (z) costs of sale;

        (ii) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by any Company in respect of such Casualty Event net of (A) fees and expenses incurred by such Company in connection with recovery thereof,
    (B) repayments of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien on such Property that is permitted hereunder, and
    (C) any taxes (including income, transfer, stamp, duty, customs, withholding and any other taxes) paid or payable by any Company in respect of the amount so recovered (after application of all credits and other offsets); and

        (iii) in the case of any Equity Issuance or any Debt Issuance, the aggregate amount of all cash received by the Person effecting such transaction in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses, actually incurred and satisfactorily documented in connection therewith.

    "NET CASH PAYMENTS" shall mean, with respect to any Disposition Event, the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Company directly or indirectly in connection with such Disposition Event; PROVIDED, HOWEVER, that Net Cash Payments shall be net (without duplication) of (i) the amount of all fees and expenses paid by any Company in connection with such Disposition Event (the "Relevant Disposition");
(ii) any taxes (including income, transfer, stamp, duty, customs, withholding and any other taxes) paid or estimated to be payable by any Company as a result of the Relevant Disposition (after application of all credits and other offsets); (iii) any repayments by any Company of Indebtedness other than Indebtedness hereunder to the extent that (a) such Indebtedness is secured by a Lien on the Property that is the subject of the Relevant Disposition that is permitted hereunder and (b) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the purchase or sale of such Property; (iv) amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the assets subject to such Relevant Disposition; and (v) option exercise costs to acquire Property.

    "OBLIGORS" shall mean Borrower and the Guarantors.

    "ORIGINAL CLOSING DATE" shall mean the date upon which the initial extension of credit under the Original Credit Agreement was made (October 2, 1998).

    "ORIGINAL CREDIT AGREEMENT" shall mean that certain agreement entered into between Borrower, the Lenders, the Guarantors, the Lead Arranger and the Administrative Agent, dated as of October 2, 1998, as amended by Waiver No. 1 dated April 6, 1999, Amendment and Consent No. 1 dated May 5, 1999, Amendment No. 2 dated June 11, 1999, Amendment and Waiver No. 3 dated November 17, 1999, Amendment and Waiver No. 4 dated March 24, 2000, Waiver No. 5 dated May 17, 2000, Amendment and Waiver No. 6 dated August 14, 2000, Amendment and Waiver No. 7 dated August 25, 2000, and Amendment and Waiver No. 8 dated August 30, 2000.

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    "ORIGINAL TRANSACTIONS" shall mean the "Transactions" as such term is defined in the Original Credit Agreement.

    "PERMITTED ACQUISITION" shall mean any Acquisition effected in compliance with Section 9.06(i), (m) or (o) of the Credit Facility.

    "PERMITTED INVESTMENTS" shall mean, for any Person: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit or bankers' acceptances (including eurodollar deposits) issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500.0 million and a deposit rating of investment grade; (c) commercial paper rated A-1 or better by Standard & Poor's Corporation or P-1 or better by Moody's Investors Service, Inc., respectively, maturing not more than 180 days from the date of acquisition thereof by such Person; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (e) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by Standard & Poor's Corporation or A by Moody's Investors Service, Inc.; or
(f) money market mutual funds that invest primarily in the foregoing items.

    "PERSON" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

    "QUALIFIED SUBSIDIARY" shall mean any Wholly Owned Subsidiary that is an Obligor.

    "REAL PROPERTY" shall mean all right, title and interest of any Company (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by any Company, whether by lease, license or other use agreement, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof or thereon.

    "REVOLVING CREDIT LOANS" shall have the meaning set forth in
Section 2.01(a) of the Credit Facility.

    "SURETY INSTRUMENTS" shall mean all letters of credit (including standby and commercial), bankers' acceptances, bank guarantees, surety bonds and similar instruments. "SWAP CONTRACT" shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, forward commodity purchase agreement, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect the Obligors against fluctuations in interest rates, currency exchange rates, or similar risks.

    "TERM LOANS" shall mean the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans, collectively.

    "TEST DATE" means the last day of each fiscal quarter.

    "TOTAL DEBT" shall mean, at any date, the aggregate amount of Indebtedness of Borrower and its Consolidated Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

    "TOTAL LEVERAGE RATIO" means, for any Test Date, the ratio of (x) Total Debt at such Test Date to (y) Consolidated EBITDA for the Measurement Period ended on or immediately prior to such Test Date.

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    "TRANCHE A TERM LOANS" shall mean the loans provided for by the Credit
Facility 2.01(b), which may be ABR Loans and/or LIBOR Loans.

    "TRANCHE B TERM LOANS" shall mean the loans provided for by Section 2.01(c) of the Credit Facility, which may be ABR Loans and/or LIBOR Loans.

    "TRANCHE C TERM LOANS" shall mean the loans provided for by Section 2.01(d) of the Credit Facility, which may be ABR Loans and/or LIBOR Loans.

    "TRANSACTION DOCUMENTS" means, collectively, the Purchase Agreement, the Exchange and Registration Rights Agreement, the indenture, the Registration Rights and Stockholders Agreement, the Initial Notes and exchange notes, the Ellison Acquisition Agreement, the Credit Facility and all certificates, instruments, financial and other statements and other documents made or delivered in connection herewith and therewith.

    "TRANSACTIONS" shall mean the Original Transactions and the Amended and Restated Transactions collectively.

    "WING ASSET SALE" shall mean the disposition of certain assets related to Borrower's residential door business pursuant to an Asset Purchase Agreement (the "Wing Purchase Agreement") dated June 30, 2000 by and among Borrower, Wing Industries, Inc., a Texas corporation and subsidiary of Borrower, and Premdor Corporation, a Michigan corporation.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of the material United States federal income tax consequences of the exchange offer and the acquisition, ownership and disposition of notes and exchange notes to U.S. holders and non-U.S. holders, as defined below. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis.

    This discussion applies only to initial beneficial owners that purchased the notes upon original issuance at the initial offering price thereof, and is limited to initial beneficial owners that hold outstanding notes and exchange notes as capital assets. Moreover, this discussion does not address all of the United States federal income tax consequences that may be relevant to particular beneficial owners in light of their personal circumstances, or to certain types of beneficial owners. Such beneficial owners may include, for example, pass-through entities (E.G., partnerships) or persons who hold outstanding notes or exchange notes through pass-through entities, banks and other financial institutions, insurance companies, tax-exempt entities, dealers in securities, certain former citizens or former long-term residents of the United States, hybrid entities, persons holding exchange notes or exchange exchange notes as part of a hedging or conversion transaction or a straddle or U.S. holders that have a functional currency other than the U.S. dollar.

    This discussion does not address the tax consequences to non-U.S. holders that are subject to U.S. federal income tax on a net basis on income realized with respect to a note or exchange note because that income is effectively connected with the conduct of a U.S. trade or business. These holders are generally taxed in a similar manner to U.S. holders; however, certain special rules apply. In addition, this discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to a particular beneficial owner.

    As used herein, the term "U.S. holder" means a beneficial owner of a note or exchange note that is, for U.S. federal income tax purposes,

        (1) a citizen or resident of the United States,

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        (2) a corporation (including an entity treated as a corporation for
    United States federal income tax purposes) or partnership created or organized in or under the laws of the United States or any political subdivision thereof,

        (3) an estate, the income of which is subject to United States federal income tax regardless of its source, or

        (4) a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a United States person.

    The term "non-U.S. holder" means a beneficial owner of a note or exchange note that is not a U.S. holder.

    Prospective purchasers are urged to consult their own tax advisors as to the particular United States federal income and other tax consequences to them of the acquisition, ownership and disposition of the notes and exchange notes, as well as the tax consequences under state, local and foreign tax laws, and the possible effects of changes in tax laws.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

PAYMENTS OF INTEREST.

    In general, interest on a note or exchange note will be taxable to a U.S. holder as ordinary income at the time it accrues, or is actually or constructively received, in accordance with the U.S. holder's method of accounting for United States federal income tax purposes. The exchange notes will be issued with original issue discount within the meaning of Section 1273 of the Internal Revenue Code and the following discussion so assumes.

ORIGINAL ISSUE DISCOUNT ON THE EXCHANGE NOTES.

    The exchange notes will be issued with original issue discount. Such notes will be issued with original issue discount because they will be issued at an issue price which is substantially less than their stated principal amount at maturity, and because interest on the exchange notes will not be payable in cash until April 25, 2006. Each U.S. Holder will be required to include in income in each year, in advance of receipt of cash payments on such exchange notes to which such income is attributable, original issue discount income as described below.

    The amount of original issue discount with respect to the exchange notes will be equal to the excess of the exchange note's "stated redemption price at maturity" over its "issue price." The issue price of the exchange notes will be equal to the price to the public (at which a substantial amount of the exchange notes is initially sold for money excluding any sales to a bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler). The stated redemption price at maturity of an exchange note is the total of all payments provided by the exchange note, including stated interest payments.

    A U.S. Holder of an exchange note is required to include in gross income for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such original issue discount for all days during the taxable year on which the holder holds the exchange note. The daily portions of original issue discount required to be included in such holder's gross income in a taxable year will be determined on a constant yield basis. A pro rata portion of the original issue discount on such exchange note which is attributable to the "accrual period" in which such day is included will be allocated to each day during the taxable year in which the holder holds the exchange notes. Accrual periods with respect to an exchange note may be of any length and may vary in length over the term of the exchange note as long as no accrual period is longer than one year and each scheduled payment of interest or principal on the exchange note

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occurs on either the first or final day of an accrual period. The amount of original issue discount attributable to each accrual period will be equal to the product of the "adjusted issue price" at the beginning of such accrual period and the "yield to maturity" of the instrument stated in a manner appropriately taking into account the length of the accrual period. The yield to maturity is the discount rate that, when used in computing the present value of all payments to be made under the exchange notes, produces an amount equal to the issue price of the exchange notes. The adjusted issue price of an exchange note at the beginning of an accrual period is generally defined as the issue price of the exchange note plus the aggregate amount of original issue discount that accrued in all prior accrual periods, less any cash payments made on the exchange note. Accordingly, a U.S. Holder of an exchange note will be required to include original issue discount thereon in gross income for U.S. federal tax purposes in advance of the receipt of cash attributable to such income. The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of original issue discount allocable to the final accrual period at maturity of an exchange note is the difference between the amount payable at the maturity of the exchange note and the exchange note's adjusted issue price as of the beginning of the final accrual period.

    Payments on the exchange notes (including principal and stated interest payments) are not separately included in a U.S. Holder's income, but rather are treated first as payments of accrued original issue discount to the extent of such accrued original issue discount and the excess as payments of principal, which reduce the U.S. Holder's adjusted tax basis in such exchange notes.

EFFECT OF OPTIONAL REDEMPTION ON ORIGINAL ISSUE DISCOUNT.

    The Issuers may redeem the exchange notes, in whole or in part, at redemption prices specified elsewhere herein plus accrued and unpaid stated interest, if any, on the notes so redeemed but excluding the date of redemption. The United States Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under United States Treasury Regulations, solely for the purposes of the accrual of original issue discount, it is assumed that an issuer will exercise any option to redeem a debt instrument if such exercise would lower the yield to maturity of the debt instrument.

    U.S. Holders may wish to consult their own tax advisors regarding the treatment of such contingencies.

APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS.

    If the exchange notes constitute "applicable high yield discount obligations" ("AHYDOs"), the portion of each exchange note that is allocable to beneficial owners of the stock of Atrium will be treated as an AHYDO for U.S. federal income tax purposes. The exchange notes will constitute AHYDOs if they have a yield to maturity that is at least five percentage points above the applicable federal rate at the time of issuance of the exchange notes and the exchange notes are issued with "significant original issue discount." An exchange note will be treated as having significant original issue discount if the aggregate amount that will be includable in gross income with respect to such exchange note for periods before the close of any accrual period ending after the date that is five years after the date of issue exceeds the sum of
(1) the aggregate amount of interest to be paid in cash under the exchange note before the close of such accrual period and (2) the product of the initial issue price of such exchange note and its yield to maturity.

    If the exchange notes constitute AHYDOs, to the extent that the exchange notes are allocable to beneficial owners that are C corporations,

        (1) the "disqualified portion" of the original issue discount that accrues on the exchange notes allocable to such beneficial owners that are C corporations may be treated as a dividend generally eligible for the dividends received deduction in the case of corporate U.S. Holders,

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        (2) beneficial owners that are C corporations will not be entitled to deduct their distributive share of the disqualified portion of original issue discount that accrues on the exchange notes, and

        (3) beneficial owners that are C corporations will be allowed to deduct the remainder of their distributive share of original issue discount only when the issuer pays amounts attributable to such original issue discount in cash.

    The disqualified portion of original issue discount is equal to the lesser of the amount of original issue discount or the portion of the "total return" with respect to the exchange notes in excess of the applicable federal rate plus six percentage points. The total return is the excess of all payments to be made with respect to an exchange note over its issue price. See "Description of Exchange Notes--Redemption--AHYDO Redemption."

SALE, EXCHANGE, REDEMPTION OR RETIREMENT OR OTHER TAXABLE DISPOSITION OF THE
  NOTES OR THE EXCHANGE NOTES.

    Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of a note or exchange note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between

        (1) the sum of cash plus the fair market value of all other property received on such disposition, except to the extent that cash or property is attributable to accrued but unpaid interest which will be taxable as ordinary income, and

        (2) the U.S. holder's adjusted tax basis in the note or exchange note.

    Gain or loss recognized on the disposition of a note or exchange note generally will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

EXCHANGE OFFER.

    The exchange of notes for exchange notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result,

        (1) a U.S. holder will not recognize taxable gain or loss as a result of exchanging notes for exchange notes pursuant to the exchange offer,

        (2) the holding period of the exchange notes will include the holding period of the notes exchanged for them, and

        (3) the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the notes exchanged therefor immediately before the exchange.

    The filing of a shelf registration statement should not result in a taxable exchange to us or any holder of a note.

MARKET DISCOUNT.

    A holder receives a "market discount" when he/she purchases an exchange note for an amount below the adjusted issue price on the date of purchase (as determined in accordance with the original issue discount rules above). Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such notes.

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    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue such discount on a constant interest rate method. A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest rate method. If this election is made, the holder's basis in the note will be increased to reflect the amount of income recognized and the rules described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

AMORTIZABLE BOND PREMIUM; ACQUISITION PREMIUM.

    A U.S. Holder that purchases an exchange note for an amount in excess of the stated redemption price at maturity will be considered to have purchased such note with "amortizable bond premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as applied with respect to each accrual period of the note, and allocated ratably to each day within an accrual period in a manner substantially similar to the method of calculating daily portions of original issue discount, as described above. However, because the notes may be optionally redeemed for an amount that is in excess of their principal amount, special rules apply that could result in a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income, including original issue discount income, from the note. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized upon disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

    A U.S. Holder that purchases an exchange note for an amount that is greater than the adjusted issue price of the exchange note on the date of purchase, as determined in accordance with the original issue discount rules, above, will be considered to have purchased such exchange note at an "acquisition premium." A holder of an exchange note that is purchased at an acquisition premium may reduce the amount of the original issue discount otherwise includible in income with respect to the exchange note by the "acquisition premium fraction." The acquisition premium fraction is that fraction the numerator of which is the excess of the holder's adjusted tax basis in the exchange note immediately after its acquisition over the adjusted issue price of the exchange note and the denominator of which is the excess of the sum of all amounts payable on the exchange note after the purchase date over the adjusted issue price of the exchange note. Alternatively, a holder of an exchange note that is purchased at an acquisition premium may elect to compute the original issue discount accrual on the exchange note by treating the purchase as a purchase of the exchange note at original issuance, treating the purchase price as the issue price, and applying the original issue discount rules thereto using a constant yield method.

BACKUP WITHHOLDING AND INFORMATION REPORTING.

    In general, a U.S. holder will be subject to backup withholding at the rate of 31.0% with respect to interest, principal and premium, if any, paid on a note or exchange note, and the proceeds of a sale of a note or exchange note, unless the U.S. holder

        (1) is an entity that is exempt from withholding, including corporations and tax-exempt organizations, and, when required, demonstrates this fact or

        (2) provides the payor with its taxpayer identification number, which for an individual would be the holder's social security number, certifies that the taxpayer identification number provided to the payor is correct and that the holder has not been notified by the Internal Revenue Service that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules.

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    In addition, such payments of principal, premium and interest to, and the proceeds of a sale of a note or exchange note by, U.S. holders that are not exempt entities will generally be subject to information reporting requirements. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such U.S. holder's United States federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

PAYMENTS OF INTEREST.

    In general, payments of interest on notes or exchange notes by us or our paying agent to a non-U.S. holder will not be subject to United States federal income tax or any withholding thereof except as described below under "--Backup Withholding and Information Reporting," provided that either

        (1) (a) the non-U.S. holder does not actually or constructively own 10.0% or more of the total combined voting power of all classes of our stock entitled to vote,

        (b) the non-U.S. holder is not a controlled foreign corporation that is related to us, actually or constructively, through stock ownership,

        (c) the non-U.S. holder is not a bank described in Section 881(c)(3)(A) of the Internal Revenue Code, and

        (d) either

           (x) the non-U.S. holder certifies to us or our paying agent on IRS Form W-8 or a suitable substitute form, under penalties of perjury, that it is not a "United States person," as defined in the Internal Revenue Code, and provides its name and address, or

           (y) a financial institution such as a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes or exchange notes on behalf of the non-U.S. holder certifies to us or our paying agent under penalties of perjury that such statement has been received from the non-U.S. holder by it or by a financial institution between it and the non-U.S. holder and furnishes us or our paying agent with a copy thereof, or

        (2) (a) the non-U.S. holder is entitled to the benefits of an income tax treaty under which interest on the notes or exchange notes is exempt from United States federal withholding tax and provides us or our paying agent with a properly executed Internal Revenue Service Form 1001 or successor form claiming the exemption, or

        (b) the interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States and the beneficial owner provides us or our paying agent with a properly executed Internal Revenue Service
    Form 4224, or successor form.

    Treasury regulations issued on October 6, 1997 and revised on December 31, 1998, or the new withholding regulations, alter the rules described above in certain respects. The new withholding regulations generally will be effective with respect to payments made after December 31, 2000, regardless of the issue date of the instrument with respect to which those payments are made. The new withholding regulations generally will not materially alter the certification rules described in (1)(d) of the preceding paragraph, but will provide alternative methods for satisfying those requirements.

    In addition, the new withholding regulations may require that a non-U.S. holder obtain a United States taxpayer identification number and make certain certifications if the non-U.S. holder wishes to claim exemption from, or a reduced rate of, withholding under an income tax treaty. Each non-U.S. holder should consult its own tax advisor regarding the application to it of the new withholding regulations.

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SALE, EXCHANGE, REDEMPTION OR RETIREMENT OR OTHER DISPOSITION OF THE NOTES OR OF
  THE EXCHANGE NOTES.

    A non-U.S. holder generally will not be subject to United States federal income tax or any withholding thereof, except as described below under "--Backup Withholding and Information Reporting," on gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note or exchange note unless

        (1) the gain is effectively connected with the conduct by the holder of a trade or business in the United States,

        (2) in the case of gains derived by an individual, that individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met and

        (3) the non-U.S. holder is subject to tax according to the provisions of United States federal income tax law applicable to certain expatriates.

EXCHANGE OFFER.

    The exchange of notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange for United States federal income tax purposes. As a result, there will be no U.S. federal income tax consequences to non-U.S. holders exchanging notes for exchange notes pursuant to the exchange offer.

BACKUP WITHHOLDING AND INFORMATION REPORTING.

    Under current Treasury regulations, backup withholding and information reporting do not apply to payments made by us or our paying agent to non-U.S. holders if the certification described in (1)(d) under "--Payments of Interest" above is received, provided that the payor does not have actual knowledge that the holder is a United States person.

    In addition, backup withholding and information reporting generally will not apply if payments on a note or exchange note are made to a non-U.S. holder by or through

        (1) the foreign office of a custodian, nominee or other agent of the non-U.S. holder or

        (2) if the foreign office of a "broker," as defined in applicable Treasury regulations, pays the proceeds of the sale of a note or exchange note to the seller thereof.

    Information reporting requirements, but, currently, not backup withholding, will apply, however, to a payment by or through a foreign office of a custodian, nominee, agent or broker that is, for United States federal income tax purposes

        (1) a United States person;

        (2) a controlled foreign corporation; or

        (3) a foreign person that derives 50.0% or more of its gross income for certain periods from the conduct of a trade or business in the United States, unless such custodian, nominee, agent or broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31.0% and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person and the payor does not have actual knowledge to the contrary, or the holder otherwise establishes an exemption. A non-U.S. holder may obtain a refund or a credit against such its United States federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the Internal Revenue Service.

    The new withholding regulations revise, substantially in certain respects, the procedures that withholding agents and payees must follow to comply with, or to establish an exemption from, the information reporting and backup withholding provisions for payments after December 31, 2000. Each non-U.S. holder should consult its own tax advisor regarding the application to it of the new withholding regulations.

ESTATE TAX.

    Notes or exchange notes held at the time of death, or theretofore transferred subject to certain retained rights or powers, by an individual who at the time of death is a non-U.S. holder will not be included in that holder's gross estate for U.S. federal estate tax purposes, provided that

        (1) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, and

        (2) the income on the notes or exchange notes is not effectively connected with the conduct of a United States trade or business by the individual.

                              PLAN OF DISTRIBUTION

    Any broker-dealer that acquired outstanding notes for its own account as a result of market-making activities or other trading activities may be deemed to be an "underwriter" under the Securities Act. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the outstanding notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities. We agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

    We will not receive any proceeds from any sale of exchange notes by broker-dealers or others. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers and/or purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days from the expiration date of the exchange offer, we will send a reasonable number of additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We will pay all the expenses incident to the exchange offer (which shall not include the expenses of any holder in connection with resales of the exchange notes). We have agreed to indemnify the purchasers and any broker-dealers participating in the exchange offer against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters relating to the validity of the exchange notes offered hereby will be passed upon on behalf of the Company by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Atrium Corporation, the consolidated financial statements of Heat, Inc. and the combined financial statements of Ellison Windows and Doors and Ellison Extrusion Systems, Inc. included in this registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, to the extent and for the periods indicated in their reports thereon, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    We are subject to the information requirements of the Securities Exchange Act and in accordance with the Securities Exchange Act we file reports, proxy statements and other information with the Commission. You may read and copy any of such information on file with the Commission at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 140, Chicago, Illinois 60661-2511. Copies of filed documents can be obtained, at prescribed rates, by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or by telephone at 1-800-SEC-0330, or electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval system at the Commission's Web site (http://www.sec.gov).

    We have filed with the Commission a registration statement on Form S-4 under the Securities Act, with respect to the exchange notes offered by this prospectus. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement. For further information with respect to our company and the exchange notes, reference is made to the registration statement, including its exhibits and the financial statements, notes and schedules filed as a part of it, which you may read and copy at the public reference facilities of the Commission referred to above. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
ATRIUM CORPORATION
Report of Independent Accountants...........................     F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1999 and
    1998....................................................     F-3
  Consolidated Statements of Operations for the years ended
    December 31, 1999, 1998 and 1997........................     F-4
  Consolidated Statements of Stockholders' Equity for the
    years ended December 31, 1999, 1998 and 1997............     F-5
  Consolidated Statements of Cash Flows for the years ended
    December 31, 1999, 1998 and 1997........................     F-6
Notes to Consolidated Financial Statements..................     F-7
Unaudited Consolidated Financial Statements:
  Consolidated Balance Sheets as of September 30, 2000
    (unaudited) and December 31, 1999.......................    F-37
  Consolidated Statements of Operations (unaudited) for the
    nine months ended September 30, 2000 and 1999...........    F-38
  Consolidated Statement of Stockholder's Equity (unaudited)
    for the nine months ended September 30, 2000............    F-39
  Consolidated Statements of Cash Flows (unaudited) for the
    nine months ended
    September 30, 2000 and 1999.............................    F-40
Notes to Consolidated Financial Statements (unaudited)......    F-41

ELLISON WINDOWS & DOORS AND ELLISON EXTRUSION SYSTEMS, INC.
Report of Independent Accountants...........................    F-48
Combined Financial Statements:
  Combined Balance Sheets as of September 30, 2000 and
    December 31, 1999.......................................    F-49
  Combined Statements of Operations for the nine months
    ended September 30, 2000 and for the years ended
    December 31, 1999 and 1998..............................    F-50
  Combined Statements of Stockholder's and Divisional Equity
    for the nine months ended September 30, 2000 and for the
    years ended December 31, 1999 and 1998..................    F-51
  Combined Statements of Cash Flows for the nine months
    ended September 30, 2000 and for the years ended
    December 31, 1999 and 1998..............................    F-52
Notes to Consolidated Financial Statements..................    F-53

HEAT, INC.
Report of Independent Accountants...........................    F-61
Consolidated Financial Statements:
  Consolidated Balance Sheets as of March 31, 1999
    (unaudited) and as of December 31, 1998 and 1997........    F-62
  Consolidated Statements of Operations for the periods
    ended March 31, 1999 and 1998 (unaudited) and the year
    ended December 31, 1998, the seven month period ended
    December 31, 1997, the five month period ended May 30,
    1997, and the year ended December 31, 1996..............    F-63
  Consolidated Statements of Shareholders' Equity for the
    periods ended March 31, 1999 and and the year ended
    December 31, 1998, the seven month period ended December
    31, 1997, the five month period ended May 31, 1997, and
    the year ended December 31, 1996........................    F-64
  Consolidated Statements of Cash Flows for the periods
    ended March 31, 1999 and 1998 (unaudited) and the year
    ended December 31, 1998, the seven month period ended
    December 31, 1997, the five month period ended May 30,
    1997, and the year ended December 31, 1996..............    F-65
Notes to Consolidated Financial Statements..................    F-66

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Atrium Corporation

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Atrium Corporation and its subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Dallas, Texas
January 15, 2001

                               ATRIUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  1,294   $     --
  Restricted cash...........................................       869         --
  Equity securities-available for sale......................       111        137
  Accounts receivable, net of allowance of $1,670 and $778,
    respectively............................................    59,213     46,466
  Inventories...............................................    61,277     46,289
  Prepaid expenses and other current assets.................    13,045      7,756
  Deferred tax asset........................................     2,359      1,249
                                                              --------   --------
  Total current assets......................................   138,168    101,897

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation of $10,584 and $3,247, respectively..........    35,165     26,760
GOODWILL, net of accumulated amortization of $8,971 and
  $2,354, respectively......................................   287,873    214,749
DEFERRED FINANCING COSTS, net of accumulated amortization of
  $2,281 and $379, respectively.............................    17,607     11,058
DEFERRED TAX ASSET..........................................        --        512
OTHER ASSETS................................................     5,927      5,405
                                                              --------   --------
  Total assets..............................................  $484,740   $360,381
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of notes payable..........................  $  2,297   $  2,209
  Accounts payable..........................................    26,737     25,353
  Accrued liabilities.......................................    25,055     15,432
                                                              --------   --------
  Total current liabilities.................................    54,089     42,994
                                                              --------   --------
LONG-TERM LIABILITIES:
  Notes payable.............................................   343,254    223,368
  Deferred tax liability....................................     1,012         --
  Other long-term liabilities...............................     3,056      6,800
                                                              --------   --------
  Total long-term liabilities...............................   347,322    230,168
                                                              --------   --------
  Total liabilities.........................................   401,411    273,162
                                                              --------   --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock $.01 par value, 125,000,000 shares
    authorized, 97,706,094 and 98,041,960 shares issued and
    outstanding in 1999 and 1998, respectively..............       977        980
  Paid-in capital...........................................    85,147     88,872
  Accumulated deficit.......................................    (2,793)    (2,657)
  Accumulated other comprehensive income (loss).............        (2)        24
                                                              --------   --------
  Total stockholders' equity................................    83,329     87,219
                                                              --------   --------
    Total liabilities and stockholders' equity..............  $484,740   $360,381
                                                              ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                               ATRIUM CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
NET SALES...................................................  $498,456   $211,059   $99,059
COST OF GOODS SOLD..........................................   340,909    159,140    78,270
                                                              --------   --------   -------
Gross profit................................................   157,547     51,919    20,789
                                                              --------   --------   -------
OPERATING EXPENSES:
  Selling, delivery, general and administrative expenses
    (excluding amortization expense and non cash stock
    option compensation expense)............................   107,780     39,754    15,671
    Amortization expense....................................     8,717      2,133       774
    Non cash stock option compensation expense..............       128      3,851        --
                                                              --------   --------   -------
                                                               116,625     45,738    16,445
  Special charges...........................................     1,886         --        --
                                                              --------   --------   -------
                                                               118,511     45,738    16,445
                                                              --------   --------   -------
    Income from operations..................................    39,036      6,181     4,344
INTEREST EXPENSE............................................    32,514     10,431     2,953
OTHER INCOME, net...........................................       283        571        --
                                                              --------   --------   -------
Income (loss) before income taxes and extraordinary
  charge....................................................     6,805     (3,679)    1,391
PROVISION (BENEFIT) FOR INCOME TAXES........................     5,005       (662)      695
                                                              --------   --------   -------
Income (loss) before extraordinary charge...................     1,800     (3,017)      696
EXTRAORDINARY CHARGE ON EARLY RETIREMENT OF DEBT (net of
  income tax benefit of $1,142 and $392 in 1999 and 1998,
  respectively).............................................     1,936        639        --
                                                              --------   --------   -------
NET INCOME (LOSS)...........................................  $   (136)  $ (3,656)  $   696
                                                              ========   ========   =======

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                               ATRIUM CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                                      RETAINED
                                         COMMON STOCK              CLASS A               CLASS B                      EARNINGS
                                     ---------------------   -------------------   -------------------   PAID-IN    (ACCUMULATED
                                       SHARES      AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL      DEFICIT)
                                     ----------   --------   --------   --------   --------   --------   --------   ------------
Balance, December 31, 1996.........          --     $ --      25,501      $--       54,500      $ 1      $ 9,326      $   303
Net income.........................          --       --          --       --           --       --           --          696
Issuance of warrants...............          --       --          --       --           --       --          349           --
                                     ----------     ----     -------      ---      -------      ---      -------      -------
Balance, December 31, 1997.........          --       --      25,501       --       54,500        1        9,675          999
Conversion of Wing's common stock
  to common stock..................  14,571,309      146     (25,501)      --      (54,500)      (1)        (145)          --
Exercise of stock options..........     321,549        3          --       --           --       --          213           --
Conversion of exchangeable
  subordinated note payable........  12,465,297      125          --       --           --       --       11,250           --
Conversion of exchangeable
  subordinated warrant.............   4,298,323       43          --       --           --       --          (43)          --
Step-up of Wing's assets due to
  purchase of minority interest....          --       --          --       --           --       --        1,247           --
Contribution of assets of Darby....  16,045,482      160          --       --           --       --       12,987           --
Issuance of common stock...........  50,340,000      503          --       --           --       --       49,837           --
Issuance of warrants resulting in
  non cash compensation expense....          --       --          --       --           --       --        3,851           --
Comprehensive loss:
  Net loss.........................          --       --          --       --           --       --           --       (3,656)
  Unrealized gain on equity
    securities.....................          --       --          --       --           --       --           --           --
                                     ----------     ----     -------      ---      -------      ---      -------      -------
Total comprehensive loss...........                                                                                    (3,656)
                                     ----------     ----     -------      ---      -------      ---      -------      -------
Balance, December 31, 1998.........  98,041,960      980          --       --           --       --       88,872       (2,657)
Non cash stock option compensation
  expense..........................          --       --          --       --           --       --          128           --
Repurchased and cancellation of
  shares of common stock...........    (335,866)      (3)         --       --           --       --         (333)          --
Issuance of options for purchase of
  Heat.............................          --       --          --       --           --       --          635           --
Repurchase of stock options and
  warrants.........................          --       --          --       --           --       --       (4,155)          --
Comprehensive loss:
  Net loss.........................          --       --          --       --           --       --           --         (136)
  Unrealized loss on equity
    securities.....................          --       --          --       --           --       --           --           --
                                     ----------     ----     -------      ---      -------      ---      -------      -------
Total comprehensive loss...........                                                                                      (136)
                                     ----------     ----     -------      ---      -------      ---      -------      -------
Balance, December 31, 1999.........  97,706,094     $977          --      $--           --      $--      $85,147      $(2,793)
                                     ==========     ====     =======      ===      =======      ===      =======      =======

                                      ACCUMULATED
                                         OTHER            TOTAL
                                     COMPREHENSIVE    STOCKHOLDERS'
                                     INCOME (LOSS)       EQUITY
                                     --------------   -------------
Balance, December 31, 1996.........       $ --           $ 9,630
Net income.........................         --               696
Issuance of warrants...............         --               349
                                          ----           -------
Balance, December 31, 1997.........         --            10,675
Conversion of Wing's common stock
  to common stock..................         --                --
Exercise of stock options..........         --               216
Conversion of exchangeable
  subordinated note payable........         --            11,375
Conversion of exchangeable
  subordinated warrant.............         --                --
Step-up of Wing's assets due to
  purchase of minority interest....         --             1,247
Contribution of assets of Darby....         --            13,147
Issuance of common stock...........         --            50,340
Issuance of warrants resulting in
  non cash compensation expense....         --             3,851
Comprehensive loss:
  Net loss.........................         --            (3,656)
  Unrealized gain on equity
    securities.....................         24                24
                                          ----           -------
Total comprehensive loss...........         24            (3,632)
                                          ----           -------
Balance, December 31, 1998.........         24            87,219
Non cash stock option compensation
  expense..........................         --               128
Repurchased and cancellation of
  shares of common stock...........         --              (336)
Issuance of options for purchase of
  Heat.............................         --               635
Repurchase of stock options and
  warrants.........................         --            (4,155)
Comprehensive loss:
  Net loss.........................         --              (136)
  Unrealized loss on equity
    securities.....................        (26)              (26)
                                          ----           -------
Total comprehensive loss...........        (26)             (162)
                                          ----           -------
Balance, December 31, 1999.........       $ (2)          $83,329
                                          ====           =======

   The accompanying notes are an integral part of the consolidated financial statements.

                               ATRIUM CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $   (136)  $ (3,656)  $   696
  Adjustments to reconcile net income (loss) to net cash
    flows provided by (used in) operating activities:
      Extraordinary charge, net of income tax benefit.......       896        639        --
      Depreciation and amortization.........................    14,061      4,158     1,492
      Non cash stock option compensation expense............       128      3,851        --
      Amortization of deferred financing costs..............     1,902        732       390
      Accretion of discount on notes payable................     4,085      1,455       113
      Provision for bad debts...............................     1,123        227        60
      Gain on sales of assets...............................       (78)       (12)       --
      Deferred tax provision (benefit)......................     3,413       (155)      184
      Changes in assets and liabilities, net of
       acquisitions:
        Accounts receivable.................................    (4,710)    (1,751)     (218)
        Inventories.........................................    (6,424)   (12,297)   (2,990)
        Prepaid expenses and other current assets...........    (4,024)    (2,142)     (166)
        Accounts payable....................................    (3,025)     2,630       354
        Accrued liabilities.................................     1,624     (3,932)    1,233
                                                              --------   --------   -------
          Net cash provided by (used in) operating
          activities........................................     8,835    (10,253)    1,148
                                                              --------   --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................   (16,996)    (2,221)   (1,355)
  Proceeds from sales of assets.............................     8,885         12        --
  Acquisition of Heat, Champagne and Delta Millwork, net of
    cash acquired...........................................   (95,327)        --        --
  Acquisition of Atrium, net of cash acquired...............        --   (120,977)       --
  Acquisition of the Door Division of Super Millwork........        --         --   (10,408)
  Other assets..............................................    (5,042)    (1,998)       --
                                                              --------   --------   -------
          Net cash used in investing activities.............  (108,480)  (125,184)  (11,763)
                                                              --------   --------   -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of senior subordinated notes.......   172,368         --        --
  Proceeds from borrowings under term notes.................        --    145,930        --
  Proceeds from issuance of discount debentures.............        --     45,000        --
  Payment of notes payable..................................   (15,000)   (29,563)   (1,032)
  Payment of senior subordinated notes previously
    outstanding.............................................   (29,070)   (70,930)      (70)
  Net borrowings under revolving credit facility............    11,152      4,118     1,497
  Proceeds from issuance of exchangeable subordinated
    notes...................................................        --         --     3,960
  Proceeds from issuance of notes payable...................        --         --     6,790
  Deferred financing costs..................................    (9,347)   (11,437)     (536)
  Scheduled principal payments on notes payable.............    (2,241)      (500)       --
  Payment of discount notes.................................   (21,500)        --        --
  Capital contribution......................................       635     50,340        --
  Repurchase of stock options...............................    (4,491)        --        --
  Exercise of stock options.................................        --        216        --
  Payment of other long-term liabilities....................    (2,003)        --        --
  Checks drawn in excess of bank balances...................       436      2,229        --
                                                              --------   --------   -------
          Net cash provided by financing activities.........   100,939    135,403    10,609
                                                              --------   --------   -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     1,294        (34)       (6)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............        --         34        40
                                                              --------   --------   -------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  1,294   $     --   $    34
                                                              ========   ========   =======

SUPPLEMENTAL DISCLOSURE:
  Cash paid (received)during the period for:
    Interest................................................  $ 24,727   $ 11,765   $ 2,620
    Income taxes, net of refunds............................    (1,181)       536       550
  Cash received during the period held as:
    Restricted cash.........................................       869
  Noncash investing and financing activities:
    Conversion of exchangeable subordinated notes payable...        --     11,375        --
    Contribution of Darby's assets..........................        --     13,147        --
    Step-up of Wing's assets due to purchase of minority
     interest...............................................        --      1,247        --
    Purchase of equipment under capital leases..............        --         20       840
    Payable to seller.......................................        --         --     2,500
    Debt assumed in acquisitions............................     1,473    104,023        --

   The accompanying notes are an integral part of the consolidated financial statements.

                               ATRIUM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION:

    Atrium Corporation (the "Company") is a holding company engaged in the manufacture and sale of doors, windows and various building materials throughout the United States through its wholly-owned subsidiary Atrium Companies, Inc. ("Atrium Companies").

    On October 2, 1998, pursuant to an acquisition and merger (the "Recapitalization" or "reverse acquisition") as more fully described in Note 3, the Company contributed the assets of Wing Industries Holdings, Inc. and its subsidiary Wing Industries, Inc. (collectively "Wing") and Door Holdings, Inc. and its subsidiaries R.G. Darby Company, Inc. and Total Trim, Inc. (collectively "Darby") to Atrium Companies.

    As Wing was determined to be the acquiror in the reverse acquisition, the historical financial statements of the Company (prior to October 3, 1998) were replaced with the historical financial statements of Wing. As a result, the statement of operations for 1998 only includes the operations of the Company and Darby from October 3, 1998. The statement of operations for the year ended December 31, 1997, only include the operations and accounts of Wing and its predecessor. Wing was acquired by the current controlling shareholders on October 25, 1996. Additionally, the operations of Delta Millwork, Inc. (renamed R.G. Darby Company-South and Total Trim-South, collectively, "Darby-South") are included since the date of acquisition, January 27, 1999 and the operations of Heat, Inc. and its subsidiaries ("Heat") and Champagne Industries, Inc. ("Champagne") are included since their date of acquisition, May 17, 1999. The December 31, 1999 balance sheet includes the accounts of the Company, Wing, Darby, Darby-South, Heat, Champagne and each of their respective subsidiaries.

    The following unaudited pro forma information presents consolidated operating results as though the Recapitalization and the acquisitions of Atrium Door and Window Company of Arizona ("ADW-Arizona")

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION: (CONTINUED)
(which was acquired March 27, 1998), Darby-South, Heat and Champagne (see
Note 4) had occurred at the beginning of the periods presented:

                                                           YEAR ENDED             YEAR ENDED
                                                       DECEMBER 31, 1999      DECEMBER 31, 1998
                                                      --------------------   --------------------
                                                       ACTUAL    PRO FORMA    ACTUAL    PRO FORMA
                                                      --------   ---------   --------   ---------
NET SALES...........................................  $498,456   $526,931    $211,059   $493,032
COST OF GOODS SOLD..................................   340,909    358,998     159,140    338,810
                                                      --------   --------    --------   --------
  Gross Profit......................................   157,547    167,933      51,919    154,222
OPERATING EXPENSES:
Selling, delivery, general and administrative
  expenses..........................................   107,780    117,482      39,754    105,059
  Amortization expense..............................     8,717      9,518       2,133      9,518
  Non-cash stock option compensation expense........       128        128       3,851      7,925
Special charges.....................................     1,886      1,886          --         --
                                                      --------   --------    --------   --------
                                                       118,511    129,014      45,738    122,502
  Income from operations............................    39,036     38,919       6,181     31,720
INTEREST EXPENSE....................................    32,514     37,051      10,431     34,115
OTHER INCOME, net...................................       283        348         571        502
                                                      --------   --------    --------   --------
  Income (loss) before taxes........................     6,805      2,216      (3,679)    (1,893)
PROVISION (BENEFIT) FOR INCOME TAXES................     5,005      3,695        (662)     1,783
                                                      --------   --------    --------   --------
Income (loss) from continuing operations............  $  1,800   $ (1,479)   $ (3,017)  $ (3,676)
                                                      ========   ========    ========   ========
Other Information:
Depreciation expense................................  $  5,346   $  5,885    $  1,996   $  5,521
                                                      ========   ========    ========   ========

    The above pro forma information excludes $7,351 of special charges for the year ended December 31, 1998 related to the 1998 Recapitalization (see Note 3).

2. SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

INDUSTRY SEGMENT

    The Company operates in a single industry segment, the fabrication, distribution and installation of doors and windows and related components for the residential construction, manufactured housing and the remodeling and renovation markets.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
REVENUE RECOGNITION

    Revenue from the sale of doors and windows and related components is recorded at the time of delivery to the customer. Allowances are established to recognize the risk of sales returns from customers and estimates of warranty costs.

CASH AND CASH EQUIVALENTS

    The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1999 and 1998, the Company had $4,447 and $4,012 of checks outstanding that were reclassified into accounts payable.

RESTRICTED CASH

    Restricted cash represents proceeds received from certain dispositions of property, plant and equipment. In accordance with the provisions of Atrium Companies Credit Agreement (See Note 9), Atrium Companies is required to reinvest the proceeds within 180 days or alternatively retire debt associated with the Term Loans B and C. Until the proceeds are applied in accordance with the provisions of the Credit Agreement, the funds are held as restricted cash.

EQUITY SECURITIES-AVAILABLE FOR SALE

    Investments in equity securities-available for sale are carried at market based on quoted market prices, with unrealized gains (losses) recorded in stockholders' equity.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of trade accounts receivable. The Company's customers are located in all 50 states. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The Company has sales to two significant customers as follows (presented as a percentage of actual net sales):

                                                               YEARS ENDED
                                                      ------------------------------
CUSTOMER                                              12/31/99   12/31/98   12/31/97
--------                                              --------   --------   --------
The Home Depot, Inc.................................    26%        42%        43%
Lowe's Companies, Inc...............................     8%        17%        22%

INVENTORIES

    Inventories are valued at the lower of cost (last-in, first-out or "LIFO") or market. Work-in- process and finished goods inventories consist of materials, labor and manufacturing overhead. Inventory costs include direct materials, labor and manufacturing overhead. Management believes that the LIFO method results in a better matching of current costs with current revenues. Under the first-in, first-out method (FIFO) of accounting, such inventories would have been approximately $37 and $112 lower at December 31, 1999 and 1998, respectively.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost less accumulated depreciation. The Company depreciates the assets principally on a straight-line basis for financial reporting purposes over their estimated useful lives, as follows:

                                                               ESTIMATED
                                                              USEFUL LIFE
                                                              -----------
Buildings and improvements..................................  5-40 years
Machinery and equipment.....................................  3-12 years

    Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the assets sold or retired. Expenditures for maintenance, minor renewals and repairs are expensed as incurred, while major replacements and improvements are capitalized.

GOODWILL

    Goodwill represents the excess of cost over fair market value of net assets acquired. Goodwill is being amortized over 40 years on a straight-line basis. Management continually reviews the carrying value of goodwill for recoverability based on anticipated undiscounted cash flows of the assets to which it relates. The Company considers operating results, trends and prospects of the Company, as well as competitive comparisons. The Company also takes into consideration competition within the building materials industry and any other events or circumstances which might indicate potential impairment. When goodwill is determined not to be recoverable, an impairment is recognized as a charge to operations. Such impairment is based upon a discounted cash flow approach.

    The Company believes that a 40 year useful life for goodwill is appropriate based upon the fact that the majority of the Company's operating entities have been in business over fifty years with some of the industry's most recognized brand names, including Atrium. Management believes its brand names have an indeterminable life that may equal or exceed 40 years and therefore, will amortize goodwill over that period. Further, products are not significantly impacted by technological risks that would cause the Company to consider reducing the goodwill life. The Company's management periodically reviews the appropriateness of the estimated useful life of goodwill.

CAPITALIZED SOFTWARE COSTS

    The Company capitalizes internal employee costs and external consulting costs associated with implementing and developing software for internal use. Internal costs capitalized include payroll and payroll-related costs for employees who are directly associated with the development, modification and implementation of the software. External costs include direct expenses related to consulting and other professional fees consumed in developing, modifying and implementing the software. Capitalization of costs occurs upon the completion of the preliminary project stage and when management believes it is probable a project will be completed and the software will be used to perform the function intended. Amortization begins when the software is put into place and is calculated on a straight-line basis over three years. Management continually reviews the carrying value and expected functionality of the accumulated costs for potential impairment. When it is no longer probable that computer software being developed will

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) be completed, modified or placed in service, the assets carrying value will be adjusted to the lower of cost or fair value.

    Unamortized capitalized software costs at December 31, 1999 and 1998 were $3,333 and $3,663, respectively, and are included in other long-term assets. Amortization expense for 1999, 1998 and 1997 was $2,005, $304 and $0, respectively.

INCOME TAXES

    The provision for income taxes is based on pretax income as reported for financial statement purposes. Deferred income taxes are provided in accordance with the liability method of accounting for income taxes to recognize the tax effects of temporary differences between financial statement and income tax accounting.

    As discussed in Note 3, the Company's Statement of Operations for the year ended December 31, 1997 only includes the operations and accounts of Wing and its predecessor. Wing and its predecessor filed a consolidated tax return for this period. For the years ended December 31, 1999 and 1998, the Company filed a consolidated tax return.

FORWARD COMMITMENTS

    The Company periodically enters into forward commitments to hedge price variances in materials. Changes in the market value of forward commitments are recognized in income when the effects of the related charges in the hedged items are recognized.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" amended by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FAS No. 133--Amendment of FAS No. 133" (combined
"SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

    SFAS 133 is effective for fiscal years beginning after June 15, 2000. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1999 and thereafter). SFAS 133 cannot be applied retroactively. SFAS 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998).

    The Company is in the process of quantifying the impact of adopting
SFAS 133 on its financial statements and has not determined the timing of or method of adoption of SFAS 133.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    In December 1999, the Securities and Exchange Commission ("Commission") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") which provides guidance on revenue recognition issues. In June 2000, the Commission issued Staff Accounting Bulletin No. 101B, "Second
Amendment: Revenue Recognition in Financial Statements" which delayed the implementation of SAB 101 until the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Management does not believe the implementation of SAB 101 will have a material effect on the Company's financial position or results of operations.

USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates are used in calculating bad debt, workers' compensation and warranty accruals, and in recognizing deferred tax assets and liabilities.

ADVERTISING COSTS

    Advertising costs are expensed when incurred and were $4,457, $2,841 and $1,800, for 1999, 1998 and 1997, respectively. These costs are reflected in "selling, delivery, general and administrative" in the consolidated statements of operations.

3. THE REVERSE ACQUISITION (RECAPITALIZATION):

    On August 3, 1998, D and W Holdings, Inc. ("D and W"), (presently Atrium Corporation), the surviving entity of the merger of Corp (as defined below) and D and W, entered into an Agreement and Plan of Merger (the "Merger Agreement") with Atrium Corporation ("Corp") and other necessary parties to acquire all of the outstanding capital stock of Corp for $225.0 million, through a series of transactions (the "Recapitalization") described below. Corp owned 100% of the outstanding capital stock of Atrium Companies prior to the Merger discussed below. GE Investment Private Placement Partners II, a Limited Partnership ("GEIPPPII"), and Ardatrium L.L.C. ("Ardatrium") formed D and W by acquiring all of its outstanding common stock for an aggregate purchase price of $50.0 million. GEIPPPII is a private equity partnership affiliated with GE Investments, a wholly-owned investment management subsidiary of General Electric Company. Ardatrium is an affiliate of Ardshiel, Inc. ("Ardshiel"), a private equity investment firm based in New York.

    The acquisition of Corp by D and W was effected through the merger on October 2, 1998 of a wholly owned subsidiary of D and W with and into Corp (the "Merger") pursuant to the terms of the Merger Agreement. Prior to the Merger, D and W contributed $50.0 million to the wholly-owned subsidiary in exchange for all of its outstanding common stock. As a result of the Merger, Corp became a direct wholly-owned subsidiary of D and W, and Atrium Companies became an indirect wholly-owned subsidiary of D and W.

    On October 25, 2000, D and W and Corp were merged and D and W was the surviving entity of the merger. Upon completion of this merger, D and W changed its name to Atrium Corporation.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

3. THE REVERSE ACQUISITION (RECAPITALIZATION): (CONTINUED)
    Pursuant to the terms of the Merger Agreement, all of the outstanding equity securities of Corp were converted into the right to receive the merger consideration of $94.2 million (the "Merger Consideration") in cash, net of transaction costs of $5.4 million, outstanding indebtedness of $122.7 million and $2.7 million of equity securities of Corp, owned by certain members of management of Atrium Companies, which were converted into comparable equity securities of D and W. The Merger Consideration was funded with (i) the $50.0 million in cash that became an asset of Corp in the Merger,
(ii) $20.0 million in cash proceeds from the issuance of Senior Discount Debentures due 2010 by Corp. to GEIPPPII and Ardatrium (the "Discount Debentures"), (iii) approximately $24.0 million in cash proceeds from a loan from Atrium Companies (the "Intercompany Loan") which was funded by a portion of the proceeds of a term loan to Atrium Companies under the Credit Facility (see
Note 9), and (iv) $0.2 million in cash proceeds from the issuance of common stock of D and W to certain members of management of Atrium Companies, followed by a capital contribution of such proceeds by D and W to Corp.

    Prior to the Merger, both GEIPPPII and Ardshiel held investments in Wing and Darby, specifically in Wing Industries Holdings, Inc. ("WIH") and Door Holdings, Inc. ("Door Holdings"), respectively, in the form of common stock, subordinated debt and/or warrants as follows:

                   WING
SECURITY TYPE                               GEIPPPII   ARDSHIEL    OTHER      TOTAL
-------------                               --------   --------   --------   --------
                                              (AMOUNTS IN EQUIVALENT COMMON SHARES)
Common A..................................   12,500      6,153     6,848      25,501
Common B..................................   54,500         --        --      54,500
Subordinated Debt.........................   68,657         --        --      68,657
Warrants..................................   23,378      5,714        --      29,092
                                            -------     ------     -----     -------
                                            159,035     11,867     6,848     177,750
                                            =======     ======     =====     =======

                  DARBY
SECURITY TYPE                               GEIPPPII   ARDSHIEL    OTHER      TOTAL
-------------                               --------   --------   --------   --------
Common....................................   49,005        495     7,500      57,000
Subordinated Debt.........................   41,807        422        --      42,229
Warrants..................................   11,595        117        --      11,712
                                            -------     ------     -----     -------
                                            102,407      1,034     7,500     110,941
                                            =======     ======     =====     =======

    Immediately prior to the consummation of the Merger, all of the outstanding subordinated debt and associated warrants to purchase common stock of Wing and Darby were converted into common stock of Wing and Darby, specifically of WIH and Door Holdings, respectively. The stockholders of Wing and Darby contributed their common stock in Wing and Darby to D and W in exchange for common stock in D and W. Immediately after the consummation of the Merger, D and W contributed all of the common stock of Wing and Darby to Corp, which in turn contributed such stock to Atrium Companies.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

3. THE REVERSE ACQUISITION (RECAPITALIZATION): (CONTINUED)

    This transaction resulted in an increase in GEIPPPII's ownership interest in Wing and Darby as follows:

                                                            PERCENTAGE OWNERSHIP
                                                            --------------------
WING
Immediately prior to the consummation
  Equity basis in common stock............................         83.75%
  Equity basis on a fully converted basis.................         89.47%
Subsequent to merger......................................         94.83%

DARBY
Immediately prior to the consummation
  Equity basis in common stock............................       85.97%
  Equity basis on a fully converted basis.................       92.31%
Subsequent to merger......................................       94.83%

    GEIPPPII's cost basis in Wing and Corp was pushed-down to the Company. This resulted in a partial "step-up" of Wing and Darby's assets and a corresponding purchase of minority interest from Corp's previous owners. The increase in GEIPPPII's financial interest in Wing and Corp was accounted for in accordance with EITF 90-13, ACCOUNTING FOR SIMULTANEOUS COMMON CONTROL MERGERS.

    The minority interests acquired by GEIPPPII in Wing and Darby were 5.36% and 2.52%, respectively. The amount paid for the minority interest in Wing and Darby was $1,849 and $433, respectively. The purchase method of accounting was also applied to the net assets of Wing and Darby to the extent minority interest was acquired. Goodwill was increased by $1,247 and $243 for Wing and Darby, respectively.

    Upon completion of the Recapitalization, GEIPPPII and Ardatrium and its affiliates beneficially owned approximately 96.7% of the outstanding common stock of D and W with management owning the remaining 3.3%.

    The acquisition of Corp by D and W and the Merger was accounted for as a reverse acquisition. As Wing's shareholder group received the largest ownership interest in D and W, Wing was determined to be the "accounting acquiror" in the reverse acquisition. As a result, purchase accounting was applied to the

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

3. THE REVERSE ACQUISITION (RECAPITALIZATION): (CONTINUED) assets and liabilities of Atrium Companies. The purchase price was allocated to Atrium Companies' assets and liabilities as follows:

Equity securities available for sale........................  $    113
Accounts receivable.........................................    32,097
Inventories.................................................    18,766
Prepaid expenses and other current assets...................     4,506
Deferred tax asset..........................................     2,268
Property, plant and equipment...............................    18,391
Other noncurrent assets.....................................     3,326
Goodwill....................................................   170,447
Current liabilities.........................................   (24,614)
Other long-term liabilities.................................      (300)
                                                              --------
Total purchase price........................................  $225,000
                                                              ========

    The purchase price included cash paid of $120,977, net of the retirement of certain indebtedness, and the assumption of debt and accrued interest of $104,023.

    In 1999, the Company recorded purchase price adjustments of $3,262, within goodwill related to the resolution of certain acquisition contingencies relating primarily to additional transaction costs, the fair value of certain fixed assets and additional liabilities.

    In connection with the acquisition of Atrium Companies, certain integration activities were undertaken in the acquired business. These activities included the elimination of certain product lines and the associated inventory, severance paid to employees terminated through the elimination of redundant positions, costs associated with plant closings and rent expenses related to idle facilities. In connection with these integration activities the Company recorded accrued provisions using the purchase method of accounting. The activity impacted by these provisions is summarized as follows:

                                  BALANCE AT     RESERVE                    BALANCE AT
                                 DECEMBER 31,   ADDITIONS   EXPENDITURES   DECEMBER 31,
                                     1998        IN 1999      IN 1999          1999
                                 ------------   ---------   ------------   ------------
Product line
  rationalizations.............      $750        $  912        $(1,464)        $198
Severance expenses.............        --           400           (400)          --
Idle facility expenses.........        --         1,176           (428)         748
Other..........................        --           334           (334)          --
                                     ----        ------        -------         ----
                                     $750        $2,822        $(2,626)        $946
                                     ====        ======        =======         ====

4. ACQUISITIONS:

DELTA ASSET PURCHASE:

    On January 27, 1999, Atrium Companies acquired certain assets of Delta Millwork, Inc. (renamed R.G. Darby Company-South and Total Trim, Inc.-South, collectively Darby-South), a privately held door pre-hanger located in Orlando, Florida, for approximately $1,755 including fees and transaction expenses

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

4. ACQUISITIONS: (CONTINUED)
of $155 and $200 to be paid upon the achievement of certain financial targets. Atrium Companies financed the acquisition through its revolving credit facility.

    The acquisition of Delta Millwork, Inc. has been accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16"). The aggregate purchase price has been allocated to the underlying assets and liabilities based upon their respective estimated fair market values at the date of acquisition, with the remainder allocated to goodwill, which will be amortized over 40 years. The results of operations for the acquired business are included in the Company's consolidated financial statements beginning January 27, 1999. The purchase price allocation was allocated to Delta's assets and liabilities as follows:

Accounts receivable, net....................................  $1,178
Inventories.................................................     620
Prepaid expenses and other current assets...................      40
Property, plant and equipment, net..........................     137
Other noncurrent assets.....................................       5
Goodwill....................................................     492
Accounts payable............................................    (633)
Accrued liabilities.........................................     (84)
                                                              ------
    Total purchase price....................................  $1,755
                                                              ======

HEAT STOCK PURCHASE

    On May 17, 1999, Atrium Companies acquired the stock of Heat, Inc. ("Heat"), a privately held holding company with vinyl window and door operations located in Yakima, Washington (through its subsidiary Best Built, Inc.) and Pittsburgh, Pennsylvania (through its subsidiary Thermal Industries, Inc.), pursuant to a stock purchase agreement (the "Purchase Agreement"), dated as of April 20, 1999, among Heat, its shareholders and optionholders, H.I.G. Vinyl, Inc., a Cayman Island corporation, H.I.G. Investment Fund, L.P., a Cayman Island limited partnership and H.I.G. Capital Management, Inc., a Delaware corporation. The Company paid $85,000, which included $679 of assumed indebtedness. Additionally, a post closing adjustment of $4,095 was paid on May 17, 1999, related to working capital and cash delivered in excess of the target defined in the Purchase Agreement. Atrium Companies financed the acquisition with a portion of the proceeds raised in the $175,000 Senior Subordinated Notes due 2009 offering.

    The acquisition of Heat has been accounted for as a purchase in accordance with APB 16. The aggregate purchase price has been allocated to the underlying assets and liabilities based upon their respective estimated fair market values at the date of acquisition, with the remainder allocated to goodwill, which will be amortized over 40 years. The results of operations for the acquired business are included in

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

4. ACQUISITIONS: (CONTINUED)
the Company's consolidated financial statements beginning May 17, 1999. The purchase price allocation to Heat's assets and liabilities as follows:

Cash........................................................  $ 1,158
Accounts receivable, net....................................    6,540
Inventories.................................................    7,104
Prepaid expenses and other current assets...................      983
Deferred tax assets.........................................      808
Property, plant and equipment, net..........................    7,546
Other noncurrent assets.....................................      791
Goodwill....................................................   74,183
Accounts payable............................................   (2,318)
Accrued liabilities.........................................   (4,425)
Current portion of notes payable............................      (66)
Deferred tax liability......................................     (334)
                                                              -------
    Total purchase price....................................  $91,970
                                                              =======

CHAMPAGNE STOCK PURCHASE:

    On May 17, 1999, Atrium Companies acquired the stock of Champagne Industries, Inc., a privately held vinyl window and door company located in Denver, Colorado, for approximately $4,426, including assumed indebtedness, transaction fees and $500 to be paid upon the achievement of certain financial targets. Atrium Companies financed the acquisition with a portion of the proceeds raised in the $175,000 Senior Subordinated Notes due 2009 offering.

    The acquisition of Champagne Industries, Inc. has been accounted for as a purchase in accordance with APB 16. The aggregate purchase price has been allocated to the underlying assets and liabilities based upon their respective estimated fair market values at the date of acquisition, with the remainder allocated to goodwill, which will be amortized over 40 years. The results of operations for the acquired business are

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

4. ACQUISITIONS: (CONTINUED)
included in the Company's consolidated financial statements beginning May 17, 1999. The purchase price allocation was allocated to Champagne's assets and liabilities as follows:

Cash........................................................  $  251
Accounts receivable, net....................................   1,441
Inventories.................................................   1,037
Prepaid expenses and other current assets...................     142
Deferred tax asset..........................................      58
Property, plant and equipment, net..........................     344
Other noncurrent assets.....................................      27
Goodwill....................................................   2,617
Accounts payable............................................  (1,025)
Accrued liabilities.........................................    (438)
Current portion of notes payable............................      (9)
Long term portion of notes payable..........................     (19)
                                                              ------
    Total purchase price....................................  $4,426
                                                              ======

5. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    In accordance with Statement of Financial Accounting Standards No. 107 ("FAS 107") "Disclosures About Fair Value of Financial Instruments," the following methods have been used in estimating fair value disclosures for significant financial instruments of the Company.

    Estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Due to the fact that considerable judgment is required to interpret market data to develop the estimates of fair value, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange.

    Cash and cash equivalents--The carrying amounts reported in the balance sheet approximate the fair value.

    Equity securities--available for sale--The carrying amounts that are reported in the balance sheet approximate the fair value based on quoted market prices.

    Notes payable--The fair value of the Company's notes is based on quoted market prices. The carrying value of notes payable, other than the Senior Subordinated Notes and Discount Debentures, approximate fair value due to the floating nature of the interest rates. Management estimates that the Senior Subordinated Notes of $175,000 are valued at $170,406 as of December 31, 1999 based on quoted market prices. The Company has $80,562 in discount notes that accrete at 12% and are valued at $28,840 as of December 31,1999, net of payment of $21,500 in May 1999. These notes were converted into common stock of the Company in July 2000.

    Interest Rate Swaps--The Company has entered into two interest rate swap agreements whereby the Company will pay the counterparties interest at a fixed rate and the counterparties will pay the Company interest at a floating rate equal to the three-month LIBOR interest rate. The fair value of interest rate

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

5. FAIR VALUE OF FINANCIAL INSTRUMENTS: (CONTINUED) swap agreements is the amount at which they could be settled, based on estimates obtained from lenders. Swaps consisted of the following at December 31:

                                                               1999       1998
                                                             --------   --------
Swap #1
  Notional Amount..........................................     $563     $1,406
  Fixed Interest Rate......................................    6.50%      6.50%
  Termination Date.........................................  3/31/00    3/31/00
  Unrealized Gain/(Loss)...................................      $--       $(15)
Swap #2
  Notional Amount..........................................   $2,498     $2,827
  Fixed Interest Rate......................................    6.25%      6.25%
  Termination Date.........................................  11/6/03    11/6/03
  Unrealized Gain/(Loss)...................................      $26       $(87)

    Forward aluminum contracts-The unrealized gains and losses are based on quotes for aluminum as reported on the London Metal Exchange. As of December 31, 1999, the Company had forward contracts with fixed rate prices totaling $10,321 with an unrealized gain of $960.

6. INVENTORIES:

    Inventories consisted of the following at December 31:

                                                              1999       1998
                                                            --------   --------
Raw materials.............................................  $32,481    $27,362
Work-in-process...........................................    4,688      4,129
Finished goods............................................   24,071     14,686
                                                            -------    -------
                                                             61,240     46,177
LIFO reserve..............................................       37        112
                                                            -------    -------
                                                            $61,277    $46,289
                                                            =======    =======

    The change in the LIFO reserve for 1999, 1998 and 1997, resulted in a decrease in cost of sales of $75 and $209 and an increase in cost of sales of $95, respectively.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

7. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment consisted of the following at December 31:

                                                             1999       1998
                                                           --------   --------
Land.....................................................  $    956   $ 1,303
Buildings and improvements...............................     8,597     8,671
Machinery and equipment..................................    35,211    19,311
Construction-in-process..................................       985       722
                                                           --------   -------
  Total..................................................    45,749    30,007
Less accumulated depreciation and amortization...........   (10,584)   (3,247)
                                                           --------   -------
                                                           $ 35,165   $26,760
                                                           ========   =======

    Depreciation expense was $5,346, $1,996 and $1,180 for the years ended December 31, 1999, 1998 and 1997, respectively.

    On November 18, 1999, the Company sold two of its manufacturing facilities and subsequently leased back the facilities. In connection with the sales, the Company recognized a net gain of $143. This gain has been deferred and will be amortized and netted against rent expense over the term of the leases.

8. DEFERRED FINANCING COSTS:

    The deferred financing costs relate to costs incurred in the placement of the Company's debt and are being amortized using the effective interest method over the terms of the related debt, which range from five to ten years. Amortization expense for the years ended December 31, 1999, 1998 and 1997 was $1,902, $732 and $390, respectively and was recorded as interest expense in the accompanying consolidated statements of operations.

    During 1999, the Company wrote off deferred financing costs of $896 and paid a tender premium of $2,182, net of income tax benefit of $1,142 in connection with the paydown of the Term Loan B and the retirement of the old Senior Subordinated Notes due 2006. During 1998 the Company wrote off deferred financing costs of $639, net of income tax benefit of $392, in connection with the Recapitalization.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

9. NOTES PAYABLE:

    Notes payable consisted of the following at December 31:

                                                            1999       1998
                                                          --------   --------
$175,000 Senior Subordinated Notes, issued with a
  discount of $2,632, due May 17, 2009, with semiannual
  interest payments of 10 1/2% due May 1 and November
  1.....................................................  $175,000   $     --
$80,562 Discount Debentures with 12% accretion
  (unamortized discount of $15,917 and $34,212,
  respectively).........................................    28,840     46,350
$100,000 Senior Subordinated Notes, due November 15,
  2006, with semiannual interest payments of 10 1/2%,
  repaid May 1999.......................................        --     29,070
Revolving credit facility...............................    15,270      4,118
$75,000 Term Loan B, due June 30, 2005 with $250
  quarterly payments, interest at either the
  administrative agent's base rate plus an applicable
  margin or LIBOR plus an applicable margin (9.00% at
  December 31, 1999)....................................    58,750     74,750
$70,930 Term Loan C, due June 30, 2006, with $250
  quarterly payments, interest at either the
  administrative agent's base rate plus an applicable
  margin or LIBOR plus an applicable margin (9.25% at
  December 31, 1999)....................................    69,680     70,680
Other notes payable.....................................       548        609
                                                          --------   --------
                                                           348,088    225,577

Less:
  Unamortized discount on Senior Subordinated Notes.....    (2,537)        --
  Current maturities of long-term debt..................    (2,297)    (2,209)
                                                          --------   --------
Long-term debt..........................................  $343,254   $223,368
                                                          ========   ========

    On October 2, 1998, in connection with the Recapitalization, Corp issued $80,562 Discount Debentures which accreted interest at 12% semi-annually until 2010. The Senior Discount Debentures were issued with a discount of $35,562 and required no interest payments. In connection with the issuance of the $175,000 of Senior Subordinated Notes of Atrium Companies, the Company utilized $21,500 of the proceeds to repay $21,500 (of which $1,500 represented accretion of discount) of the Discount Debentures. On July 31, 2000, while the Discount Debentures had a balance of $30,799, they were converted into 23,691,128 shares of the Company's common stock at the fair value of $1.30 per share.

    On May 17, 1999, Atrium Companies issued $175,000 of Senior Subordinated Notes (the "Notes") due May 1, 2009. The notes are non-callable for five years, have a 10.50% per annum stated rate paid semi-annually and were issued at a discount of 98.496 to yield 10.75% to maturity. In connection with the issuance of the Notes, Atrium Companies retired its $29,070 of senior subordinated notes due November 15, 2006 and paid down $15,000 on its Term Loan B. Additionally, approximately $2,182 was paid as a tender premium to retire the notes due November 15, 2006 and $896 of deferred financing fees related to these paydowns were written-off. These amounts are recorded as extraordinary items in the accompanying consolidated statements of operations.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

9. NOTES PAYABLE: (CONTINUED)
    Atrium Companies entered into a Credit Agreement (the "Credit Agreement"), dated as of October 2, 1998 as amended and restated as of October 25, 2000, among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger and syndication agent, Bank One, Texas, N.A. as documentation agent and Fleet National Bank, as administrative agent.

    The Credit Agreement provides for four separate facilities (the "Facilities") consisting of three term loans (referred to individually as "Term Loan A," "Term Loan B" and "Term Loan C," and collectively as the "Term Loans") and a revolving credit facility with a letter of credit sub-facility (the "Revolving Facility," together with the Term Loans, the "Loans"). The Revolving Facility is in the amount of $47,000, of which $10,000 is available under a letter of credit sub-facility. Term Loan A, Term Loan B and Term Loan C are in the amounts of $14,000, $70,250 and $81,180, respectively. As of December 31, 1999 and 1998, letters of credit of $4,634 and $2,609, respectively, were outstanding. The Revolving Facility has a maturity date of June 30, 2004.

    All amounts outstanding under the Credit Agreement are collateralized by
(i) a pledge of all of the capital stock and intercompany notes of Atrium Companies and its direct and indirect subsidiaries existing October 2, 1998 or thereafter and (ii) a security interest in substantially all of the tangible and intangible properties and assets (including substantially all contract rights, certain real property interests, trademarks, tradenames, equipment and proceeds of the foregoing) of the Company, Atrium Companies and their respective direct and indirect domestic subsidiaries existing on the October 2, 1998 or thereafter created or acquired (the "Domestic Subsidiaries"). The Company and each of the Domestic Subsidiaries have unconditionally guaranteed, on a joint and several basis, all obligations of Atrium Companies under the Credit Agreement.

    The Term Loans have an "excess cash flows" provision mandating additional principal payments if certain cash flows targets are met during the year. No additional principal payments are required as of December 31, 1999 or 1998 related to this provision.

    Atrium Companies is required to pay certain commitment fees in connection with the Credit Agreement based upon the average daily unused portion of the Revolving Facility, certain fees assessed in connection with the issuance of letters of credit as well as other fees specified in the Credit Agreement and other documents related thereto.

    The Credit Agreement requires Atrium Companies to comply with certain covenants which, among other things, include limitations on indebtedness, liens and further negative pledges, investments, contingent obligations, dividends, redemptions and repurchases of equity interests, mergers, acquisitions and asset sales, capital expenditures, sale leaseback transactions, transactions with affiliates, dividend and other payment restrictions affecting subsidiaries, changes in business conducted, amendment of documents relating to other indebtedness and other material documents, creation of subsidiaries, designation of Designated Senior Indebtedness in respect of the Notes, and prepayment or repurchase of other indebtedness. The Credit Agreement requires Atrium Companies to meet certain financial tests pertaining to, interest coverage, fixed charge coverage and leverage. On March 24, 2000, effective December 31, 1999, Atrium Companies amended its Credit Agreement with regards to certain financial covenants. After giving effect to the amendment, Atrium Companies is in compliance with all related covenants. On October 25, 2000, the Company amended and restated its Credit Agreement, in connection with the Ellison Acquisition (see Note 19). As of this date, Atrium Companies is in compliance with all related covenants.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

9. NOTES PAYABLE: (CONTINUED)
    The Credit Agreement contains customary events of default, including, without limitation, payment defaults, covenant defaults, breaches of representations and warranties, bankruptcy and insolvency, judgments, change of control and cross-default with certain other indebtedness.

    The above covenants significantly restrict the ability of Atrium Companies to transfer funds to the Company. Such restricted assets effectively represent the investment in subsidiary as disclosed (see note 18).

    On January 4, 1999, Atrium Companies entered into two interest rate collars totaling $60,000. These collars expire on January 6, 2002. The collars have a floor of 4.57% and 4.66%, respectively, and caps of 6.00%. To the extent that the three-month US dollar LIBOR rate is below the collar floor, payment is due from Atrium Companies for the difference to the extent the three-month US dollar LIBOR rate is above the collar cap, Atrium Companies is entitled to receive the difference. On August 6, 1999, Atrium Companies terminated the collars. Atrium Companies received $790 in connection with the termination. This gain is deferred and being amortized over 29 months, the remaining term of the collars, as a reduction to interest expense.

    On November 1, 2000, Atrium Companies entered into a $100,000 interest rate swap agreement to limit the effect of changes in interest rates on long-term borrowings. Under the agreement, Atrium Companies pays interest at a fixed rate of 6.66% on the notional amount and receives interest therein at the three-month LIBOR on a quarterly basis.

    On December 8, 2000, Atrium Companies entered into a $40,000 interest rate swap agreement to limit the effect of changes in interest rates on long-term borrowings. Under the agreement, Atrium Companies pays interest at a fixed rate of 6.15% on the notional amount and receives interest therein at the three-month LIBOR on a quarterly basis.

    Principal payments due during the next five years on long-term notes payable as of December 31, 1999 are as follows:

2000........................................................  $  2,297
2001........................................................     2,237
2002........................................................     2,009
2003........................................................     2,004
2004........................................................    17,270
Thereafter..................................................   322,271
                                                              --------
                                                              $348,088
                                                              ========

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

10. ACCRUED LIABILITIES:

    Accrued expenses and other liabilities consisted of the following at December 31:

                                                              1999       1998
                                                            --------   --------
Salaries, wages and related taxes.........................  $ 7,171    $ 4,826
Interest..................................................    4,451      1,175
Sales, use and property taxes.............................    2,089      1,185
Advertising allowances and customer rebates...............    2,065      2,364
Warranty reserve..........................................    1,492        355
Workers' compensation.....................................    1,027      1,134
Other.....................................................    6,760      4,393
                                                            -------    -------
                                                            $25,055    $15,432
                                                            =======    =======

11. FEDERAL INCOME TAX:

    Temporary differences that give rise to the deferred income tax assets and liabilities are as follows as of December 31:

                                                               1999       1998
                                                             --------   --------
Deferred income tax assets:
  Stock option compensation................................  $ 1,191     $2,486
  Transaction costs........................................      623      1,341
  Allowance for doubtful accounts..........................      575        380
  Inventory cost capitalization and valuation..............    1,095        648
  Accrued vacation and bonus...............................      701        608
  Warranty reserve.........................................      600        135
  Workers' compensation reserve............................      467        431
  Deferred rent............................................      324         --
  Accrued interest.........................................    1,545        513
  Alternative minimum tax credit carryforwards and other...      876        130
                                                             -------     ------
                                                               7,997      6,672

Deferred income tax liabilities:
  Depreciation.............................................   (1,955)    (1,861)
  LIFO reserve.............................................   (1,498)    (1,505)
  Capitalized software costs...............................   (1,021)    (1,039)
  Amortization of goodwill.................................   (2,176)      (506)
                                                             -------     ------
                                                              (6,650)    (4,911)
                                                             -------     ------

Net deferred income tax asset asset (liability)............    1,347      1,761
Less--current deferred tax asset...........................    2,359      1,249
                                                             -------     ------
Long-term deferred tax asset (liability)...................  $(1,012)    $  512
                                                             =======     ======

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

11. FEDERAL INCOME TAX: (CONTINUED)
    A valuation allowance is required against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some of or all of the deferred tax assets will not be realized. As of December 31, 1999 and 1998, no valuation reserve was required.

    The components of the provision for income taxes are as follows:

                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                              1999           1998           1997
                                          ------------   ------------   ------------
Federal income tax provision (benefit):
  Current...............................     $1,189          $(467)         $462
  Deferred..............................      3,082           (143)          184
State income tax provision (benefit):
  Current...............................        403            (40)           49
  Deferred..............................        331            (12)           --
                                             ------          -----          ----
Provision (benefit) for income taxes....     $5,005          $(662)         $695
                                             ======          =====          ====

    Reconciliation of the federal statutory income tax rate to the effective tax rate, was as follows:

                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                              1999           1998           1997
                                          ------------   ------------   ------------
Tax computed at statutory rate..........     $2,382         $(1,288)        $473
State taxes, net of federal benefit.....        734             (52)          67
Amortization of goodwill................      1,786             495          110
Other...................................        103             183           45
                                             ------         -------         ----
Provision (benefit) for income taxes....     $5,005         $  (662)        $695
                                             ======         =======         ====

    For income tax purposes, Internal Revenue Code Section 197 ("IRC section 197") provides for the amortization of certain intangible assets, including goodwill, for asset acquisitions occurring after August 1993. Any resulting difference in the book and tax basis of these intangibles is reflected as a component of deferred taxes. Amortization expense related to intangible assets which do not qualify under IRC section 197 is reflected as nondeductible amortization in the rate reconciliation.

    In connection with the Recapitalization, the Company recorded goodwill for book that is non-deductible for tax purposes. The Company has also recorded as a temporary difference goodwill attributable to other asset acquisitions whereby the goodwill is deductible for tax.

    The Company has recorded a deferred tax liability relating to the difference in the book and tax basis of the LIFO reserve. This book and tax basis difference was created primarily by certain purchase accounting adjustments relating to Atrium Companies from the 1998 Recapitalization and from the October 1996 acquisition of Wing.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

12. RELATED PARTIES:

CLOSING FEE

    Under the Management Agreement (see below), Ardshiel received a closing fee of approximately $3,400, plus fees and expenses, in connection with the 1998 recapitalization. In addition, Ardshiel received an aggregate of approximately $1,300 in fees in connection with the Heat and Champagne acquisitions, and approximately $1,900 in fees, of which approximately $900 was in cash and approximately $1,000 in the Company's common stock, in connection with the Ellison acquisition (see Note 19).

STOCKHOLDERS AGREEMENT

    GEIPPPII, Ardshiel and certain of its affiliates and certain major shareholders of the Company have entered into an Amended and Restated Stockholders Agreement (the "Stockholders Agreement"), dated as of October 25, 2000, which affects their relative rights as shareholders.

    The terms of the Stockholders Agreement include provisions that affect the parties rights as stockholders of the Company. Under the agreement, the stockholders agree that the authorized number of directors should consist of up to eleven directors and set forth the manner of appointing directors. Further, the Stockholders Agreement contains certain restrictions on selling, transferring or disposing of common stock of the Company and provisions regarding stockholders rights in connection with sale, transfer or disposition of the Company's common stock by other stockholders as well as registration of the Company's stock under the Securities Act of 1933. Finally, the Stockholders Agreement provides that the Company cannot take certain enumerated actions without obtaining the prior written consent of GEIPPPII.

MANAGEMENT AGREEMENT

    The Company is a party to a Management Agreement (the "Management Agreement"), dated October 2, 1998, as amended on May 17, 1999, with Ardshiel. Pursuant to the Management Agreement, Ardshiel provides advice to the Company and its subsidiaries with respect to business strategy, operations and budgeting and financial controls ("Management Services") in exchange for an annual fee of $1,900, plus expenses. In 1999, amounts paid under this agreement totaled $1,904, which is included in selling, delivery, general and administrative expenses as incurred. Additionally, the Management Agreement provides that, prior to entering into any transaction that involves engaging a financial advisor to perform services in connection with a sale or purchase of a business or entity or any financing including, the Company or its subsidiaries must offer Ardshiel the opportunity to perform such investment banking services, unless in the reasonable exercise of the business judgement of the Board of Directors of the Company such engagement would result in a conflict of interest or would otherwise be adverse to the interests of the Company or such subsidiaries. Ardshiel has the right to receive a fee for any such services rendered by Ardshiel to the Company or its subsidiaries in an amount not greater than 2% of the total purchase or sale price for such business or entity and shall be payable upon consummation of such sale or purchase. The consent of GEIPPPII is required prior to the payment by the Company or any of its subsidiaries in paying similar fees to other entities for similar services. The Company paid a closing fee of approximately $3,375 in 1998 in connection with the consummation of the Merger and paid Ardshiel's fees and expenses in connection therewith, $1,352 in 1999 in connection with the consummation of the acquisitions of Darby-South, Heat and Champagne. The Management Agreement will remain in effect until October 2, 2008 and will automatically be renewed for one-year periods unless either party gives

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

12. RELATED PARTIES: (CONTINUED)
written notice to the contrary at least 30 days prior to the expiration of the initial or any extended term of the agreement.

NOTES RECEIVABLE

    Included in prepaid expenses and other current assets are the following receivables due from related parties at December 31:

                                                                1999       1998
                                                              --------   --------
Receivables from officers and shareholders..................    $ 76       $123
Receivables from employees..................................    $106       $211

13. COMMITMENTS AND CONTINGENCIES:

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with several key executives of the Company including its Chief Executive Officer and President, Chief Financial Officer, its Chief Operating Officers, several Divisional Presidents and Vice Presidents, General Managers and Sales Managers of the Company's divisions. The agreements generally provide for terms of employment, annual salaries, bonuses, and eligibility for option awards and severance benefits.

OPERATING LEASES

    The Company has entered into operating lease agreements for office and manufacturing space, automobiles, and machinery and equipment with unrelated third parties, affiliates of certain stockholders and certain stockholders of the Company. Total rent expense for 1999, 1998, and 1997 was $8,414, $2,862, and $1,189, respectively. Of these totals, amounts paid to related parties was $1,323, $398 and $0 for 1999, 1998 and 1997, respectively. The Company terminated its lease agreements with related parties in November 1999 and entered into replacement lease agreements with unrelated third parties. Future minimum rents due under operating leases with initial or remaining terms greater than twelve months are as follows:

                                                               TOTAL
                                                              --------
2000........................................................  $ 8,745
2001........................................................    7,951
2002........................................................    7,032
2003........................................................    6,393
2004........................................................    5,628
Thereafter..................................................   40,197
                                                              -------
                                                              $75,946
                                                              =======

    Certain of these lease agreements provide for increased payments based on changes in the consumer price index. Additionally, under certain of these lease agreements the Company is obligated to pay insurance and taxes.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

13. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
FORWARD COMMITMENTS

    The Company has contracts with various suppliers to purchase aluminum for use in the manufacturing process. The contracts vary from one to twelve months and are at fixed quantities with fixed and floating prices. As of December 31, 1999, the Company had forward commitments totaling $10,321 for delivery through December, 2000 for 74,813,000 pounds of aluminum, of which 12,800,000 pounds were at fixed prices. As of December 31, 1998, the Company had forward commitments totaling $2,623 for delivery through December 1999 for 21,100,000 pounds of aluminum, of which 3,600,000 pounds were at fixed prices.

CONTINGENCIES

    The Company is party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, that an unfavorable disposition would not have a material effect on the consolidated financial position, results of operations or liquidity of the Company.

14. COMMITMENTS AND CONTINGENCIES:

    During 1993, factory employees voted to unionize and become members of Amalgamated Clothing and Textile Workers Union. A three-year union contract was executed during 1995 and extended for three additional years in 1998. In addition, in connection with its Woodville, Texas operations, the Company is party to collective bargaining arrangements due to expire in 2001.

    The Company is involved in various stages of investigation and cleanup related to environmental protection matters, some of which relate to waste disposal sites. The potential costs related to such matters and the possible impact thereof on future operations are uncertain due in part to: the uncertainty as to the extent of pollution; the complexity of Government laws and regulations and their interpretations; the varying costs and effectiveness of alternative cleanup technologies and methods; the uncertain level of insurance or other types of recovery; and the questionable level of the Company's involvement. The Company was named in 1988 as a potentially responsible party ("PRP") in two superfund sites pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (the Chemical Recycling, Inc. site in Wylie, Texas, and the Diaz Refinery site in Little Rock, Arkansas). The Company believes that based on the information currently available, including the substantial number of other PRP's and relatively small share allocated to it at such sites, its liability, if any, associated with either of these sites will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

    The Company owned one parcel of real estate that requires future costs related to environmental clean-up. The estimated costs of clean-up have been reviewed by third-party sources and are expected not to exceed $150. The previous owner of the property has established an escrow of $400 to remediate the associated costs. This property was sold in December 1999. The Company has established a letter of credit of $450 to cover any costs of remediation exceeding the previous owner's escrow. The Company believes this reserve is adequate to cover costs associated with this clean-up. No additional liabilities are believed to exist in regards to the Company's remaining operations.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

15. OTHER INCOME, NET:

    Other income, net consists of the following for the years ended December 31, 1999 and 1998:

                                                       YEAR ENDED     YEAR ENDED
                                                      DECEMBER 31,   DECEMBER 31,
                                                          1999           1998
                                                      ------------   ------------
Rental, interest and other income...................      $174           $556
Gain on sale of assets..............................        78             12
Other...............................................        31              3
                                                          ----           ----
                                                          $283           $571
                                                          ====           ====

16. STOCK OPTIONS:

    The Wing Industries Holdings, Inc. Stock Option Plan (the "Plan") was adopted on October 25, 1996 and amended on November 17, 1997 to provide certain employees, officers and directors of Wing an opportunity to purchase Class A voting common stock of Wing. Options available for grant under the Plan included
(1) "Incentive Stock Options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended and (2) Nonqualified Stock Options which were options that did not constitute Incentive Stock Options.

    At December 31, 1997, Nonqualified Stock Options for a total of 14,483 shares of Wing's Class A voting common stock had been granted. During 1998, and prior to the Recapitalization, 1,766 options were exercised. The remaining 12,717 options were exchanged for 2,528,314 options in the D and W
Holdings, Inc. 1998 Stock Option Plan (the "1998 Plan"). The Plan was terminated in connection with the Recapitalization. No compensation expense was recorded during 1997.

THE 1998 PLAN

    In connection with the Recapitalization, the Board of Directors of the Company adopted the 1998 Stock Option Plan (the "1998 Plan") authorizing the issuance of 11,991,142 options to acquire common stock of the Company. Upon consummation of the acquisitions of Heat, Inc. and Champagne Industries, Inc., the 1998 Plan was amended to increase the number of shares of options available for grant to 14,991,142. Through December 31, 1999, the Board of Directors of the Company had granted 11,174,100 options under the 1998 Plan. All options granted under the 1998 Plan expire ten years from the date of grant.

    As of December 31, 1999, 1,218,337 options had been granted in three tranches under the 1998 Plan in replacement of certain of the options granted under the Plan. These options consist of (a) options to purchase 462,090 shares of common stock at an exercise price of $0.01 per share; (b) options to purchase 385,227 shares of common stock at an exercise price of $0.96 per share until December 1, 2000; and (c) options to purchase 371,020 shares of common stock at an exercise price of $1.56 per share until December 1, 2000. As of December 31, 1999, all of these options were fully vested.

    As of December 31, 1999, options of 431,978 with an exercise price of $1.25 had been granted under the 1998 Plan that would become exercisable in the event (each such event, a "Value Event") (a) the Company sells common stock in an offering registered with the Securities and Exchange Commission, which constitutes a Qualifying Public Offering (as defined in the 1998 Plan); (b) the Company is merged or

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

16. STOCK OPTIONS: (CONTINUED)
consolidated with another corporation in a merger in which the surviving corporation has freely tradeable common stock; or (c) substantially all of the assets of the Company and its subsidiaries, taken as a whole, are sold or otherwise transferred.

    As of December 31, 1999, options of 832,314 had been granted that consisted of two tranches: (a)--options to purchase 277,438 shares with an exercise price of $0.96 per share to March 31, 2000 and then increasing 15% per year thereafter and (b)--options to purchase 554,876 shares with an exercise price of $1.08 per share to March 31, 2000 and then increasing 30% per year thereafter. For the 15% and the 30% options, if the holder chooses not to exercise the options at time of vesting, the strike price increases annually to the next level until expiration. At December 31, 1999 one-third of these options were vested. The remaining options vest equally in one-third increments on January 9, 2000 and 2001, respectively.

    As of December 31, 1999, options of 221,725 with an exercise price of $1.65 had been granted that are exercisable only upon the occurrence of a Value Event. These options vest at such time of occurrence of a value event.

    As of December 31, 1999, options of 8,469,746 options had been granted with exercise prices ranging from $1.00 to $1.50 per share. These options vest ratably over periods ranging from three to five years. The options expire ten years from the date of grant.

    The Company recorded non cash stock option compensation expense of $128 and $1,038 in 1999 and 1998, respectively, in connection with the difference between the fair value of the stock at the date of issuance and the respective exercise prices of each of the above grants and upon appreciation in the fair value for variable options.

THE REPLACEMENT PLAN

    In addition to the 1998 Plan, the Board of Directors of the Company adopted the D and W Holdings, Inc. Replacement Stock Option Plan (the "Replacement Plan") to govern the terms of certain options to purchase the Company's common stock which were granted in replacement of outstanding options of Corp in connection with the Recapitalization. Under the Replacement Plan, options to purchase in aggregate of 1,575,000 shares of the Company's common stock were granted in exchange for outstanding options of Corp which were not cashed out pursuant to the Merger Agreement. Upon consummation of the acquisitions of Heat, Inc. and Champagne Industries, Inc., the Replacement Plan was amended to increase the number of shares of options to 2,575,000. The options granted pursuant to the Replacement Plan vest ratably over a period ranging from three to five years on each anniversary date of the grant. The replacement options have exercise prices ranging from $.01 to $.16 per share. As of December 31, 1999, 2,200,531 shares of options are outstanding.

    Upon termination of the optionee's employment, the Company shall have the right to repurchase the options. In the event termination was for cause, the price per option repurchased will be equal to the lesser of $1.00 per underlying share and the fair value per share of the Company's common stock, in either case, minus $0.01 per share. If termination is for other than cause, the repurchase price will differ for the vested and unvested portions. The unvested portion will be reacquired at a purchase price equal to the lesser of the fair value per share and $1.00 per share, in each case, minus $0.01 per share and the vested portion may be reacquired at a purchase price equal to the greater of the fair value per share or $1.00 per share, in each case, minus $0.01 per share.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

16. STOCK OPTIONS: (CONTINUED)
    On October 2, 1998, the Company issued two warrants (the "Warrants") to the then President and Chief Executive Officer (the "Executive") of the Company. Pursuant to the terms of the Warrants, the Executive was entitled to purchase 2,841,221 shares of common stock at any time subsequent to the Recapitalization. The exercise price of the Warrants was $.01 per share. An additional 1,894,148 shares could have been be purchased under the Warrants at an exercise price of $1.00, representing the fair value on the date of grant upon the realization of an 8.0% internal rate of return. The 1,894,148 options were scheduled vest ratably each day for three years. The Warrants were cancelled on June 30, 1999 in connection with the payment of $2,813 to the Executive. The Company recorded non cash compensation expense of $2,813 for 1998, in connection with the difference between the fair value of the stock at the date of issuance ($1.00) and the exercise price ($.01), associated with the above Warrants.

    In addition, in exchange for other warrants to purchase common stock of the Company, the Executive received warrants to purchase 1,000,000 shares of the Company's common stock at a price of $.01 per share with a term of twenty years. There is no unearned deferred compensation expense for the Warrants given all expense was recorded through December 31, 1998. These warrants were also cancelled June 30, 1999 in connection with the payment of $990 to the Executive.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

16. STOCK OPTIONS: (CONTINUED)

    The following table summarizes the transactions of the 1998 Plan and the Replacement Plan (combined) for the years ended December 31, 1999, 1998 and 1997.

                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                              1999           1998           1997
                                          ------------   ------------   ------------
Outstanding awards, beginning of
  period................................   13,310,941      2,849,863      2,078,473
Granted.................................    2,990,531     13,310,941        771,390
Canceled or expired.....................   (2,926,841)            --             --
Exchanged...............................           --     (2,528,314)            --
Exercised...............................           --       (321,549)            --
                                           ----------     ----------      ---------
Outstanding awards, end of year.........   13,374,631     13,310,941      2,849,863
                                           ----------     ----------      ---------
Weighted average grant-date fair value
  of awards.............................         $.43           $.64           $.50
Weighted average exercise price of
  awards exercised......................          $--           $.84            $--
Weighted average exercise price of
  awards granted........................         $.88           $.82          $1.25
Weighted average exercise price, end of
  period................................         $.87           $.85           $.74
Awards exercisable, end of period.......    4,092,392      1,064,030        461,937
Awards available for future grant.......    4,191,511        255,201        731,415

    The following table summarizes information about stock options and warrants outstanding at December 31, 1999:

                                   OPTIONS EXERCISABLE              OPTIONS OUTSTANDING
                          --------------------------------------   ----------------------
                                          WEIGHTED      WEIGHTED                 WEIGHTED
                                           AVERAGE      AVERAGE                  AVERAGE
    RANGE OF EXERCISE       NUMBER        REMAINING     EXERCISE     NUMBER      EXERCISE
         PRICES           OUTSTANDING   LIFE (MONTHS)    PRICE     EXERCISABLE    PRICE
    -----------------     -----------   -------------   --------   -----------   --------
   Options:
   $.01 - .16              2,662,621         107         $ .05        945,423     $ .01
   $.96 - 1.08             7,472,287         105         $1.00      2,747,557     $1.00
   $1.10 - 1.65            3,239,723         111         $1.23        399,349     $1.53
                          ----------                                ---------
                          13,374,631                                4,092,329
                          ==========                                =========

    In 1995, the FASB issued FASB Statement No. 123 ("FAS 123") "Accounting for Stock-Based Compensation" which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of the stock based plans. Adoption of the cost recognition provisions of FAS 123 is optional and the Company has decided not to elect the provisions of FAS 123. However, pro forma disclosures as if the Company adopted the cost recognition provisions of FAS 123 are required by FAS 123; however, there is no pro forma effect of adopting the cost provisions of FAS 123 for the years ended December 31, 1999, 1998 and 1997. During 1999, 1998 and 1997, the Company granted only nonqualified stock options and warrants under the plans.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

16. STOCK OPTIONS: (CONTINUED)
    The fair value of each stock option granted is estimated on the date of grant using the minimum value method of option pricing with the following weighted-average assumptions for grants in 1999, 1998 and 1997: dividend yield of 0.0%; risk-free interest rate of 5.65%; and the expected life of 5 years. (In determining the "minimum value" SFAS 123 does not require the volatility of the Company's common stock underlying the options to be calculated or considered because the Company was not publicly-traded when the options were granted).

    Had the compensation cost for the stock-based compensation plans and warrants been determined consistent with FAS 123, the Company's net income
(loss) for 1999, 1998 and 1997 would have been $(951), ($3,959) and $440, respectively.

    The effects of applying FAS 123 in this pro forma disclosure are not indicative of future amounts. FAS 123 does not apply to awards prior to 1995.

17. EMPLOYEE BENEFIT PLANS:

    The Company maintains an employees' savings plan under Section 401(k) of the Internal Revenue Code (the "Code"). The Company makes discretionary matching contributions equal to 50% of the first 4% of the employee's contribution. The Company contributed $505, $101 and $85 during 1999, 1998 and 1997, respectively.

    In connection with the Recapitalization, the Company assumed Darby's plan under Section 401 of the Code. The plan provided for discretionary contributions by the employer. The plan did not provide for employee contributions. The Company contributed $57 to the plans during the period from October 3, 1998 to December 31, 1998. No contributions were contributed in 1999 and upon receipt of a favorable tax determination letter from the Internal Revenue Service, the plan was terminated in October 1999 at which time a distribution of $1,710 was made to eligible employees.

    Thermal maintains a qualified 401(k) and profit-sharing plan covering substantially all of its employees. Under the terms of the plan, Thermal may contribute up to 25% of the first 8% of each employee's compensation contributed and may also make discretionary contributions to the plan. Total expense recorded was $529 during 1999.

    During 1998, Best Built implemented a qualified 401(k) plan. Under the terms of the plan, Best Built may contribute up to 25% of the first 8% of each employee's compensation contributed. The total expense recorded was $17 during 1999.

    Champagne sponsors a 401(k) profit sharing plan covering substantially all employees. Contributions are determined annually by the Board of Directors. The total expense recorded was $67 during 1999.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

18. ATRIUM CORPORATION (THE COMPANY ONLY) FINANCIAL INFORMATION:

                            CONDENSED BALANCE SHEETS

                                                      DECEMBER 31,   DECEMBER 31,
                                                          1999           1998
                                                      ------------   ------------
ASSETS
  Prepaid expenses and other current assets.........    $    604       $     --
  Investment in subsidiary..........................     110,020        133,056
  Deferred tax asset................................       1,545            513
                                                        --------       --------
    Total assets....................................    $112,169       $133,569
                                                        ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Notes payable (note 9)............................    $ 28,840       $ 46,350
  Stockholders' equity (note 16)....................      83,329         87,219
                                                        --------       --------
    Total liabilities and stockholders' equity......    $112,169       $133,569
                                                        ========       ========

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                    PERIOD FROM
                                                   YEAR ENDED    OCTOBER 2, 1998 TO
                                                  DECEMBER 31,      DECEMBER 31,
                                                      1999              1998
                                                  ------------   ------------------
Interest expense................................     $3,990           $ 1,350
Benefit for income taxes........................     (1,636)             (513)
Equity in undistributed (earnings) loss of
  subsidiary....................................     (2,218)            2,832
                                                     ------           -------
    Net loss....................................     $ (136)          $(3,669)
                                                     ======           =======

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

18. ATRIUM CORPORATION (THE COMPANY ONLY) FINANCIAL INFORMATION: (CONTINUED)
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                    PERIOD FROM
                                                   YEAR ENDED    OCTOBER 2, 1998 TO
                                                  DECEMBER 31,      DECEMBER 31,
                                                      1999              1998
                                                  ------------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss......................................     $  (136)         $(3,669)
  Equity in undistributed (earnings) loss of
    subsidiary..................................      (2,218)           2,832
  Accretion of discount notes...................       3,990            1,350
  Deferred tax benefit..........................      (1,032)            (513)
  Changes in assets and liabilities.............        (604)              --
                                                     -------          -------
    Net cash provided by operating activities...          --               --
                                                     -------          -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash (invested in) received from subsidiary...      21,500          (45,000)
                                                     -------          -------
    Net cash provided by (used in) investing
      activities................................      21,500          (45,000)
                                                     -------          -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of discount notes...................     (21,500)              --
  Issuance of discount notes....................          --           45,000
                                                     -------          -------
    Net cash provided by (used in) investing
      activities................................     (21,500)          45,500
                                                     -------          -------
NET INCREASE IN CASH AND CASH EQUIVALENTS.......          --               --
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR....          --               --
                                                     -------          -------
CASH AND CASH EQUIVALENTS, END OF YEAR..........     $    --          $    --
                                                     =======          =======
SUPPLEMENTAL DISCLOSURE:
  Cash paid during the period for interest......       1,500               --

19. SUBSEQUENT EVENTS:

WOODVILLE EXTRUSION SALE:

    On March 7, 2000, the Company sold certain equipment of its Woodville, Texas extrusion operation for net proceeds of $1,170, including a $300 seller note. The Company recorded a long-term note receivable of $300 and a gain of approximately $200 in the first quarter of 2000 from this sale.

DIVESTITURES:

    During the third quarter of 2000, Atrium Companies sold its Wing interior wood doors and Atrium Wood Patio Door operations to unrelated third parties. A special charge of $25,708 was recorded in the third quarter primarily related to the write off of $21,087 of Wing goodwill.

                               ATRIUM CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

19. SUBSEQUENT EVENTS: (CONTINUED)
ELLISON ACQUISITION:

    On October 25, 2000, the Company completed the acquisition of the stock of VES, Inc. doing business as Ellison Extrusion Systems, Inc. and substantially all of the operating assets of The Ellison Company, Inc.'s Windows and Doors Division (hereinafter collectively referred to as "Ellison"). The transaction was valued at approximately $125,000.

    The transaction was comprised of $98,187 of cash and $27,279 of the Company's common stock. The cash portion of the purchase price and fees and expenses of $9,553 were funded through $36,500 of Senior PIK Notes, approximately $24,000 from the divestiture of Wing and Wood assets and $23,348 of senior debt borrowed from the Atrium Companies' current senior facility.

    The acquisition will be accounted for as a purchase in accordance with APB
16. The aggregate purchase price will be allocated to the underlying assets and liabilities based upon their respective estimated fair market values at the date of acquisition. Based on preliminary estimates which will be finalized at a later date, the excess of purchase price over the fair value of the net assets acquired ("goodwill") will be approximately $93,000. The results of operations for the acquired business will be included in the Company's operations subsequent to the date of acquisition.

THE COMPANY STOCK:

    In October 2000, the Company amended its Articles of Incorporation to authorize the issuance of 250,000,000 shares of stock consisting of 245,000,000 shares of Series A common stock ("Series A"), par value $.01, and 5,000,000 shares of Series B common stock, par value $.01. Each share of the Company's previously outstanding stock was converted into Series A. All shares previously authorized, issued and outstanding were reclassified to shares of Series A.

INTEREST RATE SWAP AGREEMENTS:

    On November 1, 2000, Atrium Companies entered into a $100,000 interest rate swap agreement to limit the effect of changes in interest rates on long-term borrowings. Under the agreement, Atrium Companies pays interest at a fixed rate of 6.66% on the notional amount and receives interest therein at the three-month LIBOR on a quarterly basis.

    On December 8, 2000, Atrium Companies entered into a $40,000 interest rate swap agreement to limit the effect of changes in interest rates on long-term borrowings. Under the agreement, Atrium Companies pays interest at a fixed rate of 6.15% on the notional amount and receives interest therein at the three-month LIBOR on a quarterly basis.

                               ATRIUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  (UNAUDITED)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  3,391        $  1,294
  Restricted cash...........................................          --             869
  Equity securities--available for sale.....................          --             111
  Assets held for sale......................................         460              --
  Accounts receivable, net..................................      57,037          59,213
  Inventories...............................................      41,934          61,277
  Prepaid expenses and other current assets.................       4,784          13,045
  Deferred tax asset........................................       3,118           2,359
                                                                --------        --------
    Total current assets....................................     110,724         138,168
RESTRICTED CASH.............................................      23,930              --
PROPERTY, PLANT AND EQUIPMENT, net..........................      32,816          35,165
GOODWILL, net...............................................     261,986         287,873
DEFERRED FINANCING COSTS, net...............................      16,338          17,607
DEFERRED TAX ASSET..........................................      14,793              --
OTHER ASSETS................................................       6,561           5,927
                                                                --------        --------
    Total assets............................................    $467,148        $484,740
                                                                ========        ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of notes payable..........................    $  2,296        $  2,297
  Accounts payable..........................................      31,216          26,737
  Accrued liabilities.......................................      30,694          25,055
                                                                --------        --------
    Total current liabilities...............................      64,206          54,089
                                                                --------        --------
LONG-TERM LIABILITIES:
  Notes payable.............................................     329,072         343,254
  Deferred tax liability....................................          --           1,012
  Other long-term liabilities...............................       2,748           3,056
                                                                --------        --------
    Total long-term liabilities.............................     331,820         347,322
                                                                --------        --------
    Total liabilities.......................................     396,026         401,411
                                                                --------        --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock $.01 par value, 200,000,000 and 125,000,000
    shares authorized, 125,629,045 and 97,706,094 issued and
    outstanding in 2000 and 1999,respectively...............       1,256             977
  Paid-in capital...........................................     120,994          85,147
  Accumulated deficit.......................................     (51,128)         (2,793)
  Accumulated other comprehensive loss......................          --              (2)
                                                                --------        --------
    Total stockholders' equity..............................      71,122          83,329
                                                                --------        --------
      Total liabilities and stockholders' equity............    $467,148        $484,740
                                                                ========        ========

   The accompanying notes are an integral part of the consolidated financial statements.

                               ATRIUM CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                2000       1999
                                                              --------   --------
NET SALES...................................................  $383,395   $366,184
COST OF GOODS SOLD..........................................   291,961    252,834
                                                              --------   --------
  Gross profit..............................................    91,434    113,350
                                                              --------   --------

OPERATING EXPENSES:
Selling, delivery, general and administrative expenses
  (excluding amortization expense)..........................    96,025     78,199
    Amortization expense....................................     6,687      6,324
                                                              --------   --------
                                                               102,712     84,523

Special charges.............................................    25,708      1,849
                                                              --------   --------
                                                               128,420     86,372
                                                              --------   --------
      Income (loss) from operations.........................   (36,986)    26,978

INTEREST EXPENSE............................................    28,904     22,940
OTHER INCOME, net...........................................     1,441        866
                                                              --------   --------
  Income (loss) before income taxes and extraordinary
    charge..................................................   (64,449)     4,904

PROVISION (BENEFIT) FOR INCOME TAXES........................   (16,114)     3,235
                                                              --------   --------

  Income (loss) before extraordinary charge.................   (48,335)     1,669

EXTRAORDINARY CHARGE ON EARLY RETIREMENT OF DEBT (net of
  income tax benefit of $1,170).............................        --      1,908
                                                              --------   --------

NET LOSS....................................................  $(48,335)  $   (239)
                                                              ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                               ATRIUM CORPORATION

                           CONSOLIDATED STATEMENT OF
                              STOCKHOLDERS' EQUITY

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                        ACCUMULATED
                                          COMMON STOCK                                     OTHER           TOTAL
                                     ----------------------   PAID-IN    ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                       SHARES       AMOUNT    CAPITAL      DEFICIT         LOSS           EQUITY
                                     -----------   --------   --------   -----------   -------------   -------------
Balance, December 31, 1999........    97,706,094    $  977    $ 85,147    $ (2,793)        $ (2)          $ 83,329
  Conversion of discount notes
    into shares of common stock...    23,691,128       237      30,562          --           --             30,799
Issuance of common stock..........     4,262,823        42       5,458          --           --              5,500
Repurchase and cancellation of
  shares of common stock..........       (31,000)       --         (31)         --           --                (31)
Repurchase of stock options.......            --        --        (142)         --           --               (142)
Comprehensive income (loss):
  Unrealized gain on equity
    securities....................            --        --          --          --            2                  2
  Net loss........................            --        --          --     (48,335)          --            (48,335)
                                     -----------    ------    --------    --------         ----           --------
  Total comprehensive gain
    (loss)........................            --        --          --     (48,335)           2            (48,333)
                                     -----------    ------    --------    --------         ----           --------
Balance, September 30, 2000.......   125,629,045    $1,256    $120,994    $(51,128)        $ --           $ 71,122
                                     ===========    ======    ========    ========         ====           ========

   The accompanying notes are an integral part of the consolidated financial statements.

                               ATRIUM CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                2000       1999
                                                              --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(48,335)  $    (239)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization...........................    11,416      10,792
    Amortization of deferred financing costs................     1,754       1,184
    Accretion of discount...................................     2,082       3,206
    Accretion of gain from interest rate collars............      (245)         --
    Gain on sales of assets.................................      (693)        (71)
    Special charges.........................................    25,708          --
    Gain on sale of equity securities.......................      (507)         --
    Deferred tax provision (benefit)........................   (16,563)        773
    Changes in assets and liabilities, net of acquisitions
      in 1999:
      Assets held for sale..................................       460          --
      Accounts receivable, net..............................     1,733      (5,678)
      Inventories...........................................    18,423      (7,298)
      Prepaid expenses and other current assets.............     8,201       2,496
      Accounts payable......................................    (2,181)      8,561
      Accrued liabilities...................................     4,895       9,640
                                                              --------   ---------
        Net cash provided by operating activities...........     6,148      23,366
                                                              --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................   (10,924)    (11,368)
  Proceeds from sales of assets.............................     2,801          90
  Transfers to restricted cash..............................   (23,930)         --
  Net proceeds from divestitures of Wing and Atrium Wood
    fixed assets............................................     6,382          --
  Payments for acquisitions, net of cash acquired...........        --     (94,709)
  Proceeds from sale of equity securities...................       620          --
  Increase in other assets..................................    (3,441)     (4,424)
                                                              --------   ---------
        Net cash used in investing activities...............   (28,492)   (110,411)
                                                              --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of senior subordinated notes.......        --     172,368
  Net borrowings (payments) under revolving credit
    facility................................................    16,230      (1,118)
  Payment on senior subordinated notes......................        --     (29,070)
  Payment on term loan B....................................        --     (15,000)
  Scheduled principal payments on term loans B and C........    (1,500)     (1,500)
  Repurchase of stock and stock options.....................      (173)    (25,312)
  Proceeds from issuance of common stock....................     5,500          --
  Payments of other notes payable...........................      (233)       (169)
  Payments of other long-term liabilities...................    (1,616)     (2,003)
  Checks drawn in excess of bank balances...................     6,659      (4,012)
  Deferred financing costs..................................      (426)     (7,139)
                                                              --------   ---------
        Net cash provided by financing activities...........    24,441      87,045
                                                              --------   ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     2,097          --
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     1,294          --
                                                              --------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  3,391   $      --
                                                              ========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                               ATRIUM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SEPTEMBER 30, 2000 AND 1999

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  (UNAUDITED)

1. BASIS OF PRESENTATION:

    The unaudited consolidated financial statements of Atrium Corporation (the "Company") and its subsidiary Atrium Companies, Inc. ("Atrium Companies") for the nine months ended September 30, 2000 and 1999, and financial position as of September 30, 2000 and December 31, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial reporting, the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

    These consolidated financial statements and footnotes should be read in conjunction with the Company's audited financial statements for the fiscal years ended December 31, 1999, 1998 and 1997. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim financial information have been included. The results of operations for any interim period are not necessarily indicative of the results of operations for a full year.

NEW ACCOUNTING PRONOUNCEMENT

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" amended by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FAS No. 133--Amendment of FAS No. 133" (combined
"SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of operations, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

    SFAS 133 is effective for fiscal years beginning after June 15, 2000 and earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 2000. SFAS 133 cannot be applied retroactively. SFAS 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998).

    The Company is in the process of quantifying the impact of adopting
SFAS 133 on its financial statements and has not determined the timing of or method of adoption of SFAS 133.

    In December 1999, the Securities and Exchange Commission ("Commission") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") which provides guidance on revenue recognition issues. In June 2000, the Commission issued Staff Accounting Bulletin No. 101B, "Second
Amendment: Revenue Recognition in Financial Statements" which delayed the implementation of SAB 101 until the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Management does not believe the implementation of SAB 101 will have a material effect on our financial position or results of operations.

                               ATRIUM CORPORATION

                          SEPTEMBER 30, 2000 AND 1999

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  (UNAUDITED)

1. BASIS OF PRESENTATION: (CONTINUED)
ACQUISITIONS

    The statement of operations for 1999 only includes the operations of certain acquisitions from the date they were acquired by the Company. The operations of Delta Millwork, Inc. (renamed R.G. Darby Company-South and Total Trim-South, collectively "Darby-South") are included since the date of acquisition, January 27, 1999. The operations of Heat, Inc. ("Heat") and Champagne Industries, Inc. ("Champagne") are included since the date of acquisition, May 17, 1999.

    The following unaudited pro forma information presents consolidated operating results as though the acquisiton of Darby-South (acquired January 27, 1999) and Heat and Champagne (acquired May 17, 1999) had occurred at the beginning of the periods presented. The operating results of Wing and Atrium Wood Patio Doors are not excluded since they are not reportable segments. However, see note 8 for the summarized combined results of operations pertaining to Wing and Atrium Wood Patio Doors divestitures.

                                                                 NINE MONTHS
                                              NINE MONTHS           ENDED
                                                 ENDED        SEPTEMBER 30, 1999
                                             SEPTEMBER 30,   --------------------
                                                 2000         ACTUAL    PRO FORMA
                                             -------------   --------   ---------
Net sales..................................     $383,395     $366,184   $394,659
Gross profit...............................       91,434      113,350    123,736
Net income (loss) from continuing
  operations...............................      (48,335)       1,669        510
Net income (loss)..........................      (48,335)        (239)    (1,398)

2. EQUITY SECURITIES--AVAILABLE FOR SALE:

    Investments in equity securities--available for sale are carried at market based on quoted market prices, with unrealized gains (losses) recorded as other comprehensive income in stockholder's equity.

3. ASSETS HELD FOR SALE:

    During the third quarter of 2000, the Company sold its Wing interior wood doors and Atrium Wood Patio Door operations to unrelated third parties (see note 8). At September 30, 2000, the carrying value of the remaining assets of the divisions was reduced to fair value based on the estimated selling prices less the costs to sell. The assets pertaining to these sales have been segregated on the September 30, 2000 consolidated balance sheet. As of September 30, 2000, the assets held for sale of $460 relate only to the net realizable value of remaining inventory at Wing.

                               ATRIUM CORPORATION

                          SEPTEMBER 30, 2000 AND 1999

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  (UNAUDITED)

4. INVENTORIES:

    Inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) method of accounting. Work-in-process and finished goods inventories consist of materials, labor and manufacturing overhead. Inventories consisted of the following:

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          2000            1999
                                                      -------------   ------------
Raw materials.......................................     $27,734         $32,481
Work-in-process.....................................         812           4,688
Finished goods......................................      14,540          24,071
                                                         -------         -------
                                                          43,086          61,240
LIFO reserve........................................      (1,152)             37
                                                         -------         -------
                                                         $41,934         $61,277
                                                         =======         =======

5. NOTES PAYABLE:

    Notes payable consisted of the following:

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          2000            1999
                                                      -------------   ------------
Revolving credit facility...........................    $ 31,500        $ 15,270
Term loan B.........................................      58,000          58,750
Term loan C.........................................      68,930          69,680
Senior subordinated notes...........................     175,000         175,000
Discount notes......................................          --          28,840
Other...............................................         352             548
                                                        --------        --------
                                                         333,782         348,088

Less:
Unamortized debt discount...........................      (2,414)         (2,537)
Current portion of notes payable....................      (2,296)         (2,297)
                                                        --------        --------
  Long-term debt....................................    $329,072        $343,254
                                                        ========        ========

    The Credit Agreement requires Atrium Companies to meet certain financial tests pertaining to, interest coverage, fixed charge coverage and leverage. On October 25, 2000, the Atrium Companies amended and restated its Credit Agreement, in connection with the Ellison Acquisition (see Note 10). As of October 25, 2000, the Company is in compliance with all related covenants.

    On November 1, 2000, Atrium Companies entered into a $100,000 interest rate swap agreement to limit the effect of changes in interest rates on long-term borrowings. Under the agreement, Atrium Companies pays interest at a fixed rate of 6.66% on the notional amount and receives interest therein at the three month LIBOR on a quarterly basis.

                               ATRIUM CORPORATION

                          SEPTEMBER 30, 2000 AND 1999

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  (UNAUDITED)

5. NOTES PAYABLE: (CONTINUED)
    On December 8, 2000, Atrium Companies entered into a $40,000 interest rate swap agreement to limit the effect of changes in interest rates on long-term borrowings. Under the agreement, Atrium Companies pays interest at a fixed rate of 6.15% on the notional amount and receives interest therein at the three-month LIBOR on a quarterly basis

6. CONTINGENCIES:

    The Company is party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, that an unfavorable disposition would not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

    During 1993, the Company's Dallas, Texas based factory employees voted to unionize and become members of the Amalgamated Clothing and Textile Workers Union. A three-year union contract was executed during 1995 and extended for three additional years in 1998. In addition, the Company is party to collective bargaining arrangements related to its Woodville, Texas operations, which are due to expire in 2001.

    The Company is involved in various stages of investigation and cleanup related to environmental protection matters, some of which relate to waste disposal sites. The potential costs related to such matters and the possible impact thereof on future operations are uncertain due in part to: the uncertainty as to the extent of pollution; the complexity of Government laws and regulations and their interpretations; the varying costs and effectiveness of alternative cleanup technologies and methods; the uncertain level of insurance or other types of recovery; and the questionable level of the Company's involvement. The Company was named in 1988 as a potentially responsible party ("PRP") in two superfund sites pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (the Chemical Recycling, Inc. site in Wylie, Texas, and the Diaz Refinery site in Little Rock, Arkansas). The Company believes that based on the information currently available, including the substantial number of other PRP's and relatively small share allocated to it at such sites, its liability, if any, associated with either of these sites will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

7. INTEGRATION ACTIVITIES:

    In connection with the acquisition of Atrium Companies in 1998, certain integration activities were undertaken in the acquired business. These activities included the elimination of certain product lines and the associated inventory, severance paid to employees terminated through the elimination of redundant positions, costs associated with plant closings and rent expenses related to the idle facilities. In connection

                               ATRIUM CORPORATION

                          SEPTEMBER 30, 2000 AND 1999

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  (UNAUDITED)

7. INTEGRATION ACTIVITIES: (CONTINUED)
with these integration activities the Company recorded accrued provisions using the purchase method of accounting. The activity impacted by these provisions is summarized as follows:

                                           BALANCE AT                    BALANCE AT
                                          DECEMBER 31,   EXPENDITURES   SEPTEMBER 30,
                                              1999         IN 2000          2000
                                          ------------   ------------   -------------
Product line rationalization............      $198           $(198)         $ --
Idle facility expenses..................       748            (508)          240
                                              ----           -----          ----
                                              $946           $(706)         $240
                                              ====           =====          ====

8. SPECIAL CHARGES AND DIVESTITURES (COLLECTIVELY THE "WOOD DIVESTITURES"):

WING DIVESTITURE:

    On August 25, 2000, the Company completed the sale of substantially all of the assets of Wing Industries, Inc., its wood interior door subsidiary ("Wing") to Premdor Corporation, a subsidiary of Premdor Inc. (NYSE:PI) (Toronto: PDI). In connection with the sale, the Company received approximately $20,570 in proceeds. As such, the Company has recorded a special charge related to this divestiture as follows:

WING SPECIAL CHARGE:
Write-off of goodwill.......................................  $21,087
Write-off of capitalized software costs.....................    1,662
Expense associated with operating leases of idle
  facilities................................................    1,529
Expense associated with operating leases of idle
  equipment.................................................      462
Net gain on sale of fixed assets............................     (267)
                                                              -------
Total special charge -- Wing divestiture....................  $24,473
                                                              =======

ATRIUM WOOD PATIO DOOR DIVESTITURE:

    On August 30, 2000, the Company completed the sale of substantially all of its Atrium Wood Patio Door division assets to Woodgrain Millwork, Inc. In connection with the sale, the Company received approximately $3,785 in proceeds. As such, the Company has recorded a special charge related to this divestiture as follows:

ATRIUM WOOD PATIO DOOR SPECIAL CHARGE:
Net loss on sale of fixed assets............................   $  928
Expense associated with operating leases of idle
  facilities................................................      307
                                                               ------
Total special charge -- Atrium Wood Patio Door
  divestiture...............................................   $1,235
                                                               ======

                               ATRIUM CORPORATION

                          SEPTEMBER 30, 2000 AND 1999

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  (UNAUDITED)

8. SPECIAL CHARGES AND DIVESTITURES (COLLECTIVELY THE "WOOD DIVESTITURES"):
(CONTINUED)
    In addition to the above charges, the Company recorded writedowns related to inventory of $5,338 and $1,868, respectively, related to the Wing and Atrium Wood Patio Door divestitures, that is included in cost of goods sold. In addition, the Company's gross margins were also adversely affected as a result of liquidating Wood Divestitures inventory below normal selling prices, although in excess of cost. As a result, the Company's gross margins were negatively impacted an additional $12,609 and $1,277, from Wing and Atrium Wood Patio Door, respectively, as a result of such price concessions.

    Following is the summarized combined results of operations pertaining to these Wood Divestitures including the writedowns as described above:

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                           -------------------
                                                             2000       1999
                                                           --------   --------
Net sales................................................  $92,090    $126,729
Gross profit (loss)......................................   (7,792)     25,052
Net loss from continuing operations......................  (45,003)     (3,309)
Net loss.................................................  (45,003)     (5,217)

9. SUBSEQUENT EVENT:

ELLISON ACQUISITION:

    On October 25, 2000, the Company completed the acquisition of the stock of Ellison Extrusion Systems, Inc. and substantially all of the operating assets of The Ellison Company, Inc.'s Windows and Doors Division (hereinafter collectively referred to as "Ellison"). The transaction is valued at approximately $125,000.

    The transaction was comprised of $98,187 of cash and $27,279 of common stock in the Company. The cash portion of the purchase price and fees and expenses of $9,553 were funded through $36,500 of Senior PIK Notes, approximately $24,000 from the divestiture of Wing and Atrium Wood Patio Door assets and $23,348 of senior debt borrowed from the Atrium Companies current senior facility.

    The acquisition will be accounted for as a purchase in accordance with APB
16. The aggregate purchase price will be allocated to the underlying assets and liabilities based upon their respective estimated fair market values at the date of acquisition. Based on preliminary estimates which will be finalized at a later date, the excess of purchase price over the fair value of the net assets acquired ("goodwill") will be approximately $93,000. The results of operations for the acquired business will be included in the Company's operations subsequent to the date of acquisition.

THE COMPANY STOCK:

    In October 2000, the Company amended its Articles of Incorporation to issue 250,000,000 shares of stock consisting of 245,000,000 shares of Series A common stock ("Series A"), par value $.01, and 5,000,000 shares of Series B common stock, par value $.01. Each share of the Company's previously outstanding

                               ATRIUM CORPORATION

                          SEPTEMBER 30, 2000 AND 1999

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  (UNAUDITED)

9. SUBSEQUENT EVENT: (CONTINUED)
stock was converted into Series A. All shares previously authorized, issued and outstanding were reclassified to shares of Series A.

INTEREST RATE SWAP AGREEMENTS:

    On November 1, 2000, Atrium Companies entered into a $100,000 interest rate swap agreement to limit the effect of changes in interest rates on long-term borrowings. Under the agreement, Atrium Companies pays interest at a fixed rate of 6.66% on the notional amount and receives interest therein at the three-month LIBOR on a quarterly basis.

    On December 8, 2000, Atrium Companies entered into a $40,000 interest rate swap agreement to limit the effect of changes in interest rates on long-term borrowings. Under the agreement, Atrium Companies pays interest at a fixed rate of 6.15% on the notional amount and receives interest therein at the three-month LIBOR on a quarterly basis.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Boards of Directors and Stockholders of Atrium Companies, Inc.

    In our opinion, the accompanying combined balance sheets and the related combined statements of operations, stockholder's and divisional equity and cash flows present fairly, in all material respects, the combined financial position of Ellison Windows & Doors and Ellison Extrusion Systems, Inc. at September 30, 2000 and December 31, 1999, and the results of their operations and their cash flows for the nine months ended September 30, 2000 and each of the years ended December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 15, on October 25, 2000, the Companies were acquired by Atrium Companies, Inc.

PricewaterhouseCoopers LLP
Dallas, Texas
December 21, 2000

          ELLISON WINDOWS & DOORS AND ELLISON EXTRUSION SYSTEMS, INC.

                            COMBINED BALANCE SHEETS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                          ASSETS

Current Assets:
    Cash....................................................     $   396         $   696
    Accounts receivable, net of allowance of $2,069 and
      $419, respectively....................................      11,427           8,351
    Inventories.............................................       6,470           8,008
    Prepaid expenses and other current assets...............          --              70
                                                                 -------         -------
        Total current assets................................      18,293          17,125

Property, plant and equipment, net of accumulated
  depreciation of $11,152 and $8,871, respectively..........      17,233          16,316
Cash surrender value of life insurance......................         258             245
Goodwill and intangible assets, net of accumulated
  amortization of $829 and $1,485, respectively.............       3,179           4,525
Other assets................................................         911             361
                                                                 -------         -------
          Total assets......................................     $39,874         $38,572
                                                                 =======         =======

                   LIABILITIES AND STOCKHOLDER'S AND DIVISIONAL EQUITY

Current liabilities:
    Accounts payable........................................     $ 5,101         $ 2,197
    Accrued liabilities.....................................       4,863           2,598
    Notes payable...........................................         502             500
    Due to parent, non-interest bearing.....................       3,904              --
    Deferred compensation...................................       3,137              --
                                                                 -------         -------
        Total current liabilities...........................      17,507           5,295

Long-term liabilities:
    Notes payable...........................................          --             500
    Deferred tax liability..................................         732             620
    Due to parent, non-interest bearing.....................          --          10,994
    Deferred compensation...................................          --           2,562
                                                                 -------         -------
        Total long-term liabilities.........................         732          14,676
                                                                 -------         -------
        Total liabilities...................................      18,239          19,971
                                                                 -------         -------

Commitments and Contingencies (Note 12).....................          --              --

Stockholder's and divisional equity:
    Class A voting common stock $1.88 par value, 100,000
      shares authorized, issued and outstanding.............         188             188
    Retained earnings and divisional equity.................      21,447          18,413
                                                                 -------         -------
        Total stockholder's and divisional equity...........      21,635          18,601
                                                                 -------         -------
          Total liabilities, stockholder's and divisional
            equity..........................................     $39,874         $38,572
                                                                 =======         =======

     The accompanying notes are an integral part of the combined financial statements.

          ELLISON WINDOWS & DOORS AND ELLISON EXTRUSION SYSTEMS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
                   THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                           NINE MONTHS        YEAR           YEAR
                                                              ENDED          ENDED          ENDED
                                                          SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                              2000            1999           1998
                                                          -------------   ------------   ------------
Net sales...............................................     $82,097         $89,648        $77,496
Cost of goods sold......................................      57,649          62,119         55,469
                                                             -------         -------        -------
        Gross profit....................................      24,448          27,529         22,027
                                                             -------         -------        -------

Operating expenses:
    Selling, delivery, general and administrative
      expenses..........................................      12,466          13,937         12,714
    Amortization expense................................         325             207            211
    Corporate allocation................................       1,648           1,801          1,558
    Special charges.....................................       2,843              --             --
                                                             -------         -------        -------
                                                              17,282          15,945         14,483
                                                             -------         -------        -------
        Income from operations..........................       7,166          11,584          7,544
Interest expense........................................          --              18             43
Other expenses (income), net............................         (10)             35              8
                                                             -------         -------        -------
        Income before income taxes......................       7,176          11,531          7,493
Provision for income taxes..............................       1,589           1,596          1,162
                                                             -------         -------        -------
        Net income......................................     $ 5,587         $ 9,935        $ 6,331
                                                             =======         =======        =======

     The accompanying notes are an integral part of the combined financial statements.

          ELLISON WINDOWS & DOORS AND ELLISON EXTRUSION SYSTEMS, INC.

           COMBINED STATEMENTS OF STOCKHOLDER'S AND DIVISIONAL EQUITY

                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
                   THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                         RETAINED
                                                      CLASS A            EARNINGS      TOTAL STOCKHOLDER'S
                                                -------------------   AND DIVISIONAL     AND DIVISIONAL
                                                 SHARES     AMOUNT        EQUITY             EQUITY
                                                --------   --------   --------------   -------------------
Balance, December 31, 1997....................  100,000      $188        $ 7,823             $ 8,011

Net income....................................       --        --          6,331               6,331

Dividends.....................................       --        --         (2,121)             (2,121)
                                                -------      ----        -------             -------

Balance, December 31, 1998....................  100,000       188         12,033              12,221

Net income....................................       --        --          9,935               9,935

Dividends.....................................       --        --         (3,555)             (3,555)
                                                -------      ----        -------             -------

Balance, December 31, 1999....................  100,000       188         18,413              18,601

Net income....................................       --        --          5,587               5,587

Contributed capital...........................       --        --          1,033               1,033

Dividends.....................................       --        --         (3,586)             (3,586)
                                                -------      ----        -------             -------

Balance, September 30, 2000...................  100,000      $188        $21,447             $21,635
                                                =======      ====        =======             =======

     The accompanying notes are an integral part of the combined financial statements.

          ELLISON WINDOWS & DOORS AND ELLISON EXTRUSION SYSTEMS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
                   THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                           NINE MONTHS        YEAR           YEAR
                                                              ENDED          ENDED          ENDED
                                                          SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                              2000            1999           1998
                                                          -------------   ------------   ------------
Cash flows from operating activities:
  Net income............................................     $  5,587        $ 9,935        $ 6,331
  Adjustments to reconcile net income to net cash flows
    from operating activities:
    Depreciation and amortization.......................        2,959          3,291          2,726
    Provision for bad debts.............................         (242)            49           (321)
    Special charge......................................        2,843             --             --
    (Gain)/loss on sales of assets......................           --             37             --
    Deferred tax provision..............................          112            105             75
    Increase in cash surrender value of life insurance
      policies..........................................          (13)           (25)           (24)
    Corporate allocation waived.........................        1,033             --             --
  Changes in assets and liabilities:
    Accounts receivable.................................       (4,726)          (532)        (2,195)
    Inventories.........................................        1,538         (2,875)           (82)
    Other assets........................................         (710)          (360)           (57)
    Accounts payable....................................        2,904           (163)           563
    Accrued liabilities.................................        1,306            563            174
    Income taxes payable................................           --           (800)           570
    Deferred compensation...............................          575            738            420
                                                             --------        -------        -------
        Net cash provided by operating activities.......       13,166          9,963          8,180
                                                             --------        -------        -------
Cash flows from investing activities:
  Capital expenditures..................................       (3,251)        (6,457)        (4,773)
  Payment for supply agreement..........................           --             --         (2,002)
  Cash proceeds from sale of property, plant &
    equipment...........................................           --             29              4
                                                             --------        -------        -------
        Net cash used in investing activities...........       (3,251)        (6,428)        (6,771)
                                                             --------        -------        -------
Cash flows from financing activities:
  Payments of notes payable.............................         (498)            --         (1,000)
  Proceeds from issuance of notes payable...............           --             --          2,000
  Increase (decrease) in due to parent..................       (7,090)           262            (62)
  Dividends paid........................................       (2,627)        (3,555)        (2,121)
                                                             --------        -------        -------
        Net cash used by financing activities...........      (10,215)        (3,293)        (1,183)
                                                             --------        -------        -------
Net increase (decrease) in cash and cash equivalents....         (300)           242            226
Cash, beginning of period...............................          696            454            228
                                                             --------        -------        -------
Cash, end of period.....................................     $    396        $   696        $   454
                                                             ========        =======        =======

Supplemental disclosure:
  Cash paid during the period for:
    Interest............................................     $     --        $     3        $    42
    Income taxes, net of refunds........................     $  1,257        $ 2,349        $   518

     The accompanying notes are an integral part of the combined financial statements.

          ELLISON WINDOWS & DOORS AND ELLISON EXTRUSION SYSTEMS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1.  ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION:

    Ellison Windows & Doors ("EWD"), a division of The Ellison Company, Inc. ("Ellison"), is located in Welcome, North Carolina and manufactures vinyl windows and doors. EWD's customers include building products distributors, "do-it-yourself" home centers, lumberyards and speciality dealers located throughout the United States. Ellison Extrusion Systems, Inc. ("EES") is a wholly-owned subsidiary of Ellison, which extrudes vinyl exclusively for EWD.

2.  SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF COMBINATION

    The combined financial statements include the accounts of EWD and EES. The combined companies are referred to herein as the "Company." All significant intercompany transactions and balances have been eliminated in the combination.

    REVENUE RECOGNITION

    Revenue from the sale of windows is recorded at the time of delivery to the customer. Estimates of warranty costs and allowances are also established to record the effects of sales returns at the time of delivery.

    CASH

    Ellison maintains the majority of EWD's cash through a central cash account. Cash belonging to EWD in the central account at the period end is transferred to Ellison to reduce the amount due to parent. EES maintains its own cash accounts.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The Company has sales to significant customers as follows (presented as a percentage of actual net sales):

                                                               PERIOD ENDED
                                                      ------------------------------
CUSTOMER                                              9/30/00    12/31/99   12/31/98
--------                                              --------   --------   --------
Reynolds Building Products..........................    13%        17%        14%
Lowe's Companies, Inc...............................    32%        24%        26%
Norandex Inc........................................    13%        14%        13%

    INVENTORIES

    Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-process and finished goods inventories consist of materials, labor and manufacturing overhead. Inventory costs include direct materials, labor and manufacturing overhead.

          ELLISON WINDOWS & DOORS AND ELLISON EXTRUSION SYSTEMS, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost less accumulated depreciation. The Company depreciates the assets principally on a straight-line basis for financial reporting purposes over their estimated useful lives, as follows:

                                                            ESTIMATED USEFUL LIFE
                                                            ---------------------
Leasehold improvements....................................       7-10 years
Machinery & equipment.....................................       3-12 years
Furniture & fixtures......................................        3-5 years

    Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the assets sold or retired. Expenditures for maintenance, minor renewals and repairs are expensed as incurred, while major replacements and improvements are capitalized.

    INTANGIBLE ASSETS AND GOODWILL

    Intangible assets consist primarily of the cost allocated to a supply agreement with a customer (Note 13) and appraised values assigned to customer lists related to acquisitions. These assets are being amortized on the straight-line method over periods ranging from 5-20 years.

    Goodwill represents the excess of cost over fair market value of net assets acquired. Goodwill is being amortized over 40 years on a straight-line basis. Management continually reviews the carrying value of intangibles and goodwill for recoverability based on anticipated undiscounted cash flows of the assets to which it relates. The Company considers operating results, trends and prospects of the Company, as well as competitive comparisons. The Company also takes into consideration competition within the building materials industry and any other events or circumstances which might indicate potential impairments. When goodwill is determined not to be recoverable, an impairment is recognized as a charge to operations.

    ADVERTISING DISPLAYS

    The Company capitalizes the costs of advertising displays for which they retain ownership. These costs are amortized over the estimated life of three years. Advertising display costs included in other noncurrent assets were $860 and $292, at September 30, 2000 and December 31, 1999, respectively.

    INCOME TAXES

    The stockholders of Ellison have elected, under the provisions of Subchapter S of the Internal Revenue Code and similar state provisions, to have the taxable income of Ellison reported for income tax purposes as income of the stockholders. Accordingly, as EWD is a division of Ellison, no provision for Federal or state income taxes on earnings of EWD is provided as such income taxes are the obligation of the stockholders.

    EES, a Delaware corporation, is liable, under the Internal Revenue Code and similar state provisions, for federal and state income taxes on earnings as such income taxes are the obligation of EES.

          ELLISON WINDOWS & DOORS AND ELLISON EXTRUSION SYSTEMS, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The provision for income taxes is based on pretax income as reported for financial statement purposes. Deferred income taxes are provided in accordance with the liability method of accounting for income taxes to recognize the tax effects of temporary differences between financial statement and income tax accounting.

    NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FAS No. 133--Amendment of FAS No. 133" (combined "SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gain and losses to offset related results on the hedged item in the statement of operations, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

    SFAS 133 is effective for fiscal years beginning after June 15, 2000 and earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 2000. SFAS 133 cannot be applied retroactively. SFAS 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998).

    The Company is in the process of quantifying the impact of adopting SFAS 133 on its financial statements and has not determined the timing of or method of adoption of SFAS 133.

    In December 1999, the Securities and Exchange Commission ("Commission") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") which provides guidance on revenue recognition issues. In June 2000, the Commission issued Staff Accounting Bulletin No. 101B, "Second
Amendment: Revenue Recognition in Financial Statements" which delayed the implementation of SAB 101 until the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Management does not believe the implementation of SAB 101 will have a material effect on the Company's financial position or results of operations.

    USE OF ESTIMATES

    The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates are used in calculating bad debt, medical and warranty accruals, and in recognizing deferred tax assets and liabilities.

          ELLISON WINDOWS & DOORS AND ELLISON EXTRUSION SYSTEMS, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ADVERTISING COSTS

    Advertising costs are expensed when incurred and were $635, $535 and $549 for the nine months ended September 30, 2000, and for the years ended
December 31, 1999 and 1998, respectively. These costs are reflected in "selling, delivery, general and administrative" in the combined statements of operations.

3.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of accounts receivable, accounts payable and other current liabilities approximate fair market value due to their short maturities.

4.  INVENTORIES

    Inventories consisted of the following:

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          2000            1999
                                                      -------------   ------------
Raw materials.......................................     $4,458          $5,373
Work-in-process.....................................        263              89
Finished goods......................................      1,749           2,546
                                                         ------          ------
                                                         $6,470          $8,008
                                                         ======          ======

5.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following:

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          2000            1999
                                                      -------------   ------------
Leasehold improvements..............................    $    379         $   370
Machinery and equipment.............................      25,412          20,611
Deposits on machinery and equipment.................         210           2,049
Furniture and fixtures..............................       2,384           2,157
                                                        --------         -------
                                                          28,385          25,187
Less accumulated depreciation.......................     (11,152)         (8,871)
                                                        --------         -------
                                                        $ 17,233         $16,316
                                                        ========         =======

    Depreciation expense was $2,334, $2,684 and $2,165 for the nine months ended September 30, 2000 and for the years ended December 31, 1999 and 1998, respectively.

6.  DUE TO PARENT

    Ellison provides financing to the Company as needed. No interest is charged for these advances. Due to parent advances for 1999 are classified as noncurrent liabilities since Ellison agreed not to require repayment of any advances before January 1, 2001. The Company is required to repay the advances as cash

          ELLISON WINDOWS & DOORS AND ELLISON EXTRUSION SYSTEMS, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

6.  DUE TO PARENT (CONTINUED)
flow permits. In connection with the sale of the Company in 2000, (Note 15) the due to parent advances were repaid in October 2000 and have been classified as a current liability.

    Ellison also provides short-term financing for which there is an interest charge at Ellison's variable borrowing rate (7.57% at December 31, 1999). There was no short-term financing at September 30, 2000. Interest expense on short-term financing amounted to $0 in 2000, $18 in 1999 and $43 in 1998.

7.  NOTE PAYABLE

    In connection with the supply agreement described in Note 13, EWD signed a non-interest bearing note payable for $2,000 to a customer. The note was originally scheduled to be paid in installments of $1,000 upon delivery of certain inventory and equipment acquired under the agreement and $500 each on July 1, 1999 and 2000. During 1999, the terms of the note were amended to extend the due dates of the remaining $500 installments to March 1, 2000 and 2001.

8.  ACCRUED LIABILITIES

    Accrued expenses and other liabilities consisted of:

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          2000            1999
                                                      -------------   ------------
Salaries, wages and related taxes...................     $1,091          $  837
Sales, use and property taxes.......................         85               7
Advertising allowances and customer rebates.........      1,751           1,257
Warranty reserve....................................        251             218
Medical reserve.....................................        564             279
Dividends...........................................        959              --
Income taxes........................................        162              --
                                                         ------          ------
                                                         $4,863          $2,598
                                                         ======          ======

9.  DEFERRED COMPENSATION

    Ellison entered into agreements with certain Company employees whereby Ellison will pay to the employees upon their termination a specified percentage of the greater of the book value of the Company, a defined formula based on earnings of Ellison or if the Company is sold a percentage of the sales price. The Company has recorded an accrual of $3,137 and $2,562 as of September 30, 2000 and December 31, 1999, respectively, based on the terms in the agreements. In connection with the sale of the Company in 2000 (Note 15), $10,980 was paid in deferred compensation upon consumption of the sale.

          ELLISON WINDOWS & DOORS AND ELLISON EXTRUSION SYSTEMS, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

10.  FEDERAL INCOME TAX

    Temporary differences that give rise to the deferred income tax assets and liabilities are as follows:

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          2000            1999
                                                      -------------   ------------
Deferred income tax assets:
  Medical reserve...................................      $  11           $   6
                                                          -----           -----
                                                             11               6
Deferred income tax liabilities:
  Depreciation......................................       (741)           (625)
  Amortization of goodwill..........................         (2)             (1)
                                                          -----           -----
                                                           (743)           (626)
                                                          -----           -----
Net deferred income tax asset (liability)...........       (732)           (620)
Less: current deferred tax asset....................         --              --
                                                          -----           -----
Long-term deferred tax liability....................      $(732)          $(620)
                                                          =====           =====

    A valuation allowance is required against deferred tax assets if based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of September 30, 2000 and December 31, 1999, no valuation reserve was required.

    The components of the provision for income taxes is as follows:

                                             NINE MONTHS ENDED    YEAR ENDED      YEAR ENDED
                                               SEPTEMBER 30,     DECEMBER 31,    DECEMBER 31,
                                                   2000              1999            1998
                                             -----------------   -------------   -------------
Federal income tax provision
    Current................................        $1,194           $1,227          $  873
    Deferred...............................            99               89              76
State income tax provision
    Current................................           284              264             214
    Deferred...............................            12               16              (1)
                                                   ------           ------          ------
Provision for income taxes.................        $1,589           $1,596          $1,162
                                                   ======           ======          ======

    Reconciliation of the federal statutory income tax rate to the effective tax rate, was as follows:

                                             NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                               SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                   2000              1999           1998
                                             -----------------   ------------   ------------
Tax computed at statutory rate.............       $ 2,439           $ 3,920        $ 2,548
EWD (income) not subject to corporate
  income taxes.............................        (1,079)           (2,572)        (1,512)
State taxes, net of federal benefit........           195               185            141
Other......................................            34                63            (15)
                                                  -------           -------        -------
Provision for income taxes.................       $ 1,589           $ 1,596        $ 1,162
                                                  =======           =======        =======

          ELLISON WINDOWS & DOORS AND ELLISON EXTRUSION SYSTEMS, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

11.  RELATED PARTY TRANSACTION

    Ellison allocates overhead to EWD at a rate of 2% of sales per year for management fees and to cover other administrative costs. The allocation was $1,648, $1,801 and $1,558 for the nine months ended September 30, 2000 and the years ended December 31, 1999 and 1998, respectively. During 2000, Ellison ceased requiring reimbursement for such fees and $1,033 has therefore been reflected as a capital contribution from Ellison.

12.  COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Company has entered into operating lease agreements for certain manufacturing space and transportation equipment. Total rent expense for the nine months ended September 30, 2000 and the years ended December 31, 1999 and 1998, was $1,742, $2,125 and $1,887, respectively. Rent expense of $1,119,
$1,404 and $1,308 for the nine months ended September 30, 2000 and for the years ended December 31, 1999 and 1998, respectively, was paid to a stockholder of Ellison. Future minimum rents due under operating leases with initial or remaining terms greater than twelve months are as follows:

2000................................................  $  525
2001................................................   2,098
2002................................................   2,031
2003................................................   1,931
2004................................................   1,212
Thereafter..........................................       8
                                                      ------
                                                      $7,805
                                                      ======

    Approximately $6,180 of future minimum lease payments are due to a stockholder of Ellison for the rental of operating facilities. EES is a guarantor on certain debt of Ellison related to the purchase by Ellison of EES. Such debt approximates $650 at September 30, 2000.

    CONTINGENCIES

    The Company is party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, that an unfavorable disposition would not have a material effect on the consolidated financial position, results of operations or liquidity of the Company.

13.  SUPPLY AGREEMENT

    On February 18, 1998, EWD entered into a five-year supply agreement with a major customer under which the customer will purchase product from EWD on a private label basis. The terms of the agreement stipulate that EWD will manufacture products for the customer in accordance with the customer's specifications in sufficient quantities under the customer's trademarks, tradenames and logos. During the term of the agreement, the customer agrees to purchase all of its requirements for products solely from EWD provided that EWD can meet those requirements.

          ELLISON WINDOWS & DOORS AND ELLISON EXTRUSION SYSTEMS, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

13.  SUPPLY AGREEMENT (CONTINUED)
    In exchange for the right to be the customer's exclusive supplier and for certain equipment and inventory transferred to EWD under the agreement, EWD issued the customer a $2,000 non-interest bearing note payable and agreed to provide $250 of replacement parts for products previously manufactured and sold by the customer. EWD recorded an intangible asset of $2,002 related to the supply agreement which represents the excess of the total consideration given by EWD over the appraised value of equipment and inventory received from the customer. This intangible asset is being amortized over the five-year term of the supply agreement as a reduction of sales. Such amortization totaled $300, $400 and $350 for the nine months ended September 30, 2000 and the years ended December 31, 1999 and 1998, respectively.

    In October 2000, the major customer to the supply agreement filed for Chapter 11 bankruptcy. As a result, the Company assessed the recoverability of certain intangibles and accounts receivable related to the supply agreement. Based upon current and estimated future undiscounted cash flows, the Company determined that a portion of these intangibles would not be recoverable. Accordingly, the Company has adjusted the carrying value of these assets to their estimated fair value and recorded an impairment charge of $951 and bad debt expense of $1,892 related to the outstanding receivables, both of which are classified in operating income as a special charge.

14.  DEFINED CONTRIBUTION PLAN

    The Company's employees participate in a savings plan, which qualifies under
Section 401(k) of the Internal Revenue Code. Participants are allowed to contribute up to a fixed percentage of their compensation with the Company making matching contributions, as determined by the board of directors, of up to 2.5% of compensation. The Company contributed $212, $240 and $211 to the plan for the nine month period ended September 30, 2000 and for the years ended December 31, 1999 and 1998, respectively.

15.  SUBSEQUENT EVENT

    On October 25, 2000, the Company was acquired by Atrium Companies, Inc. ("Atrium"), a company engaged in the manufacture and sale of windows, and various building materials throughout the United States, for approximately $125,000. The transaction was comprised of approximately $98,000 of cash and $27,000 of stock in Atrium's parent.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Heat, Inc. and Subsidiaries:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Heat, Inc. and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended
December 31, 1998, the periods ended December 31, 1997 and May 30, 1997 and the year ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Dallas, Texas
July 9, 1999

                          HEAT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                  DECEMBER 31,
                                                                                  MARCH 31,   --------------------
                                                                                    1999        1998       1997
                                                                                 -----------  ---------  ---------
                                                                                 (UNAUDITED)
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................................   $   1,143   $   4,178  $   1,708
  Cash held in escrow..........................................................          --          --      2,167
  Accounts receivable, net of allowance of $221, $343 and $231, respectively...       5,227       6,176      5,109
  Inventories..................................................................       6,710       6,017      5,630
  Prepaid expenses and other current assets....................................         966       1,085      1,998
  Deferred tax asset...........................................................         915         915        905
                                                                                  ---------   ---------  ---------
    Total current assets.......................................................      14,961      18,371     17,517
PROPERTY, PLANT AND EQUIPMENT, net.............................................       8,339       8,407      7,747
GOODWILL, net..................................................................      16,563      16,645     15,228
OTHER ASSETS...................................................................         673         760      1,024
DEFERRED FINANCING COSTS AND OTHER INTANGIBLES, net............................       1,427       1,499      1,756
                                                                                  ---------   ---------  ---------
      Total assets.............................................................   $  41,963   $  45,682  $  43,272
                                                                                  =========   =========  =========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt............................................   $   3,568   $   2,239  $   1,624
  Accounts payable.............................................................       1,775         843        892
  Accrued liabilities..........................................................       3,975       8,655      7,213
                                                                                  ---------   ---------  ---------
    Total current liabilities..................................................       9,318      11,737      9,729
Long-term debt.................................................................      20,468      20,805     24,869
Deferred tax liability.........................................................         468         468        203
Other long-term liabilities....................................................         309         152         --
                                                                                  ---------   ---------  ---------
    Total liabilities..........................................................      30,563      33,162     34,801
                                                                                  ---------   ---------  ---------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Class A common stock--authorized 5,000,000 shares at $.01 par value; issued
    and outstanding 1,312,500 shares...........................................          13          13         13
  Class B common stock--authorized 1,000,000 shares at $.01 par value; no
    shares issued and outstanding..............................................          --          --         --
  Warrants outstanding.........................................................         146         146        146
  Paid-in capital..............................................................       5,239       5,239      5,239
  Retained earnings............................................................       6,002       7,122      3,073
                                                                                  ---------   ---------  ---------
    Total stockholders' equity.................................................      11,400      12,520      8,471
                                                                                  ---------   ---------  ---------
      Total liabilities and stockholders' equity...............................   $  41,963   $  45,682  $  43,272
                                                                                  =========   =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                          HEAT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                           THE COMPANY                   THE COMPANY                   PREDECESSOR
                                   ----------------------------  ----------------------------  ----------------------------

                                   PERIOD ENDED   PERIOD ENDED    YEAR ENDED    PERIOD ENDED   PERIOD ENDED    YEAR ENDED
                                     MARCH 31,      MARCH 31,    DECEMBER 31,   DECEMBER 31,      MAY 30,     DECEMBER 31,
                                       1999           1998           1998           1997           1997           1996
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                           (UNAUDITED)
NET SALES........................    $  13,642      $  12,841      $  73,458      $  45,549      $  16,970      $  45,459
COST OF GOODS SOLD...............        8,970          7,587         41,780         26,501         10,345         25,959
                                     ---------      ---------      ---------      ---------      ---------      ---------
    Gross profit.................        4,672          5,254         31,678         19,048          6,625         19,500
                                     ---------      ---------      ---------      ---------      ---------      ---------

OPERATING EXPENSES:
  Selling, delivery, general and
    administrative...............        5,769          4,895         21,680         12,352          6,595         15,682
  Special charges................           --             --             --             --            785             --
  Amortization expense...........          182            162            685            391             --             --
                                     ---------      ---------      ---------      ---------      ---------      ---------
    Total operating expenses.....        5,951          5,057         22,365         12,743          7,380         15,682
                                     ---------      ---------      ---------      ---------      ---------      ---------
    Income (loss) from
      operations.................       (1,279)           197          9,313          6,305           (755)         3,818

INTEREST EXPENSE, net............          530            645          2,330          1,039             92             84
OTHER INCOME (EXPENSE)...........           29             52           (415)          (176)           166            446
                                     ---------      ---------      ---------      ---------      ---------      ---------
    Income (loss) before income
      taxes......................       (1,780)          (396)         6,568          5,090           (681)         4,180

    Provision (benefit) for
      income taxes...............         (660)          (120)         2,519          2,017           (298)         1,634
                                     ---------      ---------      ---------      ---------      ---------      ---------
NET INCOME (LOSS)................    $  (1,120)     $    (276)     $   4,049      $   3,073      $    (383)     $   2,546
                                     =========      =========      =========      =========      =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                          HEAT, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                    COMMON STOCK ISSUED(A)
                                                                              TREASURY STOCK
                                    ----------------------    PAID-IN    ------------------------     WARRANTS       RETAINED
                                     SHARES      AMOUNT       CAPITAL      SHARES       AMOUNT       OUTSTANDING     EARNINGS
                                    ---------  -----------  -----------  -----------  -----------  ---------------  -----------
PREDECESSOR
BALANCE, December 31, 1995........  2,011,088   $      41    $     430       57,876    $     (25)     $      --      $  17,684
  Stock options exercised.........         --          --           --       (5,300)           2             --             --
  Net income......................         --          --           --           --           --             --          2,546
                                    ---------   ---------    ---------    ---------    ---------      ---------      ---------
BALANCE, December 31, 1996........  2,011,088          41          430       52,576          (23)            --         20,230
  Stock options exercised.........         --          --           --       (4,463)           2             --
  Net loss........................         --          --           --           --           --             --           (383)
                                    ---------   ---------    ---------    ---------    ---------      ---------      ---------
BALANCE, May 30, 1997.............  2,011,088   $      41    $     430       48,113    $     (21)     $      --      $  19,847
                                    =========   =========    =========    =========    =========      =========      =========
===============================================================================================================================
THE COMPANY
BALANCE, May 31, 1997.............         --   $      --    $      --           --    $      --      $      --      $      --
  Issuance of common stock........  1,312,500          13        5,239           --           --             --             --
  Issuance of warrants............         --          --           --           --           --            146             --
  Net income......................         --          --           --           --           --             --          3,073
                                    ---------   ---------    ---------    ---------    ---------      ---------      ---------
BALANCE, December 31, 1997........  1,312,500          13        5,239           --           --            146          3,073
  Net income......................                                                                                       4,049
                                    ---------   ---------    ---------    ---------    ---------      ---------      ---------
Balance, December 31, 1998........  1,312,500          13        5,239           --           --            146          7,122
  Net loss (unaudited)............         --          --           --           --           --             --         (1,120)
                                    ---------   ---------    ---------    ---------    ---------      ---------      ---------
Balance, March 31, 1999
  (unaudited).....................  1,312,500   $      13    $   5,239           --    $      --      $     146      $   6,002
                                    =========   =========    =========    =========    =========      =========      =========


                                        TOTAL
                                    STOCKHOLDER'S
                                       EQUITY
                                    -------------
PREDECESSOR
BALANCE, December 31, 1995........    $  18,130
  Stock options exercised.........            2
  Net income......................        2,546
                                      ---------
BALANCE, December 31, 1996........       20,678
  Stock options exercised.........            2
  Net loss........................         (383)
                                      ---------
BALANCE, May 30, 1997.............    $  20,297
                                      =========
==================================
THE COMPANY
BALANCE, May 31, 1997.............    $      --
  Issuance of common stock........        5,252
  Issuance of warrants............          146
  Net income......................        3,073
                                      ---------
BALANCE, December 31, 1997........        8,471
  Net income......................        4,049
                                      ---------
Balance, December 31, 1998........       12,520
  Net loss (unaudited)............       (1,120)
                                      ---------
Balance, March 31, 1999
  (unaudited).....................    $  11,400
                                      =========

                          HEAT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                               THE COMPANY                   THE COMPANY                    PREDECESSOR
                                       ----------------------------  ----------------------------  ------------------------------

                                       PERIOD ENDED   PERIOD ENDED    YEAR ENDED    PERIOD ENDED   PERIOD ENDED     YEAR ENDED
                                         MARCH 31,      MARCH 31,    DECEMBER 31,   DECEMBER 31,      MAY 30,      DECEMBER 31,
                                           1999           1998           1998           1997           1997            1996
                                       -------------  -------------  -------------  -------------  -------------  ---------------
                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................    $  (1,120)     $    (276)     $   4,049      $   3,073      $    (383)      $   2,546
  Depreciation and amortization......          519            482          2,008          1,057            703           1,782
  Amortization of deferred debt
    discount.........................            5              5             21             12             --              --
  Loss/(gain) on disposal of
    property, plant and equipment....           --              5             31             --             44             (14)
  Changes in assets and liabilities:
    Accounts receivable..............          949            (60)        (1,067)         1,003           (391)           (272)
    Inventories......................         (694)          (990)          (387)         1,814           (784)           (740)
    Prepaid expenses and other
      current assets.................          119            110          1,177         (1,115)          (355)           (341)
    Deferred taxes, net..............           --             --            255            (21)
    Investments......................           --             --             --             --          5,393            (251)
    Other noncurrent assets..........           65             --             --             --           (122)           (391)
    Accounts payable.................          932            521            (50)        (1,405)           411             507
    Accrued liabilities..............       (4,679)          (400)           294            (67)           431             440
    Other, net.......................           (2)           (70)           (29)           (22)            --
                                         ---------      ---------      ---------      ---------      ---------       ---------
      Net cash (used in) provided by
        operating activities.........       (3,906)          (673)         6,302          4,329          4,947           3,266
                                         ---------      ---------      ---------      ---------      ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and
    equipment, net...................         (271)          (365)        (1,700)          (992)          (683)         (1,696)
  Acquisition of Thermal and Best
    Built............................           --             --             --        (30,122)            --              --
  Additional payment to seller.......           --                          (830)            --             --              --
                                         ---------      ---------      ---------      ---------      ---------       ---------
      Net cash used in investing
        activities...................         (271)          (365)        (2,530)       (31,114)          (683)         (1,696)
                                         ---------      ---------      ---------      ---------      ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Liquidation of consolidated escrow
    balances.........................           --          2,167          2,167             --             --              --
  Proceeds from borrowings in
    connection with acquisition of
    Thermal and Best Built...........           --             --             --         24,870             --              --
  Borrowing/(repayment) of debt......        1,142           (308)        (3,469)        (2,883)           (28)           (172)
  Issuance of common stock...........           --             --             --          5,252             --              --
                                         ---------      ---------      ---------      ---------      ---------       ---------
      Net cash (used in) provided by
        financing activities.........        1,142          1,859         (1,302)        27,239            (28)           (172)
                                         ---------      ---------      ---------      ---------      ---------       ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................       (3,035)           821          2,470            454          4,236           1,398
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD..........................        4,178          1,708          1,708          1,254          5,070           3,672
                                         ---------      ---------      ---------      ---------      ---------       ---------
  END OF PERIOD......................    $   1,143      $   2,529      $   4,178      $   1,708      $   9,306           5,070
                                         =========      =========      =========      =========      =========       =========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid during the period for--
    Interest.........................          532            595      $   2,325      $   1,574      $      40       $      84
    Income taxes.....................    $     921      $     112      $   1,282      $   2,202      $     404       $   1,255
  Noncash investing and financing
    activities--
    Capital expenditures included in
      accrued expenses...............           --                     $     312      $      --      $               $      --

  The accompanying notes are an integral part of these consolidated financial statements.

                          HEAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION:

    Heat, Inc. (the "Company"), a Delaware corporation, was incorporated on January 2, 1997 by HIG Capital Management and affiliated companies ("HIG") for the purpose of acquiring and owning Thermal Industries, Inc. ("Thermal"), based in Pittsburgh, Pennsylvania, and Best Built, Inc. ("Best Built"), based in Union Gap, Washington. The acquisitions were consummated effective May 30, 1997. The statements of operations for the period from January 1, 1997 to May 30, 1997 and the year ended December 31, 1996 only include the operations of Thermal as Thermal was deemed to be the predecessor company. The Company is engaged in the manufacture of vinyl-framed, made-to-order windows, replacement sliding doors, patio enclosures, vinyl porch decks and boat docks. The products are primarily sold to remodeling or home improvement contractors for use in residential remodeling through the Company's twenty-one branch locations. In addition, products are also sold to wholesale distributors for use in new construction.

    The purchase price of the acquisitions exceeded the fair value of the net assets acquired by approximately $17,273. Pursuant to the terms of the Best Built purchase agreement, the Company made an additional payment of $830 during 1998. In addition, in January 1999, the Company reached a settlement with shareholders dissenting to the merger. The settlement amount exceeded the previously recorded liability by approximately $673. Refer to Note 9 for further discussion.

2. SIGNIFICANT ACCOUNTING POLICIES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from previously estimated amounts.

    The consolidated financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited. In the opinion of management, the accompanying unaudited consolidated financial information and related notes thereto contain all adjustments consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial information as of March 31, 1999 and the operating results and cash flows for the three months ended March 31, 1999 and 1998. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

  BASIS OF CONSOLIDATION

    The accounts of the Company and its wholly-owned subsidiaries are included in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation. The reference to the periods ended December 31, 1997 and May 30, 1997 used throughout these consolidated financial statements, refer to the periods May 31, 1997 through December 31, 1997 and January 1, 1997 through May 30, 1997, respectively.

                          HEAT, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  INDUSTRY SEGMENT

    The Company operates in a single industry segment, the fabrication and distribution windows and related components.

  REVENUE RECOGNITION

    The Company manufactures the products noted above and provides separate installation services for customers that request such services under sales contracts that may require cash deposits. The Company records the sale of products upon transfer of title to the customer, which typically occurs upon shipment, and records revenue from installation projects when the projects are complete.

  CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of ninety days or less when purchased to be cash equivalents.

  ADVERTISING COSTS

    Advertising costs are expensed when incurred and were $185, $68, $61, and $80 for the year ended December 98, the periods ended December 31, 1997 and May 30, 1997, and the year ended December 31, 1996, respectively.

  CONCENTRATIONS OF CREDIT RISK

    Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of trade accounts receivable. The Company's customers are located in various regions of the United States. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. No customers accounted for approximately 10% of gross sales for the year ended December 31, 1998, the periods ended December 31, 1997 and May 30, 1997 and the year ended December 31, 1996.

  INVENTORIES

    Inventories are carried at the lower of first-in, first-out (FIFO) cost or market and consist of the following:

                                                                               DECEMBER 31,
                                                               MARCH 31,
                                                                  1999        1998       1997
                                                               -----------  ---------  ---------
                                                               (UNAUDITED)
Raw materials................................................   $   4,012   $   3,948  $   3,586
Work-in-process..............................................          69          69         73
Finished goods...............................................       2,629       2,000      1,971
                                                                ---------   ---------  ---------
                                                                $   6,710   $   6,017  $   5,630
                                                                =========   =========  =========

                          HEAT, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  ACCRUED LIABILITIES

    Accrued liabilities consisted of the following:

                                                                               DECEMBER 31,
                                                               MARCH 31,
                                                                  1999        1998       1997
                                                               -----------  ---------  ---------
                                                               (UNAUDITED)
Accrued payroll and benefits.................................   $   2,125   $   2,339  $   1,781
Accrued income taxes.........................................          92         900         56
Reserve for litigation settlement............................          --       2,840      2,167
Other accrued liabilities....................................       1,758       2,576      3,209
                                                                ---------   ---------  ---------
                                                                $   3,975   $   8,655  $   7,213
                                                                =========   =========  =========

  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Additions and improvements of significant items are capitalized while expenditures for maintenance and repairs are charged to operations as incurred. Provisions for depreciation are computed principally by the straight-line method based upon the estimated useful lives of the assets. Property, plant and equipment balances and useful lives are as follows:

                                                                                DECEMBER 31,
                                                             DEPRECIATION   --------------------
                                                                PERIOD        1998       1997
                                                            --------------  ---------  ---------
Land......................................................       N/A        $     334  $     334
Buildings and improvements................................    39.5 years        1,522      1,522
Furniture and office equipment............................    3-7 years           643        471
Machinery and equipment...................................    5-20 years        5,170      4,055
Autos and trucks..........................................    3-10 years        1,082        934
Leasehold improvements....................................  Life of lease         703        634
Construction-in-progress..................................       N/A              912        459
                                                                            ---------  ---------
                                                                               10,366      8,409
Less accumulated depreciation.............................                     (1,959)      (662)
                                                                            ---------  ---------
Property, plant and equipment, net........................                  $   8,407  $   7,747
                                                                            =========  =========

    Depreciation expense for the year ended December 31, 1998, the periods ended December 31, 1997 and May 30, 1997, and the year ended December 31, 1996 was $1,321, $662, $703 and $1,782, respectively.

  NONCOMPETE AND CONSULTING AGREEMENTS

    In connection with the acquisition of Best Built, the seller agreed not to compete with the Company for a period of five years in exchange for an initial payment of $150 and an additional payment of $125 during 1998. The cost of this agreement is being amortized using the straight-line method over its five-year contractual life. Additionally, the seller is being retained as a consultant for the Company through May 29, 1999, subject to extension upon mutual agreement of the Company and the seller.

                          HEAT, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  GOODWILL

    Goodwill is being amortized over forty years on a straight-line basis. Accumulated amortization was approximately $628 and $229 at December 31, 1998 and 1997, respectively. It is the Company's policy to review goodwill (and other intangible assets) for possible impairment on the basis of whether the carrying amount of such assets is fully recoverable from projected undiscounted net cash flows from the related business. If such review indicates that the carrying amount of goodwill and other intangible assets is not recoverable, then the Company's policy is to reduce the carrying amount of such assets to fair value.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    In accordance with Statement of Financial Accounting Standards (SFAS) No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, the following methods have been used in estimating fair value disclosures for significant financial instruments of the Company.

    Estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Since considerable judgment is required to interpret market data to develop the estimates of fair value, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange.

    Cash and cash equivalents, accounts receivable, accounts payable, and other current liabilities--The carrying amounts reported in the balance sheet for these accounts approximate the fair value due to their short maturities.

    Long-term debt--The fair value of the Company's debt approximates the carrying value since interest rates are variable for the maturity of the debt. Management believes the fixed rate debt is consistent with other financial instruments of similar rating and risk.

  TREASURY STOCK

    Treasury stock represents stock held principally for sale and issuance to employees. Purchases of treasury stock are recorded at cost. Sales of treasury stock are valued using the weighted average method. All treasury stock was eliminated as part of the acquisition of Thermal and Best Built by the Company.

                          HEAT, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

3. LONG-TERM DEBT:

    Long-term debt outstanding consisted of the following at December 31:

                                                                                1998       1997
                                                                              ---------  ---------
Unsecured note payable, 8.00% interest, principal payable in its entirety on
  May 29, 2000..............................................................  $   1,500  $   1,500

Pennsylvania Economic Development Financing Authority ("PEDFA") bonds, variable interest rate (recent interest rates ranging from 2.40% to
  3.15%), principal payable $100 annually through November 2004, with a $500
  payment due November 2005.................................................      1,100      1,200

Pennsylvania Industrial Development Authority ("PIDA") mortgage note, 3%
  interest, principal and interest payable in monthly installments of $8
  through July 2006.........................................................        653        723

Nations Credit Term Loan A, variable interest rate of 4.25% plus the
  Commercial Paper Rate (total rate of 9.17% at December 31, 1998),
  principal payable in quarterly installments through May 30, 2003..........     14,941     18,212

Nations Credit Term Loan B, variable interest rate of 6.50% plus the
  Commercial Paper Rate (total rate of 11.42% at December 31, 1998), principal payable in its entirety throughout the 12 months ended May 30,
  2004......................................................................      4,700      4,700

Various capital lease obligations at interest rates ranging from 10.91% to
  24.20% due in installments through 2003...................................        263        292
                                                                              ---------  ---------

                                                                                 23,157     26,627

Less--

  Deferred debt discount....................................................       (113)      (134)

  Current portion of long-term debt.........................................     (2,239)    (1,624)
                                                                              ---------  ---------

                                                                              $  20,805  $  24,869
                                                                              =========  =========

    Annual principal payments required under long-term debt obligations are as follows:

1999...............................................................  $   2,239
2000...............................................................      4,266
2001...............................................................      3,426
2002...............................................................      4,124
2003...............................................................      4,163
Thereafter.........................................................      4,939
                                                                     ---------
                                                                     $  23,157
                                                                     =========

    Debt issuance costs of approximately $1,204 were incurred in 1997 in connection with the Nations Credit agreement. In connection with the borrowings, warrants were issued to the lender to purchase 98,790 shares. The estimated value of those warrants of approximately $146 has been recorded as deferred debt discount and warrants outstanding. Amortization of the Nations Credit deferred financing costs and other intangible assets approximated $286 and $165 for the year ended December 31, 1998 and the period ended December 31, 1997, respectively.

                          HEAT, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

3. LONG-TERM DEBT: (CONTINUED)
    The Company maintains a $1,300 letter of credit and a $7,500 working capital facility with Nations Credit. At December 31, 1998 and 1997, no amounts were outstanding under these facilities.

    The Company is required to meet certain financial and other covenants in connection with the above obligations, including, among others, restrictions on new indebtedness, liens, minimum earnings before interest, taxes, depreciation and amortization, debt coverage and capital expenditures. The Company was in compliance with all of these covenants as of December 31, 1998. In addition, the obligations contain mandatory incremental prepayments if certain conditions are met such as, excess cash flow requirements (as defined), an equity transaction, or an asset sale. In connection therewith, the company paid $0, $1,853, $0 and $0 under these provisions for the year ended December 31, 1998, the periods ended December 31, 1997 and May 30, 1997 and the year ended December 31, 1996, respectively.

4. EMPLOYEE BENEFIT PLAN:

    Thermal maintains a qualified 401(k) and profit-sharing plan covering substantially all of its employees. Under the terms of the plan, the Company may contribute up to 25% of the first 8% of each employee's compensation contributed and may also make discretionary contributions to the plan. Total expense recorded by the Company was approximately $710, $687, $278 and $534 for the year ended December 31, 1998, the periods ended December 31, 1997 and May 30, 1997 and the year ended December 31, 1996, respectively.

    During 1998, Best Built implemented a qualified 401(k) plan. Under the terms of the plan, the Company may contribute up to 25% of the first 8% of each employee's compensation contributed. The total expense recorded by Best Built was $8 for the year ended December 31, 1998.

5. INCOME TAXES:

    The Company records the effect of income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), ACCOUNTING FOR INCOME TAXES. Taxes on income, as shown in the accompanying consolidated statements of operations, include the following components:

                                                   THE COMPANY                PREDECESSOR
                                             ------------------------  --------------------------

                                                            PERIOD
                                             YEAR ENDED      ENDED                    YEAR ENDED
                                              DECEMBER     DECEMBER    PERIOD ENDED    DECEMBER
                                                 31,          31,         MAY 30,         31,
                                                1998         1997          1997          1996
                                              ---------    ---------     ---------     ---------
Current provision (benefit):
  Federal..................................   $   2,202    $   1,765     $      15     $   1,403
  State....................................         254          273            95           227
                                              ---------    ---------     ---------     ---------
    Total current provision................       2,456        2,038           110         1,630
Deferred provision (benefit)...............          63          (21)         (408)            4
                                              ---------    ---------     ---------     ---------
    Total provision (benefit)..............   $   2,519    $   2,017     $    (298)    $   1,634
                                              =========    =========     =========     =========

                          HEAT, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

5. INCOME TAXES: (CONTINUED)
    The income tax rate on income before taxes differs from the federal statutory rate for the following reasons:

                                                   THE COMPANY               PREDECESSOR
                                             ------------------------  ------------------------

                                                            PERIOD
                                             YEAR ENDED      ENDED       PERIOD     YEAR ENDED
                                              DECEMBER     DECEMBER       ENDED      DECEMBER
                                                 31,          31,        MAY 30,        31,
                                                1998         1997         1997         1996
                                              ---------    ---------    ---------    ---------
Tax provision based on the federal
  statutory rate...........................   $   2,235    $   1,715    $    (231)   $   1,421
State income taxes, net of federal
  benefit..................................         168          232          (27)         150
Nondeductible goodwill.....................         101           58           --           --
Other......................................          15           12          (40)          63
                                              ---------    ---------    ---------    ---------
    Total provision........................   $   2,519    $   2,017         (298)   $   1,634
                                              =========    =========    =========    =========

    The components of the Company's deferred tax accounts are as follows at December 31:

                                                                                 1998       1997
                                                                               ---------  ---------
Depreciation.................................................................  $    (368) $    (163)
Vacation accrual.............................................................        318        151
Accrued bonuses..............................................................         75        136
Warranty accrual.............................................................        257        225
Inventory and bad debt reserve...............................................        199        143
Amortization of goodwill.....................................................       (100)       (40)
Other nondeductible accruals.................................................         66        250
                                                                               ---------  ---------
Net deferred tax asset.......................................................  $     447  $     702
                                                                               =========  =========
Deferred tax asset, current..................................................  $     915  $     905
Deferred tax liability, long-term............................................       (468)      (203)
                                                                               ---------  ---------
                                                                               $     447  $     702
                                                                               =========  =========

6. STOCKHOLDERS' EQUITY:

  VOTING RIGHTS

    The holders of the Class A Common Stock are entitled to one vote for each share of stock held. The holders of Class B Common Stock are not entitled to vote, except as otherwise required by applicable law, in which case holders of Class B Common Stock shall vote as a single class.

  DIVIDENDS AND LIQUIDATION RIGHTS

    The Board of Directors of the Company may pay dividends to both the Class A and Class B holders out of funds legally available for payments of dividends. In the event of liquidation, the holders of Class A and Class B stock shall be entitled to share ratably, according to the number of shares of Common Stock held by them, in all assets of the Company available for distribution to its stockholders.

                          HEAT, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

6. STOCKHOLDERS' EQUITY: (CONTINUED)
  CONVERSION

    Each share of Class A Common Stock is convertible into one share of Class B Common Stock, and vice versa.

7. STOCK OPTION PLANS:

    In October 1984, Thermal adopted an incentive stock option plan (the "Old Plan") for its key employees. Options granted under the Old Plan were granted with an exercise price that equaled or exceeded fair market value of Thermal's common stock at the date of grant.

    Ten years from the date the Old Plan was adopted, the Old Plan was terminated. However, all rights created under options granted continued until such options were excercised or expired. In connection with acquisition of Thermal and Best Built by the Company, all options under the Old Plan were exercised.

    On May 30, 1997, the Company adopted a stock option plan pursuant to the Heat, Inc. 1997 Stock Purchase and Option Plan (the "Plan") for its key employees, directors, consultants and advisers. The option plan provides for the grant of up to 250,000 shares of common stock. Under the Plan, certain employees have received incentive options under the Internal Revenue Service Code
Section 422, while others have received nonqualified stock options in accordance with the Plan.

    Generally, all options issued under the Plan vest equally in 25% annual increments over the four-year period subsequent to the grant date. All options become fully vested upon a sale of the Company and must be exercised in connection with the sale of the Company or they shall be forfeited. Options were granted with an exercise price that equalled or exceed fair value of the Company's common stock. Options for 22,500 shares were granted at the time of acquisition, which vest between 1998 and 2005 based upon the Company's future operating results. The outstanding stock options under the Plan have an average remaining contractual life of ten years at December 31, 1998.

    Stock option transactions are summarized as follows:

                                                   THE COMPANY               PREDECESSOR
                                             ------------------------  ------------------------
                                                            PERIOD       PERIOD
                                             YEAR ENDED      ENDED        ENDED     YEAR ENDED
                                             DECEMBER 31,   DECEMBER     MAY 30,     DECEMBER
                                                1998       31, 1997       1997       31, 1996
                                             -----------  -----------  -----------  -----------
Outstanding options, beginning of period...      86,555           --       35,500       15,900
Granted....................................      17,500       86,555           --       20,000
Exercised..................................          --           --         (800)        (400)
                                              ---------    ---------    ---------    ---------
Outstanding options, end of period.........     104,055       86,555       34,700       35,500
                                              =========    =========    =========    =========

Weighted average exercise price of options
  exercised................................   $      --    $      --    $    3.00    $    3.00
Weighted average exercise price of options
  granted..................................   $   18.29    $    4.64    $      --    $    8.75
Weighted average exercise price, end of
  period...................................   $    6.93    $    4.64    $    6.31    $    6.24
Options exercisable, end of period.........      21,639           --       28,434       29,234
Options available for future grant.........     145,945      163,445           --           --

                          HEAT, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

7. STOCK OPTION PLANS: (CONTINUED)
    The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following range of assumptions used for option grants occurring during the year ended December 31, 1998 and the period ended December 31, 1997:

                                                                                                   1998       1997
                                                                                                 ---------  ---------
Volatility.....................................................................................         0%         0%
Risk-free interest rate........................................................................      5.27%      5.81%
Expected life in years.........................................................................        5.0        5.0
Dividend yield.................................................................................         0%         0%

    The following table summarizes information about stock options outstanding at December 31, 1998:

                            OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                 ------------------------------------------  -----------------------
                              WEIGHTED AVERAGE   WEIGHTED                 WEIGHTED
                                 REMAINING        AVERAGE                  AVERAGE
   RANGE OF        NUMBER           LIFE         EXERCISE      NUMBER     EXERCISE
EXERCISE PRICES  OUTSTANDING      (MONTHS)         PRICE     EXERCISABLE    PRICE
---------------  -----------  ----------------  -----------  ----------  -----------
     $4.00           79,055         101          $    4.00      19,764    $    4.00
 $10.00-$12.00       17,500       107-119        $   11.71         750    $   11.33
    $20.00            2,500         119          $   20.00          --           --
    $30.00            5,000         116          $   30.00          --           --
                 ----------
                    104,055

    In October 1995, the Financial Accounting Standards Board issued STATEMENT OF FINANCIAL ACCOUNTING STANDARD ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS No. 123 encourages a fair-value based method of accounting for employee stock options and similar equity instruments. SFAS No. 123 also allows an entity to continue to account for stock-based employee compensation using the intrinsic value for equity instruments using APB Opinion No. 25. As provided for in SFAS No. 123, the Company elected to continue the intrinsic value method of expense recognition. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation expense for the stock option plans been determined consistent with the provisions of SFAS No. 123, the Company's net income for the year ended December 31, 1998, the periods ended December 31, 1997 and May , 1997 and the year ended December , 1996 would not have been materially different.

    In connection with acquisition transactions discussed in Note 1, the Company also sold 45,000 shares (Class A) to certain employees, at the fair market value as determined by management and based on the value of the merger transaction. These shares and any shares issued under the stock option plan, as described above, are subject to certain terms and conditions including, among others, restrictions on transfer, repurchase rights and a put feature.

    In connection with the sale of the Company (see Note ), all options outstanding under the Plan were exercised and the Plan was terminated.

8. RELATED PARTY TRANSACTIONS:

    In connection with the merger, the Company agreed to pay a management fee to HIG. These fees totaled approximately $400 and $239 for the year ended
December 31, 1998 and the period ended

                          HEAT, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

8. RELATED PARTY TRANSACTIONS: (CONTINUED)
December 31, 1997, respectively, and are classified as management fees in the accompanying consolidated statements of operations.

    The Company leases certain facilities in Pittsburgh, Pennsylvania from two members of the board of directors of the Company. Rental expense for these facilities totaled approximately $137, $78, $56 and $134 for the year ended December 31, 1998, the periods ended December 31, 1997 and May 30, 1997 and the year ended December 31, 1996, respectively.

9. FUTURE LEASE OBLIGATIONS:

    Future minimum lease payments under operating leases for the Company's main locations and twenty-one branch locations that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1998 are:

1999................................................................  $   1,399
2000................................................................      1,329
2001................................................................        766
2002................................................................        528
2003................................................................        350
Thereafter..........................................................        725
                                                                      ---------
                                                                      $   5,097
                                                                      =========

    Rental expense amounted to approximately $1,523, $685, $426 and $867 for the year ended December 31, 1998, the periods ended December 31, 1997 and May 30, 1997 and the year ended December 31, 1996, respectively.

10. COMMITMENTS AND CONTINGENCIES:

    The Company is currently a defendant in a lawsuit claiming that the Company is liable and negligent in the design and manufacture of windows installed in a large condominium project. The case is currently in mediation with a scheduled trial date of May 1999. Management is of the opinion that the ultimate resolution of this matter, after considering its insurance coverage and based on discussions with outside legal counsel, will not have a material adverse effect on the Company's financial condition or its results of operation.

    The Company is involved in various other claims and litigation incidental to the conduct of its business. Based on consultation with legal counsel, management does not believe that any claims or litigation to which the Company is a party will have a material adverse effect on the Company" financial condition or results of operations.

11. SPECIAL CHARGES:

    Included in special charges in the Consolidated Statement of Operations for the period ended May 1997 are transportation expenses (primarily consisting of legal and investment banker fees) paid by Thermal totaling $785.

                          HEAT, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

12. THERMAL AND BEST BUILT TRANSACTIONS:

    On May 30, 1997, the Company acquired all of the common stock of Thermal and Best Built. The components of the purchase price are as follows:

Cash and cash equivalents..........................................................  $   1,254
Accounts receivable, net...........................................................      6,212
Inventories........................................................................      7,344
Prepaid expenses and other current assets..........................................      1,542
Property, plant and equipment......................................................      7,050
Goodwill...........................................................................     15,960
Other long term assets.............................................................      1,301
Current liabilities................................................................     (7,467)
Long-term liabilities..............................................................     (3,074)
                                                                                     ---------
  Total purchase price.............................................................  $  30,122
                                                                                     =========

    The purchase price of $30,122 was financed with net debt proceeds of $24,870.

13. SUBSEQUENT EVENT:

    In connection with the acquisition of Thermal by the Company, certain shareholders of Thermal exercised their rights to dissent from the merger and to demand payment of the fair value of their shares. Pursuant to the terms of the merger, each share of Thermal stock was converted into the right to receive a cash payment per share, based on the price per share accepted by the nondissenting shareholders. The dissenting shareholders asserted that they have certain rights to seek appraisals of the fair value of their shares. In the aggregate, the dissenting shareholders were the beneficial owners of 144,186 shares of Thermal. On January 22, 1999, the Company entered into a Settlement and Release Agreement with the dissenting shareholders to pay $2,840 in exchange for all their shares held. A liability for $2,167 reflecting the anticipated settlement amount had been previously recorded in the accompanying consolidated balance sheet at December 31, 1997. As a result of the final settlement of this matter, the liability was increased to $2,840 and was paid out in January 1999. This additional amount was reflected as an increase to goodwill.

    In connection with the Best Built acquisition, the Company paid the seller an additional $830 in 1998 as a result of Best Built achieving a defined gross profit level for the 12-month period ended May 31, 1998. This additional amount was reflected as an increase to goodwill.

    On April 20, 1999, the Company was acquired by Atrium Companies, Inc., a company engaged in the manufacture and sales of doors, windows, and various building materials throughout the United States, for approximately $85,000.

                                                                PAGE
                                                              --------
                INDEX TO FINANCIAL STATEMENT SCHEDULES

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
Report of Independent Accountants...........................     S-2

Atrium Corporation..........................................     S-3

    All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Atrium Corporation

    Our audits of the financial statements of Atrium Corporation referred to in our report dated January 15, 2001, appearing in this Registration Statement also included an audit of the related financial statement schedule. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PricewaterhouseCoopers LLP
Dallas, Texas
January 15, 2001

                               ATRIUM CORPORATION
                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                               COLUMN C--
                                               ADDITIONS
                                              ------------
                                 COLUMN B--       (1)            (2)
                                 BALANCE AT    CHARGED TO     ACQUIRED       COLUMN D--      COLUMN E--
                                 BEGINNING     COSTS AND       THROUGH       DEDUCTIONS      BALANCE AT
     COLUMN A--DESCRIPTION       OF PERIOD    EXPENSES (A)   ACQUISITION   WRITE-OFFS (B)   END OF PERIOD
-------------------------------  ----------   ------------   -----------   --------------   -------------
Allowance for doubtful
  accounts:
  Year ended December 31,
    1997.......................     $830         $1,791          $ --          $(1,896)        $  725
  Year ended December 31,
    1998.......................     $725         $3,059          $ --          $(3,006)        $  778
  Year ended December 31,
    1999.......................     $778         $3,990          $344          $(3,442)        $1,670

------------------------

(a) includes $2,867, $2,832 and $1,731, respectively for 1999, 1998 and 1997 sales returns and allowances.

(b) net of recoveries.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ATRIUM CORPORATION

                               OFFER TO EXCHANGE

                            ANY AND ALL OUTSTANDING

                          15% SENIOR PAY-IN-KIND NOTES

                             DUE 2010, SERIES A FOR

                          15% SENIOR PAY-IN-KIND NOTES

                               DUE 2010, SERIES B

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                           , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION UNDER THE DELAWARE GENERAL CORPORATION LAW

    Section 145(a) of the Delaware General Corporation Law (the "DGCL"), provides that a Delaware corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than any action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe the person's conduct was unlawful. In addition, Section 145(b) of the DGCL provides that a Delaware corporation may similarly indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by her or him, including attorneys' fees, in connection with the defense or settlement of any action or suit if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the court in which such action or suit was brought determines upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper. Section 145 of the DGCL provides to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and
(b) of Section 145 or in the defense of any claim, issue, or matter therein, the person shall be indemnified against any expenses actually and reasonably incurred by her or him in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Section 102(b)(7) of the DGCL provides that a certificate of incorporation of a corporation may contain provisions eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provisions may eliminate or limit the liability of a director for (i) breaching of the director's duty of loyalty to the corporation or its shareholders, (ii) failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, (iii) paying a dividend or approving a stock repurchase which was illegal, or (iv) obtaining an improper personal benefit from any transaction. Provisions of this type have no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. In addition, these provisions will not limit the liability of directors and officers under the federal securities laws of the United States. Atrium Corporation's certificate of incorporation contains such provisions.

INDEMNIFICATION UNDER THE BY-LAWS OF ATRIUM CORPORATION

    The By-Laws of Atrium Corporation provide that Atrium Corporation shall indemnify any officer or director, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding to the full extent permitted by law. The By-Laws further provide that Atrium Corporation shall reimburse any director or officer for expenses, including attorneys fees, incurred by her or him in defending any civil, criminal, administrative or investigative action, suit or proceeding to the extent that such director or officer is successful on the merits in defense of any such action. Additionally, the By-Laws provide that Atrium Corporation shall pay expenses incurred in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses if it is ultimately determined that such director or officer is not entitled to be indemnified by Atrium Corporation against such expenses.

INDEMNIFICATION AGREEMENTS

    Pursuant to the indemnification agreements entered into with certain of Atrium Corporation's officers and directors, Atrium Corporation agreed to indemnify such officers and directors to the full extent permitted by the DGCL, and to advance reasonable expenses, if either of them becomes a party to or, witness or other participant in any threatened, pending or completed action, suit or proceeding, by reason of any occurrence related to the fact that the person was a director, officer, employee, agent or fiduciary of Atrium Corporation, Atrium Corporation's subsidiary or, at the request of Atrium Corporation, of another entity, unless a reviewing party, either outside counsel or a director or directors appointed by Atrium Corporation's board of directors, determines that the person would not be entitled to indemnification under applicable law, or that the person's requested advanced expenses are not reasonable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

         1.1 Purchase Agreement, dated as of October 25, 2000, among D and W Holdings Inc. and the Purchasers named therein (3)

         2.1            Second Amended and Restated Purchase Agreement, dated as of
                        October 17, 2000, among The Ellison Company, Inc., Atrium
                        Companies, Inc. and D and W Holdings, Inc. (3)

         2.2            Agreement and Plan of Merger, dated as of October 25, 2000, between D and W Holdings, Inc. and Atrium Corporation (2)

         3.1            Amended and Restated Certificate of Incorporation of D and W
                        Holdings, Inc. (2)

         3.2            Certificate of Amendment to the Amended and Restated
                        Certificate of Incorporation of
                        D and W Holdings, Inc. (2)

         3.3            Bylaws of D and W Holdings, Inc. (2)

         4.1            Form of Indenture, between D and W Holdings, Inc. and State
                        Street Bank and Trust Company (2)

         4.2            Exchange and Registration Rights Agreement, dated as of
                        October 25, 2000, among
                        D and W Holdings, Inc. and the Purchasers named therein (3)

         4.3            Registration Rights and Stockholders Agreement, dated as of
                        October 25, 2000, among
                        D and W Holdings, Inc., GE Investment Private Placement
                        Partners II and the Purchasers named therein (3)

         4.4            Indenture, dated as of May 17, 1999, among Atrium Companies,
                        Inc., the Guarantors named therein and State Street Bank and
                        Trust Company (4)

         4.5            First Supplemental Indenture, dated as of October 25, 2000, to the Indenture dated May 17, 1999, among Atrium Companies,
                        Inc., the Guarantors named therein and State Street Bank and
                        Trust Company (2)

         4.6 Registration Rights Agreement, dated as of May 17, 1999, among Atrium Companies, Inc., the Guarantors named therein and Merrill Lynch & Co., Merrill Lynch, Pierce Fenner &
                        Smith Incorporated (4)

         5.1 Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality (1)

        10.1 Asset Purchase Agreement, dated as of August 30, 2000, between Atrium Companies, Inc. and Woodgrain Millwork,
                        Inc. (2)

        10.2            Asset Purchase Agreement, dated as of June 30, 2000, among
                        Atrium Companies, Inc., Wing Industries, Inc. and Premdor
                        Corporation (2)

        10.3            Amendment No. 1 to the Stock Purchase Agreement, dated as of
                        May 17, 1999, to the Stock Purchase Agreement dated as of
                        April 20, 1999, among Heat, Inc., shareholders and
                        optionholders named therein, H.I.G. Vinyl, Inc., H.I.G.
                        Investment Fund, L.P., H.I.G. Capital Management, Inc. and
                        Atrium Companies, Inc. (4)

        10.4            Stock Purchase Agreement, dated as of May 10, 1999, between
                        Champagne Industries, Inc. and Atrium Companies, Inc. (4)

        10.5            Stock Purchase Agreement, dated as of April 20, 1999, among
                        Heat, Inc., the shareholders and optionholders named
                        therein, H.I.G. Vinyl, Inc., H.I.G. Investment Fund L.P.,
                        H.I.G. Capital Management, Inc. and Atrium Companies,
                        Inc. (4)

        10.6            Asset Purchase Agreement, dated as of March 4, 1998, among
                        Masterview Window Company, LLC, Atrium Companies, Inc. and,
                        for the limited purposes set forth therein, BancBoston
                        Ventures, Inc. (6)

        10.7            Lease Agreement, dated as of November 18, 1999, between
                        Delaware Frame (Tx), LP and Atrium Companies, Inc. (2)

        10.8            Lease Agreement, dated as of November 18, 1999, between
                        Delaware Pane (Tx), LP and Atrium Companies, Inc. (2)

        10.9            Lease Agreement, dated May 3, 1994, between John G.B.
                        Ellison, Jr. and The Ellison Company, Inc. (2)

        10.10           First Amendment to Lease Agreement between John G.B.
                        Ellison, Jr. and The Ellison Company, Inc. (2)

        10.11           Second Amendment to Lease Agreement between John G.B.
                        Ellison, Jr. and The Ellison Company, Inc. (2)

        10.12           Third Amendment to Lease Agreement between John G.B.
                        Ellison, Jr. and The Ellison Company, Inc. (2)

        10.13           Lease Agreement, dated May 3, 1994, between John G.B.
                        Ellison and VES, Inc. (d/b/a) Ellison Extrusion Systems,
                        Inc. (2)

        10.14           First Amendment to Lease Agreement between John G.B. Ellison and VES, Inc. (d/b/a) Ellison Extrusion Systems, Inc. (2)

        10.15           Second Amendment to Lease Agreement between John G.B.
                        Ellison and VES, Inc. (d/b/a) Ellison Extrusion Systems,
                        Inc. (2)

        10.16           Third Amendment to Lease Agreement, between John G.B.
                        Ellison and VES, Inc. (d/b/a) Extrusion Systems, Inc. (2)

        10.17           Employment Agreement, dated as of December 31, 2000, among
                        Atrium Corporation, Atrium Companies, Inc. and Jeff L.
                        Hull (2)

        10.18 Agreement and Release, dated as of December 31, 2000, between Frank Sheeder and Atrium Corporation (2)

        10.19           Employment Agreement, dated as of January 1, 2001, between
                        Atrium Corporation and Eric W. Long (2)

        10.20           Employment and Non-Competition Agreement, dated as of
                        January 24, 2000, between Atrium Companies, Inc. and Robert
                        E. Burns (2)

        10.21           Consulting, Non-Competition and Non-Solicitation Agreement,
                        dated as of October 25, 2000, between Atrium Companies, Inc.
                        and John Ellison, Jr. (2)

        10.22           Side Letter Agreement, dated as of October 25, 2000, between
                        Atrium Companies, Inc. and John Ellison Jr. (2)

        10.23 Employment and Non-Competition Agreement, dated as of October 25, 2000, between Atrium Companies, Inc. and C.
                        Douglas Cross (2)

        10.24           Buy-Sell Agreement, dated October 25, 2000, among D and W
                        Holdings, Inc., C. Douglas Cross and GE Investment Private
                        Placement Partners II (2)

        10.25 Exchange and Subscription Agreement, dated July 31, 2000, among D and W Holdings, Inc., GE Investment Private
                        Placement Partners II and Ardatrium L.L.C. (2)

        10.26           Subscription Agreement, dated as of August 15, 2000, between
                        D and W Holdings, Inc. and GE Investment Private Placement
                        Partners II (2)

        10.27           Subscription Agreement, dated as of October 25, 2000, among
                        D and W Holdings, Inc. and GE Investment Private Placement
                        Partners II (2)

        10.28           Subscription Agreement, dated as of October 25, 2000, among
                        D and W Holdings, Inc. and The Ellison Company, Inc. (2)

        10.29           Subscription Agreement, dated as of October 25, 2000, among
                        D and W Holdings, Inc. and Atrium Co-Capital Partners,
                        LLC (2)

        10.30           Management Subscription Agreement, dated as of October 25,
                        2000, among D and W Holdings, Inc. and C. Douglas Cross,
                        Mike Cornwell and Dennis K. Barnes (2)

        10.31           Purchase Agreement, dated as of May 10, 1999, among Atrium
                        Companies, Inc., the Guarantors named therein and Merrill
                        Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated (4)

        10.32           Joinder Agreement to Purchase Agreement, dated as of May 10,
                        1999, by and among Heat, Inc., H.I.G. Vinyl, Inc., Champagne
                        Industries, Inc., Thermal Industries, Inc., Best Built, Inc.
                        and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
                        Smith Incorporated (4)

        10.33           Restricted Stock Agreement, dated October 25, 2000, between
                        D and W Holdings, Inc. and Ardshiel, Inc. (2)

        10.34           Side Letter Agreement, dated as of October 24, 2000, among D and W Holdings, Inc., Atrium Corporation and Atrium
                        Companies, Inc. (2)

        10.35           Amended and Restated Stockholders Agreement, dated October
                        25, 2000, among
                        D and W Holdings, Inc. and each of the stockholders signatories thereto (2)

        10.36 Contribution Agreement, dated as of October 25, 2000, between D and W Holdings, Inc. and Atrium Companies,
                        Inc. (2)

        10.37 Contribution Agreement, dated as of October 25, 2000, between Atrium Corporation and Atrium Companies, Inc. (2)

        10.38           Restated and Amended Tax Sharing Agreement, dated as of
                        October 25, 2000, D and W Holdings, Inc., Atrium Companies,
                        Inc. and the direct and indirect subsidiaries of Atrium
                        Companies, Inc. signatories thereto (2)

        10.39           Employment Agreement, dated as of January 8, 1998, between
                        Door Holdings, Inc. and Cliff Darby (5)

        10.40           Buy-Sell Agreement, dated as of October 2, 1998, among D and
                        W Holdings, Inc., GE Investment Private Placement Partners
                        II and Cliff Darby (5)

        10.41           D and W Holdings, Inc. 1998 Stock Option Plan (5)

        10.42           Amendment No. 1 to D and W Holdings, Inc. 1999 Stock Option
                        Plan, dated as of May 17, 1999 (4)

        10.43           D and W Holdings, Inc. 1998 Replacement Stock Option
                        Plan (5)

        10.44           Amendment No. 1 to D and W Holdings, Inc. 1998 Replacement
                        Stock Option Plan, dated as of May 17, 1999, to the D and W
                        Holdings, Inc. Replacement Stock Option Plan (4)

        10.45           Agreement and Release, dated as of March 31, 1999, among
                        Randall S. Fojtasek, D and W Holdings, Inc., Atrium
                        Corporation, Atrium Companies, Inc., Ardshiel, Inc., GE
                        Private Placement Partners II, a Limited Partnership, and the parties named therein (5)

        10.46           Escrow Agreement, dated April 20, 1999, among Atrium
                        Companies, Inc., H.I.G. Vinyl, Inc. and Bank One, Texas,
                        N.A. (4)

        10.47           Escrow Agreement, dated as of October 25, 2000, among Atrium
                        Companies, Inc., The Ellison Company, Inc. and Bank One,
                        Texas, N.A. (2)

        10.48           Escrow Agreement, dated as of May 17, 1999, among Atrium
                        Companies, Inc., Champagne Industries, Inc. the selling stockholders named therein and Bank One, Texas, N.A. (4)

        10.49           Amended and Restated Management Agreement, dated as of May
                        17, 1999, among Ardshiel, Inc., D and W Holdings, Inc.,
                        Atrium Corporation and Atrium Companies, Inc. (4)

        10.50           First Amended and Restated Credit Agreement, dated as of
                        October 25, 2000, among Atrium Companies, Inc. and the
                        Guarantors Party thereto, Merrill Lynch & Co., Merrill
                        Lynch, Pierce, Fenner & Smith Incorporated, as Lead Arranger
                        and Syndication Agent, BankOne, Texas, N.A. as Documentation
                        Agent and Fleet National Bank, as Administrative Agent and
                        the Lenders Party thereto (3)

        10.51 Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Daniel T. Morley (2)

        10.52 Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and James G. Turner (2)

        10.53 Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Jeff L. Hull (2)

        10.54 Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Nimrod Natan (2)

        10.55 Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Andreas Hildebrand (2)

        10.56 Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and John Deterding (2)

        10.57 Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Robert E. Burns (2)

        10.58 Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Louis W. Simi, Jr. (2)

        10.59 Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Roger A. Knight (2)

        10.60 Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Eric W. Long (2)

        10.61 Indemnification Agreement, dated as of October 25, 2000, between D and W Holdings, Inc. and John Ellison, Jr. (2)

        10.62 Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Cliff Darby (2)

        10.63 Indemnification Agreement, dated as of October 25, 2000, between D and W Holdings, Inc. and Dennis M. McCormick (2)

        10.64 Indemnification Agreement, dated as of October 25, 2000, between Atrium Corporation and C. Douglas Cross (2)

        12.1            Computation of Ratio of Earnings to Fixed Charges (2)

        21.1            Subsidiaries of Atrium Corporation (2)

        23.1            Consent of PricewaterhouseCoopers LLP (2)

        23.2 Consent of Paul, Hastings, Janofsky & Walker LLP (included in exhibit 5.1)

        24.1            Powers of Attorney (included in part II of the Registration
                        Statement on signature page)

        25.1            Statement of Eligibility (2)

        99.1            Form of Letter of Transmittal (1)

        99.2            Form of Notice of Guaranteed Delivery (1)

------------------------

(1) To be filed by amendment.

(2) Filed herewith.

(3) Incorporated by reference from Atrium Companies, Inc.'s Report on Form 8-K, dated October 24, 2000 and filed on November 9, 2000.

(4) Filed with Atrium Companies, Inc.'s Registration Statement on Form S-4 dated July 15, 1999, SEC File No. 333-82921.

(5) Incorporated by reference from Atrium Companies, Inc.'s Report on Form 10-K dated March 31, 1999 and filed on April 15, 1999.

(6) Incorporated by reference from Atrium Companies, Inc.'s Report on Form 8-K, dated March 27, 1998 and filed on April 13, 1998.

(7) Incorporated by reference from Atrium Companies, Inc.'s Report on form 10-K, dated March 31, 1998.

(8) Incorporated by reference from Atrium Companies, Inc.'s Registration Statement on Form S-4, dated April 4, 1997, SEC File No. 333-20095.

FINANCIAL STATEMENT SCHEDULES

    All financial statement schedules included herein are listed in the Index to Financial Statements.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that:

        (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by then is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Atrium Corporation has duly caused this Registration Statement to be signed by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 22nd day of January, 2001.

                                                       ATRIUM CORPORATION

                                                       By:               /s/ JEFF L. HULL
                                                            -----------------------------------------
                                                                           Jeff L. Hull
                                                                PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                                          AND DIRECTOR

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jeff L. Hull, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                  CAPACITY                   DATE
                      ---------                                  --------                   ----
                  /s/ JEFF L. HULL
     -------------------------------------------       President, Chief Executive     January 22, 2001
                    Jeff L. Hull                         Officer and Director

                  /s/ ERIC W. LONG
     -------------------------------------------       Chief Financial Officer,       January 22, 2001
                   Eric W. Long                          Secretary and Treasurer

                /s/ DANIEL T. MORLEY
     -------------------------------------------       Director                       January 22, 2001
                 Daniel T. Morley

                 /s/ ROGER A. KNIGHT
     -------------------------------------------       Director                       January 22, 2001
                  Roger A. Knight

                 /s/ JAMES G. TURNER
     -------------------------------------------       Director                       January 22, 2001
                  James G. Turner

               /s/ DENNIS M. MCCORMICK
     -------------------------------------------       Director                       January 22, 2001
                Dennis M. McCormick